Exhibit 10.1

EXECUTION VERSION

Dated 4 June 2025

INSPIRED ENTERTAINMENT HOLDINGS LLC

as Topco

DMWSL 633 LIMITED

as Original Company

DMWSL 631 LIMITED

as Successor Company

and

INSPIRED ENTERTAINMENT (FINANCING) PLC

as Original Issuer

provided by

THE FINANCIAL INSTITUTIONS listed in

Part 3 of SCHEDULE 1 (The Original Parties)

as Original Noteholders

with

GLOBAL LOAN AGENCY SERVICES LIMITED

acting as Agent

and

GLAS TRUST CORPORATION LIMITED

acting as Security Agent

SENIOR NOTES PURCHASE AGREEMENT

Davis Polk & Wardwell London LLP

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34.	Set-Off	221
35.	Notices	221
36.	Calculations and certificates	225
37.	Partial invalidity	225
38.	Remedies and waivers	225
39.	Amendments and waivers	226
40.	Confidential Information	243
41.	Confidentiality of Funding Rates and Reference Bank Quotations	247
42.	Disclosure of Noteholder details by Agent	249
43.	Counterparts	251
44.	Governing law	251
45.	Enforcement	251
SCHEDULE 1 The Original Parties		252
	Part 1 The Original Issuer	252
	Part 2 The Original Guarantors	252
	Part 3 The Original Noteholders	253
SCHEDULE 2 Conditions precedent		254
	Part 1 Conditions precedent to initial subscription	254
	Part 2 Conditions precedent required to be delivered by an Additional Obligor	257
SCHEDULE 3 Requests and Notices		260
	Part 1 Subscription Request – Notes	260
	Part 2 Selection Notice	262
	Part 3 Agreed Certain Funds Period Notice	263
	Part 4 Form of Debt Transfer Notice	264
SCHEDULE 4 Form of Transfer Certificate		266
SCHEDULE 5 Form of Assignment Agreement		269
SCHEDULE 6 Form of Accession Deed		272
SCHEDULE 7 Form of Resignation Letter		275
SCHEDULE 8 Form of Compliance Certificate		276
SCHEDULE 9 Timetables		277
SCHEDULE 10 Agreed Security Principles		278
SCHEDULE 11 Form of Increase Confirmation		291
SCHEDULE 12 Forms of Notifiable Debt Purchase Transaction Notice		294
	Part 1 Form of Notice on Entering into Notifiable Debt Purchase Transaction	294
	Part 2 Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with an Investor Affiliate	295
SCHEDULE 13 Form of Incremental Series Notice		296

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THIS AGREEMENT is dated 4 June 2025 and made between:

(1)	INSPIRED ENTERTAINMENT HOLDINGS LLC, a limited liability company formed in Delaware with registered number 10197868 (the “Topco”);

(2)	DMWSL 633 LIMITED, a private limited liability company incorporated in England and Wales with registered number 07176544 (the “Original Company”);
(3)	DMWSL 631 LIMITED, a private limited liability company incorporated in England and Wales with registered number 07176707 (the “Successor Company”);

(4)	INSPIRED ENTERTAINMENT (FINANCING) PLC, a public limited liability company with registered number 13302880 (the “Original Issuer”);
(5)	THE SUBSIDIARIES OF THE SUCCESSOR COMPANY listed in Part 2 of Schedule 1 (The Original Parties) as original guarantors (in this capacity and together with the Successor Company, the “Original Guarantors”);

(6)	THE FINANCIAL INSTITUTIONS listed in Part 3 of Schedule 1 (The Original Parties) as original noteholders (the “Original Noteholders”);
(7)	GLOBAL LOAN AGENCY SERVICES LIMITED (the “Agent”); and

(8)	GLAS TRUST CORPORATION LIMITED (the “Security Agent”).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a long term unsecured credit rating of at least BBB- by Standard & Poor’s Rating Services or Fitch Ratings Ltd or at least Baa3 by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency, or any bank or financial institution which (having previously satisfied such requirement) ceases to satisfy the foregoing ratings requirement for a period of not more than three (3) Months;
(b)	any Finance Party or any Affiliate or Related Entity of a Finance Party;

(c)	any other bank or financial institution on the Approved List or which otherwise provides banking services to the Group on or before the Closing Date; and
(d)	any other bank or financial institution:
(i)	providing banking services to a business or person acquired by a member of the Group provided that such services are terminated and moved to a bank or financial institution falling under another limb of this definition within 6 months of completion of the relevant acquisition; or
(ii)	otherwise approved by the Agent (acting reasonably).
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“Acceptable Funding Sources” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

“Accounting Period” means each fiscal year or other equivalent accounting period of the relevant Reporting Entity ending on the Accounting Reference Date.

“Accounting Reference Date” means the annual financial year end of the relevant Reporting Entity or other member of the Group (as applicable), such date being, in respect of the Company as at the date of this Agreement, 31 December.

“Acquisition Costs” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Additional Issuer” means a person which becomes an Additional Issuer in accordance with Clause 29 (Changes to the Obligors).

“Additional Business Day” means any day specified as such in the applicable Reference Rate Terms.

“Additional Guarantor” means a person which becomes an Additional Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Additional Obligor” means an Additional Issuer or an Additional Guarantor.

“Agent’s Spot Rate of Exchange” means:

(a)	the Agent’s spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) the spot rate of exchange as obtained by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

“Aggregate Total Incremental Series Commitments” means, at any time, the aggregate of the Total Incremental Series Commitments of all Incremental Series.

“Agreed Certain Funds Obligor” means, in relation to any Agreed Certain Funds Subscription, Topco, the Company and the Issuer of such Agreed Certain Funds Subscription or such other person designated as an “Agreed Certain Funds Obligor” by the Company in the Agreed Certain Funds Period Notice delivered by the Company to the Agent.

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“Agreed Certain Funds Period” means, in relation to an Incremental Series, any period specified in the relevant Incremental Series Notice or in any other notice or an Agreed Certain Funds Period Notice delivered by the Company to the Agent which, if longer than the date falling 6 Months after the date on which the Company delivers the Agreed Certain Funds Period Notice, is agreed with the Incremental Series Majority Noteholders determined in accordance with the definition of Incremental Series Majority Noteholders (each acting reasonably) by reference only to the Commitments of the Noteholders in such Incremental Series.

“Agreed Certain Funds Period Notice” means a notice in substantially the form set out in Part 3 (Agreed Certain Funds Period Notice) of Schedule 3 (Requests and Notices) or any other form agreed by the Agent and the Company (in each case, acting reasonably)) delivered in connection with an Agreed Certain Funds Purpose and specifying the applicable Agreed Certain Funds Period for that Agreed Certain Funds Subscription.

“Agreed Certain Funds Purpose” means, in respect of an Agreed Certain Funds Subscription, where the use of proceeds of such Subscription are for or in connection with (directly or indirectly), financing or refinancing a Permitted Acquisition, the payment of an earn-out, or deferred consideration (or similar) in connection with a Permitted Acquisition, any Acquisition Costs and/or for any other such purpose agreed with the relevant Incremental Series Majority Noteholders (acting reasonably).

“Agreed Certain Funds Subscription” means, in relation to an Incremental Series which all of the Incremental Series Noteholders providing such Incremental Series have agreed shall be provided on a “European certain funds basis” in accordance with the provisions of Clause 4.6 (Subscriptions for Incremental Series Notes during the Agreed Certain Funds Period), Notes issued or to be issued under the relevant Incremental Series during the Agreed Certain Funds Period, as set out in the applicable Agreed Certain Funds Period Notice.

“Agreed Certain Funds Transaction” means a Permitted Acquisition or any other transaction funded in whole or in part by the use of proceeds of an Agreed Certain Funds Subscription.

“Agreed Security Principles” means the principles set out in Schedule 10 (Agreed Security Principles).

“Ancillary Facility” has the meaning given to that term in the Facilities Agreement.

“Annual Financial Statements” has the meaning given to that term in Schedule 15 (Information Undertakings).

“Anti-Corruption Laws” means all laws of any jurisdiction applicable to Topco and the Obligors (as applicable) from time to time concerning or relating to anti-bribery, anti-money laundering or anti- corruption, including the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

“Applicable Accounting Principles” means, in respect of the Company or a member of the Group, GAAP or the accounting principles applicable to it in its jurisdiction of incorporation in each case to the extent applicable to the relevant financial statements and as applied from time to time.

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“Applicable Cure Period” has the meaning given to that term in Clause 24.4 (Equity Cure).

“Applicable Metric” means any financial covenant, ratio or incurrence based permission, test, basket or threshold in any Finance Document (including any financial definition or component thereof and any financial covenant, ratio, test, basket or threshold or permission or any other relevant provision based on the calculation of Consolidated EBITDA, Consolidated Net Income, Consolidated Net Leverage or the Consolidated Senior Secured Net Leverage Ratio) other than the financial covenant contained in Clause 24.2 (Financial Condition) of this Agreement.

“Applicable Reporting Date” means, as at any date of determination, at the Company’s election (which election the Company may revoke and re-make at any time and from time to time):

(a)	if no Financial Statements have yet been delivered since the Closing Date, the Closing Date, with such Applicable Metric determined by reference to the financial information set out in the Base Case Model and/or the Original Financial Statements;

(b)	the most recent Quarter Date for which Financial Statements have been delivered pursuant to the terms of this Agreement, with such Applicable Metric determined by reference to such Financial Statements; or
(c)	the last day of the most recently completed Relevant Period for which the Group has sufficient available information to be able to determine such Applicable Metric, with such Applicable Metric determined by reference to such available information.

“Applicable Test Date” means, in relation to determining or testing any Applicable Metric for the purposes of this Agreement or the other Finance Documents, either (at the Company’s election):

(a)	the Applicable Reporting Date; and/or

(b)	with respect to the establishment of, or subscription for, any Series or the establishment or incurrence of any other Indebtedness, at the election of the Company in relation to all or part of the applicable Series or Indebtedness, the most recent Applicable Reporting Date elected by the Company prior to:
(i)	in relation to any Series, the date of any relevant Subscription Request;

(ii)	in relation to all or part of any Series in respect of which the Company has delivered an Agreed Certain Funds Period Notice, the date on which such Agreed Certain Funds Period Notice is delivered to the Agent;
(iii)	in relation to any Incremental Series, the Incremental Series Commencement Date;
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(iv)	the date of any letter or agreement (conditional or otherwise (including any documentation condition)) entered into by a member of the Group or an Affiliate thereof in relation to the provision of all or part of the applicable Series or Indebtedness;

(v)	the date of any debt instrument (subject to the terms and conditions) constituting, documenting or evidencing all or part of the applicable Incremental Series or Indebtedness;
(vi)	the date of any incurrence of all or part of the applicable Series or Indebtedness, as the case may be;
(vii)	in relation to any Series or Indebtedness incurred to finance (in whole or part) an acquisition (including of any assets or shares (or other ownership interests)); assumed by the Company or any Subsidiary; or Indebtedness of persons that are to be acquired by, or merged with or into or amalgamated or consolidated or otherwise combines with, the Company or Subsidiaries (or assumed in connection therewith) (each an “Applicable Test Date Transaction”), the date of:
(A)	any letter or agreement (unilateral, conditional or otherwise (including any documentation condition)) entered into in relation to the making of such Applicable Test Date Transaction;
(B)	any sale and purchase agreement, put option or other similar binding agreement in relation to that Applicable Test Date Transaction;
(C)	the Applicable Test Date Transaction occurring; and/or
(viii)	the date that any other relevant transaction to be funded (in whole or part) with such Series or Indebtedness is committed (unilaterally, conditionally or otherwise), agreed, announced or consummated; and/or
(c)	with respect to the making of any distribution or other Restricted Payment (for the purposes of this paragraph (a) a “Distribution”), at the election of the Company, the most recent Applicable Reporting Date prior to the date on which any applicable Distribution is paid; and/or
(d)	as otherwise determined in accordance with the terms of this Agreement,

and in each case, the Company may revoke and re-make such determination at any time and from time to time, provided that any determination as to whether a Default or Event of Default is continuing with respect to the incurrence of Indebtedness, the making of a Distribution may, at the Company’s option, be determined as at the relevant date set out in paragraphs (b) to (c) above, rather than the Applicable Reporting Date prior thereto.

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“Applicable Transaction” means any investment, acquisition, disposition, sale, merger, joint venture, consolidation or other business combination transaction, incurrence, assumption, commitment, issuance, redemption, repayment, repurchase or refinancing of Indebtedness (including an Incremental Series) and the use of proceeds thereof, any creation of Security, any dividend, distribution or other payment, any disposal or any other transaction for which an Applicable Metric falls to be determined provided that, if any such transaction (the “first transaction”) is being effected in connection with another such transaction (the “second transaction”), the second transaction shall also be an Applicable Transaction with respect to the first transaction.

“Approved List” means the list of Noteholders and potential Noteholders in respect of any Series as agreed between the Company and the Original Noteholders and provided to the Agent, on or prior to the Closing Date and held by the Agent as the same may be amended from time to time in accordance with Clause 27.4 (Approved List).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking contained in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to Series B, the period from and including the date of this Agreement to and including 11.59 p.m. on the last day of the Certain Funds Period; and
(b)	in relation to any Incremental Series, the period specified as such in the Incremental Series Notice relating to that Incremental Series.

“Available Commitment” means, in relation to a Series, a Noteholder’s Commitment under that Series minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Notes under that Series; and

(b)	in relation to any proposed Note, the Base Currency Amount of its participation in any other Notes that are due to be issued under that Series on or before the proposed Subscription Date.

“Available Series” means, in relation to a Series, the aggregate for the time being of each Noteholder’s Available Commitment in respect of that Series.

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“Bank Levy” means (i) any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof (including the UK bank levy as set out in the Finance Act 2011 (as amended), the Dutch bankenbelasting as set out in the Dutch bank levy act (Wet bankenbelasting), the Swedish bank levies as set out in the Swedish Precautionary Support Act (Sw. lag (2015:1017) om förebyggande statligt stöd till kreditinstitut) (as amended) and/or the Swedish act on risk taxes for financial institutes (Sw. lag (2021:1256) om riskskatt för kreditinstitut), the French taxe bancaire de risque systemique as set out in Article 235 ter ZE of the French Tax Code, the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out by Article 235 ter ZE bis of the French Tax Code, the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades Financieras) as set out in the Law 16/2012 of 27 December 2021 and any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose, (ii) any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation n 806/2014 of July 15 2014 and any bank surcharge or banking corporation tax surcharge as set out in Finance (No. 2) Act 2015 and any other surcharge or tax of a similar nature implemented in any other jurisdiction, or (iii) any bank surcharge or banking corporation tax surcharge as set out in Chapter 4 of Part 7A of the United Kingdom Corporation Tax Act 2010 and any other surcharge or tax of a similar nature implemented in any other jurisdiction, in each case which has been enacted or which has been formally announced or proposed as at the date the Noteholder becomes a Party.

“Base Case Model” means the financial model in agreed form relating to the Group (for these purposes assuming that the Closing Date has occurred) delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

“Base Currency” means:

(a)	in relation to Series B, Sterling; and

(b)	in relation to any Incremental Series, as agreed between the Company and the applicable Incremental Series Noteholders.

“Base Currency Amount” means in relation to an issuance of Notes, the amount specified in the Subscription Request delivered by the Original Issuer for that issuance of Notes (or, if the amount requested is not denominated in the Base Currency, the amount converted into the Base Currency at the rate of exchange specified on the relevant Bloomberg screen (or any other reputable source approved by the Noteholders and the Company, in each case acting reasonably) for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on the date the Agent receives the Subscription Request in accordance with the terms of this Agreement) or such other rate and methodology as agreed between the Company and the Agent (acting on the instructions of the Majority Noteholders) each acting reasonably and in good faith), as adjusted to reflect any redemption, consolidation or division of an issuance of Notes, or (as the case may be) cancellation or reduction of a Commitment.

“Benchmark Rate Change” has the meaning given to that term in paragraph (a) of Clause 39.12 (Replacement of Screen Rate).

“Borrowings” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Break Costs” means any amount specified as such in the applicable Reference Rate Terms.

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“Budget” means:

(a)	in relation to the period beginning on the Closing Date and ending on 31 December 2025, the Base Case Model to be delivered by the Company to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 23.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York; and

(a)	(in relation to any date for payment or purchase of euro) any TARGET Day;

(b)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; and
(c)	(in relation to:
(i)	the fixing of an interest rate in relation to a Term Rate Note;
(ii)	any date for payment or purchase of an amount relating to a Compounded Rate Note; or
(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Note, or otherwise in relation to the determination of the length of such an Interest Period),

a day which is an Additional Business Day relating to that issuance of Notes or Unpaid Sum, (in relation to any date for payment or purchase of a Compounded Rate Currency, or in relation to the determination of the length of an Interest Period or a Lookback Period for an amount in a Compounded Rate Currency), an Additional Business Day relating to that currency, provided that for the purposes of any Agreed Certain Funds Subscription and the calculation of the periods in connection with the relevant Agreed Certain Funds Period, “Business Day” shall at the Company’s option in relation to any determination of Business Days, mean any Business Day (or similar term) as defined under the relevant acquisition agreement.

“Capital Expenditure” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Captive Insurance Subsidiary” means any Restricted Subsidiary that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Centre of Main Interests” means the “centre of main interests” as such term is used in Article 3(1) of the EU Insolvency Regulation.

“Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms.

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“CEO” means the chief executive officer of the Group or, if no chief executive officer is appointed, such other person fulfilling the functions of chief executive officer of the Group.

“Certain Funds Period” means the period commencing on the date of this Agreement to and including 11.59 p.m. on the earliest to occur of:

(a)	the date falling 30 days after the date of this Agreement;
(b)	the Closing Date; and
(c)	30 June 2025,

or in each case such later time and date as agreed by the Original Noteholders (each acting reasonably and in good faith).

“Certain Funds Subscription” means any Note subscribed for or to be subscribed for during the Certain Funds Period.

“CFO” means the chief financial officer or finance director of the Group or, if no chief financial officer or finance director is appointed, such other person fulfilling the functions of chief financial officer or finance director of the Group.

“Change of Law” means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Noteholder became a Noteholder pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority other than a change that occurs pursuant to or in connection with the adoption, ratification, approval or acceptance of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016 in or by any jurisdiction.

“Charged Property” means the assets of Topco and the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Clean-Up Period” means:

(a)	in the case of the Group as at the Closing Date, the period commencing on the date of this Agreement and ending on the date falling 90 days after the Closing Date; and
(b)	in the case of any Permitted Acquisition, a period of 90 days from and including the date of completion of the Permitted Acquisition.

“Closing Date” means the date on which the Series B Notes are issued.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means a Series B Commitment or an Incremental Series Commitment.

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“Commitment Letter” means the commitment letter dated 26 April 2025 from the Original Noteholders to the Successor Company.

“Company” means:

(a)	prior to completion of the Permitted Holding Company Reorganisation, the Original Company; and
(b)	on and from completion of the Permitted Holding Company Reorganisation, the Successor Company.

“Competitor” means:

(a)	any person (or any of its Affiliates or Related Entities) whose business is substantially similar to or in competition with that carried out by any Material Company or the Group as a whole, but excluding any person (or any of its Affiliates) which is a bank, financial institution or trust, fund or other person whose primary business is investing in debt; and
(b)	a private equity sponsor (including any fund which is managed or advised by it) or any of its Affiliates or Related Entities, provided that this shall not include any person whose principal business is investing in debt, and which (in each case) is:

(i)	acting on the other side of appropriate information barriers implemented or maintained as required by law or regulation from the person that would otherwise constitute a private equity sponsor; and
(ii)	managed and controlled separately from the person that would otherwise constitute a private equity sponsor and has separate personnel responsible for its interests under the Finance Documents, such personnel being independent from the interests of the person, division or desk constituting the private equity sponsor, and no information provided under the Finance Documents is disclosed or otherwise made available to any personnel responsible for the interests of the person, division or desk constituting the private equity sponsor.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Compounded Rate Currency” means:

(a)	Sterling; and
(b)	any currency which is not a Term Rate Currency and in respect of which there are Reference Rate Terms for such currency.
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“Compounded Rate Interest Payment” means, in relation to a Compounded Rate Currency, the aggregate amount of interest that:

(a)	relates to a Compounded Rate Note in that Compounded Rate Currency; and
(b)	has, or is scheduled to become, payable during the applicable Interest Period.

“Compounded Rate Note” means, in relation to a Compounded Rate Currency, any Note or, if applicable, Unpaid Sum which is denominated in that Compounded Rate Currency.

“Compounded Rate Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate, a document which:

(a)	is notified by the Company to the Agent and (unless otherwise agreed between the Company and the Majority Noteholders) either:
(i)	the Agent has made a Prevailing Market Determination; or
(ii)	no Super Majority Noteholder Objection has occurred and is continuing; and
(b)	sets out, for that currency, the relevant terms and provisions relating to an alternative benchmark rate, base rate or reference rate (“New Rate”) and setting out any amendment or waiver of the terms of this Agreement or other Finance Documents for that New Rate, including making appropriate adjustments for basis, duration, time and periodicity for determination of that New Rate for any Interest Period and making other consequential and/or incidental changes.

“Compounded Reference Rate” means, in relation to a Compounded Rate Currency, for any applicable RFR Banking Day during the Interest Period of a Compounded Rate Note in that Compounded Rate Currency, the percentage rate per annum which is the applicable Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day.

“Confidential Information” means all information relating to the Investors, Topco, any Obligor, the Group, the Finance Documents or a Series of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Series from either:

(a)	the Investors, Topco, any member of the Group, or any of its or their advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its or their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidential Information); or
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(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its or their advisers; or
(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Investors, the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(ii)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent capable of being relied upon by the Company without requiring its signature and that cannot be materially amended without the consent of the Company.

“Consolidated Total Assets” means, as to any Person, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any applicable RFR Banking Day during an Interest Period for a Compounded Rate Note in a Compounded Rate Currency, (i) (in the case of Sterling) the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees with the Company to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 19 (Daily Non-Cumulative Compounded RFR Rate)); or the latest Reference Rate Terms in relation thereto then in effect; or (ii) (in the case of any other Compounded Rate Currency) determined by the relevant person and in accordance with the relevant methodology as set out in the applicable latest Reference Rate Terms then in effect.

“Daily Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

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“Declared Default” means:

(a)	a notice being served by the Agent (acting on the instructions of the Majority Noteholders) in accordance with paragraphs (c) or (e) of Clause 26.15 (Acceleration) or any automatic acceleration pursuant to Clause 26.15 (Acceleration) following the occurrence of an Event of Default which is continuing unless such notice has been withdrawn or otherwise ceased to have effect; or
(b)	a notice being served by the Agent (acting on the instructions of the Majority Super Senior Series Noteholders) in accordance with paragraphs (b)(ii) or (b)(iv) of Clause 26.16 (Super Senior Acceleration) following the occurrence of a Material Event of Default which is continuing unless such notice has been withdrawn or otherwise ceased to have effect.

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default provided that (i) any such event or circumstance which requires any determination as to materiality to be made before it may become an Event of Default shall not be a Default until such determination is made and (ii) if subject to a materiality condition or threshold shall not constitute a default until such time as the relevant materiality condition or threshold in respect of that event or circumstance has been met or exceeded (as appropriate).

“Defaulting Noteholder” means any Noteholder (other than a Noteholder which is an Investor Affiliate):

(a)	which has failed to make its participation in a Note available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Note available) by the Subscription Date of that issuance of Notes in accordance with Clause 5.6 (Noteholders’ participation);
(b)	which has otherwise disaffirmed, rescinded or repudiated a Finance Document;
(c)	with respect to which (or any Holding Company of which) an Insolvency Event has occurred and is continuing;
(d)	which is a Non-Consenting Noteholder and which has failed to assist with any step required or desirable to implement the Company’s right to redeem that Non-Consenting Noteholder or to replace that Non-Consenting Noteholder pursuant to and as contemplated by Clause 39.8 (Replacement of Noteholder) within three (3) Business Days of a request to do so by the Company;
(e)	which is a Non-Consenting Defaulting Noteholder (as defined in paragraph (b) of Clause 39.7 (Excluded Commitments)); or
(f)	which is a Sanctioned Party,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event, and

payment is made within five (5) Business Days of its due date; or

(ii)	the Noteholder is disputing in good faith whether it is contractually obliged to make the payment in question.
16

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disqualified Noteholder” means:

(a)	a Competitor;
(b)	any person that is (or upon becoming a Noteholder, would be) a Defaulting Noteholder;
(c)	any person which is a Sanctioned Person;
(d)	any Noteholder acting through a Non-Cooperative Jurisdiction; and/or
(e)	a Loan to Own/Distressed Investor.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Notes (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA Cure” has the meaning given to that term in Clause 24.4 (Equity Cure).

“Effective Yield” means in relation to a Series, the aggregate of:

(a)	the highest Margin applicable to that Series (including any increase in margin that became effective prior to or on the date of determination);
(b)	the applicable reference rate in respect of the committed currency (assuming a 3 month rate or, if higher, the applicable floor); and
(c)	any original issue discount, and upfront fees payable under that Series (converted to yield assuming a 3 year average life and without any present value discount) but excluding the effect of any arrangement, structuring, underwriting or other fees payable in connection therewith that are not shared with all Noteholders or holders of such new or replacement loans;
17

“Equity Cure” has the meaning given to that term in paragraph (a) of Clause 24.4 (Equity Cure).

“EU” means the European Union.

“EU Insolvency Regulation” means The Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“EUWA 2018” means the European Union (Withdrawal) Act 2018.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Excess Cash Flow” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Excluded Assets” means

(a)	in the case of any Obligor (other than a U.S. Obligor), any assets or property of, or held by, or relating to, such Obligor which, in each case do not fall within the assets or property expressly contemplated under the definition of the “Overriding Principle” (as defined in the Agreed Security Principles) or which are otherwise excluded in accordance with the Agreed Security Principles; and
(b)	in the case of any U.S. Obligor, each of the following:
(i)	any asset (including any General Intangibles and any contract, instrument, lease, license, permit, agreement or other document, or any property or other right subject thereto (including pursuant to a purchase money security interest, capital lease or similar arrangement or, in the case of after-acquired property, pre-existing secured Indebtedness not incurred in anticipation of the acquisition by the Obligor of such property)) the grant or perfection of a security interest in which would:
(A)	constitute a violation of a restriction in favor of a third party (other than an Obligor) or result in the abandonment, invalidation or unenforceability of any right or assets of the relevant Obligor;
(B)	result in a breach, termination (or a right of termination) or default under any such contract, instrument, lease, license, permit, agreement or other document (including pursuant to any “change of control” or similar provision) (there being no requirement pursuant to any Finance Document to obtain any consent in respect thereof from any Person that is not also an Obligor); or
18

(C)	permit any Person (other than any Obligor) to amend any rights, benefits and/or obligations of the relevant Obligor or Restricted Subsidiary in respect of such relevant asset or permit such Person to require any Obligor or any subsidiary of Topco to take any action materially adverse to the interests of such subsidiary or Obligor, provided, however, that any such asset will only constitute an Excluded Asset under sub-paragraphs (A), (B) or (C) above to the extent such violation or breach, termination (or right of termination), default or right to amend would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any Relevant Jurisdiction or any other applicable law, provided, further, that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Security Document shall attach immediately to any portion of such General Intangible or other right that does not result in any of the consequences specified in sub-paragraphs (A) to (C) above;

(ii)	the Capital Stock of any:
(A)	Captive Insurance Subsidiary;
(B)	broker-dealer subsidiary; and/or
(C)	not-for-profit subsidiary;
(iii)	any intent-to-use (or similar) trademark application prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein may impair the validity or enforceability, or result in the voiding of, such intent-to-use trademark application or any registration issuing therefrom under applicable law;
(iv)	any asset or property (including Capital Stock), the grant or perfection of a security interest in which would:
(A)	require any governmental or regulatory consent, approval, license or authorization (there being no requirement under any Finance Document to obtain the consent, approval, license or authorization of any Governmental Authority or other Person (other than any Obligor), including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute);
19

(B)	be prohibited or restricted by applicable law (including enforceable anti-assignment provisions of applicable law), except, in the case of sub-paragraphs (A) and (C), to the extent such prohibition would be rendered ineffective under applicable anti-assignment provisions of the UCC of any Relevant Jurisdiction notwithstanding such prohibition;
(C)	trigger termination of any contract pursuant to a “change of control” or similar provision;
(D)	result in material adverse tax or regulatory consequences to any Obligor or any of its subsidiaries or Parent Entities as determined by the Company in good faith;
(v)
(A)	except to the extent a security interest therein can be perfected by the filing of an “all-assets” UCC-1 financing statement, any leasehold interest; and
(B)	any real property or real property interest;
(vi)	any Capital Stock of any Person that is not a Wholly-Owned Subsidiary or that is an Immaterial Subsidiary;
(vii)	any Margin Stock;
(viii)	the Capital Stock of any Restricted Subsidiary that is a CFC or a FSHCO, in each case other than 65% of the issued and outstanding voting Capital Stock (and 100% of the issued and outstanding non-voting Capital Stock) of such Restricted Subsidiary to the extent it is not a direct or indirect subsidiary of a CFC or FSHCO;
(ix)	any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by CFC or FSHCO);
(x)	any Letter-of-Credit-Right (other than to the extent a security interest in such Letter-of-Credit-Right can be perfected solely by filing an “all-assets” UCC financing statement) and all Commercial Tort Claims;
(xi)	any deposit account or commodity or securities account (including any securities entitlement and any related asset) (except to the extent a security interest therein can be perfected through the filing of an “all assets” UCC financing statement or automatically without need for other action), it being understood that this paragraph (x) does not apply to identifiable proceeds of other Collateral a security interest in which can be perfected through the filing of an “all-assets” UCC financing statement or automatically without need for other action;
20

(xii)	any motor vehicle, airplane or other asset subject to a certificate of title (other than to the extent a Lien therein can be perfected by filing an “all assets” UCC financing statement and without the requirement to list any VIN, serial or similar number);
(xiii)	any governmental or regulatory license or state or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable law; provided, however, that any such asset will only constitute an Excluded Asset under this paragraph (xii) to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC of any Relevant Jurisdiction;
(xiv)	Receivables Assets sold or otherwise transferred to a Receivables Subsidiary or otherwise pledged, transferred or sold in connection with a Receivables Financing, factoring transaction or any similar arrangement permitted hereunder; and
(xv)	any asset with respect to which the Agent and the relevant Obligor have determined in good faith that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby.

“Excluded Jurisdiction” has the meaning given to that term in the Agreed Security Principles.

“Excluded Noteholder” has the meaning given to that term in Clause 39.7 (Excluded Commitments).

“Existing Group Debt” means:

(a)	the £235,000,000 senior secured notes due 1 June 2026 and issued by the Original Issuer; and
(b)	the revolving credit agreement with a total principal committed amount of £20,000,000 and entered into by, among others, the Original Issuer and Barclays Bank PLC.

“Existing Noteholder” has the meaning given to that term in Clause 27 (Changes to the Noteholders).

“Exit” has the meaning given to that term in Clause 10.1 (Exit).

“Facilities Agreement” means senior facilities agreement entered into on or around the date of this Agreement pursuant to which the lenders thereunder shall commit to provide the Original Revolving Facility.

21

“FATCA” means:

(a)	sections 1471 to 1474 (or any successor thereto) of the Code or any associated regulations, or other official guidance (or any amended or successor version thereto that is substantially comparable);
(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US for U.S. federal income tax purposes), 1 July 2014;
(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code, (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), the first date from which such payment may become subject to a deduction or withholding required by FATCA, or
(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) or (b) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Assignment of Claims Act” means the Federal Assignment of Claims Act (41 U.S.C. § 15).

22

“Fee Letter” means:

(a)	the upfront fee letter dated 26 April 2025 between the Original Noteholders and the Successor Company in respect of the Series B Notes (the “Upfront Fee Letter”);
(b)	any agreement setting out fees payable to the Agent and/or the Security Agent;
(c)	any agreement setting out fees payable to a Finance Party referred to in paragraph (e) of Clause 2.3 (Increase) or under any other Finance Document; and
(d)	any agreement setting out fees payable in respect of an Incremental Series referred to in Clause 2.2 (Incremental Series).

“Finance Document” means this Agreement, any Accession Deed, any Compliance Certificate, any Fee Letter, any Incremental Series Notice, the Intercreditor Agreement, any Resignation Letter, any Debt Transfer Notice, the Notes and any Note Certificates, any Selection Notice, any Reference Rate Supplement, any Latest Compounded Rate Supplement, any Transaction Security Document, any Subscription Request and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, the Original Noteholders, the Security Agent or any Noteholder.

“Financial Covenant” has the meaning given to that term in Clause 24 (Financial covenant).

“Financial Quarter” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Financial Statements” means the Annual Financial Statements and the Quarterly Financial Statements.

“Financial Year” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Fraudulent Transfer Law” means any applicable U.S. Bankruptcy Law (including, without limitation, Section 548 of Title 11 of the United States Bankruptcy Code) or any U.S. state fraudulent transfer or conveyance statute and any related case law, and terms used in Clause 21.13 (U.S. limitation) are to be construed in accordance with the Fraudulent Transfer Laws.

“Funding Rate” means any individual rate notified by a Noteholder to the Agent pursuant to Clause 14.5 (Cost of funds).

“Funds Flow Statement” means the funds flow statement relating to the Transaction which is delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

“General Intangibles” means “General Intangibles” as defined in Article 9 of the UCC.

“Group” means the Company and each of its Subsidiaries for the time being.

“Guarantee Limitations” means, in respect of any Obligor and any payments such Obligor is required to make in its capacity as a guarantor or as the provider of an indemnity or as debtor of costs or disbursements or with respect to any other payment obligation under this Agreement or any other Finance Document, the limitations and restrictions applicable to such person pursuant to Clause 21.11 (Guarantee Limitations) to Clause 21.14 (Additional Guarantee Limitations) (inclusive) and the relevant Accession Deed applicable to such Additional Guarantor.

23

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Guarantor Coverage Test” means confirmation that the aggregate (without double counting) earnings before interest, tax, depreciation and amortisation (calculated on a last 12 months basis on the same basis as Consolidated EBITDA but taking each entity on an unconsolidated basis and excluding goodwill, all intra-Group items and investments in Subsidiaries of any member of the Group) (“ebitda”) of the members of the Group which are Guarantors equals or exceeds 85 per cent. of Consolidated EBITDA of the Group, provided that, for the purposes of calculating the Guarantor Coverage Test only:

(a)	to the extent any Guarantor generates negative ebitda, such Guarantor shall be deemed to have zero ebitda, for the purpose of calculating the numerator of the Guarantor Coverage Test; and
(b)	unless otherwise elected by the Company:
(i)	any Non-Obligor (x) that is not capable of becoming a Guarantor in accordance with the Agreed Security Principles; or (y) that is unable (taking into account the effect of any Guarantee Limitations applicable to it or corporate benefit constraints applicable to it including those under this Agreement) to effectively guarantee the obligations of the other Obligors, shall be disregarded from the numerator and denominator of such calculation; and
(ii)	any member of the Group which is incorporated in an Excluded Jurisdiction shall not be required to accede as a Guarantor and shall be disregarded from the numerator and denominator of the Guarantor Coverage Test.

“Hedge Counterparty” means any person which has become a party to the Intercreditor Agreement as a Hedge Counterparty in accordance with the provisions of the Intercreditor Agreement and has entered into a Hedging Agreement with a member of the Group.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by a member of the Group and a Hedge Counterparty:

(a)	for the purpose of hedging the interest rate liabilities and/or the exchange rate risks of members of the Group in relation to the Notes, any Incremental Series or other Indebtedness permitted pursuant to this Agreement; or
(b)	in respect of (i) interest rate hedging transactions in the ordinary course of business, (ii) spot and forward foreign exchange hedging transactions and (iii) other hedging transactions, in each case to the extent entered into for non-speculative purposes and in the ordinary course of business.
24

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (a) that does not have assets in excess of 2.5% of Consolidated Total Assets of the Group and (b) that does not contribute Consolidated EBITDA in excess of 2.5% of the Consolidated EBITDA of the Group, in each case, for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available, provided that, the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets and 5.0% of Consolidated EBITDA, in each case, of Group for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Noteholder) it is a Defaulting Noteholder under paragraph (a) or (b) of the definition of “Defaulting Noteholder”; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Increase Noteholder” has the meaning given to that term in paragraph (a)(ii) of Clause 2.3 (Increase).

“Increased Costs Noteholder” is a Noteholder to whom any Obligor becomes obligated to pay any amount pursuant to Clause 9.1 (Illegality), Clause 16.2 (Tax gross-up) or Clause 17.1 (Increased costs).

“Incremental Facility” has the meaning given to that term in the Facilities Agreement.

“Incremental Series” means one or more additional series of notes which are documented under this Agreement as described in Clause 2.2 (Incremental Series) including as a new or existing series and/or as an additional tranche or class of, or an increase of, or an extension of, any existing Series.

25

“Incremental Series Commencement Date” means the date specified as the Incremental Series Commencement Date in the Incremental Series Notice relating to that Incremental Series.

“Incremental Series Commitment” means:

(a)	in relation to a Noteholder which is an Incremental Series Noteholder, the amount in the Base Currency set opposite its name under the heading “Incremental Series Commitment” in the relevant Incremental Series Notice and the amount of any other Incremental Series Commitment relating to the relevant Incremental Series transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and
(b)	in relation to an Incremental Series and any other Noteholder, the amount in the Base Currency of any Incremental Series Commitment relating to that Incremental Series transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Incremental Series Issuer” means:

(a)	any member of the Group which is specified as an issuer under an Incremental Series in an Incremental Series Notice and which:
(i)	is an existing Issuer; or
(ii)	is an Additional Issuer; or
(b)	any member of the Group which accedes as an Additional Issuer under an Incremental Series,

in each case, unless it has ceased to be an Issuer in accordance with Clause 29 (Changes to the Obligors).

“Incremental Series Majority Noteholders” means, in relation to an Incremental Series, a Noteholder or Noteholders whose Incremental Series Commitments relating to that Incremental Series aggregate more than 50 per cent. of the Total Incremental Series Commitments relating to that Incremental Series (or, if those Total Incremental Series Commitments have been reduced to zero, aggregated more than 50 per cent. of those Total Incremental Series Commitments immediately prior to that reduction).

“Incremental Series Note” means an Incremental Senior Series Note or an Incremental Super Senior Series Note.

“Incremental Series Noteholder” means, in relation to an Incremental Series, any person which is listed as such in the relevant Incremental Series Notice.

26

“Incremental Series Noteholder Certificate” means a document substantially in the form set out in Schedule 14 (Form of Incremental Series Noteholder Certificate).

“Incremental Series Notice” means a notice substantially in the form set out in Schedule 13 (Form of Incremental Series Notice) (or any other form agreed between the Agent (acting on the instructions of the relevant Incremental Series Noteholders) and the Company (each acting reasonably)) delivered by the Company to the Agent in accordance with Clause 2.2 (Incremental Series).

“Incremental Series Terms” means the terms set out in paragraph 4 of Schedule 13 (Form of Incremental Series Notice).

“Incremental Senior Series” means an Incremental Series that is designated as an “Incremental Senior Series” in an Incremental Series Notice.

“Incremental Senior Series Note” means a note issued or to be issued under an Incremental Senior Series or the principal amount outstanding for the time being of that note (including any amount which is outstanding prior to the relevant Incremental Series Commencement Date).

“Incremental Super Senior Series” means an Incremental Series that is designated as an “Incremental Super Senior Series” in an Incremental Series Notice.

“Incremental Super Senior Series Commitment” means:

(a)	in relation to a Noteholder which is an Incremental Super Senior Series Noteholder, the amount in the Base Currency set opposite its name under the heading “Incremental Super Senior Series Commitment” in the relevant Incremental Series Notice and the amount of any other Incremental Super Senior Series Commitment relating to the relevant Incremental Super Senior Series transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and
(b)	in relation to an Incremental Super Senior Series and any other Noteholder, the amount in the Base Currency of any Incremental Super Senior Series Commitment relating to that Incremental Super Senior Series transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Incremental Super Senior Series Note” means a note issued or to be issued under an Incremental Super Senior Series or the principal amount outstanding for the time being of that note (including any amount which is outstanding prior to the relevant Incremental Series Commencement Date).

27

“Insolvency Event” in relation to a person means that the person:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;
(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person described in paragraph (d) above);
(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;
(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
28

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and
(b)	the benefit of all applications and rights to use such assets of each Obligor (which may now or in the future subsist).

“Intercreditor Agreement” means the intercreditor agreement dated on or around the date of this Agreement and made between, among others, Topco, the Successor Company, the Original Noteholders, the Agent and the Security Agent.

“Interest Period” means, in relation to an issuance of Notes, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.4 (Default interest).

“Interpolated Primary Term Rate” means, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a)	in relation to a Term Rate Note that is not a USD Term Rate Note:
(i)	the applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Note; and
(ii)	the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Note; and
(b)	in relation to a USD Term Rate Note:
(i)	either:
(A)	the most recent applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Note; or
(B)	if no such Primary Term Rate is available for a period which is less than the Interest Period of that USD Term Rate Note, SOFR for a day which is two US Government Securities Business Days before the Quotation Day; and
(ii)	the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Note,

each as of the Quotation Time.

29

“Investment Company” has the meaning given to it in the U.S. Investment Company Act of 1940, as amended.

“Investor Affiliate” means (a) any Investor and each of its Affiliates, (b) any sponsor, limited partnerships or entities managed or advised by an Investor or any of its Affiliates, (c) any trust of an Investor or any of its Affiliates or in respect of which any such persons are a trustee, (d) any partnership of an Investor or any of its Affiliates or in respect of which any such persons are a partner and (e) any trust, fund or other person which is managed by, or is under the control of, an Investor or any of its Affiliates, but excluding (in each case) (i) any fund or person that is affiliated with or managed and/or advised by any Investor where the principal business of such affiliated fund or person is investing in debt and (ii) any member of the Group. “Investor Affiliate” shall include all parties acting in concert with the Investors (and their Affiliates and direct and indirect Subsidiaries) and all shareholders (direct or indirect) in the Company from time to time.

“Investors” means any person holding (directly or indirectly) any issued share capital of the Company from time to time.

“IP completion day” has the meaning given to that term in the European Union (Withdrawal Agreement) Act 2020.

“Issuer” means

(a)	in the case of Series B, the Original Issuer; or
(b)	in the case of an Incremental Series, the relevant Incremental Series Issuer(s).

“IRS” means the U.S. Internal Revenue Service.

“Joint Venture” means any joint venture entity or similar arrangement, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other person.

“Latest Compounded Rate Supplement” means, in relation to a currency, the most recent Compounded Rate Supplement (if any) for which the condition in paragraph (a) of the definition of “Compounded Rate Supplement” in relation to such currency is satisfied.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 29 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that certain remedies (including equitable remedies and remedies that are analogous to equitable remedies in the applicable jurisdiction) may be granted or refused at the discretion of the court, the principles of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and secured creditors and similar principles or limitations under the laws of any applicable jurisdiction;
(b)	the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void and defences of set-off, counterclaim or acquiescence and similar principles or limitations under the laws of any applicable jurisdiction;
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(c)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted by an assignment may be recharacterised as a charge;
(d)	the principle that any provision for the payment of compensation or additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(e)	the principle that an English court may not give effect to a provision dealing with the cost of litigation where the litigation is unsuccessful or the court itself has made an order for costs;
(f)	the principle that the creation or purported creation of Security over:
(i)	any asset not beneficially owned by the relevant charging company at the date of the relevant security document; or
(ii)	any contract or agreement which is subject to a prohibition on transfer, assignment or charging,

may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which such security has been granted or purported to be granted;

(g)	the possibility that a court may strike out a provision of a contract from rescission or oppression, undue influence or similar reason;
(h)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions;
(i)	the principle that in certain circumstances pre-existing Security purporting to secure an Incremental Series, further advances or any Series following a Structural Adjustment may be void, ineffective, invalid or unenforceable;
(j)	the principle that the legality, validity, binding nature or enforceability of any Transaction Security which is not governed by the laws of the jurisdiction where the asset or assets purported to be secured under the relevant Transaction Security Document is situated may be flawed;
(k)	the principle that an English court may not give effect to an indemnity relating to UK stamp duty;
(l)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
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(m)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(n)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;
(o)	the principle that under Luxembourg law, a contractual provision allowing the service of process, against a Luxembourg company, to a service agent could be overridden by Luxembourg statutory provisions allowing the valid service of process against the company in accordance with applicable laws at it registered office;
(p)	the principles of private and procedural laws of the Relevant Jurisdiction which affect the enforcement of a foreign court judgment;
(q)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(r)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Listed” means the Notes being admitted to the official list of listed securities maintained by TISE.

“Listing” means the listing or the admission to trading of all or any part of the share capital of any member of the Group or any Holding Company of a member of the Group on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group or any Holding Company of any member of the Group in any jurisdiction or country.

“LMA” means the Loan Market Association.

“Loan to Own/Distressed Investor” means any person (a “Relevant Person”) or an Affiliate or Related Entity thereof, including an Affiliate or a Related Entity of a Noteholder, whose principal business or material activity is:

(a)	investing in distressed debt or the purchase of loans or other debt securities or instruments, in each case, with the intention of (or view to) owning the equity or gaining control of a business (directly or indirectly);
(b)	investing in equity and/or acquiring control of, or an equity stake in, a business (directly or indirectly); and/or
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(c)	exploiting holdout or blocking positions,

provided that:

(i)	an Original Lender;
(ii)	any Affiliate or Related Entity of a Relevant Person which is a financial institution authorised by a financial services regulator to carry out the business of banking (so long as the Affiliate or Related Entity with whom the relevant assignment or transfer is conducted is managed and controlled independently to any entity, division or desk whose principal business or material activity is in investment strategies whose primary purpose meets any of the criteria referred to in paragraphs (a) to (c) above); and
(iii)	any person whose principal business is investing in debt where an assignment or transfer is conducted with a person which: (A) is acting on the other side of appropriate information barriers implemented or maintained from the Relevant Person; and (B) is managed and controlled separately from the Relevant Person and has separate personnel responsible for its interests under the Finance Documents, such personnel being independent from the interests of the entity, division or desk described in paragraphs (a) to (c) above, and no information provided under the Finance Documents is disclosed or otherwise made available to any personnel responsible for the interests described in paragraphs (a) to (c) above, shall not, in each case, be a Loan to Own/Distressed Investor.

“Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms.

“Major Event of Default” means any event or circumstances constituting an Event of Default that is continuing under any of:

(a)	Clause 26.1 (Non-payment)
(b)	Clause 26.3 (Other obligations) insofar as it relates to a breach of a Major Undertaking in any material respect;
(c)	Clause 26.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation in any material respect;
(d)	Clause 26.6 (Insolvency);
(e)	Clause 26.7 (Insolvency proceedings);
(f)	Clause 26.9 (Unlawfulness and invalidity); and
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(g)	Clause 26.11 (Repudiation and rescission of agreements),

in each case as it relates to:

(i)	a Certain Funds Subscription, Topco and the Original Obligors only (excluding: (x) any procurement obligations on the part of Topco or an Original Obligor with respect to any other member of the Group; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group); and
(ii)	in the case of any Agreed Certain Funds Transaction or an Agreed Certain Funds Subscription, the Agreed Certain Funds Obligor(s) (excluding: (x) any procurement obligations on the part of any Agreed Certain Funds Obligor with respect to any other member of the Group (including any target group); and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group).

“Major Representation” means a representation or warranty under any of:

(a)	Clause 22.2 (Status);
(b)	Clause 22.3 (Power and authority);
(c)	Clause 22.4 (Non-conflict with other obligations);
(d)	Clause 22.5 (Binding obligations);
(e)	Clause 22.6 (Validity and admissibility in evidence); or
(f)	paragraph (a)(i) of Clause 22.25 (Sanctions),

in each case as it relates to:

(i)	in the case of a Certain Funds Subscription, Topco and each Original Obligor as to itself only (excluding: (x) any procurement obligations on the part of Topco or an Original Obligor with respect to any other member of the Group; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group); and
(ii)	in the case of any Agreed Certain Funds Transaction or an Agreed Certain Funds Subscription, the Agreed Certain Funds Obligor(s) (excluding: (x) any procurement obligations on the part of any Agreed Certain Funds Obligor with respect to any other member of the Group (including any target group); and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group).
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“Major Undertaking” means an undertaking under any of:

(a)	Clause 25.2 (Holding Companies);
(b)	Section 1 (Limitation on Restricted Payments) of Schedule 16 (General Undertakings);
(c)	Section 3 (Limitation on Indebtedness) of Schedule 16 (General Undertakings);
(d)	Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings);
(e)	Section 6 (Limitation on Liens) of Schedule 16 (General Undertakings); and
(f)	Section 10 (Merger and Consolidation – Company and the Original Issuer) of Schedule 16 (General Undertakings),

in each case as it relates to:

(i)	in the case of a Certain Funds Subscription, each Original Obligor as to itself only (and only to the extent such undertaking is expressed to be applicable to it) (excluding: (x) any procurement obligations on the part of an Original Obligor with respect to any other member of the Group; and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group); and
(ii)	in the case of any other Agreed Certain Funds Transaction or an Agreed Certain Funds Subscription, the Agreed Certain Funds Obligor(s) (and excluding: (x) any procurement obligations on the part of any Agreed Certain Funds Obligor with respect to any other member of the Group (including any target group); and (y) any failure to comply, breach or Default by or resulting from (in whole or in part) the actions of any other member of the Group).

“Majority Series B Noteholders” means one or more Noteholders whose Series B Commitments aggregate more than 50 per cent. of the Total Series B Commitments (or, if the Total Series B Commitments have been reduced to zero, aggregated more than 50 per cent. of the Total Series B Commitments prior to that reduction).

“Majority Noteholders” means:

(a)	for the purposes of Clause 39.2 (Required consents), in the context of an amendment, waiver or consent in relation to a proposed issuance of Notes under Series B of a condition in Clause 4.2 (Further conditions precedent), the Majority Series B Noteholders; or
(b)	in any other case, one or more Noteholders whose Commitments aggregate more than 50 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50 per cent. of the Total Commitments immediately prior to that reduction).

“Majority Super Senior Series Noteholders” means one or more Noteholders whose Total Super Senior Series Commitments aggregate more than 50 per cent. of the Total Super Senior Series Commitments (or, if the Total Super Senior Series Commitments have been reduced to zero, aggregated more than 50 per cent. of the Total Super Senior Series Commitments prior to that reduction).

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“Margin” means:

(a)	in relation to any Series B Notes, 6.00 per cent. per annum; and
(b)	in relation to any Incremental Series Notes, the percentage rate per annum specified as such in the Incremental Series Notice relating to the Incremental Series under which that Incremental Series Note is issued or is to be issued, provided that:

(i)	from and including the date falling 12 Months from the Closing Date the Margin for the Series B Notes shall vary in accordance with the percentage per annum set out below in the column opposite that range:
Consolidated Senior Secured Net Leverage Ratio	Series B Margin (% per annum)
Greater than 2.60:1	6.00
Equal to or less than 2.60:1 but greater than 2.10:1	5.75
Equal to or less than 2.10:1	5.50

provided further that:

(A)	subject to paragraph (C) below, any increase or decrease in the Margin for a Note (including, unless otherwise specified in the applicable Incremental Series Notice, an Incremental Series Note) shall take effect on the date (each, a “reset date”) which is the Business Day after receipt by the Agent of a Compliance Certificate pursuant to paragraph (a) of Clause 23.2 (Provision and contents of Compliance Certificate);
(B)	if, following receipt by the Agent of the Compliance Certificate related to the relevant Annual Financial Statements, that Compliance Certificate does not confirm the basis for a reduced or increased Margin for the applicable Relevant Period, then paragraph (b) of Clause 12.3 (Payment of interest) shall apply and the Margin for that issuance of Notes shall be the percentage per annum determined using the table above and the revised Consolidated Senior Secured Net Leverage Ratio calculated using the figures in that Compliance Certificate;
(C)	at any time while a Margin Event of Default is continuing, the Margin for each Note under a Series shall be the highest percentage per annum set out above for a Note under that Series, or, in the case of an Incremental Series, set out in the relevant Incremental Series Notice, provided that immediately upon such Margin Event of Default ceasing to be continuing, the Margin for each Series will be recalculated on the basis set out above using the most recent Compliance Certificate and any change shall take effect as of the date the applicable Margin Event of Default ceased to be continuing;
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(D)	for the purpose of determining the Margin applicable to Series B, the Company may agree with the Series B Noteholders to increase the Margin applicable to Series B to such rate as it elects if necessary to ensure that it is able to comply with Clause 2.2 (Incremental Series) when establishing an Incremental Series;
(E)	for the purpose of determining the Margin, Consolidated Senior Secured Net Leverage Ratio and Relevant Period shall be determined in accordance with Clause 24.1 (Financial definitions) and Schedule 17 (Certain New York Law Defined Terms); and
(F)	the Margin may increase or decrease by more than one level on any reset date.

“Margin Event of Default” means an Event of Default that has occurred and is continuing under Clause 26.1 (Non-payment) in respect of non-payment under this Agreement, Clause 26.6 (Insolvency), Clause 26.7 (Insolvency Proceedings), Clause 26.8 (Creditors’ process) or Clause 26.3 (Other Obligations), solely as a result of a failure to deliver any Annual Financial Statements or Quarterly Financial Statements in accordance with Schedule 15 (Information Undertakings) such that the applicable Margin above cannot be calculated.

“Margin Regulations” means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.

“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations.

“Market Disruption Noteholder” means a Noteholder which invokes the benefit of Clause 14.4 (Market disruption).

“Market Disruption Rate” means the rate (if any) specified as such in the applicable Reference Rate Terms.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole (but for this purpose any effect on the ability of the Company to comply with its obligations under the Financial Covenant shall not, for that reason alone, constitute a Material Adverse Effect);
(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents (taking into account the resources within or available to the Group); or
(c)	subject to the Legal Reservations and the Perfection Requirements, the validity and enforceability of any of the Finance Documents or the ranking of any Security granted or purported to be granted pursuant to any of the Finance Documents, in any way that is materially adverse to the interests of the Finance Parties under the Finance Documents taken as a whole and which (if capable of remedy) is not remedied within (without duplication with any other cure period) 20 Business Days of the earlier of the Company becoming aware of it or the Agent giving notice to the Company requesting that the matter be remedied.
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“Material Company” means, at any time:

(a)	an Obligor; and
(b)	each member of the Group which has earnings before interest, tax, depreciation and amortisation (calculated (I) on an unconsolidated basis, (II) by excluding goodwill, intra-Group items and investments in subsidiaries (in each case to the extent applicable) and (III) otherwise on the same basis as Consolidated EBITDA), representing 5 per cent. or more of the Consolidated EBITDA of the Group, in each case, provided that:

(i)	such calculation shall be determined annually by reference to the most recent Compliance Certificate supplied by the Company in respect of the latest Annual Financial Statements delivered to the Agent (including, prior to the delivery of the first such Compliance Certificate, the Original Financial Statements); and
(ii)	a determination by the Company (in good faith) that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Material Event of Default” has the meaning given to the term “Super Senior Material Event of Default” in the Intercreditor Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that,

(a)	other than where paragraph (b) below applies:
(i)	(subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and
(b)	in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency) for any Note for which there are applicable Reference Rate Terms, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.
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The above rules will only apply to the last month of any period.

“Monthly” shall be construed accordingly.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“New Debt Financing” has the meaning given to that term in the Intercreditor Agreement.

“New Noteholder” has the meaning given to that term in Clause 27.1 (Assignments and transfers by the Noteholders).

“New Shareholder Injections” means the net proceeds of:

(a)	the aggregate amount subscribed for by any person (other than a member of the Group) for additional share capital in the Company; or
(b)	Subordinated Debt,

in each case received by the Company after the Closing Date.

“Non-Consenting Noteholder” means any Noteholder which does not agree to (or fails to accept or reject a request for) a consent to a departure from, or waiver or amendment of any provision of the Finance Documents which has been requested by the Company (or the Agent on its behalf) by the end of the period of ten (10) Business Days (or five (5) Business Days if such Noteholder is a Defaulting Noteholder or any other period of time notified by the Company with the prior agreement of the Agent if the period for this provision to operate is less than ten (10) Business Days (or five (5) Business Days (as applicable)) of a request being made where, in each case, the requested consent, waiver or amendment is one which:

(a)	requires greater than Majority Noteholders’ consent (including unanimous Noteholder or Super Majority Noteholder consent) pursuant to this Agreement and has been agreed to by the Majority Noteholders (or the Majority Noteholders under the applicable Series);
(b)	requires greater than Majority Super Senior Series Noteholders’ consent (including Super Majority Super Senior Series Noteholders’ consent) pursuant to this Agreement and has been agreed to by the Majority Super Senior Series Noteholders (or the Majority Noteholders under the applicable Series);
(c)	requires all of the Series B Noteholders’ consent pursuant to this Agreement and has been agreed to by the Majority Series B Noteholders; or
(d)	requires all of the Incremental Series Noteholders’ consent pursuant to this Agreement and has been agreed to by the Incremental Series Majority Noteholders.
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“Non-Cooperative Jurisdiction” means any jurisdiction listed on the EU list of non-cooperative jurisdictions for tax purposes maintained by the European Council.

“Non-Obligor” means a member of the Group which is not an Obligor.

“Not Otherwise Applied” means, in relation to any amount which is proposed to be included, applied, designated or taken into account, that such amount has not been (and is not simultaneously being), included, applied, designated or taken into account in respect of, any other calculation, use, event, transaction or permission.

“Note” means a Series B Note and/or an Incremental Series Note.

“Note Certificate” means a note certificate in or in substantially the form set out in Schedule 20 (Form of Note Certificate) including any replacement Note Certificate issued pursuant to Clause 6.6 (Replacement of Note Certificates).

“Noteholder” means:

(a)	any Original Noteholder; and
(b)	any bank, financial institution, trust, fund or other person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which has become a Party as a Noteholder in accordance with Clauses 2.2 (Incremental Series), 2.3 (Increase) or Clause 27 (Changes to the Noteholders) and in whose name the relevant Note is for the time being registered in the Register, which in each case has not ceased to be a Noteholder in accordance with the terms of this Agreement and provided that (among other things as provided by this Agreement) upon (i) termination in full of all Commitments of any Noteholder in relation to any Series and (ii) payment in full of all amounts which then are due and payable to such Noteholder under that Series, such Noteholder shall not be regarded as a Noteholder for that Series for the purpose of determining whether any provision which requires consultation, consent, agreement or vote with any Noteholder (or any class thereof) has been complied with.

“Notes Office” means:

(a)	in respect of a Noteholder, the office or offices notified by that Noteholder to the Agent in writing on or before the date it becomes a Noteholder (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement and specified against its name in the Register; or
(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
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“Notifiable Debt Purchase Transaction” has the meaning given to that term in Clause 28.2 (Notifiable Debt Purchase Transaction).

“Obligor” means an Issuer or a Guarantor.

“Obligors’ Agent” means the Successor Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

“OFAC” means the Department of the Treasury’s Office of Foreign Assets Control of the United States of America.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Series B Noteholder” means an Original Noteholder having a Series B Commitment set out opposite its name in Part 3 of Schedule 1 (The Original Parties).

“Original Financial Statements” means the Form 10-K filed with the Securities and Exchange Commission for Inspired Entertainment, Inc. for the Financial Year ended 31 December 2024.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as an Issuer or a Guarantor (as the case may be).

“Original Noteholders” means an Original Noteholder listed in Part 3 of Schedule 1 (The Original Parties).

“Original Obligor” means an Original Issuer or an Original Guarantor.

“Original Revolving Facility” means the revolving credit facility in an initial committed amount of £17,700,000 to be made available to certain members of the Group on or around the date of this Agreement.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Pension Items” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings and/or notifications of or under the Transaction Security Documents and/or the Security created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any Security or the Transaction Security Documents or to achieve the relevant priority expressed therein.

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“Permitted Holding Company Activity” means:

(a)	the entry into the Finance Documents, the Existing Group Debt (and in each case any documents entered into pursuant to or in connection therewith) and/or any document evidencing an equity investment made by any direct or indirect Holding Company of the Company to the Company;
(b)	the incurrence of any Indebtedness and/or other liabilities and holding of assets and/or rights under or in connection with the documentation referred to in paragraph (a) above;
(c)	the provision of administrative, insurance and management, research and development, marketing, the employment and secondment of directors, officers and employees, in each case to other members of the Group and including the payment of all related transaction and other costs and adviser fees in the ordinary course of being a holding company;
(d)	the receipt of loans and money which are, in each case, permitted by the terms of the Finance Documents;
(e)	the ownership of shares in the capital of its Subsidiaries;
(f)	any steps or transactions relating to a Roll-Up Investor in connection with a Permitted Acquisition;
(g)	the incurrence of any liabilities for tax, insurance and other liabilities incurred or payments made in its capacity as a holding company in respect of its Subsidiaries share capital and professional fees, employee costs, administration costs and taxes;
(h)	the incurrence of any liabilities arising by operation of law;
(i)	the incurrence of any liabilities in respect of payment of acquisition costs, legal fees, stamp, registration, land and other taxes or costs, auditor fees and other similar fees, taxes and expenses relating to, or incurred in connection with, the Transaction, or the Finance Documents;
(j)	holding cash, cash equivalent investments and balances in bank accounts;
(k)	consisting of the ownership of cash balances or cash equivalent investments at any time and the on-lending of cash intra-Group;
(l)	any rights or liabilities under any Treasury Transaction permitted by this Agreement;
(m)	any steps or transactions relating to the redomiciliation of a Holding Company of the Group and the incurrence of any related fees, costs or expenses;
42

(n)	any rights or liabilities under any service contract or consultancy agreement for any other director, executive or consultant or employee;
(o)	activities in connection with any litigation or court or other proceedings that are, in each case, being contested in good faith, those activities arising by law or court order and liabilities for, or in connection with, taxes;
(p)	the:
(i)	ownership of any rights or any assets; and
(ii)	incurrence of any liabilities,

(in each case including in relation to the Existing Group Debt and the related acquisitions and transactions) and all other transactions, matters and/or circumstances (and in each case all related transactions, matters and/or circumstances) which subsisted or are subsisting on or prior to the Closing Date and in each case provided that there are no material trading activities or material trading liabilities;

(q)	taking those steps necessary to maintain its corporate existence and tax status;
(r)	the entering into, inclusion or establishment of a Tax Sharing Agreement;
(s)	normal holding company activities to the extent not otherwise referred to in paragraphs (a) to (r) (inclusive) above; and/or
(t)	any other activity to which the Majority Noteholders have given their prior written consent.

“Permitted Holding Company Reorganisation” means the reorganisation of the structure of the Group (and its Holding Companies) as more particularly set out in steps 1 to 4 of the Permitted Holding Company Reorganisation Steps Plan provided that:

(i)	each such step is completed on or before the date falling 90 days after the Closing Date;
(ii)	concurrently with release by the Security Agent of the Transaction Security granted by Topco over its shares in, and structural intra-group receivables owing from, the Original Company (the “Closing Topco Security”) (which release the Security Agent shall give promptly upon request by the Original Company to facilitate completion of such reorganisation), Topco shall grant substitute Transaction Security over its shares in, and structural intra-group receivables owing from, the Successor Company in accordance with the Agreed Security Principles and shall deliver customary certificates, resolutions and legal opinions in connection with the granting of such substitute Transaction Security to the Agent, in each case in form and substance satisfactory to the Agent (acting reasonably), it being agreed that such forms shall be deemed to be satisfactory if they are substantially the same (mutatis mutandis) as those delivered in connection with the granting of the Closing Topco Security; and
(iii)	upon completion of such steps on or before the date falling 90 days after the Closing Date, the Original Company shall be immediately and automatically (and with no further action required by any party) released from all its liabilities and obligations under this Agreement and each other Finance Document and shall be deemed no longer to be a party and all references to the Original Company or DMWSL 632 Limited in this Agreement shall be deemed to be no longer applicable.

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“Permitted Holding Company Reorganisation Steps Plan” means the steps plan titled “Reorganisation of DMWSL 633 Ltd and DMWSL 632 Ltd” and dated June 2025, prepared by PwC and in the form most recently delivered to the Original Noteholders on or prior to the date of this Agreement.

“Permitted Reorganisation” means:

(a)	a reorganisation (including pursuant to a solvent winding-up where the assets of the relevant company, after paying its liabilities, are distributed to its shareholders, as well as any amalgamation, demerger, merger, consolidation or other corporate reconstruction) involving the business or assets of, or shares of (or other interests in), any member of the Group (other than the Company) and/or any of its Subsidiaries) where no Event of Default is continuing or would result from such reorganisation and where:
(i)	all of the business, assets and shares of (or other interests in) the relevant member of the Group continues to be owned directly or indirectly by the Company in the same or a greater percentage as prior to such reorganisation, save for:
(A)	the shares of (or other interests in) any member of the Group which has been merged into another member of the Group or which has otherwise ceased to exist (including, for example, by way of the collapse of a solvent partnership or solvent winding up of a corporate entity) as a result of a Permitted Reorganisation; or
(B)	the business, assets and shares of (or other interests in) relevant members of the Group which cease to be owned:
(1)	as a result of a disposal, merger or other step permitted under, but subject always to the terms of, this Agreement;
(2)	as a result of a cessation of business or solvent winding-up of a member of the Group in conjunction with a distribution of all or substantially all of its assets remaining after settlement of its liabilities to its immediate shareholder(s) or other persons directly holding partnership or other ownership interests in it (on a pro rata basis or such other basis more favourable to the Group) to the extent permitted under the other terms of this Agreement; or
44

(3)	as a result of a disposal of shares (or partnership or other ownership interests) in a member of the Group required to comply with applicable laws, provided that any such disposal is limited to the minimum amount required to comply with such applicable laws and is not reasonably likely to have a Material Adverse Effect;
(ii)	if the relevant member of the Group is an Issuer (other than the Company) then either:
(A)	such Issuer (the “Relevant Issuer”) is the surviving entity of the re-organisation, amalgamation, demerger, merger, consolidation or other corporate reconstruction; or
(B)	if the Relevant Issuer is not the surviving entity, then the surviving entity is incorporated in a jurisdiction listed in paragraph (a) of Clause 29.2 (Additional Issuers) in respect of the relevant Series of which the Relevant Issuer was an Issuer and the Relevant Issuer has acceded to this Agreement in accordance with Clause 29.2 (Additional Issuers) as an Additional Issuer; and
(iii)	the Finance Parties (or the Security Agent on their behalf) will continue to have the same or substantially equivalent guarantees and security (subject to the Agreed Security Principles and ignoring, where relevant, for the purpose of assessing such equivalency any limitations pursuant to or required in accordance with the Agreed Security Principles or hardening periods but excluding always any hardening periods in respect of Transaction Security granted by the Company, and other than guarantees and security from any entity which has ceased to exist as contemplated in sub-paragraph (i) above or is not or has ceased to be a member of the Group) over the same or substantially equivalent assets and over the shares (or other interests) in the transferee or the entity surviving as a result of such reorganisation save to the extent such assets or shares (or other interests) which have ceased to exist or to be owned by a member of the Group as contemplated in sub-paragraph (i) above, in each case to the extent such assets, shares or other interests are not disposed of as permitted under, but subject always to, the terms of this Agreement;
(b)	any reorganisation arising as a consequence of a specific undertaking relating to a re-organisation in this Agreement;
(c)	any reorganisation specifically described in the Structure Memorandum (other than in respect of any exit options, put/call rights described therein or cash repatriation steps out of the Group);
(d)	any reorganisation involving the business or assets of, or (other than the Company) shares of (or other interests in) any member of the Group which is implemented to comply with any applicable law or regulation (including all intermediate steps or actions necessary to implement such reorganisation) which are not reasonably likely to have a Material Adverse Effect;
45

(e)	any step, circumstance, payment, event, reorganisation or transaction permitted by Sections 11 (Merger and Consolidation – Company and the Original Issuer) and 12 (Merger and Consolidation – Guarantors) of Schedule 15 (General Undertakings); and/or
(f)	any other reorganisation involving one or more members of the Group to which the Majority Noteholders have given their prior written consent.

“Permitted Sanction Action” means an action in relation to any Sanctions imposed, administered or enforced from time to time by a Sanctions Authority, which is licensed or otherwise authorised by that Sanctions Authority.

“Permitted Structural Adjustment” means a Structural Adjustment which has been consented to by the requisite Noteholders and the Company as set out in paragraph (c) of Clause 39.6 (Other Exceptions).

“Permitted Transaction” means:

(a)	any disposal required, Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents or any of the transactions envisaged therein;
(b)	transactions (other than (i) any sale, lease, licence, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Indebtedness) conducted in the ordinary course of trading on arm’s length terms;
(c)	any conversion of any outstanding loan, credit or any other indebtedness which is permitted under any Finance Document and is owed by a member of the Group to another member of the Group into a capital loan, distributable reserves, shareholder contributions or share capital of any member of the Group or any other capitalisation, forgiveness, waiver, release or other discharge of that loan, credit or indebtedness;
(d)	the payment of any earn-out consideration in respect of any Permitted Acquisition or as otherwise permitted by this Agreement;
(e)	any step, circumstance, payment, event, reorganisation or transaction referred to in the Funds Flow Statement provided that any intermediate steps or actions necessary to implement any transactions described in this paragraph (e) shall be regarded as a Permitted Transaction;
(f)	any Permitted Reorganisation;
(g)	the Permitted Holding Company Reorganisation;
(h)	any step, circumstance, payment, event, reorganisation or transaction permitted by Sections 11 (Merger and Consolidation – Company and the Original Issuer) and 12 (Merger and Consolidation – Guarantors) of Schedule 15 (General Undertakings);
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(i)	any New Shareholder Injections;
(j)	any “Liabilities Acquisition” (as defined in the Intercreditor Agreement) effected pursuant to the Intercreditor Agreement;
(k)	the execution, delivery and performance of any Tax Sharing Agreement or the formation and maintenance of any consolidated group for accounting, cash pooling, management or tax purposes in the ordinary course of business provided that any cash pooling is between members of the Group and/or Holding Companies thereof (other than the Investors) or otherwise permitted under this Agreement;
(l)	any closure of bank accounts in the ordinary course of business provided that if such bank account is subject to any Transaction Security (a “Pledged Account”), prior to the release of such Transaction Security, the relevant Obligor has transferred the balance standing to the credit of such Pledged Account to another bank account held by an Obligor (a “Recipient Account”) and the Security Agent is satisfied (acting reasonably) that (i) the relevant Obligor has granted valid and effective Transaction Security over such Recipient Account consistent with the Agreed Security Principles, (ii) the relevant Obligor is not otherwise prohibited from transferring the balance standing to the credit of such Pledged Account to another member of the Group or (iii) there is (prior to such closure and transfer) no credit balance on such Pledged Account;
(m)	any repurchase by a person of shares in any member of the Group upon the exercise of warrants, options or other securities convertible into or exchangeable for shares if such shares represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a “cashless” exercise where permitted under this Agreement as a Restricted Payment provided that (i) the direct and indirect ownership interests of the Company in any Subsidiary prior to such issue is not diluted as a result, (ii) in the event that the shares of such Subsidiary are subject to Transaction Security prior to such issue, then the direct percentage of such shares in such Subsidiary subject to Transaction Security is not diluted and (iii) does not result in a Change of Control which is continuing;
(n)	any Subordinated Debt or equity investment made by any direct or indirect holding company of the Company to the Company or, in each case, any of the transactions envisaged thereby which does not result in a Change of Control which is continuing; and/or
(o)	any transaction to which the Majority Noteholders and, to the extent that their consent would be expressly otherwise required, the Majority Super Senior Series Noteholders have given their prior written consent.
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“Prevailing Market Determination” means a determination by the Agent (that shall be made by the Agent (acting on behalf of the Majority Lenders, acting in good faith and promptly)) in relation to the provisions of any document or any Benchmark Rate Change, where such determination shall be given if such provisions broadly reflect at such time any prevailing London or European market position for loans in the relevant currency or reflect the position as set out in another unitranche precedent for any issuer owned (directly or indirectly, in whole or in part) by any Investor or Investor Affiliate (including any precedent provided to the Agent by the Company in respect of such provisions).

“Primary Term Rate” means, in relation to any Term Rate Note, the rate specified as such in the applicable Reference Rate Terms.

“Quasi-Security” means a transaction or arrangement to:

(a)	sell, transfer or otherwise dispose of to any person who is not a member of the Group any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;
(b)	sell, transfer or otherwise dispose of any of its receivables to any person who is not a member of the Group on recourse terms;
(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or
(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in respect of a Term Rate Note, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two (2) TARGET Days before the first day of that period;
(b)	(if the currency is US dollars) two (2) US Government Securities Business Days before the first day of that period; or
(c)	(for any other currency) two (2) Business Days before the first day of that period,

unless market practice differs in the Relevant Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Quotation Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms or, in relation to any Term Rate Note, the Specified Time on the Quotation Day.

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“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks in relation to any Term Rate Note (except a USD Term Rate Note), as the rate at which the relevant Reference Bank could borrow funds in the Relevant Market, in each case, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in a reasonable market size in that currency and for that period.

“Reference Banks” means up to three (3) Noteholders or other banks or financial institutions as may be appointed by the Agent in consultation with the Company (provided that no Finance Party shall be appointed as a Reference Bank without its consent).

“Reference Rate Supplement” means, in relation to a Compounded Rate Currency or a Term Rate Currency, a document which:

(a)	is notified by the Company to the Agent and (unless otherwise agreed between the Company and the Majority Noteholders) either:
(i)	the Agent has made a Prevailing Market Determination; or
(ii)	no Super Majority Noteholder Objection has occurred and is continuing; and
(b)	sets out, for that currency, the relevant terms and provisions relating to an alternative benchmark rate, base rate or reference rate (“New Rate”) and setting out any amendment or waiver of the terms of this Agreement or other Finance Documents for that New Rate, including making appropriate adjustments for basis, duration, time and periodicity for determination of that New Rate for any Interest Period and making other consequential and/or incidental changes.

“Reference Rate Terms” means, in relation to:

(a)	a currency;
(b)	a Note or an Unpaid Sum in that currency;
(i)	an Interest Period for that issuance of Notes or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or
(ii)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Note or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Note, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Note, Unpaid Sum or accrual, in Schedule 18 (Reference Rate Terms) or in any Reference Rate Supplement.

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“Refinancing” means the redemption, prepayment and/or discharge (howsoever described) to be made in respect of the Existing Group Debt with the proceeds of the Series B Notes and/or the Original Revolving Facility on or around the Closing Date.

“Refinancing Debt” means any indebtedness of the Group that is incurred to refund, refinance, replace, exchange, renew, redeem, repay or extend (including pursuant to any defeasance or discharge mechanism) all or any part of any indebtedness of the Group, including any Notes or Incremental Series (and of any refinancing, exchange or replacement financing thereof from time to time) (the “Refinanced Debt”) and all fees, underwriting discounts, original issue discounts, premiums, costs and expenses and any prepayment or redemption premia and discounts incurred in connection with any Refinanced Debt, and any related stamp or other taxes, notarial or registration fees provided that:

(a)	such indebtedness has a final stated maturity at the time such indebtedness is incurred that is the same as or later than the final stated maturity of the Refinanced Debt;
(b)	such indebtedness is incurred in an aggregate principal amount (or, if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or, if issued with original issue discount, the aggregate accreted value) (whether drawn or undrawn) of the Refinanced Debt (plus, without duplication, any additional indebtedness incurred to pay interest or premiums required by the instruments governing such existing indebtedness and all fees, underwriting discounts, original issue discounts, premiums, costs and expenses and any prepayment or redemption premia and discounts incurred in connection with any Refinanced Debt, and any related stamp or other taxes, notarial or registration fees incurred in connection therewith); and
(c)	such indebtedness:
(i)	is unsecured indebtedness or is secured on substantially the same or fewer assets and such security having the same ranking and requirements as the Refinanced Debt;
(ii)	has the same or junior ranking and subordination as the Refinanced Debt; and
(iii)	if the Refinanced Debt is already subordinated to the Notes under the Intercreditor Agreement, or is otherwise subject to the Intercreditor Agreement, is subordinated to the Notes under (or subject to) the Intercreditor Agreement on terms at least as favourable to the Noteholders as those contained in the documentation governing the Refinanced Debt.

“Register” means the register of Notes maintained by the Agent.

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“Related Entity” in relation to a fund and/or managed account or person or entity which is an Affiliate of a fund and/or managed account and/or other corporate entity (the “First Fund”), a fund and/or managed account and/or other corporate entity (and/or an Affiliate thereof) which is managed or advised by the same investment manager or investment adviser as the First Fund; or whose board of directors is the same as the First Fund; or if employees of the investment manager or investment advisor or an affiliate thereof of the First Fund comprise the majority of its board of directors or, if it is managed by a different investment manager or investment adviser, a fund and/or managed account and/or other corporate entity whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the First Fund, or a fund and/or managed account and/or other corporate entity which is under common investment control as the First Fund.

“Relevant Event of Default” means an Event of Default which is continuing under Clause 26.1 (Non-payment), Clause 26.6 (Insolvency), Clause 26.7 (Insolvency proceedings) and/or Clause 26.8 (Creditors’ process).

“Relevant Jurisdiction” means, in relation to Topco, the Original Company or an Obligor:

(a)	its Original Jurisdiction;
(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated but only where that Obligor or Topco has granted Transaction Security governed by the laws of that jurisdiction; and
(c)	any jurisdiction where it conducts its business but only where that Obligor or Topco has granted Transaction Security governed by the laws of that jurisdiction.

“Relevant Market” means the market specified as such in the applicable Reference Rate Terms.

“Relevant Period” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Repeating Representations” means each of the representations set out in Clause 22.2 (Status) to Clause 22.7 (Governing law and enforcement).

“Replaced Finance Party” has the meaning given to that term in Clause 39.8 (Replacement of Noteholder).

“Reporting Day” means the day (if any) specified as such in the applicable Reference Rate Terms.

“Reporting Entity” means (a) the Company; or (b) any Holding Company thereof (as determined at the sole discretion of the Company).

“Reporting Entity Group” means the applicable Reporting Entity and each of its Subsidiaries (or in the case of Subsidiaries of the Company, limited to Subsidiaries).

“Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

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“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Finance Party” means a Finance Party that notifies the Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under:

(a)	EU Regulation (EC) 2271/96;
(b)	§7 of the German Außenwirtschaftsverordnung (in connection with the German Außenwirtschaftsgesetz); or
(c)	any similar applicable anti-boycott law, regulation or statute in force from time to time that is applicable to such person.

“Restricted Member of the Group” means a member of the Group in respect of which the Company notifies the Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under:

(a)	EU Regulation (EC) 2271/96;
(b)	§7 of the German Außenwirtschaftsverordnung (in connection with the German Außenwirtschaftsgesetz); or
(c)	any similar applicable anti-boycott law, regulation or statute in force from time to time that is applicable to such person.

“RFR” means the rate specified as such in the applicable Reference Rate Terms.

“RFR Banking Day” means any day specified as such in the applicable Reference Rate Terms.

“Roll-Up Investor” means any person (other than the Original Subordinated Creditor under and as defined in the Intercreditor Agreement) which holds any issued share capital in the Company at any time pursuant to a Permitted Acquisition provided that such person only holds shares in the Company for such temporary period of time as determined by the Company (acting reasonably and in good faith) that is required in connection with transaction steps required to effect a roll-up of investors to a Holding Company of the Company, as part of any Permitted Acquisition and which shall not be longer than five (5) Business Days from the date of completion of such Permitted Acquisition.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the target of comprehensive country Sanctions (as of the date of this Agreement, being Russia, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and Luhansk and Donetsk regions of Ukraine).

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“Sanctioned Obligation” means any obligation of (or owed to) any Obligor pursuant to or in connection with any Finance Document owed to a Sanctioned Person (including the making (or receiving) of any direct or indirect payment; the taking of any action or step (including any procurement obligation) or otherwise the carrying on of business or dealings with any Sanctioned Person) which is or is reasonably expected to be (each if and to the extent determined by such Obligor acting in good faith and notified to an Agent at any time and from time to time) restricted, embargoed, conditioned or prevented (directly or indirectly due to a restriction, embargo, condition or prohibition, including with respect to the use of applicable payment transmission or other payment transfer system) in accordance with any law, regulation or sanction of any applicable jurisdiction that is not generally applicable to all Noteholders.

“Sanctioned Party” means a Noteholder in respect of which any Obligor has a Sanctioned Obligation (as determined by such Obligor acting in good faith and notified to an Agent at any time and from time to time).

“Sanctioned Person” means any individual or other person that is (or individuals or entities that are):

(a)	listed on or fifty (50) per cent. or more owned or controlled (as such terms are defined and interpreted by the relevant Sanctions) by an individual or other person listed on any Sanctions List;
(b)	a government of a Sanctioned Country;
(c)	an agency or instrumentality of, or a person directly or indirectly owned or controlled by, a government of a Sanctioned Country; or
(d)	the target of Sanctions because it is resident or located in, or incorporated under the laws of any Sanctioned Country,

provided that, for the purpose of this definition, a person shall not be deemed to be a Sanctioned Person if transactions or dealings with such person are (i) not prohibited under applicable Sanctions or (ii) permitted under a licence, licence exemption or other authorisation of a Sanctions Authority.

“Sanctions” means any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means:

(a)	the United States;
(b)	the United Nations Security Council;
(c)	the European Union and any EU member state;
(d)	the UK; and
(e)	the respective governmental institutions of any of the foregoing which administer Sanctions, including OFAC, the US State Department, the US Department of Commerce and the US Department of the Treasury.
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“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Asset Freeze Targets issued by Her Majesty’s Treasury, or any equivalent list issued or maintained and made public by any of the Sanctions Authorities as amended, supplemented or substituted from time to time.

“Sanctions Provision” means Clause 22.25 (Sanctions).

“Screen Rate” means the “Primary Term Rate / Screen Rate” (if any) specified as such in the applicable Reference Rate Terms.

“Secured Parties” means each Finance Party which from time to time is a Party, any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien, abstract acknowledgement or promises of debt, assignments, assignment or tranfer for security purposes, retention of title arrangement, land charges (including security purpose declarations) or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part 12 of Schedule 3 (Requests and Notices) given in accordance with Clause 13 (Interest Periods) in relation to a Series.

“Senior Series “ means Series B and (as applicable and so designated in an Incremental Series Notice) any Incremental Senior Series.

“Senior Series Commitments” means the Commitments under the Senior Series.

“Senior Series Noteholder” means a Noteholder under a Senior Series.

“Senior Management” means the CEO and CFO (or analogous positions) of the Group at any time.

“Senior Note” means a Series B Note or an Incremental Senior Series Note.

“Series” means Series B and/or an Incremental Series, in each case as the context requires.

“Series B” means the series of notes to be purchased under this Agreement as described in paragraph (a) of Clause 2 (The Notes).

“Series B Commitment” means:

(a)	in relation to an Original Noteholder, the amount in the Base Currency set opposite its name under the heading “Series B Commitment” in Part 3 of Schedule 1 (The Original Parties) and the amount of any other Series B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and
(b)	in relation to any other , the amount in the Base Currency of any Series B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

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“Series B Noteholder” means:

(a)	any Original Series B Noteholder; and
(b)	any bank, financial institution, trust, fund or other person which has become a Series B Noteholder in accordance with Clause 27 (Changes to the Noteholders),

which in each case has not ceased to be a Series B Noteholder in accordance with this Agreement.

“Series B Note” means a note issued or to be issued under Series B or the principal amount outstanding for the time being of that note.

“Significant Assets” means assets of one or more members of the Group which contribute thirty (30) per cent. or more of the Consolidated EBITDA of the Group or represent thirty (30) per cent. or more of the gross assets of the Group (calculated using the same methodology as applicable under the definition of “Material Company”).

“Significant Company” means any member of the Group which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA (as defined in Schedule 17 (Certain New York Law Defined Terms)) representing thirty (30) per cent. or more of Consolidated EBITDA (as defined in Schedule 17 (Certain New York Law Defined Terms)) or has gross assets (excluding intra-group items) representing thirty (30) per cent. or more of the gross assets of the Group, calculated on a consolidated basis (provided that in determining whether a member of the Group satisfies the criteria for being a Significant Company under this definition, any member of the Group which has negative EBITDA shall be treated as if its EBITDA were zero).

“Significant Disposal” means the disposal in one or more transactions (as appropriate) of a Significant Asset or a Significant Company.

“SOFR” means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

55

“Specified Event of Default” means (a) the entry by a court of competent jurisdiction of a decree or order for relief in respect of any Specified Obligor in an involuntary case under any Bankruptcy Law now or hereafter in effect, which decree or order is not stayed or dismissed or any other similar relief shall be granted under any applicable federal, state or local law, which relief is not stayed or dismissed within twenty (20) Business Days of commencement, (b) the commencement of an involuntary case against any Specified Obligor under any Bankruptcy Law, the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Specified Obligor, or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of any Specified Obligor for all or a substantial part of its property, which, in any case under this paragraph (b), shall not have been dismissed, vacated, bonded or stayed pending appeal within twenty (20) Business Days of commencement or (c) the entry against any Specified Obligor of an order for relief, the commencement by any Specified Obligor of a voluntary case under any Bankruptcy Law, or the consent by any Specified Obligor to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Bankruptcy Law, or the consent by any Specified Obligor to the appointment of or taking possession by a receiver, receiver and manager, trustee or other custodian for all or a substantial part of its property, in each case of clauses (a) through (c), solely to the extent any of the foregoing events constitutes an Event of Default pursuant to in Clause 26.7 (Insolvency Proceedings) or 26.8 (Creditors’ Process)

“Specified Time” means a day or time of day determined in accordance with Schedule 9 (Timetables).

“Structural Adjustment” means, otherwise than as contemplated in Clause 2.2 (Incremental Series) or Clause 2.3 (Increase):

(a)	an amendment, waiver or variation of the terms of some or all of the Finance Documents that results in or is intended to result from or has the effect of changing or which relates to:
(i)	an extension to the availability or date of payment of or redenomination of any amount under the Finance Documents;
(ii)	a reduction in the Margin (other than in accordance with the definition of Margin) or a reduction in the amount of any payment of principal, interest, fees or commission or other amounts owing or payable to a Noteholder under the Finance Documents;
(iii)	the currency of payment of any amount under the Finance Documents;
(iv)	a redenomination of a Commitment or participation of any Finance Party into another currency (other than in accordance with the terms of this Agreement);
(v)	a re-tranching of any or all of the Series or Notes;
(vi)	an increase in, addition of, or an extension of any Commitment or participation of any Finance Party ranking pari passu with any Series; or
(vii)	the introduction of any additional loan, tranche or facility under the Finance Documents ranking pari passu with any Series,

in each case; and/or

56

(b)	an amendment or waiver of a term of a Finance Document and any change (including changes to, the prompt taking of or release coupled with the prompt retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements) that is consequential on, incidental to, or required to implement or effect or reflect any of the amendments or waivers lists in paragraph (a) above.

“Subordinated Debt” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Subscription Date” means the date of an issuance of Notes.

“Subscription Request” means a notice substantially in the relevant form set out in Part 1 of Schedule 3 (Requests and Notices).

“Subsidiary” means any company or corporation (excluding any such entities which are Loan to Own/Distressed Investors):

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its Board of Directors or equivalent body.

“Super Majority Noteholder Objection” means, in respect of a document, supplement, proposal, request or amendment in relation to this Agreement or any other Finance Document, that such document, supplement, proposal, request or amendment has been rejected by the Super Majority Noteholders, in each case by 11.00 am on the date falling ten (10) Business Days (or such longer period which the Company notifies to the Agent) after the date on which the Company (or other member of the Group) delivers the relevant document, supplement, proposal, request or amendment to the Agent. Unless the Company notifies the Agent, Clause 39.7 (Excluded Commitments) shall not apply when determining the Super Majority Noteholders for these purposes (and the Company may elect for one of more of such Clauses to apply in respect of any particular document, supplement, proposal, request or amendment from time to time).

“Super Majority Noteholders” means a Noteholder or Noteholders whose Commitments aggregate 80 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 80 per cent. or more of the Total Commitments immediately prior to that reduction).

57

“Super Majority Super Senior Series Noteholders” means, subject to Clause 39.6 (Other Exceptions), the Super Senior Series Noteholders:

(a)	whose Commitments then aggregate 80 per cent. or more of the Total Super Senior Series Commitments; or
(b)	if the Total Super Senior Series Commitments have then been reduced to zero, whose Commitments aggregated 80 per cent. or more of the Total Super Senior Series Commitments immediately before that reduction.

“Super Senior Enforcement Notice” has the meaning given to that term in the Intercreditor Agreement.

“Super Senior Series “ means any Incremental Super Senior Series.

“Super Senior Series Commitments” means the Commitments under the Super Senior Series.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed or levied by any government or other taxing authority (and Taxes and Taxation shall be construed accordingly).

“Tax Sharing Agreement” means any tax sharing, profit and loss pooling, tax loss transfer, fiscal unity (including fiscale eenheid) or similar or equivalent agreement or arrangement on customary or arm’s length terms between the Company, its Subsidiaries and/or any Holding Companies thereof.

“Term Rate Currency” means:

(a)	(as at the date of this Agreement) EUR and USD; and
(b)	any currency specified as such in a Reference Rate Supplement relating to that currency,

to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement.

“Term Rate Note” means any Note or, if applicable, Unpaid Sum which is not (or has not become, following a Compounded Rate Supplement or Benchmark Rate Change in relation thereto taking effect) a Compounded Rate Note.

“Term Reference Rate” means, in relation to a Term Rate Note:

(a)	the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Note; or
(b)	as otherwise determined pursuant to Clause 14.1 (Interest calculation if no Primary Term Rate),

and (in respect of the Series B Notes) if, in either case, that rate is less than three per cent. per annum, the Term Reference Rate shall be deemed to be three per cent. per annum.

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“Termination Date” means;

(a)	in relation to Series B, the date falling five years after the Closing Date; and
(b)	in relation to an Incremental Series, the date specified as such in the Incremental Series Notice relating to that Incremental Series.

“Total Commitments” means the aggregate of the Total Series B Commitments and the Aggregate Total Incremental Series Commitments, being £270,000,000 as at the date of this Agreement.

“Total Series B Commitments” means the aggregate of the Series B Commitments, being £270,000,000 as at the date of this Agreement.

“Total Incremental Series Commitments” means, in relation to an Incremental Series, the aggregate of the Incremental Series Commitments relating to that Incremental Series, being £0 as at the date of this Agreement.

“Total Super Senior Series Commitments” means the aggregate of the Total Incremental Super Senior Series Commitments, being £0 as at the date of this Agreement.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group and including any such bonds or letters of credit issued under an Ancillary Facility.

“Transaction” or “Transactions” means the Refinancing and the other transactions contemplated by the Finance Documents and/or the Funds Flow Statement (in each case including the financing or refinancing thereof).

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent and/or the Secured Parties (or any of them) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means:

(a)	each of the documents listed as being a Transaction Security Document in paragraph 2(g) of Part 1 of Schedule 2 (Conditions precedent);
(b)	each document delivered to the Agent under paragraph 14 of Part 2 of Schedule 2 (Conditions precedent) together with any other document entered into by Topco or any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents and if relevant and permitted under the terms of this Agreement, also under any Hedging Agreement or other Indebtedness;
(c)	any “Security Document” and any “Transaction Security Document” (each as defined in the Intercreditor Agreement); and
(d)	any other document designated as a “Transaction Security Document” by the Company and the Agent (or the Security Agent) in writing (in each case, acting reasonably).
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“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate and registers such transfer or assignment in the Register.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK” means The United Kingdom of Great Britain and Northern Ireland.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US”, “U.S.” or “United States” means the United States of America, its territories and possessions.

“U.S. Bankruptcy Law” has the meaning given to that term in the definition of “Bankruptcy Law”.

“USD Term Rate Note” means a Term Rate Note which is denominated in US Dollars.

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and
(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US government securities.
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“U.S. Guarantor” means any Guarantor that is incorporated, formed or organised under the laws of the U.S. or any State of the U.S. (including the District of Columbia).

“U.S. Obligor” means any Obligor that is incorporated, formed or organized under the laws of the U.S. or any State of the U.S. (including the District of Columbia).

“U.S. Person” means a “United States Person” as defined in Section 7701(a)(30) of the Code (including an entity disregarded as being separate from its owner for U.S. federal income tax purposes if its regarded owner for U.S. federal income tax purposes is a “United States Person”).

“VAT” means:

(a)	any value added tax imposed by the UK Value Added Tax Act 1994;
(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)	any other tax of a similar nature, whether imposed in a member state of the European Union or the UK in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

“Wholly-Owned Subsidiary” of any Person means Restricted Subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by applicable law to be owned by a resident of the Relevant Jurisdiction) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Event” means the withdrawal of any participating member state of the European Union from the single currency of the participating member states of the European Union and/or the redenomination of the euro into any other currency by the government of any current or former participating member state of the European Union and/or the withdrawal (or any governmental decision to withdraw or any vote or referendum electing to withdraw) of any member state from the European Union.

“Working Capital” has the meaning given to that term in Clause 24.1 (Financial definitions).

1.2	Construction
(a)	Unless a contrary indication appears, a reference in this Agreement to:
(i)	the “Agent”, the “Company”, any “Finance Party”, any “Hedge Counterparty”, any “Obligor”, any “Original Noteholder”, any “Noteholder”, any “Party”, any “Secured Party”, the “Security Agent”, “Topco” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;
(ii)	references to Notes being issued or to be issued on a “European certain funds basis” means that they are made available on the terms of paragraphs (a) and (b) of Clause 4.5 (Notes during the Certain Funds Period) mutatis mutandis for the relevant Note, Noteholders, Issuer and Series;
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(iii)	an “agency” of a state includes any local or other authority or other recognised body or agency, central or federal bank, department, government, legislature, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;
(iv)	a document in “agreed form” is a document (A) which is previously agreed in writing by or on behalf of the Agent and the Company; or (B) if such document is to be delivered pursuant to Clause 4.1 (Initial conditions precedent) or specified in Schedule 2 (Conditions precedent) in the form required or contemplated by those provisions;
(v)	an “agreement” includes any legally binding arrangement, contract, deed or instrument (in each case whether oral, written or entered into by way of a written offer and implicit acceptance);
(vi)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement, restatement and/or amendment and restatement (however fundamental);
(vii)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;
(viii)	“available for utilisation” in respect of any indebtedness means that indebtedness being committed pursuant to the terms of an executed commitment letter, credit agreement, indenture, notes or other documentation notwithstanding that any documentary, drawdown or other substantive event including the execution of a long form credit agreement, the completion of an acquisition or condition to utilisation or issue thereof has not been satisfied including (if any of the proceeds are to be applied in connection with an acquisition or other transaction) the date on which the applicable acquisition agreement is signed or such other date on which the Group enters into a legally binding commitment for the relevant acquisition or such other transaction which will be funded by the proceeds of such indebtedness;
(ix)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;
(x)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;
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(xi)	the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at an exchange rate used by the Company (acting reasonably and in good faith) and notified to the Agent or if the Company has not notified to the Agent at the Agent’s Spot Rate of Exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11.00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);
(xii)	a “Finance Document” or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or other agreement or instrument as amended and includes any increase in, addition to or extension of or other change to any facility under such agreement or instrument, in each case to the extent permitted by the terms of this Agreement;
(xiii)	a “guarantee” includes:
(A)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and
(B)	any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares, partnership interests or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person, and “guaranteed” and “guarantor” shall be construed accordingly;

(xiv)	“incur” includes issue, create, assume, enter into any guarantee of, incur, extend or otherwise become liable for; provided that any indebtedness or share capital or similar of a person existing at the time such person becomes a Guarantor, Material Company or member of the Group (as applicable under the relevant provision of this Agreement) (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such a Guarantor, Material Company or member of the Group at the time it becomes a Guarantor, Material Company or member of the Group (as applicable) and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder;
(xv)	“including” means including without limitation, and “includes” and “included” shall be construed accordingly;
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(xvi)	“indebtedness” includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(xvii)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind;
(xviii)	references to any transaction being in the “ordinary course of business” of a member of the Group shall be construed to include any transaction that is consistent with industry practice in the industries in which the Group operates or consistent with past practice of any member of the Group;
(xix)	references to any matter being “permitted” (but not “expressly permitted”) by or under this Agreement or any other Finance Document or other agreement shall include references to such matters not being prohibited or otherwise being approved under this Agreement or such Finance Document or such other agreement;
(xx)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium, partnership or other entity, in each case whether or not having separate legal personality;
(xxi)	a “regulation” includes any regulation, rule, code, ordinance, official directive, requirement, determination, judgment, order, decree, ruling, request, guidance or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary for those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(xxii)	a “sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Noteholder of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Notes and/or Finance Documents to a counterparty and “sub-participate” and “sub-participant” shall be construed accordingly;
(xxiii)	“sufficient available information” means financial information selected and determined by the Company in good faith in order to test the applicable condition or ratio, including information required to be delivered to the Agent under this Agreement as well as other information including monthly management accounts and other internal Group accounts and financial information provided that such information is made available to the Agent at or prior to or at substantially the same time as of the applicable calculation;
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(xxiv)	reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or reenacted from time to time;
(xxv)	the singular includes the plural (and vice versa);
(xxvi)	a time of day is a reference to the time in London;
(xxvii)	references to “Majority Noteholders under the relevant Series” or “relevant Majority Noteholders” or “Majority” is used before a Series and the Noteholders under it (or their respective cognate forms and formulations) means a Noteholder or Noteholders whose Commitments aggregate more than 50 per cent. of the total Commitments under such relevant Series (or, if the total Commitments under such relevant Series have been reduced to zero, aggregated more than 50 per cent. of the total Commitments under such relevant Series immediately prior to that reduction);
(xxviii)	unless expressly stated to the contrary, a reference in any Finance Document to the Agent or the Security Agent (an “Applicable Agent”) being “authorised”, “instructed” and/or “directed” to take any action by a Finance Party by the terms of such Finance Document shall mean irrevocably and unconditionally authorised, instructed or directed (as applicable) to take such action without any further consent, authorisation, instruction or direction from any Finance Party or any of their Affiliates;
(xxix)	unless expressly stated to the contrary, a reference in any Finance Document to an Applicable Agent being “instructed” or “directed” to take any action by a Finance Party by the terms of such Finance Document shall require the Applicable Agent to take such action promptly, without unreasonable delay and without requesting any further consent, authorisation, instruction or direction from any Finance Party or any of their Affiliates;
(xxx)	unless expressly stated to the contrary, where an Applicable Agent is required to act “reasonably”, or in a “reasonable” manner, or as coming to an opinion or determination that is “reasonable” (or any similar or analogous wording is used) under the terms of any Finance Document (other than this paragraph) and the Applicable Agent has not been instructed or directed by a Finance Party by the terms of such Finance Document to take such action:
(A)	if the Applicable Agent determines that any instruction is or may be required by or from any Finance Party or any group of Finance Parties, it shall notify the Company as soon as reasonably practicable after making such determination;
(B)	the Applicable Agent shall first (prior to seeking, or notifying any Finance Party that it intends to seek, such instruction) consult with the Company (in good faith) in order to determine; (1) whether any instruction from the requisite Finance Parties is required under the terms of the applicable Finance Document; and (2) the period of time in which such instructions may be sought;
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(C)	if, after such consultation, there is no agreement between the Company and the Applicable Agent and/or the Applicable Agent determines (acting reasonably, in good faith and in accordance with the terms of the Finance Documents) that it is required to seek instructions from the requisite Finance Parties in accordance with the terms of the applicable Finance Document, it shall notify the Finance Parties from whom it is seeking such instruction of the requested instructions, together with, to the extent applicable, its proposed opinion, determination or other course of action and the period of time within which such instructions must be provided (acting reasonably and in good faith and taking into account such consultation with the Company);

(D)	unless such Finance Parties (acting reasonably, in good faith and in accordance with the terms of the Finance Documents) otherwise instruct or direct the Applicable Agent within the period of time within which such instructions were requested to be provided, the Applicable Agent shall act in accordance with its proposed opinion, determination or other course of action notified to the applicable Finance Parties in accordance with paragraph (C) above; and

(E)	if the Applicable Agent complies with this paragraph (xxx), it shall:

(1)	be deemed to have been acting on the instructions of the requisite Finance Parties;

(2)	be under no obligation to determine the reasonableness of any instructions from any Finance Party; and

(3)	not be responsible for any liability occasioned or arising from such instructions or any delay or failure on the part of the relevant Finance Parties in the giving of such instructions or direction or to form such opinion;

(xxxi)	any defined term or expression used in this Agreement or the other Finance Documents includes its cognate forms; and

(xxxii)	subject to the terms of the Finance Documents (including any provisions relating to the transfer of the role of Agent and/or Security Agent), any corporation into which the Agent or Security Agent may be merged or converted, or any corporation with which the Agent or Security Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent or Security Agent shall be a party, or any corporation, including affiliated corporations, to which the Agent or Security Agent shall sell or otherwise transfer: (a) all or substantially all of its assets or (b) all or substantially all of its corporate trust business shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws and subject to any credit rating requirements set out in this Agreement become the successor Agent or Security Agent under this Agreement without the execution or filing of any paper or any further act on the part of the Parties, unless otherwise required by the Majority Noteholders (acting reasonably), and after the said effective date all references in this Agreement to the Agent or Security Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall promptly be given to the Company by the Agent or Security Agent.

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(b)	For the purposes of the Finance Documents:

(i)	a Default (including an Event of Default) is “continuing” if it has not been remedied or waived. In addition, (i) if a Default (including an Event of Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an “Initial Default”) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action and (ii) any Default for the failure to comply with the time periods prescribed in Clause 23 (Information undertakings), Schedule 15 (Information Undertakings) or otherwise to deliver any notice, certificate or other document or take any action, step or measure, as applicable, shall be deemed to be cured upon the delivery of any such report required by such notice, certificate or other document or taking of such action, step or measure, as applicable, even though such delivery or action, step or measure is not within the prescribed period specified in this Agreement or any other Finance Document;

(ii)	a Declared Default is “continuing” if the notice of acceleration (or demand) provided by the Agent under Clause 26.15 (Acceleration) in connection therewith has not been revoked, withdrawn or cancelled by the Agent (acting on the instructions of the Majority Noteholders or the Majority Super Senior Series Noteholders (as applicable)) or otherwise ceases to have effect; and

(iii)	a Change of Control or an Exit is “continuing” if it has not been remedied or waived.

(c)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include (other than in the case of the definition of Screen Rate):

(i)	any replacement page of that information service which displays that rate; and

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(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(d)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(e)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:

(i)	Schedule 18 (Reference Rate Terms); or

(ii)	any earlier Reference Rate Supplement.

(f)	Notwithstanding anything to the contrary in the Finance Documents;

(i)	a Compounded Rate Supplement relating to the Daily Non-Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(A)	Schedule 19 (Daily Non-Cumulative Compounded RFR Rate), as the case may be; or

(B)	any earlier Compounded Rate Supplement; and

(ii)	Break Costs shall not apply to any prepayment of a Compounded Rate Note unless specified in the applicable Reference Rate Terms.

(g)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(h)	Section, Clause and Schedule headings are for ease of reference only.

(i)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(j)	Notwithstanding anything to the contrary in any Finance Document, nothing in the Finance Documents shall prohibit a non-cash contribution of any asset (including any participation, claim, commitment, rights, benefits and/or obligations in respect of any indebtedness borrowed or issued by any member of the Group from time to time) by a person that is not a member of the Group to the Company provided that to the extent such transaction results in any indebtedness or claim being outstanding from the Company, such indebtedness or claim is permitted by the Finance Documents.

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(k)	In ascertaining the Majority Noteholders, the Incremental Series Majority Noteholders, the Super Majority Noteholders, the Super Majority Super Senior Series Noteholders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purpose of the allocation of any redemption, repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to drawn amounts any Commitments not denominated in sterling shall be deemed to be converted into sterling at, the Agent’s Spot Rate of Exchange on the Business Day immediately preceding the date of such request for a consent, waiver, amendment or other vote under the Finance Documents.

(l)	The knowledge, awareness or belief of any member of the Group shall be limited to the actual knowledge, awareness or belief of the Board of Directors (or equivalent body) of such member of the Group (including Senior Management) at the relevant time.

(m)	Any corporation into which the Agent or Security Agent may be merged or converted, or any corporation with which the Agent or Security Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent or Security Agent shall be a party, or any corporation, including affiliated corporations, to which the Agent or Security Agent shall sell or otherwise transfer:

(i)	all or substantially all of its assets; or

(ii)	all or substantially all of its corporate trust business,

shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws and subject to any credit rating requirements set out in this Agreement become the successor Agent or Security Agent under this Agreement without the execution or filing of any paper or any further act on the part of the Parties, unless otherwise required by the Company, and after the said effective date all references in this Agreement to the Agent or Security Agent shall be deemed to be references to such successor corporation. Written notice of any such merger, conversion, consolidation or transfer shall immediately be given to the Company by the Agent or Security Agent.

(n)	Unless a contrary indication appears, where a request for consent is required from a member of the Group, when determining whether to grant such consent, that member of the Group may act in its sole discretion (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given).

(o)	This Agreement is not intended, nor shall it be construed, to create a partnership or joint venture relationship between or among any of the parties hereto.

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(p)	Nothing in this Agreement shall prevent or restrict (i) the re-registration of a member of the Group as a public company for a purpose otherwise permitted by this Agreement or (ii) a change to the financial year of any member of the Group.

(q)	No transaction or arrangement between persons which are not members of the Group (whether or not such persons are Affiliates of the Group) shall be deemed to constitute an action (whether direct or indirect) by any member of the Group.

(r)	Any adjustment (including any increase, decrease, sum or inclusion) pursuant to the terms and paragraphs of any financial definition or component thereof or pursuant to any other provision of a Finance Document shall be available and be determined by the Board of Directors of the Company acting in good faith at such time in each case without regard to whether or how such adjustment had been previously made or to the Applicable Accounting Principles (to the extent relevant).

(s)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(t)	Notwithstanding any term of any Finance Document to the contrary:

(i)	no Permitted Transaction;

(ii)	no breach of any representation, warranty, obligation, covenant, undertaking or other term of (or default or event of default under) a Hedging Agreement or document relating to an Ancillary Facility;

(iii)	prior to the date on which such arrangements are required to be refinanced in accordance with the terms of this Agreement, no breach of any representation, warranty, undertaking or other term of (or default or event of default under) any document (including any security, guarantees or other ancillary document) relating to the existing financing arrangements of any member of the Group (including the Existing Group Debt) arising as a direct or indirect result of any person entering into and/or performing its obligations under any Finance Document (or carrying out the transactions contemplated by the Finance Documents);

(iv)	prior to the date of the consummation of the relevant Permitted Acquisition, no act or omission on the part of any person which is the direct or indirect target in relation to such Permitted Acquisition (the “New Targets”) (including any procurement obligation in relation to any such New Targets) or breach of any representation, warranty, undertaking or other term of (or Default or Event of Default under) any Finance Document by any New Target or any other circumstance relating to the New Targets; and/or

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(v)	no Withdrawal Event,

in and of itself, shall directly or indirectly (or shall be deemed to) constitute, or result in, a breach of any representation and warranty or undertaking or other term in the Finance Documents or result in the occurrence of a Default or an Event of Default and each shall be expressly permitted under the terms of the Finance Documents.

(u)	If any related requirements and conditions (including as to the absence of any continuing Default, Event of Default, Margin Event of Default, Relevant Event of Default, Material Event of Default or Major Event of Default) for which compliance or satisfaction was determined or tested as of the Applicable Test Date would at any time after the Applicable Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default, Event of Default, Margin Event of Default, Relevant Event of Default, Material Event of Default or Major Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default, Event of Default, Margin Event of Default, Relevant Event of Default, Material Event of Default or Major Event of Default shall be deemed not to have occurred or be continuing for the purpose of that test).

(v)	The Latest Compounded Rate Supplement in relation to any currency or any Benchmark Rate Change made pursuant to paragraph (a) of Clause 39.12 (Replacement of Screen Rate) shall be in full force and effect and shall automatically and unconditionally amend, waive and form part of this Agreement and shall be binding on all parties hereto, and shall override, amend, replace and waive anything relating to that currency in Part 3 of Schedule 18 (Compounded Rate Notes - GBP) or Schedule 19 (Daily Non-Cumulative Compounded RFR Rate) or any earlier Compounded Rate Supplement or any other applicable terms of this Agreement in relation to such currency (and to the extent such Latest Compounded Rate Supplement or any Benchmark Rate Change (or any provisions therein) is specified by its terms to take effect and apply on and from the first day of the next Interest Period or on and from another date, such provisions shall take effect automatically and unconditionally from such date). Without prejudice to the foregoing, the Finance Parties shall be required to enter into any amendment to the Finance Documents required by the Company in order to facilitate or reflect any of the provisions contemplated by the Latest Compounded Rate Supplement or any such Benchmark Rate Change and the Agent and the Security Agent are each authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amendments to the Finance Documents (and shall do so on the request of and at the cost of the Company) and to make any Prevailing Market Determination requested by the Company.

(w)	A Super Majority Noteholder Objection is “continuing” for so long as a Super Majority Noteholder Objection has occurred and all the Super Majority Noteholders (or if applicable the Super Majority Noteholders in respect of any relevant or applicable Series assert and continue to assert their objection in respect of the relevant document, supplement, proposal, request or amendment to which the Super Majority Noteholder Objection relates (provided that such Super Majority Noteholder Objection shall cease to be “continuing” on the first date on which any such objection is supported by less than the Super Majority Noteholders (or if applicable the Super Majority Noteholders in respect of any relevant or applicable Series in each case as confirmed in writing by the Agent to the Company.

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(x)	Whether obligations under or in respect of factoring (including reverse factoring) arrangements, receivables financings, trust receipts, invoice discounting or similar arrangements are on a “recourse” basis shall be determined by the Company in good faith according to ordinary commercial principles and, in particular, such arrangements shall not be deemed to be on a “recourse” basis solely on the basis that:

(i)	such arrangements involve any member of the Group providing representations, warranties, covenants, indemnities, security and guarantees of performance which the Company has determined in good faith to be customary in such an arrangement;

(ii)	such arrangements involve agreeing to repurchase receivables, obligations or other relevant assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable, obligation or other asset (or portion thereof) becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to any member of the Group; and/or

(iii)	any liabilities with respect to such arrangements would appear on a balance sheet of such person prepared on the basis of the Applicable Accounting Principles.

(y)	Any action of or in respect of a member of the Group (including a Non-Obligor) of which the Agent has been notified is to become a Guarantor (or which is required to become an Obligor under the terms of this Agreement) taken prior to the accession of that member of the Group (or prior to, in respect of a member of the Group which is required to become an Obligor, expiry of the period in which that accession must be completed) which would be permitted if such member of the Group was an Obligor shall be permitted notwithstanding that such member of the Group is not yet an Obligor, as if such member of the Group is already an Obligor (and, for the purposes of ensuring such actions are permitted, each such member of the Group shall, pending such accession, be treated as if it were already a Guarantor).

1.3	Applicable Metrics

(a)	Any Applicable Metric (other than any Financial Covenant or in the calculation of Margin) to be determined in connection with an Applicable Transaction may, at the Company’s option, be determined as at the Applicable Test Date provided that when making such determination the Company shall be required to give pro forma effect to any other Applicable Transactions that have occurred up to (and including) the Applicable Test Date.

(b)	If compliance with an Applicable Metric is established in accordance with paragraph (a) above, such Applicable Metric shall be deemed to have been complied with (or satisfied) for all purposes; provided that:

(i)	the Company may elect, in its sole discretion, to recalculate any Applicable Metric on the basis of a more recent Applicable Test Date, in which case, such date of redetermination shall thereafter be deemed to be the relevant Applicable Test Date for purposes of such Applicable Metrics; and

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(ii)	save as contemplated in sub-paragraph (i) above, compliance with any Applicable Metric shall not be determined or tested at any time after the relevant Applicable Test Date for such transaction and any actions or transactions related thereto.

(c)	If any Applicable Metric for which compliance was determined or tested as of an Applicable Test Date would at any time after the Applicable Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in such Applicable Metric (or any other Applicable Metric), such Applicable Metric will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations.

1.4	Baskets

(a)	Save in respect of the amounts subscribed for under Series B, in the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in this Agreement, the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and an amount or transaction may at the option of the Company be split between different baskets or exceptions) provided that no such reclassification may be made between baskets that are applicable to different covenants.

(b)	Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in sterling includes the equivalent of such amount, threshold or limit in other currencies.

(c)	When applying monetary limits, baskets, thresholds and other exceptions to the representations, warranties, undertaking and Events of Default under the Finance Documents, the equivalent to an amount in sterling shall be calculated in accordance with paragraph (f) of Clause 24.3 (Financial testing and calculations) or, if no such rate is contemplated, deemed to be converted into sterling at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before (in the case of incurring an Incremental Series) the Incremental Series Commencement Date for the relevant Incremental Series or (in all other cases) as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action.

(d)	Any amounts incurred on the basis of any basket, test or permission where an element is set by reference to a percentage of Consolidated EBITDA (“EBITDA Based Basket”) shall (provided that such amounts are, at the time of incurrence, duly and properly incurred in accordance with the relevant basket, test or permission) be treated as having been duly and properly incurred without the incurrence of an Event of Default even in the event that such EBITDA Based Basket subsequently decreases by virtue of operation of that calculation.

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(e)	No Event of Default or breach of any representation and warranty or undertaking under this Agreement or the other Finance Documents shall arise merely as a result of a subsequent change in the sterling equivalent or any other currency specified for any basket due to fluctuations in exchange rates.

(f)	For any relevant basket set by reference to a Financial Year, yearly period, year from the Closing Date, a calendar year (or similar) (each an “Annual Period”):

(i)	at the option of the Company, the maximum amount so permitted under such basket during such Annual Period may be increased by:

(A)	an amount equal to 100 per cent. of the difference (if positive) between the permitted amount in the immediately preceding Annual Period and the amount thereof actually used or applied by the Group during such preceding Annual Period (the “Carry Forward Amount”); and/or

(B)	an amount equal to 100 per cent. of the permitted amount in the immediately following Annual Period and the permitted amount in such immediately following Annual Period shall be reduced by such corresponding amount (the “Carry Back Amount”); and

(ii)	to the extent that the maximum amount so permitted under such basket during such Annual Period is increased in accordance with paragraph 1.4(f)(i) above, any usage of such basket during such Annual Period shall be deemed to be applied in the following order:

(A)	first, against the Carry Forward Amount;

(B)	secondly against the maximum amount so permitted during such Annual Period prior to any increase in accordance with paragraph (i) above; and

(C)	thirdly against the Carry Back Amount,

provided that no Carry Forward Amount may be carried forward for more than one successive Annual Period, save for any Carry Forward Amounts in respect of annual baskets set out in the Section 1 (Limitation on Restricted Payments) in Schedule 16 (General Undertakings) (other than the Share Repurchases Basket).

(g)	In the event that any Applicable Metric required to be determined by reference to a fixed amount or a percentage of Consolidated EBITDA (a “fixed permission”) under this Agreement is intended to be concurrently utilised together with any Applicable Metric required to be determined by reference to a ratio (including by reference to Consolidated Net Leverage or the Consolidated Senior Secured Net Leverage Ratio) (a “ratio-based permission”) under this Agreement in a single Applicable Transaction or series of related Applicable Transactions (including with respect to any Incremental Series and/or Indebtedness permitted to be incurred in accordance with this Agreement) then, unless the Company elects otherwise:

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(i)	compliance with, or satisfaction of, any Applicable Metric for the portion of such Applicable Transaction to be incurred under any such ratio-based permission shall first be calculated without giving effect to amounts being incurred pursuant to any fixed permissions, but giving full pro forma effect to all applicable and related transactions (including, subject to the provisions of this Agreement and subject to the foregoing with respect to fixed permissions, any incurrence and redemption or repayment of indebtedness) and all other permitted pro forma adjustments; and

(ii)	thereafter, incurrence of the portion of such Applicable Transaction to be incurred under any fixed permissions shall be calculated.

1.5	Currency symbols and definitions

In the Finance Documents:

(a)	“€”, “EUR” and “euro” denote the single currency of the Participating Member States;

(b)	“£”, “GBP” and “sterling” denote the lawful currency of the UK; and

(c)	“$”, “USD” and “US Dollars” denote the lawful currency of the US.

1.6	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Subject to paragraph (a) of Clause 39.6 (Other exceptions), but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.7	No Investor Recourse

No Finance Party (in their capacity as a Finance Party) will have any recourse to any Investor that is not party to a Finance Document (and to the extent an Investor is a party to a Finance Document there shall only be recourse to the extent of its liability under the terms of such Finance Document) in respect of any term of any Finance Document, any statements by Investors, or otherwise. Each Finance Party (in such capacity) hereby waives its rights to argue to the contrary.

1.8	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Finance Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law) and each such individual may rely on this Clause 1.8 (subject to Clause 1.6 (Third Party Rights)) and the provisions of the Third Parties Act. Each Finance Party hereby waives its rights to argue to the contrary.

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1.9	Non-wholly owned Subsidiaries

Where any member of the Group (the “first person”) is required under this Agreement or any other Finance Document to ensure or procure certain acts, events or circumstances in relation to any other person (the “second person”) and the first person owns less than fifty-one (51) per cent. in aggregate of the issued voting share capital (or instruments providing equivalent control) in the second person or is otherwise limited or restricted by applicable law or regulation, the first person shall only be obliged to use its reasonable efforts, subject to all limitations and restrictions on the influence it may exercise as a shareholder over the second person, pursuant to any agreement with the other shareholders or pursuant to any applicable law or regulation which requires the consent of the other shareholders or other person, and its obligation to ensure or procure shall not be construed as a guarantee for such acts, events or circumstances.

1.10	Cashless rolls

Notwithstanding anything to the contrary contained in this Agreement or in any other Finance Document, to the extent that any Noteholder extends the maturity date of, or replaces, renews or refinances, any of its then-existing Notes with Incremental Series Notes and/or Refinancing Debt, in each case, that are effected by means of a “cashless roll” by such Noteholder, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Finance Document that such payment be made in “euro”, “dollars” in “sterling” or any other Optional Currency, “in immediately available funds”, “in cash” or any other similar requirement.

1.11	Contractual recognition of bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including:

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

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(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

In this Clause 1.11:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation 13 as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any state other than such an EEA Member Country or (to the extent that the UK is not such an EEA Member Country) the UK, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means (to the extent that the UK is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

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(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)	any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

2.	The Notes

2.1	Series B

(a)	The Original Issuer has authorised the creation and issue of Series B Notes in an aggregate principal amount equal to the Total Series B Commitments.

(b)	Subject to the terms of this Agreement, each Original Noteholder has agreed to subscribe for Series B Notes up to the aggregate amount of its Series B Commitment.

2.2	Incremental Series

(a)	The Company may, at any time and from time to time by delivering to the Agent a duly completed Incremental Series Notice complying with this Clause 2.2 establish one or more Incremental Series by way of:

(i)	the introduction of one or more new additional series as a Series under this Agreement; and/or

(ii)	as an additional tranche of or increase in an existing Series (including Series B and any previously established Incremental Series) under this Agreement.

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(b)	No consent of any Finance Party (other than a Noteholder participating in such Incremental Series) is required to establish an Incremental Series at any time provided that each of the following applicable conditions are met:

(i)	in the case of an Incremental Senior Series to be established under the terms of this Agreement, the Effective Yield applicable to such Incremental Senior Series shall not be greater than 0.50 per cent. per annum higher than the Effective Yield applicable to Series B (after taking into account any increase or decrease in the Margin applicable to Series B agreed between the Company and the Series B Noteholders) (the “MFN Rate”) unless the Company offers for the Margin (including each level of any applicable ratchet) applicable to Series B to be increased by the amount by which the Effective Yield applicable to the Incremental Senior Series would exceed the MFN Rate, where such offer shall be deemed rejected if not positively accepted in writing to the Company and Agent by each applicable Noteholder within five Business Days of such offer;

(ii)	the Termination Date for an Incremental Series (as set out in the Incremental Series Notice relating to that Incremental Series or as otherwise agreed by the relevant Issuer(s) and the Incremental Series Noteholder(s) under that Incremental Series from time to time) shall:

(A)	if an Incremental Senior Series, have a Termination Date on or after the Termination Date for Series B as at the date of establishment; and

(B)	if an Incremental Super Senior Series, have a Termination Date on or after the Termination Date for the Original Revolving Facility as at the date of establishment;

(iii)	the redemption or repayment terms as agreed with the Incremental Series Noteholders of the Incremental Series when it is established provided that there shall be no scheduled redemptions or repayments of principal prior to the Termination Date of an Incremental Series unless the Noteholders under Series B are offered the same amortisation profile under Series B;

(iv)	the Company confirms to the Agent in the Incremental Series Notice or otherwise (in writing) that:

(A)	that no Relevant Event of Default is continuing on the Incremental Series Commencement Date; and

(B)	with respect to an Incremental Series (which shall either be an Incremental Super Senior Series or an Incremental Senior Series), on the Applicable Test Date, any Indebtedness thereunder is permitted pursuant to Section 3 (Limitation on Indebtedness) and Section 6 (Limitation on Liens) of Schedule 16 (General Undertakings);

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(v)	if the Incremental Series:

(A)	is an Incremental Super Senior Series, ranking in all respects pari passu with the Original Revolving Facility; or

(B)	is an Incremental Senior Series, ranking in all respects pari passu with Series B;

(vi)	no proposed Noteholder on establishment of the proposed Incremental Series is an Investor Affiliate or a member of the Group;

(vii)	the Incremental Series shall not benefit from any additional security which is not Transaction Security and which is not offered to the Noteholders of the other Series at such time (subject to the Agreed Security Principles); and

(viii)	there shall be no mandatory redemption requirements from the proceeds of any Incremental Series and the Incremental Senior Series may not benefit from any mandatory redemption rights in priority to Series B and the Incremental Super Senior Series may not benefit from mandatory redemption rights in priority to any Super Senior Series;

(c)	There shall be no:

(i)	limit on the amount of Incremental Series which may be established under this Agreement;

(ii)	limit on the amount of any commitment fee payable to an Incremental Series Noteholder; and

(iii)	requirement to pay the Agent any additional fees with respect to the establishment of an Incremental Series.

(d)	Prior to any member of the Group entering into any Incremental Series, the Company may (at its discretion) request quotes for providing up to 100 per cent. of such Incremental Series from each existing Noteholder which has expressed an interest and capacity in doing so and any other third party as the Company may select. The Company shall not be obliged to accept any such quotes and may award the Incremental Series at its discretion.

(e)	If the proposed Incremental Series Noteholder is not an existing Noteholder, they must accede to this Agreement and the Intercreditor Agreement (which they shall be entitled to do), and (i) such new Incremental Series shall form part of the Series, (ii) such providers of the Incremental Series shall be entitled to the benefit of the guarantees and Transaction Security and (iii) such Incremental Series shall rank in all respects relative to the other Series in accordance with the terms of the Intercreditor Agreement.

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(f)	The Incremental Series Notice shall not be regarded as having been duly completed unless it is signed by each party thereto and specifies the following matters in respect of such Incremental Series:

(i)	the proposed Issuer in respect of the Incremental Series;

(ii)	the person(s) to become Incremental Series Noteholders in respect of the Incremental Series and the amount of the commitments of such Incremental Series allocated to each Incremental Series Noteholder;

(iii)	the aggregate amount of the commitments of the Incremental Series and the currency being made available and any optional currency or currencies which are available for utilisation under such Incremental Series (which may be any currency as agreed by the relevant Issuer(s) and the relevant Incremental Series Noteholders(s));

(iv)	the purpose and permitted usage of such Incremental Series and any additional conditions to drawdown of such Incremental Series (which may be as agreed between the Company and the Incremental Series Noteholders (acting reasonably) providing that Incremental Series), including any Agreed Certain Funds Period and related conditions;

(v)	the rate of interest applicable to the Incremental Series (including any applicable margin, basis, floor and/or margin ratchet) and commitment fee;

(vi)	the Incremental Series Commencement Date and Availability Period for the Incremental Series;

(vii)	the Termination Date, redemption profile, and any mandatory redemption provisions (including whether the Incremental Series will share rateably or less than rateably in mandatory redemption, save as otherwise provided herein);

(viii)	any applicable redemption fee; and

(ix)	that the Incremental Series complies with this Clause 2.2,

and such Incremental Series Notice shall be deemed to have been duly completed if it is signed by each party thereto and specifies the matters in this paragraph above in respect of such Incremental Series.

(g)	Subject to the other terms of this Clause 2.2, following receipt by the Agent of a duly completed Incremental Series Notice and with effect from the relevant Incremental Series Commencement Date the relevant Incremental Series shall come into effect and be established in accordance with its terms and:

(i)	the Incremental Series Noteholders participating in the relevant Incremental Series shall make available that Incremental Series in the aggregate amount set out in the Incremental Series Notice;

(ii)	each of the Obligors and each Incremental Series Noteholder shall assume such obligations towards one another and/or acquire such rights against one another as the Obligors and such Incremental Series Noteholders would have assumed and/or acquired had the Incremental Series Noteholders been Original Noteholders;

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(iii)	in relation to an Incremental Series Noteholder which is not already a Noteholder, each Incremental Series Noteholder under the relevant Incremental Series shall become a Party as a Noteholder and a party to the Intercreditor Agreement as a Senior Lender or Super Senior Lender (each as defined in the Intercreditor Agreement) (as applicable);

(iv)	each Incremental Series Noteholder under the relevant Incremental Series and each of the other Finance Parties shall assume such obligations towards one another and acquire such rights against one another as those Incremental Series Noteholders and those Finance Parties would have assumed and/or acquired had the Incremental Series Noteholders been Original Noteholders in respect of the relevant Incremental Series; and

(v)	the Commitments of the other Noteholders shall continue in full force and effect.

(h)	The establishment of an Incremental Series will only be effective on:

(i)	the execution of the Incremental Series Notice relating to such Incremental Series by the Company, the relevant Issuer(s) and the relevant Incremental Series Noteholder(s) and delivery of such executed notice to the Agent;

(ii)	in relation to an Incremental Series Noteholder which is not already a Noteholder, receipt by the Agent of an Incremental Series Noteholder Certificate from each person referred to in the relevant Incremental Series Notice as an Incremental Series Noteholder; and

(iii)	in relation to an Incremental Series Noteholder which is not already a Noteholder, the performance by the Agent of all necessary know your customer or other similar identification checks under all applicable laws and regulations in relation to that Incremental Series Noteholder committing to an Incremental Series, the completion of which the Agent shall promptly notify to the Company, and

(iv)	no Subscription Request for an issuance of Incremental Series Notes shall be valid unless prior to (or simultaneously with) the issuance of such Incremental Series Note, the requirements of this Clause 2.2 have been satisfied.

(i)	Each Obligor irrevocably authorises the Company to sign each Incremental Series Notice on its behalf and each Finance Party irrevocably authorises and instructs:

(i)	the Agent to acknowledge, execute and confirm acceptance of each Incremental Series Notice; and

(ii)	the Agent and the Security Agent to acknowledge, execute and confirm acceptance of each Incremental Series Noteholder Certificate, the documentation required for the Incremental Series Noteholder to accede to the Intercreditor Agreement (in each case, if applicable).

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(j)	The Agent and/or the Security Agent shall as soon as reasonably practicable send to the Company a copy of each executed Incremental Series Notice and, if applicable, Incremental Series Noteholder Certificate and if applicable, the documentation required for the Incremental Series Noteholder to accede to the Intercreditor Agreement.

(k)	Except to the extent specified to the contrary in any preceding paragraph of this Clause 2.2, the terms applicable to any Incremental Series will be those agreed by the Incremental Series Noteholders in respect of that Incremental Series and the Company. If there is any inconsistency between any such term agreed in respect of an Incremental Series and any term of a Finance Document, the term agreed in respect of the Incremental Series shall prevail with respect to such Incremental Series (subject to the conditions in paragraphs (b) and (d) above). Notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Incremental Series.

(l)	Each Incremental Series Noteholder, by executing the relevant Incremental Series Notice confirms that the Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by or on behalf of the requisite Noteholder or Noteholders in accordance with this Agreement on or prior to the date on which the relevant Incremental Series becomes effective and that it is bound by that decision and by the operations of any other provisions of this Agreement in relation to such consent, release, waiver or amendment.

(m)	No Noteholder will have any obligation to participate in an Incremental Series (unless it has executed and delivered an Incremental Series Noteholder Certificate or otherwise become an Incremental Series Noteholder in respect of that Incremental Series). By signing an Incremental Series Notice as an Incremental Series Noteholder, each such person agrees to commit the Incremental Series Commitments set out against its name in that Incremental Series Notice.

(n)	Clause 27.9 (Limitation of responsibility of Existing Noteholders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Incremental Series Noteholder as if references in that Clause to:

(i)	an Existing Noteholder were references to all the Noteholders immediately prior to the establishment of the relevant Incremental Series;

(ii)	the New Noteholder were references to that Incremental Series Noteholder; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

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(o)	The Company may pay to an Incremental Series Noteholder a fee in the amount and at the times agreed between the Company and the Incremental Series Noteholder in a Fee Letter.

(p)	The establishment, terms or conditions or use of proceeds of any Incremental Series shall be governed by this Clause 2.2 which shall apply irrespective and notwithstanding any other provision of this Agreement (including Clause 9 (Illegality, voluntary redemption and cancellation), Clause 33.6 (Partial payments) and Schedule 11 (Form of Increase Confirmation) and whether such Incremental Series is in place prior to the Incremental Series Commencement Date for the purposes of this Agreement.

(q)	The Finance Parties shall be required to enter into any amendment to the Finance Documents (including in relation to any changes to, the taking of, or the release coupled with the substantially immediate retaking of, Transaction Security in accordance with the Intercreditor Agreement) required by the Company in order to facilitate or reflect any of the matters contemplated by this Clause 2.2. The Agent and the Security Agent are each authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the Company).

2.3	Increase

(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Noteholder in accordance with Clause 9.6 (Right of cancellation in relation to a Defaulting Noteholder); or

(ii)	the Commitments of a Noteholder in accordance with:

(A)	Clause 9.1 (Illegality); or

(B)	paragraph (a) of Clause 9.4 (Right of cancellation and redemption in relation to a single Noteholder),

request that the Commitments relating to any Series be increased (and the Commitments relating to that Series shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Series so cancelled as follows:

(1)	the increased Commitments will be assumed by one or more Noteholders or other banks, financial institutions, trusts, funds or other persons (each an “Increase Noteholder”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Noteholder corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Noteholder in respect of those Commitments;

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(2)	each of the Obligors and any Increase Noteholder shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Noteholder would have assumed and/or acquired had the Increase Noteholder been an Original Noteholder in respect of that part of the increased Commitments which it is to assume;

(3)	each Increase Noteholder shall, if it is not already a Noteholder, become a Party as a “Noteholder” and any Increase Noteholder and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Noteholder and those Finance Parties would have assumed and/or acquired had the Increase Noteholder been an Original Noteholder in respect of that part of the increased Commitments which it is to assume;

(4)	the Commitments of the other Noteholders shall continue in full force and effect; and

(5)	any increase in the Commitments relating to a Series shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Series will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Noteholder; and

(ii)	in relation to an Increase Noteholder which is not a Noteholder immediately prior to the relevant increase:

(A)	the Increase Noteholder entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the Agent being satisfied (acting reasonably) that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Noteholder. The Agent shall promptly notify the Company and the Increase Noteholder upon being so satisfied.

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(c)	Each Increase Noteholder, by executing the Increase Confirmation, confirms that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Noteholder or Noteholders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Increase Noteholder shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 27.8 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 27.10 (Procedure for transfer) and if the Increase Noteholder was a New Noteholder.

(e)	The Company may pay (or may procure that another Obligor pays) to the Increase Noteholder a fee in the amount and at the times agreed between the Company and the Increase Noteholder in a Fee Letter.

(f)	The Company shall promptly on demand pay (or procure that another Obligor pays) the Agent and the Security Agent the amount of all reasonable costs and expenses (including legal fees) properly incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.3.

(g)	Clause 27.9 (Limitation of responsibility of Existing Noteholders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Noteholder as if references in that Clause to:

(i)	an “Existing Noteholder” were references to all the Noteholders immediately prior to the relevant increase;

(ii)	the “New Noteholder” were references to that “Increase Noteholder”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.4	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and any part of a Note or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Series or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

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(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5	Obligors’ Agent

(a)	Each Obligor (other than the Successor Company) by its execution of this Agreement or an Accession Deed irrevocably appoints, to the extent legally permissible, the Successor Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Successor Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of an Issuer, Selection Notices and Subscription Requests), to agree any Incremental Series Terms and to deliver any Incremental Series Notice, to make such agreements and to effect the relevant amendments, supplements and variations (in each case, however fundamental) capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor (including the increase of obligations) and to give the confirmation as to continuation of surety obligations, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Successor Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including any Subscription Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

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3.	Purpose

3.1	Purpose

(a)	The Original Issuer shall apply all amounts borrowed by it under Series B towards financing and/or refinancing (directly or indirectly):

(i)	the repayment, redemption, refinancing or discharge of certain Indebtedness of the Group (including the Existing Group Debt);

(ii)	all fees, costs and expenses contemplated by or otherwise arising in connection with the Finance Documents; and/or

(iii)	to the extent not applied for a purpose set out in paragraphs (i) to (ii) above, financing or refinancing the general corporate and/or working capital purposes of the Group (including, without limitation, restructuring costs or charges and any acquisitions or investments).

(b)	Each Incremental Series Issuer shall apply all amounts borrowed by it under an Incremental Series directly or indirectly in or towards the purposes specified in the Incremental Series Notice relating to the relevant Incremental Series Commitments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Note Subscription

4.1	Initial conditions precedent

(a)	The Noteholders will only be obliged to comply with Clause 5.6 (Noteholders’ participation) in relation to any Note if, on or before the Subscription Date for that Note, the Agent has received (or waived its right to receive) all of the documents and other evidence listed in Part 1 (Conditions Precedent to Initial Subscription) of Schedule 2 (Conditions precedent), and (unless specified therein to be in another form or substance or not required to be in form and substance satisfactory to the Agent or any other Finance Party) such documents or other evidence are in form and substance satisfactory to the Agent (acting reasonably and acting on the instructions of the Majority Noteholders (each also acting reasonably)) or receipt of such documents and evidence has been waived by the Agent (acting reasonably and acting on the instructions of the Majority Noteholders (each also acting reasonably)) and, in each case, it shall not be reasonable for a Noteholder or the Agent to withhold such instructions on the basis that it does not approve of any matters as to which the relevant condition precedent in Part 1 (Conditions Precedent to Initial Subscription) of Schedule 2 (Conditions Precedent) relates where such matter (x) only requires approval of the Original Noteholders and in respect of which the Original Noteholders have given such approval or (y) does not expressly require the approval of any Finance Party). The Agent shall notify the Company and the Noteholders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Noteholders or Majority Noteholders under the relevant Series (as applicable) notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Noteholders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

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4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Noteholders will only be obliged to comply with Clause 5.6 (Noteholders’ participation) in relation to an issuance of Notes other than one to which Clause 4.5 (Notes during the Certain Funds Period) or Clause 4.6 (Subscription for Incremental Series Notes during the Agreed Certain Funds Period) applies, if on the date of the Subscription Request and on the proposed Subscription Date:

(a)	no Event of Default is continuing or would result from the proposed Note; and

(b)	all Repeating Representations are true and correct in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to an issuance of Incremental Series Notes if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Subscription Date for that Note; and

(ii)	it has been approved by the Agent (acting on the instructions of the Noteholders under the relevant Incremental Series (as applicable) on or prior to receipt by the Agent of the relevant Subscription Request for that Note), provided that there are Reference Rate Terms for such currency.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph 4.3(a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the relevant Noteholders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Note in that currency.

4.4	Maximum number of issuances of Notes

(a)	Subject to Clause 2.2, the Company may not deliver a Subscription Request if as a result of the proposed Note more than one issuance of Series B Notes would be outstanding unless otherwise agreed between the Company and the Agent (acting on the instructions of the Majority Series B Noteholders) (the Agent and the Majority Series B Noteholders each acting reasonably).

(b)	An Incremental Series Issuer (or the Company on its behalf) may not deliver a Subscription Request in respect of an Incremental Series if as a result of the proposed issuance of Notes more than the maximum number of issuances of Notes of that Incremental Series as agreed between the Company and the Agent (acting on the instructions of the relevant Incremental Series Majority Noteholders) (the Agent and the relevant Incremental Series Majority Noteholders each acting reasonably) would be outstanding.

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(c)	Any separate issuance of Notes referred to in Clause 7.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.3.

4.5	Notes during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Noteholders will only be obliged to comply with Clause 5.6 (Noteholders’ participation) in relation to a Certain Funds Subscription if, on the proposed Subscription Date:

(i)	no Change of Control or Exit has occurred and is continuing;

(ii)	no Major Event of Default is continuing; and

(iii)	it is not unlawful in any applicable jurisdiction for a Noteholder to make, or to allow to remain outstanding, its participation in the requested Certain Funds Subscription or to perform any of its obligations under the Finance Documents provided that:

(A)	any such Noteholder shall notify the Obligors’ Agent immediately upon becoming aware of the relevant issue in accordance with Clause 9.1 (Illegality);

(B)	such unlawfulness alone will not excuse any other Noteholder from participating in the relevant Certain Funds Subscription and will not in any way affect the obligations of any other Noteholder; and

(C)	such Noteholder first takes all reasonable steps to overcome or avoid any such unlawfulness (including by assigning or transferring its Commitments or participations in that Certain Funds Subscription to an Affiliate or Related Entity).

(b)	During the Certain Funds Period (save in relation to a Noteholder in circumstances where, pursuant to paragraph (a) above, that Noteholder is not obliged to comply with Clause 5.6 (Noteholders’ Participation), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments;

(ii)	rescind, terminate or cancel this Agreement or any of the Series or exercise any similar right or remedy or take any action or make or enforce any claim under the Finance Documents it may have to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Subscription;

(iii)	refuse to participate in the making of a Certain Funds Subscription;

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(iv)	exercise any right of set-off or counterclaim or similar right or remedy which it may have in relation to a Certain Funds Subscription;

(v)	cancel, accelerate or cause redemption, repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document; or

(vi)	take any other action or make or enforce any claim (in its capacity as a Noteholder) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Subscription, provided that, subject to the Clean-Up Period, immediately upon the expiry of the Certain Funds Period (provided that there is no other Certain Funds Period in operation that would prohibit, restrict or prevent such rights, remedies or entitlements being exercised) all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.6	Subscriptions for Incremental Series Notes during the Agreed Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent) during the relevant Agreed Certain Funds Period, an Incremental Series Noteholder will only be obliged to comply with Clause 5.6 (Noteholders’ Participation) in relation to the relevant Agreed Certain Funds Subscription if:

(i)	in respect of an Agreed Certain Funds Subscription under an Incremental Series, the Company and each of the relevant Incremental Series Noteholders have agreed that the relevant Incremental Series shall be made available on a “European certain funds basis” for a specified purpose in connection with a Permitted Acquisition or such other purpose to be agreed in writing between the relevant Incremental Series Noteholders (as applicable) and the Company, for such period and on such terms or conditions (if any) as the Company and the relevant Incremental Series Noteholders (as applicable) shall:

(A)	specify in the applicable Incremental Series Notice; or

(B)	otherwise agree and notify in writing to the Agent at least three (3) Business Days (or any such shorter period agreed with the Agent) prior to the date of the Subscription Request (including by way of delivery of an Agreed Certain Funds Period Notice);

(ii)	on the proposed Subscription Date:

(A)	no Change of Control or Exit is continuing;

(B)	no Major Event of Default is continuing; and

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(C)	it is not unlawful for a Noteholder to make or to allow to remain outstanding its participation in the requested Agreed Certain Funds Subscription or to perform any of its obligations under the Finance Documents provided that:

(1)	any such Noteholder shall notify the Company immediately upon becoming aware of the relevant issue in accordance with Clause 9.1 (Illegality);

(2)	such unlawfulness alone will not excuse any other Noteholder from participating in the relevant Certain Funds Subscription and will not in any way affect the obligations of any other Noteholder; and

(3)	such Noteholder first takes all reasonable steps to overcome or avoid any such unlawfulness (including by assigning or transferring its Commitments or participations in that Certain Funds Subscription to an Affiliate or Related Entity); and

(iii)	solely in relation to an Agreed Certain Funds Subscription under an Incremental Series, the additional conditions or events (if any) specified in the relevant Incremental Series Notice or other notice in relation to that Agreed Certain Funds Period and Agreed Certain Funds Subscription are complied with or satisfied.

(b)	During the Agreed Certain Funds Period (save in respect of a relevant Incremental Series Noteholder in circumstances where, pursuant to paragraph (a) above, that Incremental Series Noteholder is not obliged to comply with Clause 5.6 (Noteholders’ Participation), none of the relevant Incremental Series Noteholders shall be entitled in respect of an Agreed Certain Funds Subscription (and the corresponding Commitments to which it relates) to:

(i)	cancel any of its Commitments in respect of the relevant Series;

(ii)	rescind, terminate or cancel this Agreement or any of the Series or exercise any similar right or remedy or take any action or make or enforce any claim under the Finance Documents it may have in respect of that Series to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of that Agreed Certain Funds Subscription;

(iii)	refuse to participate in the issuance of an Agreed Certain Funds Subscription;

(iv)	exercise any right of set-off or counterclaim or similar right or remedy which it may have in relation to an Agreed Certain Funds Subscription;

(v)	cancel, accelerate or cause redemption, repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document (in each case in respect of the relevant Series) to the extent to do so would prevent or limit the making of that Agreed Certain Funds Subscription; or

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(vi)	take any other action or make or enforce any claim (in its capacity as a Noteholder under the relevant Series) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of that Agreed Certain Funds Subscription, provided that subject to the Clean-Up Period immediately upon the expiry of the relevant Agreed Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties in respect of that Agreed Certain Funds Period notwithstanding that they may not have been used or been available for use during the applicable Agreed Certain Funds Period and provided further that this paragraph (b) shall be without prejudice to and shall not prevent or limit the exercise of any rights of any Finance Parties in respect of any other Series, Note, subscription or Commitment.

5.	Subscription - Notes

5.1	Form of the Notes

(a)	The Notes must be issued in registered form.

(b)	The Notes will be represented by Note Certificates.

(c)	It is intended that each issuance of Notes will constitute a private placement for the purposes of Section 4(a)(2) of the Securities Act of 1933 of the United States of America.

5.2	Original Noteholder Confirmations

Each Original Noteholder represents and warrants to the Company on the date of this Agreement and on the Closing Date that:

(a)	it is subscribing for Series B Notes for its own account, or for one or more accounts (and as to each of which such Original Noteholder has authority to acquire such Series B Notes and exercise sole investment discretion) (each a “Managed Account”), for investment purposes, and not with a view to, or for resale in connection with, the distribution thereof, directly or indirectly, in whole or in part;

(b)	it understands that the Series B Notes have not been registered under the Securities Act and may only be resold if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law;

(c)	neither it, nor any Managed Account, was formed for the specific purpose of acquiring any Series B Notes;

(d)	it is either:

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(i)	a sophisticated investor and aware that any sale of the Series B Notes to it may be made in reliance on Section 4(a)(2) of the Securities Act and such acquisition will be for its own account or for the account of another sophisticated investor; or

(ii)	it is purchasing the Series B Notes outside the United States in an offshore transaction in accordance with Regulation S under the Securities Act and such acquisition will be for its own account,

provided that: (A) if it is resident in the United Kingdom, it (x) has professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Financial Promotion Order”), (y) is a person falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order or (z) is a person to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated; or (B) if it is resident in the European Union, it is not a retail investor (for these purposes, a retail investor means a person who is one (or more) of (x) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (y) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(a) of MiFID II); or (z) not a qualified investor as defined in the Regulation (EU) 2017/1129, as amended);

(e)	it has sufficient knowledge and experience in financial and business matters, including prior investments in other private placements, so as to be capable of independently evaluating the merits and risks of its investment in the Series B Notes and is able to bear the economic risk of its investment and is able to sustain a complete loss of its investment in the Series B Notes;

(f)	it understands that no offering memorandum or prospectus has been prepared in connection with the offering of the Series B Notes;

(g)	it has conducted its own investigation with respect to the Series B Notes, the Original Issuer and the Group and has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in each jurisdiction in connection herewith to the extent it has deemed necessary and it represents and warrants that it has received all documents and information that it believes is necessary or appropriate in connection with its purchase of the Series B Notes and acknowledges that nothing herein is construed as a recommendation to it to purchase the Series B Notes;

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(h)	it understands and agrees on its own behalf and on behalf of any investor account for which it is purchasing the Series B Notes, and each subsequent holder of the Series B Notes by its acceptance thereof shall be deemed to agree, that if in the future it or such subsequent holder decides to resell, pledge or otherwise transfer any Series B Notes or any beneficial interests in any Series B Notes, it or such subsequent holder will do so only (a) pursuant to a registration statement which has been declared effective under the Securities Act, (b) for so long as such Series B Notes are eligible for resale pursuant to Rule 144A, to a person it or such subsequent holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule 144A, (c) pursuant to offers and sales that occur outside the United States in compliance with Regulation S or (d) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to compliance with any applicable state securities laws and any applicable local laws and regulations, and further subject to the Original Issuer’s right prior to any such offer, sale or transfer pursuant to clause (d) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to it, acting reasonably; and

(i)	it understands that the foregoing representations, warranties, agreements and acknowledgements are required in connection with United States and other securities laws and that the Original Issuer and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and irrevocably authorises the Original Issuer to produce this Agreement to any interested party in any administrative or legal proceeding or official enquiry with respect to the matter set forth therein.

5.3	Delivery of a Subscription Request

An Issuer (or the Company on its behalf) may issue a Series by delivery to the Agent of a duly completed Subscription Request not later than the Specified Time (or such later time agreed by the Agent (acting reasonably)).

5.4	Completion of a Subscription Request for Notes

(a)	Each Subscription Request for an issuance of Notes is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Series to be issued;

(ii)	it identifies the relevant Issuer;

(iii)	the proposed Subscription Date is a Business Day within the Availability Period applicable to that Series;

(iv)	the currency and amount of the Note comply with Clause 5.5 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 13 (Interest Periods).

(b)	A Subscription Request may be submitted by the Company on behalf of an entity which is, at the point at which the Subscription Request is submitted, not an Issuer under this Agreement (an “Acceding Entity”) provided that at the point at which the relevant Notes are issued by the Acceding Entity, the Acceding Entity has become an Additional Issuer under and in accordance with the terms of this Agreement.

(c)	Only one issuance of Notes may be requested in each Subscription Request.

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5.5	Currency and amount

(a)	The currency specified in a Subscription Request must be:

(i)	in relation to Series B, the Base Currency; and

(ii)	in relation to an Incremental Series, the Base Currency or an Optional Currency.

(b)	The amount of the proposed issuance of Notes must be:

(i)	for Series B, a minimum of the Available Series for Series B (or such lesser amount as may be required for the purposes of the Transaction); or

(ii)	for the Incremental Series, an amount equal to the minimum amount agreed in respect of a Note denominated in a particular currency agreed with the relevant Noteholders under that Incremental Series or, if less, the Available Series.

5.6	Noteholders’ participation

(a)	If the conditions set out in this Agreement have been met, each Noteholder shall make its participation in each issuance of Notes available by the Subscription Date through its Notes Office.

(b)	The amount of each Noteholder’s participation in each issuance of Notes will be equal to the proportion borne by its Available Commitment to the Available Series immediately prior to purchasing the Note.

(c)	The Agent shall determine the Base Currency Amount of each issuance of Incremental Series Notes which is to be issued in an Optional Currency and notify each Noteholder of the amount, currency and the Base Currency Amount of each Note, the amount of its participation in that issuance of Notes and, if different, the amount of that participation to be made available in accordance with Clause 33.1 (Payments to the Agent) by the Specified Time.

(d)	On and from each Subscription Date, the relevant Issuer constitutes the relevant Notes and covenants in favour of each relevant Noteholder that it will duly perform and comply with the obligations expressed to be undertaken by it in this Agreement and in each Note Certificate (and for this purpose any reference in any Note Certificate and/or in this Agreement to any obligation or payment under or in respect of the Notes shall be construed to include a reference to any obligation or payment under or pursuant to this provision).

5.7	Limitations on Notes

(a)	Series B may only be subscribed for on the Closing Date.

(b)	No Incremental Series shall be subscribed for unless Series B has been, or will on the date of the first issue of that Incremental Series be, subscribed for in full or the Available Commitments thereunder having been cancelled.

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5.8	Cancellation of Commitment

(a)	The Series B Commitments which, at that time, have not been subscribed for shall be immediately cancelled at the end of the Availability Period for Series B.

(b)	The Incremental Series Commitments which, at that time, have not been subscribed for shall be immediately cancelled at the end of the Availability Period for the relevant Incremental Series.

6.	Register and Title

6.1	Registration of Notes

(a)	The Agent shall maintain a Register in respect of the Notes in accordance with Clause 27.15 (Maintenance of Register)

(b)	A Note Certificate in respect of each Series will be issued to each Noteholder in respect of its registered holding.

(c)	Each Note Certificate will be numbered serially with an identifying number which will be recorded in the Register by the Agent.

6.2	Title

The Noteholder of each Note shall (except as otherwise required by law) be treated as the absolute owner of such Note for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest in such Note, any writing on the Note Certificate relating to such Notes or any notice of any previous loss or theft of such Note Certificate) and no person shall be liable for so treating such Noteholder.

6.3	Registration and delivery of Note Certificates

Within five Business Days of the surrender of a Note Certificate in accordance with this Agreement and, if applicable, subject to receiving the consent of the relevant Issuer in accordance with Clause 27 (Changes to the Noteholders), the Agent will register the transfer in question and the relevant Issuer shall (upon the written request of the relevant Noteholder) deliver, at such Issuer’s expense (except as provided below), a new Note Certificate of a like principal amount to the Notes transferred to each relevant Noteholder to the address specified for the purpose by such relevant Noteholder and, if applicable, a new Note Certificate to the existing Noteholder in accordance with Clause 27 (Changes to the Noteholders).

6.4	Closed periods

Noteholders may not require transfers to be registered during the period of five Business Days ending on the due date for any payment of principal or interest in respect of any Notes.

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6.5	Regulations concerning transfers and registration

All transfers of Notes and entries on the Register are subject to the detailed regulations concerning the transfer and registration of Notes set out in Clause 27 (Changes to the Noteholders).

6.6	Replacement of Note Certificates

Promptly following receipt by the relevant Issuer at its registered office of evidence of the ownership of and the loss, theft, destruction or mutilation of any Note Certificate, and:

(a)	in the case of loss, theft or destruction, of an indemnity reasonably satisfactory to it (provided that if a Noteholder or an Affiliate of a Noteholder provides an unsecured agreement of indemnity that shall be deemed to be satisfactory); or

(b)	in the case of mutilation, upon surrender and cancellation of such Note Certificate,

the relevant Issuer shall, at its own expense and upon written request of the relevant Noteholder, execute and deliver, a replacement Note Certificate.

7.	Optional Currencies

7.1	Selection of currency

An Issuer (or the Company on its behalf) shall select the currency of an issuance of Incremental Series Notes in a Subscription Request.

7.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	an Incremental Series Noteholder notifies the Agent that the Optional Currency requested is not readily available to it in the amount and for the period required; or

(b)	an Incremental Series Noteholder notifies the Agent that compliance with its obligation to participate in an issuance of Notes in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Issuer or the Company to that effect by the Specified Time on that day. In this event, any Noteholder that gives notice pursuant to this Clause 7.2 will be required to participate in the issuance of Notes in the Base Currency (in an amount equal to that Noteholder’s proportion of the Base Currency Amount) and its participation will be treated as a separate issuance of Notes denominated in the Base Currency during that Interest Period.

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7.3	Agent’s calculations

Each Noteholder’s participation in an issuance of Notes will be determined in accordance with paragraph (b) of Clause 5.6 (Noteholders’ participation).

8.	Redemption

8.1	Redemption of the Notes

(a)	The Original Issuer shall redeem, or procure the redemption of, the aggregate principal amount outstanding under the Series B Notes in one instalment on the Termination Date.

(b)	Each Incremental Series Issuer which has issued an Incremental Series Note under an Incremental Series shall redeem, or procure the redemption of, that Incremental Series Note in accordance with the redemption terms set out in the Incremental Series Notice relating to that Incremental Series.

9.	Illegality, voluntary redemption and cancellation

9.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for a Noteholder to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Note or it becomes unlawful for any Affiliate of a Noteholder to do so:

(a)	that Noteholder, shall promptly notify the Agent upon becoming aware of that event (and setting out details thereof) and the Agent shall promptly notify the Company of the same; and

(b)	save where such Noteholder is to be replaced pursuant to Clause 39.8 (Replacement of Noteholder):

(i)	upon the Agent notifying the Company, each Available Commitment of that Noteholder will be immediately cancelled to the extent necessary to comply with applicable laws; and

(ii)	to the extent that the Noteholder’s participation has not been transferred pursuant to Clause 39.8 (Replacement of Noteholder), each Issuer shall redeem that Noteholder’s participation in the relevant Notes on the last day of the Interest Period for each issuance of Notes occurring after the Agent has notified the Company or, if earlier, the date specified by the Noteholder in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Noteholder’s corresponding Commitment(s) shall be cancelled in the amount of the participations redeemed.

This Clause 9.1 is without prejudice to the obligations of the Finance Parties under Clause 19.1 (Mitigation) and the Company’s rights in relation thereto.

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9.2	Voluntary cancellation

(a)	The Company may, if it gives the Agent not less than three Business Days’ prior notice, cancel the whole or any part of an Available Series.

(b)	Any cancellation under this Clause 9.2 shall reduce the Commitments of the Noteholders rateably under that Series.

9.3	Voluntary redemption of Notes

(a)	Any Issuer may, if it or Company gives the Agent not less than:

(i)	in relation to a Note which is a Term Rate Note, three (3) Business Days’ (or such shorter period as the Majority Noteholders in relation to the relevant Note(s) may agree) prior notice; or

(ii)	in relation to a Note which is a Compounded Rate Note, three (3) RFR Banking Days’ (or such shorter period as the Majority Noteholders in relation to the relevant Note(s) may agree) prior notice,

redeem (or procure redemption of) the whole or any part of that issuance of Notes (but, if in part, being an amount that reduces the Base Currency Amount of that issuance of Notes by a minimum amount of £250,000).

(b)	Voluntary redemptions pursuant to this Clause 9.3 shall be applied in redemption of the Notes and redemption instalments in such order as the Company may direct provided that if an Incremental Series Issuer redeems any Incremental Series Notes, such Incremental Series Notes shall be redeemed on a pro rata basis with each Series B Note then outstanding.

9.4	Partial redemption

On a partial redemption of the Notes, the Issuer will note on the Register a memorandum of the amount and date of any redemption in part in respect of each Note.

9.5	Right of cancellation and redemption in relation to a single Noteholder

(a)	If:

(i)	any sum payable to any Noteholder by an Obligor is required to be increased under Clause 16.2 (Tax gross-up);

(ii)	any Noteholder claims indemnification from any Obligor under Clause 17.1 (Increased costs);

(iii)	in relation to a Term Rate Note, any Noteholder’s costs of funding participations in any Note is in excess of the applicable Primary Term Rate (taking into account any relevant floor) and it has notified the Agent of its cost of funding under Clause 14.5 (Cost of funds) where only some, but not all of the Noteholders under a particular Series, are invoking such clause; or

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(iv)	any Noteholder becomes a Defaulting Noteholder or a Non-Consenting Noteholder,

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, or whilst such Noteholder remains a Noteholder which is invoking Clause 14.5 (Cost of funds) or a Defaulting Noteholder or Non-Consenting Noteholder, the Company may:

(A)	require the transfer or assignment in accordance with this Agreement of all or any part (other than in relation to a Non-Consenting Noteholder, which must be all) (but at par only) of that Noteholder’s Commitments and participations in the Notes to a person nominated by the Company willing to accept that transfer or assignment; or

(B)	give the Agent notice of cancellation of all or any part (other than in relation to a Non-Consenting Noteholder which must be all) of that Noteholder’s Commitments and the Company’s intention to procure the redemption of all or any part (other than in relation to a Non-Consenting Noteholder which must be all) of that Noteholder’s participations in the Notes, whereupon the relevant part of the Commitments of that Noteholder which have been cancelled shall immediately be reduced to zero.

(b)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a)(iv)(B) above (or, if earlier, the date specified by the Company in that notice), each Issuer that has issued Notes which are outstanding shall redeem that Noteholder’s participation in that issuance of Notes (or, if applicable, the relevant part thereof) together with, in each case, all interest and other amounts accrued under the Finance Documents.

(c)	On receipt of a notice referred to in paragraph (a) above in relation to a Noteholder, the Available Commitment(s) of that Noteholder shall immediately be reduced to zero.

9.6	Right of cancellation in relation to a Defaulting Noteholder

(a)	If any Noteholder becomes a Defaulting Noteholder, the Company may, at any time whilst the Noteholder continues to be a Defaulting Noteholder, give the Agent three (3) Business Days’ notice of:

(i)	redemption of all or any part of the participations of that Noteholder in any Notes without any premium or penalty; and/or

(ii)	cancellation of all or any part of each Available Commitment of that Noteholder.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment (or part thereof) of the Defaulting Noteholder shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Noteholders.

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10.	Mandatory redemption and cancellation

10.1	Exit

Upon the occurrence of:

(a)	a Change of Control which is continuing; or

(b)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

(each an “Exit”):

(i)	the Company shall promptly notify the Agent upon becoming aware of the occurrence of such event (an “Agent Notice”), and

(ii)	the Company may, at its option (in its absolute discretion) (as specified in the Agent Notice), elect either:

(A)	for each Noteholder to have an individual right, exercisable within thirty (30) days of and including the Agent Notice, to require:

(1)	and by no less than five (5) Business Days’ prior written notice to the Company, its undrawn Commitments to be cancelled; and

(2)	that, following no less than twenty (20) days and no more than thirty (30) days, after the date on which the five (5) Business Days’ prior written notice given by the Noteholder under sub-paragraph (1) above expires, all of its outstanding participations in Notes under this Agreement are redeemed with accrued interest and any other amounts due and payable to that Noteholder under the Finance Documents, and the rights, remedies, obligations and liabilities under or in connection with the Finance Document of any Noteholder that does not exercise its rights within the period specified in sub-paragraph (1) shall continue as if the Exit had not occurred; or

(B)	all outstanding undrawn Commitments of each Noteholder shall be immediately cancelled and all outstanding Notes shall become immediately due and payable, together with accrued interest and other amounts accrued to each Noteholder under the Finance Documents.

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10.2	Mandatory redemption of Excess Cash Flow

(a)	Unless otherwise agreed by the Majority Noteholders, the Company will ensure that promptly following the due date for the delivery of the Annual Financial Statements (commencing with the first complete Financial Year following the Closing Date), an amount (if positive) equal to:

(i)	the amount equal to the applicable percentage set out in paragraph (b) below of Excess Cash Flow for such Financial Year; less

(ii)	the Excess Cash Flow Deduction Amount,

is applied in redemption of the Senior Series.

(b)	The applicable percentage in respect of any mandatory redemption under paragraph (a) above is set out in the table below opposite the applicable Consolidated Senior Secured Net Leverage Ratio as demonstrated by the Annual Financial Statements for such Financial Year and, for this purpose, the Consolidated Senior Secured Net Leverage Ratio shall be calculated taking into account any redemption made under paragraph (a) above until such time (if any) as such ratio falls to the next or subsequent level, whereupon that applicable percentage shall apply:

Consolidated Senior Secured Net Leverage Ratio	Percentage of Excess Cash Flow Proceeds
Greater than or equal to 2.60:1	50%
Less than 2.60:1 but greater than or equal to 2.10:1	25%
Less than 2.10:1	0%

10.3	Application of mandatory redemptions and cancellations

Subject to the Intercreditor Agreement, a redemption of Notes or cancellation of Available Commitments made under Clause  10.2 (Mandatory redemption of Excess Cash) or Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings) shall be applied in the following order:

(a)	firstly, pro rata in redemption of the Series B Notes; and

(b)	secondly, in respect of any redemption amounts declined by a Series B Noteholder, pro rata in redemption of Incremental Series Notes.

10.4	Ability to Refuse Redemption

(a)	Any Noteholder may, with the prior written consent of the Company, waive their right to receive a redemption pursuant to Clause 10.2 (Mandatory redemption of Excess Cash Flow).

(b)	If any Noteholder waives its right to receive a redemption (under this Clause 10 or Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings)), all or part of the amount in respect of which that Noteholder has waived its right to redemption may, at the option of the Company:

(i)	be offered to any Noteholder selected by the Company that wishes to receive a share in excess of its pro rata entitlement;

(ii)	be applied towards discharging other Indebtedness of the Group; and/or

(iii)	be retained by the Group and applied for any other purpose not prohibited by this Agreement.

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11.	Restrictions

11.1	Notices of cancellation or redemption

Any notice of cancellation, redemption, authorisation or other election given by any Party under Clause 9 (Illegality, voluntary redemption and cancellation), Clause 11.8 (Application of mandatory redemption and cancellations) or Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings) shall (subject to the terms of those Clauses) be conditional and/or revocable at the option of the relevant Issuer or (or the Company on its behalf) and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or redemption is to be made and the amount of that cancellation or redemption.

11.2	Interest and other amounts

Any redemption under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (which shall be payable in accordance with Clause 14.7 (Break Costs)) and Clause 11.10 (Series B Redemption Fees), without premium or penalty.

11.3	No reissuance of Notes

(a)	No Issuer may reissue any part of a Series which is redeemed.

(b)	Following any redemption of Notes in full pursuant to the provisions of this Agreement, the Noteholder of any Notes which have been redeemed in full, shall return the Note Certificates in relation to such Notes to the Issuer (and notify the Agent) and the Agent will update the Register accordingly.

11.4	Redemption in accordance with Agreement

No Issuer shall redeem all or any part of the Notes or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

11.5	No reinstatement of Commitments

Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

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11.6	Agent’s receipt of notices

If the Agent receives a notice under Clause 9 (Illegality, voluntary redemption and cancellation), Clause 10.3 (Application of mandatory redemption and cancellations) or Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings), it shall promptly forward a copy of that notice or election to either the Company or the affected Noteholder, as appropriate.

11.7	Effect of redemption on Commitments

If all or part of any Noteholder’s participation in an issuance of Notes under a Series is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent) or Clause 4.6 (Subscriptions for Incremental Series Notes during the Agreed Certain Funds Period)), an amount of that Noteholder’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Series will be deemed to be cancelled on the date of redemption.

11.8	Application of redemptions

Any redemption of an issuance of Notes (other than a redemption pursuant to Clause 9.1 (Illegality) or Clause 9.4 (Right of cancellation and redemption in relation to a single Noteholder)) shall be applied pro rata to each Noteholder’s participation in that issuance of Notes.

11.9	Redemption not required

Despite any other provision of this Agreement to the contrary, no redemption of any Note pursuant to Clause 10.2 (Mandatory redemption of Excess Cash Flow) or Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings) (and movements of cash to facilitate such redemption) shall be required under or pursuant to this Agreement if:

(a)	they are prohibited by the Intercreditor Agreement (or any other Finance Document);

(b)	it would be unlawful (including under laws or regulations concerning financial assistance, corporate benefit restrictions on upstreaming of cash intra-group, distributable reserves, the fiduciary and statutory duties of the directors of the relevant members of the Group) or inconsistent with any foreign exchange controls or ‘trapped cash’ considerations for the recipient of the relevant payment to make or fund such redemption or payment provided that the Company has used commercially reasonable endeavours to overcome such obstacles; or

(c)	such redemption or payment or the funding of such redemption or payment would (provided that the Company has used commercially reasonable endeavours to overcome such obstacles):

(i)	be reasonably likely to result in the directors or other officers of a member of the Group or of that recipient incurring personal liability (and external legal advice confirming this shall be conclusive evidence of the same); or

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(ii)	result in a member of the Group incurring Tax or other costs to the Group as a direct or indirect result of making (or moving funds to make) in excess of three (3) per cent. of such payment or amount, provided that if at any time such restrictions are removed, any relevant redemption will be made as soon as reasonably practicable.

11.10	Series B Redemption Fees

(a)	Subject to paragraph (b) below, if all or part of Series B is redeemed or repurchased pursuant to:

(i)	any Exit;

(ii)	Clause 9.3 (Voluntary redemption of Notes);

(iii)	Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings) (including pursuant to an Asset Disposition Offer),

(other than any such redemption or repurchase made within 12 months of the Closing Date in connection with the Holiday Parks Disposal and which are in an aggregate amount equal to or less than £25,000,000); and/or

(iv)	any acceleration pursuant to Clause 26.15 (Acceleration),

the Company shall pay (or procure payment) to the Agent, for the account of each Noteholder under Series B whose Notes are being redeemed or repurchased, an early redemption fee in the following amount:

(A)	if such redemption or repurchase occurs from the Closing Date to (but excluding) the date falling 12 months from the Closing Date (the “First Call Date”), an amount equal to the Make Whole Amount;

(B)	if such redemption or repurchase occurs from (and including) the First Call Date to (but excluding) the date falling 24 months from the Closing Date (the “Par Call Date”), an amount equal to 1.00 per cent. of the principal amount of Series B Notes so redeemed or repurchased; and

(C)	if such redemption or repurchase occurs on or after the Par Call Date, zero redemption fee shall be required to be paid.

(b)	No redemption fees pursuant to paragraph (a) above shall be payable in respect of any redemption:

(i)	to any Noteholder where the voluntary redemption of Series B is funded from the proceeds of a refinancing in which that Noteholder participates provided that if its loan or note participation under the facility or issuance making available the refinancing proceeds is less than its participation in the relevant Notes being redeemed under this Agreement, the redemption fee referred to in paragraph (a) above shall be payable on an amount equal to such net difference; and/or

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(ii)	made pursuant to:

(A)	Clause 9.4 (Right of Cancellation and redemption in relation to a single Noteholder);

(B)	Clause 9.6 (Right of Cancellation in relation to a Defaulting Noteholder);

(C)	Clause 10.2 (Mandatory redemption of Excess Cash Flow); or

(D)	Clause 29.8 (Replacement of Noteholder); or

(E)	made prior to the Closing Date or on or after the Par Call Date.

(c)	For the purposes of this Clause 11.10:

“Gilt Rate” means, with respect to a redemption date, the yield to maturity as of that redemption date of UK Government Obligations with a fixed maturity (as compiled by the Office for National Statistics and published in the most recent Financial Statistics that have become publicly available at least two Business Days in London prior to that redemption date (or, if such Financial Statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from that redemption date to the First Call Date provided, however, that if the period from that redemption date to (and excluding) the First Call Date is less than one year, the weekly average yield on actually traded UK Government Obligations denominated in sterling selected in good faith by the Agent adjusted to a contact maturity of one year shall be used; and provided further, that if the Gilt Rate is less than zero per cent. it shall be deemed to be zero per cent.

“Holiday Parks Disposal” means the proposed sale of the Group’s B2C leisure business, comprised of holiday parks operations, the operations relating to adult gaming centers under the Quicksilver™ brand in Extra Motorway Services, the bowling centers, cinemas and other family entertainment centre operations and the pet engraving tags business.

“Make Whole Amount” means, on any redemption date, the greater of: (i) an amount equal to 1.00 per cent. of the principal amount of the Series B Notes being redeemed; and (ii) the excess (to the extent positive) of (A) the present value at the applicable redemption date of the aggregate principal amount of (1) the applicable redemption amount and (2) all required and scheduled interest payments that would otherwise have accrued or been due on the applicable redemption amount from (and including) the redemption date to (and excluding) the First Call Date, computed using a discount rate equal to Gilt Rate as of the applicable redemption date plus fifty (50) basis points over the applicable redemption amount, over (B) the principal amount of such Series B Notes being redeemed, provided that for the purposes of determining the interest which would otherwise have accrued on the applicable redemption amount to (and excluding) the First Call Date, the Compounded Reference Rate applicable to the applicable redemption amount will be taken as the rate which applied two RFR Banking Days prior to such prepayment, assuming successive three month Interest Periods (or, if such rate is below three per cent. per annum, the applicable base rate will be three per cent. per annum).

(d)	The rate and terms attaching to the redemption fee (if any) applicable to an Incremental Series shall be set out in the relevant Incremental Series Notice.

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12.	Interest

12.1	Calculation of interest – Term Rate Notes

The rate of interest on each issuance of Term Rate Notes for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Term Reference Rate,

(the sum of paragraphs (a) and (b) above being referred to in this Clause 12 as the “Term Rate Note Interest Rate”).

12.2	Calculation of interest – Compounded Rate Notes

(a)	The rate of interest on each issuance of Compounded Rate Notes for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day,

(the sum of paragraphs (i) and (ii) above being referred to in this Clause 12 as the “Compounded Rate Note Interest Rate” and, together with the Term Rate Note Interest Rate, the “Interest Rate”).

(b)	If any day during an Interest Period for an issuance of Compounded Rate Note is not an RFR Banking Day, the Compounded Rate Note Interest Rate for that day will be the rate applicable to the immediately preceding RFR Banking Day.

12.3	Payment of interest

(a)	The Issuer of an issuance of Notes shall pay accrued interest on that issuance of Notes on the last day of each Interest Period or, in relation to any issuance of Compounded Rate Notes, if later, on the date falling three (3) applicable RFR Banking Days after the date on which the Agent notifies the relevant Issuer of the amount of the relevant Compounded Rate Interest Payment for that issuance of Notes in respect of that Interest Period in accordance with Clause 12.5 (Notification).

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(b)	If the Annual Financial Statements and related Compliance Certificate received by the Agent show that a higher or lower Margin should have applied during a certain period, then, the next interest payment(s) in respect of any Series to which a higher or lower Margin should have applied shall be increased or reduced (as appropriate) by (x) if a higher Margin should have been applied, the amount necessary to put the Noteholders in the position they would have been had the appropriate rate of the Margin applied during such or (y) if a lower Margin should have been applied, the aggregate of the amount received by Noteholders under that Series, which were in excess of the amount they should have received had the Margin been calculated correctly provided that:

(i)	the amount of such reduction in respect of each Noteholder referred to in sub-paragraph (y) above shall not exceed the amount of excess interest that Noteholder received (by way of cash payment or capitalisation) during the period in which the lower Margin should have applied; and

(ii)	the amount of such increase referred to in sub-paragraph (x) above shall only apply to the extent the Noteholder which received the underpayment of interest remains a Noteholder as at the date of such adjustment and, with respect to payments to Noteholders referred to in sub-paragraph (y) above, such payments shall only apply to Noteholders who were participating in the relevant Series both at the time to which the adjustments relate and the time when the adjustments are actually made).

(c)	The Agent’s determination of the adjustments payable shall be prima facie evidence of such adjustments and the Agent shall, if so requested by the Company, promptly provide the Company with reasonable details of the calculation of such adjustments.

12.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an issuance of Notes of the same type as the issuance of Notes in respect of which the overdue amount has arisen or, if the unpaid amount did not arise in respect of a particular issuance of Notes, in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of an issuance of Notes which became due on a day which was not the last day of an Interest Period relating to that issuance of Notes:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that issuance of Notes; and

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(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one (1) per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.5	Notification

(a)	The Agent shall promptly notify the Noteholders and the relevant Issuer (or the Company) of the determination of a rate of interest relating to an issuance of Series B Notes.

(b)	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify (such notification to be made no later than three (3) RFR Banking Days (or, in connection with a voluntary redemption to be made on less than or equal to three (3) RFR Banking Days’ notice, on the RFR Banking Day following the date of such notice) prior to the date specified in Clause 12.3 (Payment of interest) above with respect to such Compounded Rate Interest Payment):

(i)	the relevant Issuer (or the Company) of that Compounded Rate Interest Payment;

(ii)	each relevant Noteholder of the proportion of that Compounded Rate Interest Payment which relates to that Noteholder’s participation in the relevant issuance of Compounded Rate Notes; and

(iii)	the relevant Noteholders and the relevant Issuer (or the Company) of:

(A)	each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment (including a breakdown of such rate and amount of interest for each such day and any other information that the relevant Issuer (or the Company) may reasonably request in relation to the calculation of such rate and amount or the determination of that Compounded Rate Interest Payment); and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant issuance of Compounded Rate Notes.

This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 14.5 (Cost of funds).

(c)	The Agent shall promptly upon request notify the relevant Issuer (or the Company) of each Funding Rate relating to an issuance of Notes.

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(d)	This Clause 12.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

13.	Interest Periods

13.1	Selection of Interest Periods and Terms

(a)	An Issuer (or the Company on behalf of an Issuer) may select an Interest Period for an issuance of Notes in the Subscription Request for that issuance or (if the Note issuance has already been issued) in a Selection Notice.

(b)	Each Selection Notice for an issuance of Notes is revocable at the option of the relevant Issuer (or the Company on behalf of the relevant Issuer) and must be delivered to the Agent by the relevant Issuer (or the Company on behalf of the relevant Issuer) not later than the Specified Time.

(c)	Each Selection Notice may only be revoked up to three (3) Business Days (by no later than 11.00 a.m. on that day) prior to the first day of the Interest Period.

(d)	If an Issuer (or the Company on its behalf) does not deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period for the applicable issuance of Notes will be:

(i)	if paragraph (ii) below applied in respect of the previous Interest Period for that issuance of Notes, three (3) Months;

(ii)	otherwise, the same length as the previous Interest Period for that issuance of Notes; or

(iii)	if the issuance of Notes are issued in a Compounded Rate Currency, the period specified in respect of that currency in the applicable Reference Rate Terms unless the Subscription Request or the previous Selection Notice for the relevant issuance of Notes selects an Interest Period which is stated to apply until the relevant Issuer (or the Company on behalf of that Issuer) selects a different Interest Period in accordance with paragraph (a) above.

(e)	Subject to this Clause 13, an Issuer (or the Company) may select an Interest Period in respect of an issuance of Notes of any period specified in the applicable Reference Rate Terms or (if there are no applicable Reference Rate Terms) 1, 3 or 6 Months for that issuance of Notes or any other period agreed between the Company, the Agent and all the Noteholders in relation to the relevant Note or any other period (of less than 6 Months):

(i)	if necessary or desirable to implement or facilitate any hedging in relation to the Notes or any payment thereunder;

(ii)	to align an Interest Period to a Quarter Date or the last calendar day or the last Business Day of any Month;

(iii)	to align an Interest Period with an Interest Period for any other issuance of Notes; or

(iv)	if necessary or desirable to facilitate the redemption of the Notes in full (including in connection with a Change of Control).

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(f)	An Interest Period for an issuance of Notes shall not extend beyond the Termination Date applicable to its Series.

(g)	Each Interest Period for an issuance of Notes shall start on the Subscription Date or (if already made) on the last day of its preceding Interest Period.

13.2	Non-Business Days

(a)	Other than where paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	If an issuance of Notes is denominated in a Compounded Rate Currency and there are rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for an issuance of Notes, those rules shall apply to each Interest Period for that issuance of Notes.

13.3	Consolidation and division of Interest Periods

(a)	Subject to paragraph (b) below, if two (2) or more Interest Periods:

(i)	relate to issuances of Incremental Series Notes issued by the same Issuer under the same Incremental Series; and

(ii)	end on the same date,

those issuances of Incremental Series Notes will, if that Issuer (or the Company on its behalf) specifies in writing in a Selection Notice for the next Interest Period, be consolidated into, and treated as, a single issuance of Incremental Series Notes on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Notes), and Clause 5.5 (Currency and amount) if an Issuer (or the Company on its behalf) requests in a Selection Notice that an issuance of Incremental Series Notes be divided into two or more issuances of Incremental Series Notes, that Note will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the issuance of Incremental Series Notes immediately before its division.

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14.	Changes to the calculation of interest

14.1	Interest calculation if no Primary Term Rate

(a)	Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of an issuance of Term Rate Notes, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that issuance of Notes.

(b)	Reference Bank Rate: If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the Reference Bank Rate as of the Specified Time for the currency of that issuance of Notes and for a period equal in length to the Interest Period of that Note.

(c)	Cost of funds: If paragraph (b) above applies but it is not possible to calculate the Reference Bank Rate then:

(i)	if “Compounded Reference Rate will apply as a fallback” is specified in the Reference Rate Terms for that issuance of Notes and there are Reference Rate Terms applicable to Compounded Rate Notes in the relevant currency:

(A)	there shall be no Term Reference Rate for that issuance of Notes for that Interest Period and Clause 12.1 (Calculation of interest – Term Rate Notes) will not apply to that issuance of Notes for that Interest Period; and

(B)	that note shall be a “Compounded Rate Note” for that Interest Period and Clause 12.2 (Calculation of interest – Compounded Rate Notes) shall apply to that issuance of Notes for that Interest Period;

(ii)	if:

(A)	“Compounded Reference Rate will not apply as a fallback” and

(B)	“Cost of funds will apply as a fallback”,

are specified in the Reference Rate Terms for that Note, Clause 14.5 (Cost of funds) shall apply to that issuance of Notes for that Interest Period; or

(iii)	if the currency of that Note is in euro, Clause 14.5 (Cost of funds) shall apply to that issuance of Notes for that Interest Period.

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14.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if the Primary Term Rate is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable Primary Term Rate shall be determined on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or (unless there is only one Reference Bank) only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

14.3	Interest calculation if no RFR or Central Bank Rate

If:

(a)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for an issuance of Compounded Rate Notes; and

(b)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Note,

Clause 14.5 (Cost of funds) shall apply to that issuance of Notes for that Interest Period.

14.4	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms for an issuance of Notes or the currency of an issuance of Term Rate Notes is euro; and

(b)	before the Reporting Time for that issuance of Notes the Agent receives notifications from a Noteholder or Noteholders (whose participations in that issuance of Notes exceed forty (40) per cent. of that Note) that by reason of circumstances affecting the interbank market generally its cost of funds relating to its participation in that issuance of Notes would be in excess of that Market Disruption Rate or (in the case of such a Note denominated in euro) the Primary Term Rate, then Clause 14.5 (Cost of funds) shall apply to that issuance of Notes for the relevant Interest Period. This Clause 14.4 shall not apply to any issuance of Compounded Rate Notes or USD Term Rate Notes.

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14.5	Cost of funds

(a)	If this Clause 14.5 applies, neither Clause 12.1 (Calculation of interest – Term Rate Notes) nor Clause 12.2 (Calculation of interest – Compounded Rate Notes) shall apply to that issuance of Notes for that Interest Period and the rate of interest on each Noteholder’s share of that issuance of Notes for that Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Noteholder as soon as practicable and in any event by the Reporting Time for that issuance of Notes, to be that which expresses as a percentage rate per annum that Noteholder’s cost of funds from whatever source it may reasonably select.

(b)	If this Clause 14.5 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Noteholders and the Company, be binding on all Parties, provided that

(i)	any alternative basis agreed pursuant to paragraph (b) above shall automatically be binding on a Defaulting Noteholder;

(ii)	any alternative basis agreed pursuant to paragraph (b) above shall automatically be binding on any Noteholder which does not accept or reject a request for any such consent before 5.00 p.m. on the date falling fifteen (15) Business Days’ from the date of that request being made (or such other time and date as the Company may specify, with the consent of the Agent if less than fifteen (15) Business Days from the date of such request being made); and

(iii)	any Noteholder which rejects a request for any such consent shall be deemed to be a Non-Consenting Noteholder for the purposes of this Agreement.

(d)	If this Clause 14.5 applies pursuant to Clause 14.4 (Market disruption) and:

(i)	a Noteholder’s Funding Rate is less than the Market Disruption Rate or Primary Term Rate (as applicable); or

(ii)	a Noteholder does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Noteholder of funding its participation in that issuance of Notes for that Interest Period shall be deemed, for the purposes of paragraph (a)(ii) above, to be the Market Disruption Rate or Primary Term Rate (as applicable).

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14.6	Notification to Company

If Clause 14.5 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Company.

14.7	Break Costs

(a)	If an issuance of Term Rate Note (other than an issuance of USD Term Rate Notes) or Unpaid Sum in relation to an issuance of Term Rate Notes (other than an issuance of USD Term Rate Notes) or if an amount is specified as Break Costs in the Reference Rate Terms for an issuance of Notes or Unpaid Sum, each Issuer shall, promptly on demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of an issuance of Notes or Unpaid Sum being paid by that Issuer on a day other than the last day of an Interest Period for that issuance of Notes or Unpaid Sum. Break Costs shall not apply to any issuance of Compounded Rate Notes or USD Term Rate Notes.

(b)	Each Noteholder shall, together with any demand by the Agent under paragraph (a) above, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable and setting out in reasonable detail the method by which such Break Costs were calculated.

15.	Fees

15.1	Closing Fees

The Company shall pay (or shall procure there is paid) fees in the amounts and at the times agreed in the Upfront Fee Letter.

15.2	Agency and security agency fee

The Company shall (or shall procure there is paid) pay to the Agent and Security Agent (in each case for its own account) an agency and security agency fee respectively in the amount and at the times agreed in a Fee Letter.

15.3	Series B Redemption Fees

The Company shall (or shall procure that an Issuer will) pay to the Agent (for its account of the applicable Noteholders under Series B) a redemption fee at the times and in the amounts set out in Clause 11.10 (Series B Redemption Fees).

15.4	Non completion

Notwithstanding the other provisions of this Clause 15 or any Fee Letter, if the Closing Date does not occur then none of the fees referred to in this Clause 15 shall be payable.

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16.	Tax gross-up and indemnities

16.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Sub-Participant” means, for the purposes of this Clause 16, any sub-participant, or any person under any other arrangement, which, under the tax law of the relevant Issuer’s Tax Jurisdiction and/or pursuant to the application of the Organisation for Economic Cooperation and Development’s guidance relating to the meaning of “beneficial ownership” (as set out in the Organisation for Economic Cooperation and Development’s Model Tax Convention (as amended from time to time)), is required to be treated (instead of the relevant Noteholder being so treated) for tax purposes as the beneficial owner of any interest payable by such Issuer under the Finance Documents.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Jurisdiction” means, in relation to any Obligor, the jurisdiction in which it is resident for Tax purposes.

16.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If the Company becomes aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), it shall notify the Agent. Similarly, a Noteholder shall notify the Agent on becoming so aware in respect of a payment payable to that Noteholder. If the Agent receives such notification from a Noteholder or the Company (as applicable) it shall promptly notify the Company and that Obligor or the relevant Noteholder (as applicable).

(c)	If any Tax Deduction is required by United Kingdom law to be made by an Obligor, the amount of the payment due from that Obligor will be increased to an amount which (after taking into account any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

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(d)	If the Notes cease to be Listed or there is any change in law or an order by HMRC resulting in the repeal, withdrawal or other amendment of section 882 of the ITA (or any successor provision), each Noteholder will, upon receipt of a written request from the Company, use reasonable efforts to provide or file (or in the case of procedural formalities, complete), as soon as reasonably practicable and in any event within 30 days of the receipt of such request, any form, certification, document or return (“Forms”) or procedural formalities reasonably requested by the Company that such Noteholder is legally entitled to provide or file (or in the case of procedural formalities, complete) to the extent that such Form (or completion of procedural formalities) is necessary to eliminate or reduce any applicable withholding tax under the laws of the United Kingdom or any applicable double taxation treaty.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) such payment paid to the relevant taxing authority.

(g)	If: (i) any payment is made by an Obligor to or for the account of the Noteholder after withholding or deduction for or on account of any Taxes, and increased payments are made by the Obligor pursuant to this Clause 16.2, or (ii) a payment is made by the Obligor pursuant to Clause 16.3 (Tax indemnity), then, if such Noteholder at its sole discretion determines (acting reasonably and in good faith) that it has received or been granted a refund of such Taxes, such Noteholder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the relevant Obligor such amount as such Noteholder shall, in its sole discretion, determine (acting reasonably and in good faith) to be attributable to relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the Noteholder to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Noteholder shall be under any obligation to claim relief from its corporate profits or similar Tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

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16.3	Tax indemnity

(a)	The Company shall (or shall procure that another Obligor will) (promptly on demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (acting reasonably and in good faith) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	to any Tax assessed on a Finance Party under the law of the jurisdiction or jurisdictions (or any sub-division thereof) in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated, or deemed as treated, as resident for tax purposes; or

(B)	that Finance Party has a permanent establishment to which income under a Finance Document is attributed in respect of amounts received or receivable in that jurisdiction; or

(C)	that Finance Party’s Notes Office is located in respect of amounts received or receivable under the Finance Documents in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net or gross income, profits or gains or gross or net receipts received or receivable (but not any sum deemed to be received or receivable) by that Finance Party, or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or

(ii)	if and to the extent that a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 16.2 (Tax gross-up);

(B)	is suffered as a result of a Noteholder not complying with its obligations pursuant to paragraph (d) Clause 16.2 Tax gross-up);

(C)	is compensated for by Clause 16.4 (Stamp taxes) or Clause 16.5 (VAT), or would have been so compensated but for any exclusions in such Clauses applying;

(D)	is suffered or incurred with respect to any Bank Levy or any payment attributable to, or liability arising as a consequence of, a Bank Levy;

(E)	is attributable to a Withdrawal Event;

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(F)	is attributable to the adoption, ratification, approval or acceptance of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016 in or by any jurisdiction; or

(G)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify Company and the Agent of the event which will give rise to the claim.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Agent.

(e)	Upon and following a sub-participation or other risk sharing arrangement which has been executed, such Sub-Participant should not be treated as a Protected Party under this Clause 16.3 for the purposes of determining whether any Obligor is obliged to make a Tax Payment under this Clause 16.3.

16.4	Stamp taxes

The Company shall (or shall procure that another member of the Group will) pay and promptly on demand by the Agent, indemnify each Finance Party against any costs, losses or liabilities which that Finance Party suffers or incurs in relation to any stamp duty, registration or other similar Tax payable in respect of any Finance Document except for any such Tax payable: (a) in respect of any transfer, assignment, novation or sub-participation of the Notes or a Finance Party’s rights or obligations under a Finance Document; or (b) upon a voluntary registration made by any Finance Party if such registration is (i) not required by law or regulation or (ii) not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Finance Party under a Finance Document.

16.5	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply. Subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT. Such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

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(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

(i)	(where the Supplier is required to account to the relevant tax authority for the VAT) the Relevant Party shall also pay to the Supplier (at the same time as paying that amount) an amount equal to the amount of such VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment received by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 16.5 to any Party shall, at any time when such Party is treated as a member of a group or unity or fiscal unity for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 20016/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)) (including in accordance with section 43 of the United Kingdom Value Added Tax Act 1994) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity or fiscal unity of which that Party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity or fiscal unity at the relevant time (as the case may be).

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16.6	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is (and/or remains) a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

16.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

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17.	Increased Costs

17.1	Increased costs

(a)	Subject to Clause 17.3 (Exceptions) the Company shall (or shall procure that another Obligor will), promptly on demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement or (ii) compliance with any law or regulation made after the date of this Agreement;

(b)	In this Agreement:

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated from time to time;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and/or

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“CRD IV” means EU CRD IV and UK CRD IV.

“EU CRD IV” means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Increased Costs” means:

(i)	a reduction in the rate of return from a Series or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

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(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

“UK CRD IV” means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the UK by virtue of EUWA 2018;

(ii)	the law of the UK or any part of it, which immediately before IP completion day implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms; and

(iii)	direct EU legislation (as defined in EUWA 2018), which immediately before IP completion day implemented EU CRD IV as it forms part of domestic law of the UK by virtue of EUWA 2018.

17.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent (which the Agent shall make as soon as practicable after the Company’s request), provide a certificate confirming the amount and the method of calculation of its Increased Costs.

17.3	Exceptions

(a)	Clause 17.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	that is compensated for by Clause 16.3 (Stamp taxes) or Clause 16.5 (VAT), or would have been so compensated but was not so compensated because any of the exceptions set out therein applied;

(iv)	attributable to a Withdrawal Event;

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(v)	attributable to the adoption, ratification, approval or acceptance of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016 in or by any jurisdiction;

(vi)	attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of), any Bank Levy;

(vii)	attributable to the willful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(viii)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), which shall not include any changes pursuant to Basel III;

(ix)	attributable to the implementation or application of, or compliance with, Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV, in each case to the extent that the relevant Finance Party knew the relevant Increased Cost on the date it became a Finance Party and such Increased Costs were reasonably quantifiable; or

(x)	arising as a result of any transfer, assignment or sub-participation pursuant to Clause 27 (Changes to the Noteholders).

(b)	In this Clause 17.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 16.1 (Definitions).

18.	Other indemnities

18.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, promptly on demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

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(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will), in each case subject to the Guarantee Limitations, promptly on demand, indemnify each Original Noteholder and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default or Material Event of Default (including in relation to the operation of clause 13 (Non-Distressed Disposals, Distressed Disposals and Disposal Proceeds) of the Intercreditor Agreement);

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in an issuance of Notes requested by an Issuer in a Subscription Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	an issuance of Notes (or part of an issuance of Notes) not being prepaid in accordance with a notice of redemption given by an Issuer or the Company,

provided that:

(A)	paragraph (a)(ii) above shall only apply to a failure by the Company (or the relevant Obligor) to pay a Compounded Rate Interest Payment to the extent that the Company (or the relevant Obligor) has failed to pay that Compounded Rate Interest Payment by the later of (x) the due date for that Compounded Rate Interest Payment and (y) date falling three (3) RFR Banking Days after the date on which the Agent notifies the relevant Issuer (or the Company) in accordance with Clause 12.5 (Notification) of the amount of that Compounded Rate Interest Payment; and

(B)	paragraph (a)(iv) above shall only apply to a redemption of an issuance of Compounded Rate Notes to the extent the relevant redemption has not been made by the later of (i) the redemption date specified in the relevant notice of redemption and (ii) the date falling three (3) RFR Banking Days after the date on which the Agent notifies the relevant Issuer (or the Company) in accordance with Clause 12.5 (Notification) of the amount of any Compounded Rate Interest Payment or other payment required to be made together with such redemption in accordance with the terms of this Agreement.

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(b)	This Clause 18.2 does not apply in respect of any cost, loss or liability incurred by any Original Noteholder or any Secured Party as a result of any transfer, assignment or sub-participation pursuant to Clause 27 (Changes to the Noteholders).

18.3	Indemnity to the Agent

The Company shall (or shall procure that an Obligor will) promptly on demand indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	(after the Agent has given prior notice to the Company) investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	subject to the prior consent of the Company (unless a Default has occurred and is continuing), instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement (other than pursuant to paragraph (c) of Clause 30.6 (Rights and discretions)); and

(b)	any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence, fraud, willful default or willful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

19.	Mitigation by the Noteholders

19.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Series ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Notes Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

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19.2	Limitation of liability

(a)	The Company shall (or shall procure that another Obligor will) promptly after demand indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.	Costs and expenses

20.1	Transaction expenses

(a)	The Company shall (or shall procure that another Obligor will), promptly after demand, pay the Agent, each Original Noteholder and the Security Agent the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(i)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(ii)	any other Finance Documents executed after the date of this Agreement,

up to the cap agreed by the Company (such agreement not to be unreasonably withheld) and on a basis and up to an amount as agreed between the Noteholders or the Agent or the Security Agent and the Company from time to time.

(b)	No costs or expenses shall be payable under this Agreement, other than agreed legal fees, until the Closing Date.

(c)	The Agent, Security Agent and each Original Noteholder shall consult with the Company before incurring material legal fees, costs and expenses relating to the granting and perfecting of any security, taking into account the requirements of Schedule 10 (Agreed Security Principles).

20.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 33.10 (Change of currency),

the Company shall (or shall procure that another Obligor will), promptly after demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable costs and expenses (including legal fees subject to any agreed caps (the Company’s agreement to such caps not to be unreasonably withheld)) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

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20.3	Enforcement and preservation costs

The Company shall (or shall procure that another Obligor will), within five (5) Business Days of demand pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights save for any proceedings arising from the Security Agent’s gross negligence, fraud, willful default or willful misconduct.

21.	Guarantee and indemnity

21.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally and at all times subject to the Guarantee Limitations:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due and payable under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due and payable. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, then the liability of each Guarantor under this Clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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21.4	Waiver of defences

Subject to the Guarantee Limitations, the obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor (other than an express release of the relevant Guarantor itself) or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

21.5	Guarantor intent

Without prejudice to the generality of Clause 21.4 (Waiver of defences) but subject to the Guarantee Limitations, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents (including pursuant to a Structural Adjustment) for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers or issuing notes through new issuers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

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21.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

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If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall, other than to the extent such Guarantor is expressly permitted to retain such benefit, payment or distribution in accordance with the Intercreditor Agreement, hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust (or, if it is impossible under the laws of the jurisdiction of incorporation of such Guarantor to hold the same amount on trust, then as agent under an obligation to pay) for the Finance Parties and shall promptly pay or transfer the same, but subject to the Guarantee Limitations, to the Agent or as the Agent may direct for application in accordance with Clause 33 (Payment mechanics).

21.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	any other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.11	Guarantee limitations

(a)	Without limiting any specific exemptions set out below and notwithstanding any other provision of this Agreement or any other Finance Document to the contrary:

(i)	no Guarantor’s obligations and liabilities under this Clause 21 and under any other guarantee or indemnity provision in a Finance Document (the “Guarantee Obligations”) will extend to include any obligation or liability, including any Swap Obligation; and

(ii)	no Transaction Security granted by a Guarantor will secure any Guarantee Obligation,

to the extent that doing so would constitute unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in connection with the acquisition of shares in itself or its Holding Company under the laws of its jurisdiction of incorporation.

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(b)	If, notwithstanding paragraph (a) above, the giving of the guarantee in respect of the Guarantee Obligations or Transaction Security would constitute unlawful financial assistance, then, to the extent necessary to give effect to paragraph (a) above, the obligations under the Finance Documents will be deemed to have been split into two (2) tranches; “Tranche 1” comprising those obligations which can be secured by the Guarantee Obligations of the relevant Guarantor or Transaction Security granted by the relevant Guarantor without breaching or contravening relevant financial assistance laws applicable to such Guarantor and “Tranche 2” comprising the remainder of the obligations under the Finance Documents. The Tranche 2 obligations will be excluded from the relevant Guarantee Obligations of such Guarantor (but only for so long as including them within such Guarantee Obligations would cause such Guarantor to be in breach of financial assistance laws applicable to it) and will be allocated to the Series to which those obligations relate, to the extent that that can be determined and is permissible under the laws of the jurisdiction of incorporation of the Guarantor in question.

21.12	Guarantee Limitations - Excluded Swap Obligations

(a)	Notwithstanding anything to the contrary in any Finance Document, the guarantee contained in this Clause 21 does not apply to any Excluded Swap Obligation of any Guarantor.

(b)	In this Clause 21.12:

“CEA” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the CEA or any rule, regulation or order of the US Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the CEA and the regulations thereunder at the time the guarantee of such Guarantor, or grant by such Guarantor of a security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the CEA.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

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21.13	U.S. limitation

Notwithstanding anything to the contrary in this Agreement or any other Finance Document, the obligations of each U.S. Guarantor and the rights of the Finance Parties under this Agreement or any other Finance Document are subject to the following limitations:

(a)	The maximum liability of each U.S. Guarantor under this Agreement or any other Finance Document shall in no event exceed an amount equal to the greatest amount that would not render such U.S. Guarantor’s obligations hereunder and under the other Finance Documents subject to avoidance under U.S. Bankruptcy Law or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case after giving effect to:

(i)	all other liabilities of such U.S. Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such U.S. Guarantor in respect of intercompany indebtedness to any Issuer to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such U.S. Guarantor hereunder); and

(ii)	the value as assets of such US Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such U.S. Guarantor pursuant to:

(A)	applicable law; or

(B)	any other agreement providing for an equitable allocation among such U.S. Guarantor and the Issuers and other U.S. Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties.

(b)	To the extent that any U.S. Bankruptcy Law or Fraudulent Transfer Law is applicable to this guarantee, each party agrees that, in the event any payment or distribution is made on any date by a U.S. Guarantor under this Clause 21, each such U.S. Guarantor shall be entitled to be indemnified from each other U.S. Guarantor in an amount equal to such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing U.S. Guarantor and the denominator shall be the aggregate net worth of all the Guarantors.

(c)	Each Finance Party agrees that each U.S. Guarantor’s liability under this Clause 21 is limited so that no obligation of, or transfer by, it under this Clause 21 is subject to avoidance and turnover under any applicable bankruptcy or Fraudulent Transfer Law.

21.14	Additional Guarantee Limitations

The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is set out in the Accession Deed applicable to such Additional Guarantor (which may include any amendment to the terms of any limitations set out in this Clause 21 (Guarantee and Indemnity)) and agreed with the Agent (acting reasonably in accordance with the Agreed Security Principles).

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22.	Representations

22.1	General

(a)	Each of Topco and the Original Company makes the representations and warranties set out in Clauses 22.2 (Status) to 22.8 (Insolvency), Clause 22.22 (Centre of main interests) and Clause 22.25 (Sanctions) solely in respect of itself to each Finance Party at the times specified in Clause 22.27 (Times when representations made).

(b)	The Successor Company and (unless otherwise stated) each other Obligor makes the representations and warranties set out in this Clause 22 (Representations) to each Finance Party at the times specified in Clause 22.26 (Times when representations made).

22.2	Status

It is duly incorporated or organised, as applicable, and validly existing under the law of its jurisdiction of incorporation or organisation, as applicable.

22.3	Power and authority

Subject to the Legal Reservations, it has (or will have on the relevant date(s)) the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents to the extent failure to do so would have a Material Adverse Effect.

22.4	Non-conflict with other obligations

Subject to the Legal Reservations and the Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not:

(a)	contravene any law or regulation applicable to it;

(b)	conflict with its constitutional documents in any material respect; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or their respective assets,

in each case to an extent which would have a Material Adverse Effect.

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22.5	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	each Transaction Security Document to which it is a party creates valid and effective Security over or in the assets expressed to be charged or pledged by that Transaction Security Document.

22.6	Validity and admissibility in evidence

Subject to the Legal Reservations and the Perfection Requirements, all Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions; and

(c)	the conduct of the business, trade and ordinary activities (as currently being conducted) of the Obligors,

have been obtained or effected and are in full force and effect or will be at the relevant time and in the case of paragraph (c) above, if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

22.7	Governing law and enforcement

Subject to the Legal Reservations and the Perfection Requirements:

(a)	the choice of governing law of the Finance Documents to which it is a party will be recognised and enforced in its in its jurisdiction of incorporation; and

(b)	any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

22.8	Insolvency

No:

(a)	formal corporate action, legal proceeding or other formal procedure described in paragraph (a) of Clause 26.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 26.8 (Creditors’ process),

has been taken or, to the knowledge of the Company, been taken or threatened in writing (and is, in each case, outstanding) in relation to any Material Company and none of the circumstances described in Clause 26.6 (Insolvency) applies to any Material Company.

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22.9	No default

No Event of Default (or, when this representation is made on the date of this Agreement, no Default) has occurred and is continuing or is reasonably likely to result from the issuance of any Note or the entry into, the performance of or any transaction specified in any Finance Document.

22.10	No misleading information

Save as disclosed in writing to the Agent and the Original Noteholders prior to the date of this Agreement, to the best of the knowledge and belief of the Company:

(a)	any material written factual information made available to the Lenders by the Company on or before the date of this Agreement (excluding all projections and information of a general economic or general industry nature in connection with the transactions contemplated by this letter) (the “Information”) taken as a whole was true and accurate in all material respects as at the date of the relevant report or document containing the Information or as at the date the Information is expressed to be given (after giving effect to all supplements to the Information from time to time and taking into account the circumstances under which such Information was provided);

(b)	the Base Case Model has been prepared in accordance with the Applicable Accounting Principles as applied to the Original Financial Statements and the Base Case Model has been approved by the Board of Directors of the Company;

(c)	any financial projection or forecast contained in the Base Case Model has been prepared in good faith based upon assumptions that the Company believes are reasonable at the time made and at the time such financial projections are made available to the Finance Parties (it being understood that such financial projections (i) are as to future events, are not to be viewed as facts and may be subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and no assurance can be given that any particular financial projections will be realised and that actual results during the period or periods covered by any such financial projections may differ significantly from the projected results and such differences may be material and (ii) are not a guarantee of performance); and

(d)	nothing has occurred or been omitted and no information has been given or withheld by it that results in the Information taken as a whole being untrue or misleading in any material respect (after giving effect to all supplements to the Information from time to time and taking into account the circumstances under which such thing occurred or was omitted or such information was given or withheld).

22.11	Original Financial Statements

(a)	To the best of the knowledge, information and belief of the Company:

(i)	the Original Financial Statements were prepared in all material respects in accordance with the Applicable Accounting Principles consistently applied unless otherwise referred to in such Original Financial Statements (or notes thereto or expressly disclosed to the Agent in writing to the contrary); and

(ii)	subject to customary year-end and period-end adjustments, the Original Financial Statements give a true and fair view of the financial condition of those members of the Group to which they are expressed to relate during the relevant financial year unless expressly disclosed to the Agent in writing to the contrary prior to the date of this Agreement.

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(b)	Its most recent Annual Financial Statements and Quarterly Financial Statements delivered pursuant to Schedule 15 ( Information Undertakings).

(i)	have been prepared in all material respects in accordance with the Applicable Accounting Principles consistently applied unless otherwise referred to in such financial statements (or the notes thereto) and to the extent appropriate in the context of Quarterly Financial Statements, save as disclosed to the Agent in writing prior to the date of delivering of those financial statements; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) in each case, in all material respects its consolidated financial condition as at the end of, the period to which they relate and for the Financial Year subject, in the case of Quarterly Financial Statements, to year-end adjustments.

(c)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were believed to be reasonable as at the date they were prepared and supplied, it being understood that such forecasts may be subject to significant uncertainties and contingencies which are beyond the Group’s control and that no assurance can be given that the forecasts will be realised.

22.12	No proceedings

(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and, if adversely determined, have or are reasonably likely to have a Material Adverse Effect (taking, into account reserves made or the benefit of warranties, indemnities or insurance cover in respect thereof) have (to the best of its knowledge and belief) been notified to it in writing as having started and are ongoing or threatened in writing against it or any Obligor or any Material Company.

(b)	No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which has or is reasonably likely to have a Material Adverse Effect and which is not being contested in good faith by appropriate proceedings has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any of its Material Companies.

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22.13	No breach of laws

It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

22.14	Taxation

(a)	It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any material amount in respect of Tax save, in each case, to an extent that would not have a Material Adverse Effect.

(b)	No material claims or investigations are being made or conducted against it (or any of its Subsidiaries) which have not been reflected in the most recent financial statements delivered to the Agent which are reasonably likely to be determined adversely to it or to such Subsidiary and which, if so adversely determined, and after taking into account any indemnity or claim against any third party with respect to such claim, would have a Material Adverse Effect.

22.15	Security and Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Indebtedness outstanding other than as permitted by this Agreement.

22.16	Ranking

Subject to the Legal Reservations and the Perfection Requirements, the Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents or the Intercreditor Agreement and it is not subject to any prior ranking or pari passu ranking Security which is not a Permitted Lien.

22.17	Good title to assets

Subject to the Legal Reservations and the Perfection Requirements, it and each of its Subsidiaries which are Material Companies has a good title to, or valid leases or licences of or otherwise has the right to use, the assets necessary to carry on its business as presently conducted, in the case if failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.18	Legal and beneficial ownership

Subject to any Permitted Liens, the Legal Reservations and the Perfection Requirements, it and each of its Subsidiaries which are Material Companies is the legal and/or beneficial owner of the respective assets over which it purports to grant Security.

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22.19	Shares

To the best of its knowledge:

(a)	the shares of any Obligor which are subject to the Transaction Security under the law of that Obligor’s Original Jurisdiction are or will be on the Closing Date fully paid and not subject to any option to purchase or similar rights; and

(b)	there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Obligor (including any option or right of pre-emption or conversion) other than as required under applicable law or as permitted by this Agreement.

22.20	Intellectual Property

The Intellectual Property required in order to conduct the business of the Group:

(a)	is beneficially owned by or licensed to members of the Group free from any licences to third parties which are materially prejudicial to the use of that Intellectual Property in the business of the Group and will not be adversely affected by the transactions contemplated by the Finance Documents in each case to an extent which would reasonably be expected to have a Material Adverse Effect;

(b)	so far as it is aware, does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which would reasonably be expected to have a Material Adverse Effect; and

(c)	has not lapsed or been cancelled in any respect which has or could reasonably be expected to have a Material Adverse Effect and all commercially reasonable steps have been taken to protect and maintain such Intellectual Property (including paying renewal fees) where failure to do so would reasonably be expected to have a Material Adverse Effect.

22.21	Accounting Reference Date

The Accounting Reference Date of each member of the Group is 31 December or will be changed to such date as soon as reasonably practicable after the Closing Date.

22.22	Centre of main interests

For the purposes of the EU Insolvency Regulation, its Centre of Main Interests is situated in its Original Jurisdiction or in the UK, or in the case of an Additional Obligor, such other jurisdiction notified to the Agent on or before its accession as an Additional Obligor.

22.23	Pensions

The pension schemes of each member of the Group are funded to the extent required by law or otherwise comply with the requirements of any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would have a Material Adverse Effect.

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22.24	Holding Companies

Except as may arise under the Finance Documents and for Acquisition Costs and other de minimis liabilities, before the Closing Date the Company has not traded or incurred any liabilities or commitments (actual or contingent, present or future), except for (or in relation to or in connection with) Permitted Holding Company Activities.

22.25	Sanctions

(a)	Topco, the Original Company and each Obligor, in respect of itself only, represents and warrants to each Finance Party on the date of this Agreement that:

(i)	it is not a Sanctioned Person;

(ii)	it conducts its businesses in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects and to its knowledge (having made due and careful enquiry) it has not in the past five (5) years engaged in any transaction, activity or conduct in breach of applicable Sanctions in any material respect;

(iii)	neither it, its directors or officers, nor, to its knowledge (having made due and careful enquiry), any of its employees that will act in any capacity in connection with or who will benefit from the Notes has received written notice of any claim, action, suit, proceedings or investigation by a Sanctions Authority involving it with respect to Sanctions;

(iv)	it is not owned or controlled (directly or indirectly) by a Sanctioned Person; and

(v)	to its knowledge (having made due and careful enquiry), it has not engaged in the past five (5) years and is not presently engaged in, any dealings or transactions with any person that at the time of the dealing or transaction was a Sanctioned Person, in each case (A) in a manner or to an extent which is, or is reasonably likely to be, materially prejudicial to the interests of any Noteholder under the Finance Documents and (B) other than an action which is a Permitted Sanction Action.

(b)	This Clause 22.25 shall only:

(i)	be given by a Restricted Member of the Group; or

(ii)	apply for the benefit of a Restricted Finance Party,

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to the extent that this would not result in any violation by or expose of such person or any directors, officer or employee thereof to any liability under:

(A)	EU Regulation (EC) 2271/96;

(B)	§7 of the German Außenwirtschaftsverordnung (in connection with section 4 paragraph 1 no. 3 of the German Außenwirtschaftsgesetz); or

(C)	any similar applicable anti-boycott law, regulation or statute in force from time to time that is applicable to such person.

(c)	In connection with any amendment, waiver, determination or direction relating to any part of this Clause 22.25 in relation to which a Finance Party is a Restricted Finance Party accordance with paragraph (b) above:

(i)	the Commitments of such Noteholder that is a Restricted Finance Party; and

(ii)	the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement:

shall be excluded for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve such amendment, waiver, determination or direction request for the relevant part of this Clause 22.25 in relation to which the relevant Finance Party is a Restricted Finance Party and its status as a Finance Party shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Finance Parties has been obtained to approve such amendment, waiver, determination or direction.

22.26	U.S. laws

(a)	No U.S. Obligor is required to be registered as an Investment Company under the U.S. Investment Company Act of 1940, as amended.

(b)	No U.S. Obligor is engaged principally, or as one of its important activities, in the business of owning or extending credit for the purpose, directly or indirectly, of purchasing or carrying any Margin Stock.

(c)	The proceeds of the Notes will not be used, directly or indirectly, for any purpose that violates the Margin Regulations.

(d)	Assuming the accuracy of the representations and warranties of the Original Noteholders contained in Clause 5.2 (Original Noteholder Confirmations) and their compliance with their agreements set forth therein, the offer and sale of the Series B Notes in the United States are exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof. The Series B Notes have not been registered under the Securities Act or any U.S. state securities laws. The Original Issuer has not engaged in any offering or sale of the Series B Notes under circumstances that would require such registration.

(e)	Assuming the accuracy of the representations and warranties of the Original Noteholders contained in Clause 5.2 (Original Noteholder Confirmations) and their compliance with their agreements set forth therein, the offer and sale of the Series B Notes outside the United States were made in compliance with Regulation S under the Securities Act. The Original Issuer has not engaged in any “directed selling efforts” (as defined in Regulation S) with respect to the Series B Notes and has implemented offering restrictions in accordance with the requirements of Regulation S.

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(f)	Neither the Original Issuer nor any person acting on its behalf (other than the Original Noteholders in respect of which the Original Issuer makes no representation) has engaged or will engage in any form of “general solicitation” or “general advertising” (within the meaning of Rule 502 under the Securities Act) in connection with the offering of the Series B Notes.

22.27	Times when representations made

(a)	The representations and warranties set out in Clauses 22.2 (Status) to 22.8 (Insolvency), Clause 22.22 (Centre of main interest) and Clause 22.25 (Sanctions) are made by Topco and the Original Company on the date of this Agreement and on the Closing Date.

(b)	All the representations and warranties in this Clause 22 are made by each Original Obligor on the date of this Agreement and the Closing Date.

(c)	The Repeating Representations are deemed to be made by each Obligor on the first day of each Interest Period and on each Subscription Date.

(d)	The Repeating Representations are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor, provided that:

(i)	any such representation and warranty shall be deemed to refer solely to such Additional Obligor;

(ii)	there shall be no misrepresentation under any such representation and warranty on account of any matter which a member of the Group has disclosed to the Agent on or before the date on which such Additional Obligor becomes (or on which it is proposed to become) an Additional Obligor; and

(iii)	there shall be no misrepresentation under Clause 22.9 (No default) on account of any Default, Event of Default, Margin Event of Default or Major Event of Default which will be remedied by the accession of the Additional Obligor(s).

(e)	No representation or warranty is made under Clause 22.10 (No misleading information) nor in respect of the Base Case Model after the date of this Agreement.

(f)	Any representation or warranty:

(i)	made under or in respect of paragraph (a) of Clause 22.10 (No misleading information) shall be given only on the date the applicable information was provided to the relevant Finance Party; and

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(ii)	made under or in respect of Clause 22.11 (Original Financial Statements) (other than paragraph (a) of Clause 22.11 (Original Financial Statements)) in respect of each set of financial statements delivered as contemplated by Schedule 15 (Information Undertakings) shall only be made once in respect of each set of financial statements on the date such financial statements are delivered.

(iii)	deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(g)	Notwithstanding any other provisions to the contrary in this Clause 22, each of the representations and warranties set out in this Clause 22 shall be qualified by all of the information included in any due diligence report delivered to the Agent from time to time (in each case including any annexes thereto), the Original Financial Statements and any other information disclosed to the Original Noteholders or the Agent in writing prior to the date of this Agreement.

23.	Information undertakings

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Information Undertakings

Each Obligor shall comply with the information undertakings set out in Schedule 15 (Information Undertakings).

23.2	Provision and contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements and each set of its Quarterly Financial Statements delivered pursuant to Schedule 15 (Information Undertakings) and shall be signed by the CEO or CFO (or, if such person is not available, another authorised signatory of the Company).

(b)	Each Compliance Certificate accompanying the Annual Financial Statements will:

(i)	specify the Material Companies as at the last day of that Accounting Period and (if applicable) the Group’s compliance (or non-compliance) with the Guarantor Coverage Test;

(ii)	set out in reasonable detail the computation of the applicable Margin; and

(iii)	(if delivered on or after the First Test Date) set out in reasonable detail compliance with the Financial Covenant.

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(c)	Each Compliance Certificate accompanying the Quarterly Financial Statements will:

(i)	if delivered prior to the First Test Date, confirm the Margin as set out in the definition of “Margin” and set out (in reasonable detail) the calculations supporting the determination of the applicable Margin; and

(ii)	if delivered on or after the First Test Date:

(A)	confirm the Margin as set out in the definition of “Margin” and set out (in reasonable detail) the calculations supporting the determination of the applicable Margin;

(B)	confirm whether or not the Company was in compliance with the Financial Covenant; and

(C)	attach supporting calculations (in reasonable detail) setting out:

(1)	a reconciliation between the consolidated earnings before interest, tax, depreciation and amortisation of the Group (on the one hand) and the Consolidated EBITDA of the Group (on the other hand), in each case during that Relevant Period; and

(2)	a breakdown of the Indebtedness reflected in the calculation of Secured Indebtedness,

in each case, as applied in testing the Financial Covenant for that Relevant Period.

23.3	Applicable Accounting Principles

(a)	The Company shall procure that all its Financial Statements delivered or to be delivered to the Agent under this Agreement shall be prepared in accordance with the Applicable Accounting Principles, accounting practices and financial reference periods consistent with those applied in the Original Financial Statements and the Base Case Model. If such Financial Statements are prepared on a different accounting basis to the Applicable Accounting Principles (including in the case of a change of Applicable Accounting Principles), accounting practices and financial reference periods consistent with those applied in the Original Financial Statements and the Base Case Model:

(i)	the Company shall promptly so notify the Agent;

(ii)	if requested by the Agent (acting on the instructions of the Majority Noteholders) following notification under paragraph (i) above, the Company must (or otherwise, if not requested by the Agent, the Company may) promptly supply to the Agent a full description of the change notified under paragraph (i) and a statement (the “Reconciliation Statement”) signed by the CEO or CFO of the Company;

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(iii)	the Company and the Agent (acting on the instructions of the Majority Noteholders) on behalf of the Noteholders) shall promptly after such notification enter into negotiations in good faith with a view to agreeing (A) such amendments to the terms contemplated in Clause 24 (Financial Covenant) and/or the definitions of any or all of the terms used therein as are necessary to give the Noteholders (or the Group, as applicable) comparable protection to that contemplated at the date of this Agreement, (B) the Margin and (C) any other amendments to this Agreement which are necessary to ensure that the adoption by the Group or Reporting Entity Group of such different accounting basis does not result in any material alteration in the commercial effect of the obligations of the Company or any Obligor in the Finance Documents;

(iv)	if amendments satisfactory to the Majority Noteholders are agreed by the Company and the Agent (acting on the instructions of the Majority Noteholders) in writing within thirty (30) days of such notification to the Agent, those amendments shall take effect in accordance with the terms of that agreement; and

(v)	if such amendments are not so agreed within thirty (30) days, the Company shall promptly deliver to the Agent:

(A)	in reasonable detail and in a form satisfactory to the Agent (acting on the instructions of the Majority Noteholders), details of all such adjustments as need to be made to the relevant financial statements in order to reflect the Applicable Accounting Principles at the date of delivery of the relevant financial statements;

(B)	only to the extent any Financial Covenant is applicable with respect to the most recently ended Relevant Period, sufficient information, in form and substance as may be reasonably required by the Noteholders, to enable such Noteholders to determine whether the Financial Covenant has been complied with and the Margin, including a Reconciliation Statement to be delivered with each set of Financial Statements; and

(C)	together with the Compliance Certificate delivered with the Annual Financial Statements for that Financial Year, written confirmation from the Group’s auditors (addressed to the Agent) confirming the basis for such changes and the calculations and adjustments provided by the Company under sub-paragraph (A) above (subject to each Finance Party agreeing an engagement letter with the Group’s auditors (and otherwise in such manner and on such conditions as the auditors specify) and only to the extent that firms of auditors of international repute have not adopted a general policy of not providing such confirmation).

23.4	Budget

(a)	The Company shall supply to the Agent, for distribution to the Noteholders within 90 days after the start of each of its Financial Years (commencing with the first full Financial Year following the Closing Date), an annual Budget for that Financial Year (and until delivery of such first Budget, the Base Case Model shall be the Budget).

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(b)	The Company shall ensure that each Budget:

(i)	includes a projected consolidated profit and loss account (or income statement), statement of consolidated debt and cashflow statement for the Group and descriptions of the proposed activities of the Group for the Financial Year to which the Budget relates; and

(ii)	is prepared in all material respects in accordance with the Applicable Accounting Principles and the applicable accounting practices and financial reference periods applied to financial statements under Schedule 15 (Information Undertakings).

(c)	The Agent and the Noteholders shall have no right of approval over the form or substance of any Budget.

23.5	Information: miscellaneous

The Company shall supply to the Agent:

(a)	promptly after they are dispatched, copies of all documents dispatched by the Company or any Obligors to its creditors generally by reason of financial difficulty;

(b)	promptly upon becoming aware of them the details of any litigation, arbitration or administrative proceedings which are reasonably likely to be adversely determined and, if adversely determined, have or are reasonably likely to have a Material Adverse Effect; and

(c)	such further information as the Agent may reasonably request regarding the financial condition, assets or operations of the Group.

23.6	Notification of Event of Default

The Company shall notify the Agent of any Event of Default that is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Company is aware that a notification has already been provided by another Obligor).

23.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

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(iii)	a proposed assignment or transfer by a Noteholder of any of its rights and/or obligations under this Agreement to a party that is not a Noteholder prior to such assignment or transfer, obliges the Agent or any Noteholder (or, in the case of paragraph (iii) above, any prospective new Noteholder) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Noteholder supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Noteholder) or any Noteholder (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Noteholder) in order for the Agent, such Noteholder or, in the case of the event described in paragraph (iii) above, any prospective new Noteholder to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Noteholder shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 5 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Noteholders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 29 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Noteholder to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Noteholder supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Noteholder) or any Noteholder (for itself or on behalf of any prospective new Noteholder) in order for the Agent or such Noteholder or any prospective new Noteholder to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

23.8	Delivery

Notwithstanding anything in this Agreement or the other Finance Documents to the contrary, any failure to comply with this Clause 23 or Schedule 15 (Information Undertakings)shall be automatically cured when the Company, Reporting Entity or any direct or indirect Holding Company of the Company, as the case may be, makes available all required reports or other information to the Agent.

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23.9	Restrictions

Notwithstanding any other term of the Finance Documents all reporting and other information requirements in the Finance Documents shall be subject to any confidentiality, regulatory or other restrictions relating to the supply of information concerning the Group or otherwise binding on any member of the Group, provided that such restrictions have not been entered into with a view to circumventing this requirement.

23.10	Public Reporting

Notwithstanding any other term of the Finance Documents, following the occurrence of any Listing, delivery to the Agent of a copy of each set of financial statements of the relevant entity subject to such Listing (the “IPO Entity”) which are delivered to public shareholders of that IPO Entity shall be deemed to satisfy all requirements of this Clause (including as regards the form of and requirements in relation to financial statements and any accompanying information, statements and management commentary), this Agreement and the other Finance Documents such that no further documents, statements or information shall be required to be delivered pursuant to this Clause, this Agreement and the other Finance Documents provided that, where applicable, the Company shall still be required to comply with an obligation to:

(a)	deliver a Compliance Certificate pursuant to an in accordance with the provisions of Clause 23.2 (Provision and contents of Compliance Certificates); and

(b)	deliver any “know your customer” information pursuant to Clause 23.6 (“Know your customer” checks).

24.	Financial covenant

24.1	Financial definitions

In this Agreement:

“Acceptable Funding Sources” means (without double counting):

(a)	the net cash proceeds of disposals by the Group to the extent not required to be applied in redemption of the Notes;

(b)	New Shareholder Injections (other than as contributed to the Group in connection with an Equity Cure);

(c)	Indebtedness permitted to be incurred in accordance with this Agreement;

(d)	Retained Cash;

(e)	Closing Overfunding; and

(f)	Cash held by members of the Group provided that such cash would otherwise have been able to be used at that time to make a Restricted Payment in accordance with this Agreement.

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“Acquisition Costs” means all fees, commissions, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with any Permitted Acquisition or the negotiation, preparation, execution, notarisation and registration of the related documents (including, Hedging Costs (other than the type of payments included in Consolidated Total Net Cash Interest Expenses) and all payments made to any hedge counterparty, and all fees, costs and expenses incurred, by any member of the Group in connection with the close-out or termination on or about the relevant closing date of a Permitted Acquisition of any hedging arrangements in respect of which any member of the Group was a party (including in respect of interest rate, exchange rate and commodity price risk hedging)).

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount of the Indebtedness of members of the Group (on a consolidated basis) other than:

(a)	any indebtedness owed by a member of the Group to another member of the Group;

(b)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability (but not, in any case, Trade Instruments) of a person which is not a member of the Group which liability would otherwise constitute Indebtedness;

(c)	the amount of any liability of pension related or post-employment liabilities or obligations of the Group;

(d)	any indebtedness under any operating lease;

(e)	in respect of any lease, any non-capitalised value;

(f)	any indebtedness in respect of Trade Instruments (being any performance bonds, advance payment bonds, documentary letters of credit or similar instrument issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group) unless the underlying liability or amount covered by such instrument has become due and payable and remains unpaid;

(g)	in relation to the minority interests line in the balance sheet of any member of the Group;

(h)	Subordinated Debt or any other non-cash pay indebtedness, in each case subordinated under the terms of the Intercreditor Agreement or otherwise on subordination terms satisfactory to the Majority Noteholders (acting reasonably);

(i)	any contingent earn out arrangement, any deferred consideration (in each case unless and until the relevant conditions have been met and such payment obligations (x) have crystallised and (y) are due and payable and remain unpaid for a period exceeding twenty (20) Business Days) or any indebtedness under any vendor loans permitted under the terms of this Agreement, provided that any such vendor loans are subordinated under the terms of the Intercreditor Agreement or otherwise on subordination terms satisfactory to the Majority Noteholders (acting reasonably);

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(j)	any Indebtedness represented by shares (except for shares redeemable mandatorily or at the option of the holder prior to the latest maturity date of a Senior Series);

(k)	any Indebtedness incurred in relation to any licences or other similar arrangements purchased for re-sale and/or entered into by a member of the Group, in each case, in the ordinary course of business; and

(l)	all contingent liabilities under a guarantee, indemnity, bond, standby or documentary letter of credit or similar instruments unless the underlying liability covered by such instrument has become due and payable and remains unpaid.

“Capital Expenditure” means any expenditure or obligation which, in accordance with the Applicable Accounting Principles, as applied under the Original Financial Statements, is treated as capital expenditure (including the capital element of any expenditure or obligation incurred in connection with a Capitalized Lease Obligation), and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange.

“Closing Overfunding” means the aggregate amount of any cash on the balance sheet of the Group as at the Closing Date as certified by the Company to the Agent promptly following the Closing Date.

“Consolidated Cash Flow” means, in respect of the Group and any Relevant Period, Consolidated EBITDA:

(a)	less any increase in Working Capital, other than as a result of any currency fluctuations;

(b)	plus any decrease in Working Capital, other than as a result of any currency fluctuations;

(c)	less all amounts paid in respect of Capital Expenditure or Restructuring Costs;

(d)	less Pension Items paid in cash to the extent not included in Consolidated EBITDA;

(e)	less amounts paid in cash or falling due for payment during such period in respect of income tax, corporation tax, withholding tax, trade tax or any other equivalent;

(f)	plus the amount of any tax credit or rebate received in cash;

(g)	to the extent not already included in calculating Consolidated EBITDA, plus exceptional items received in cash and minus any exceptional items paid in cash;

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(h)	plus any positive, and less any negative, exceptional, one-off and non-recurring items and restructuring and reorganisation costs and Restructuring Costs received or which are paid or fall due for payment;

(i)	less amounts invested in Joint Ventures but plus the amount of any loan which was made to a Joint Venture which is repaid in cash to a member of the Group plus any royalty or other distribution in cash received from any Joint Venture, in each case, not otherwise included in Consolidated EBITDA;

(j)	to the extent not taken into account in or excluded by any other paragraph of this definition, less all non-cash credits and plus all non-cash debits and other non-cash charges included in establishing Consolidated EBITDA;

(k)	(to the extent included in Consolidated EBITDA or in any other paragraph of this definition) excluding the effect of all cash movements associated with the Transaction, and excluding any Acquisition Costs;

(l)	less any fees, costs or charges (including Acquisition Costs) of a non-recurring nature related to any equity offering, investments, acquisitions or Indebtedness permitted under the Finance Documents (whether or not successful);

(m)	plus to the extent not already taken into account as exceptional items under the paragraphs above or applied to exclude items as contemplated under the paragraphs above and to the extent not already included in calculating Consolidated EBITDA, any amount of net proceeds of disposals received by the Group which it is permitted to retain and which are not required to be reinvested or applied in mandatory redemption;

(n)	in each case, to the extent not already included in calculating Consolidated EBITDA, less any amounts paid outside the Group to minority shareholders or partners of members of the Group or pursuant to a Restricted Payment (unless funded from Acceptable Funding Sources and/or Closing Overfunding);

(o)	to the extent not already included in calculating Consolidated Total Net Cash Interest Expenses, plus the amount of any cash receipts and less the amount of any cash payments paid, under any Treasury Transaction by a member of the Group during the Relevant Period (including any one-off cash payments, premia fees, costs or expenses in connection with the purchase of a Treasury Transaction or which arise upon maturity, close-out or termination of any Treasury Transaction);

(p)	less any amounts claimed under loss of profit, business interruption or equivalent insurance in respect of such period to the extent not received in cash during that Relevant Period and to the extent not taken into account in Consolidated EBITDA; and

(q)	and (i) so that no amount shall be added (or deducted) more than once, and excluding amounts already taken into account in Consolidated EBITDA, and (ii) there shall also be excluded (x) the effect of all cash movements (including purchase price adjustments or one off consolidation effects) associated with the Transaction, Acquisition Costs and any share options relating to a member of the Group existing at the Closing Date and (y) (other than in relation to paragraphs (a), (d) and (e) above) any item expressed to be deducted to the extent at any time allocated by the Company as funded directly or indirectly from Acceptable Funding Sources (excluding any Indebtedness which is a revolving or working capital facility).

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“Consolidated Debt Service” for any period and in relation to the Group, means Consolidated Total Net Cash Interest Expenses of the Group for such period; plus

(a)	all scheduled repayments or redemptions of Borrowings on a consolidated basis which became due for redemption, repayment or prepayment (excluding any voluntary or mandatory prepayment or redemption) during such period;

(b)	but excluding:

(i)	any principal amount which became due under any overdraft or revolving credit facility and which was available for simultaneous redrawing according to the terms of such facility or under the Original Revolving Facility or any Ancillary Facility or which would have been available for simultaneous redrawing but for a cancellation or termination of the available facility by a member of the Group;

(ii)	to the extent they constitute Borrowings, an amount repaid or prepaid under any shareholder loan or similar arrangement (including any New Shareholder Injection); and

(iii)	any repayment or redemption of Indebtedness existing on the Closing Date which is required to be repaid or redeemed under the Finance Documents, and excluding any amounts under any Indebtedness which are refinanced by a replacement facility or notes permitted under the Finance Documents.

“Consolidated Total Net Cash Interest Expenses” for any period and in relation to the Group, means:

(a)	the aggregate of interest, commitment or non-utilisation fees, annual agency fees and other recurring fees (other than as excluded in paragraph (i) below) relating to the Notes (whether or not paid) during that period plus or minus net amounts receivable or payable or accrued by the Group under the Hedging Agreements or other Treasury Transactions in respect of interest but excluding any one-off cash payments, premia fees, costs or expenses in connection with the purchase of a Treasury Transaction or which arise upon maturity, close-out or termination of any Treasury Transaction and any unrealised gains or losses on any Treasury Transactions;

(b)	plus interest, commitment fees and other fees on any other Borrowings (including the interest element (but not the capital) of payments in respect of any leases) accruing (whether or not paid) during a period;

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(c)	plus consideration given by the Group during that period, and relating to that period whether by way of discount or otherwise in connection with any acceptance credit, bill discounting debt factoring or other like arrangement;

(d)	less interest income accrued (whether or not paid) during that period for the account of a member of the Group except to the extent owed or paid by another member of the Group;

(e)	excluding the non-cash element of interest or capitalised interest on any Indebtedness and any Subordinated Debt during that period;

(f)	excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes;

(g)	excluding any amortisation of Acquisition Costs;

(h)	taking no account of any unrealised gains or losses; and

(i)	excluding all:

(i)	one-off agency, arrangement, underwriting, original issue discount, amendment, consent or other front end, one-off or similar non-recurring fees (and any amortisation thereof);

(ii)	redemption, repayment and prepayment premia, fees or costs; and

(iii)	deemed finance charges or notional interest in relation to pension liabilities and any withholding tax (or gross up obligation) on interest receivable, received, payable or paid.

“Excess Cash Flow” means, in relation to any Financial Year of the Group, the result (if positive) of Consolidated Cash Flow for such period less the aggregate of:

(a)	Consolidated Debt Service for such Financial Year;

(b)	any amount applied or to be applied in mandatory redemption (to the extent such amount is taken into account when determining Consolidated EBITDA or Consolidated Cash Flow) or (to the extent not available for redrawing and to the extent the redemption is not funded by other Indebtedness) voluntary redemption under the Finance Documents or the Facilities Agreement during such period;

(c)	to the extent included in Consolidated Cash Flow, the cash proceeds of any subscription (to the extent paid in cash) for common and/or preference shares of the Group by way of any capital contribution to the Group or any raising of funds by way of private placement of ordinary or preference share capital;

(d)	to the extent included in Consolidated Cash Flow, the cash proceeds of New Shareholder Injections;

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(e)	to the extent included in Consolidated Cash Flow, any amount of Net Proceeds which the Group is permitted to retain and which are not required to be reinvested or applied in mandatory redemption;

(f)	any Pending Acquisition Amount and any Pending Restructuring Amount;

(g)	any amount which is excluded from the definition of Consolidated Cash Flow as a result of the operation of paragraph (ii) of the proviso to that definition;

(h)	the amount of any committed Capital Expenditure contracted for during that Financial Year but unspent during such Financial Year (“Pending Capital Expenditure Amount”);

(i)	to the extent not already deducted from the definition of Consolidated Cash Flow, any Restricted Payments (not funded or intended to be funded from Acceptable Funding Sources) payable (and which were able to be paid in accordance with the definition thereof) during the Current Financial Year but not yet paid;

(j)	tax accrued and/or payable during or in respect of such Financial Year but not overdue (save if under dispute) and not paid (“Pending Tax Amount”);

(k)	any cash amounts attributable to a person, property, business or material fixed asset that a member of the Group has committed to transfer or otherwise dispose of during such Financial Year and that is to be transferred or otherwise disposed of in the immediately following Financial Year (“Pending Disposal Cash”);

(l)	to the extent that the Issuer so elects, any costs or expenses funded from Acceptable Funding Sources to the extent (directly or indirectly) included in Consolidated Cash Flow; and

(m)	one-off agency, arrangement, underwriting, amendment, consent or other front end, one-off or similar non-recurring fees (and any amortisation thereof) paid or payable during that Relevant Period,

plus any Pending Acquisition Amount, Pending Capital Expenditure Amount, Pending Restructuring Amount, Pending Tax Amount or Pending Disposal Cash already subtracted from Excess Cash Flow in respect of the immediately previous Financial Year and which has not been so utilised or which was funded from Acceptable Funding Sources or, in relation to Pending Disposal Cash, in respect of which a disposal has not occurred.

“Excess Cash Flow Deduction Amount” means the aggregate of:

(a)	any amounts:

(i)	of any principal payments, repurchases or redemptions of Indebtedness (other than in respect of any revolving debt, except to the extent there is an equivalent permanent reduction in commitments thereunder) and, in each case, any associated premium, make-whole or penalty payments, made:

(A)	during the relevant Financial Year; and

(B)	during the period between the end of the Financial Year and the date in the next Financial Year on which such mandatory redemption is made (provided that such amount is then ignored for the purposes of this paragraph (a) for the following Financial Year); and

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(ii)	committed or designated by the Company prior to the date on which such mandatory redemption is made to be applied to finance or any principal payments, repurchases or redemptions of Indebtedness (in each case with respect to non-revolving debt) and, in each case, any associated premium, make-whole or penalty payments, to be undertaken in the 24 months following such date;

(b)	any amounts:

(i)	applied to finance or refinance acquisitions, Investments, disposals, capital expenditures, Restructuring Costs and/or other Group Initiatives:

(A)	during the relevant Financial Year; and

(B)	during the period between the end of the Financial Year and the date in the next Financial Year on which such mandatory redemption is made (provided that such amount is then ignored for the purpose of this paragraph (b) for the following Financial Year); and

(ii)	committed or designated by the Company prior to the date on which such mandatory redemption is made to be applied to finance or refinance acquisitions, Investments, disposals, capital expenditures, Restructuring Costs and/or other Group Initiatives to be undertaken in the 24 months following such date;

(c)	any amounts:

(i)	used to make any Restricted Payment or Investment permitted under this Agreement:

(A)	during the relevant Financial Year; and

(B)	during the period between the end of the Financial Year and the date in the next Financial Year on which such mandatory redemption is made (provided that such amount is then ignored for the purposes of this paragraph (c) for the following Financial Year); and

(ii)	committed or designated by the Company prior to the date on which such mandatory redemption is made to be used to make any Restricted Payment or Investment permitted to be made under this Agreement in the 24 months following such date; and

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(d)	the greater of (i) £12,936,000 and (ii) an amount equal to 16.50 per cent. of Consolidated EBITDA,

provided that any amounts corresponding to paragraphs (a) to (c) above shall be deemed utilised prior to any amount corresponding to paragraph (d) above.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the relevant Reporting Entity, ending on or about the Accounting Reference Date in each year.

“First Test Date” means the last day of the first complete Financial Quarter commencing after the Closing Date or, if such date is not a Business Day, the Company may elect that such date shall be the next Business Day or the immediately preceding Business Day.

“Group Initiative” means any action, plan, arrangement or step (including any restructuring and/or reorganisation), any new, revised or renewed contract, any price increase, the acquisition, development, opening, integration, expansion, ramp-up, rationalisation and/or launch of any technology, software, platform, facility, product (line), team, contract, or operation or similar or other initiative taken, commenced or committed to be taken by the Group.

“Hedging Costs” means any costs incurred by a member of the Group in connection with the putting in place of any Hedging Agreements.

“Pending Acquisition Amount” means, in respect of any Financial Year (the “Relevant Financial Year”), the aggregate cash amounts to be paid in respect of the consideration for Permitted Acquisitions for which a member of the Group has entered into a commitment before the end of the Relevant Financial Year.

“Pending Restructuring Amount” means, in respect of any Financial Year, the aggregate cash amounts to be paid in respect of any Restructuring Costs for which a member of the Group has entered into a commitment before the end of the Financial Year.

“Pension Items” means the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year of the Group.

“Relevant Period” means (a) if ending on a Quarter Date each period of four consecutive Quarter Periods ending on a Quarter Date or (b) if ending on the last day of a month the period of twelve (12) consecutive Months ending on the last day of a calendar month (which may include periods prior to the Closing Date in accordance with the section Calculations below).

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“Restructuring Costs” means one-off, non-recurring, exceptional or extraordinary costs or expenses relating to employee relocation, retraining, severance and termination, business interruption, reorganisation and other restructuring, integration or cost-cutting measures, the rationalisation, integration, transition, re-branding, start-up, reduction or elimination of product lines or sites, assets or businesses, the consolidation, integration relocation, closure of sites or administrative, production locations, set-up or termination costs and other similar items (and, excluding any related Capital Expenditure).

“Retained Cash” means, at any time and from time to time to the extent allocated as such at the option of the Company and to the extent not previously applied or allocated for a particular purpose:

(a)	Retained Excess Cash;

(b)	Closing Overfunding;

(c)	Net Proceeds;

(d)	any redemption waived (and not taken up by another Noteholder) or deemed waived by a Noteholder;

(e)	any amounts received or receivable from any person which is not a member of the Group for the purpose of, or with the intention that such amounts are available to be used for, the relevant expenditure (by way of indemnity, compensation or otherwise);

(f)	prepayments received under any relevant contractual arrangements;

(g)	investment grants received in cash; and

(h)	capital contributions received from landlords (or the equivalent in relation to real property).

“Retained Excess Cash” means accumulated unspent Excess Cash Flow from previous years identified in the Compliance Certificates delivered with the Annual Financial Statements, in each case to the extent Not Otherwise Applied in accordance with the terms of the Finance Documents.

“Subordinated Debt” means any unsecured loan, note, bond or like instrument issued by, or agreement evidencing a loan, bond or other like instrument (as the case may be) to the Company by Topco and which is subordinated to the Notes as “Subordinated Liabilities” as defined in and pursuant to the Intercreditor Agreement (or otherwise on terms satisfactory to the Majority Noteholders (acting reasonably)).

“Test Date” means the First Test Date and each subsequent Quarter Date, or in each case, if any such date is not a Business Day, the Company may elect that such date shall be the next Business Day or the immediately preceding Business Day.

“Working Capital” means trade and other debtors in relation to operating items of any member of the Group plus prepayment in relation to operating items, inventory and stock, less trade and other creditors in relation to operating items (but not including sums payable in respect of any Borrowings) of any member of the Group and less accrued expenses and accrued costs of any member of the Group excluding taxes and liabilities, insurance claims, exceptional items (being items of a one-off, non-recurring, extraordinary or exceptional nature) and claims in relation to a Permitted Acquisition.

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24.2	Financial condition

The Company shall, for the benefit of the Noteholders under the Senior Series only, ensure that the Consolidated Senior Secured Net Leverage Ratio in respect of any Relevant Period ending on a Test Date specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Test Date (the “Financial Covenant”):

Column 1 Test Date	Column 2 Covenant level

30 September 2025	5.00:1

31 December 2025	5.00:1

31 March 2026	5.00:1

30 June 2026	5.00:1

30 September 2026	5.00:1

31 December 2026	5.00:1

31 March 2027	5.00:1

30 June 2027 and each Test Date thereafter	4.75:1

24.3	Financial testing and calculations

(a)	The first testing date for the Financial Covenant will be the First Test Date.

(b)	The Financial Covenant will be tested:

(i)	for the Relevant Periods ending on each Quarter Date falling on and after the First Test Date; and

(ii)	by reference to, the relevant Quarterly Financial Statements or, as the case may be, the Annual Financial Statements for the applicable Relevant Period.

(c)	The components of each definition in Clause 24.1 (Financial definitions) and Schedule 17 (Certain New York Law Defined Terms) will be calculated in accordance with the Finance Documents and as applicable with, the Applicable Accounting Principles after taking into account any adjustment to the financial statements necessary to reflect the information delivered to the Agent pursuant to paragraph (a) of Clause 23.3 (Applicable Accounting Principles), if any.

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(d)	For a Relevant Period ending less than 12 Months after the Closing Date, the Financial Covenant and definitions set out in this Clause 24.3:

(i)	for the Financial Covenant, Consolidated EBITDA shall be calculated on an LTM basis and Consolidated Net Leverage shall be calculated on an actual basis at the end of that Relevant Period; and

(ii)	in the case of Consolidated Cash Flow and Consolidated Debt Service (and each constituent component thereof) shall be calculated on an actual basis by reference to the amount of Consolidated Cash Flow and Consolidated Debt Service as disclosed in the financial statements and/or Compliance Certificates on a cumulative basis from the Closing Date to the last day of the Relevant Period.

(e)	For the purposes of this Clause 24.3 no item shall be included or excluded more than once in any calculation.

(f)	For the purposes of this Clause 24.3 in respect of any Relevant Period and to the extent Consolidated Net Leverage or any financial definition (contained in this Clause 24.3 (Financial testing and calculations) or Schedule 17 (Certain New York Law Defined Terms) or otherwise in this Agreement) is used as the basis (in whole or in part) for testing the financial covenant set out in Clause 24.2 (Financial Condition), permitting any transaction or making any determination under this Agreement (including on a pro forma basis and including for the purposes of determining any interest rate), the exchange rates (including for the purposes of determining any interest rate) used in the calculation of Consolidated EBITDA, Consolidated Cash Flow, Consolidated Leverage and Consolidated Total Net Cash Interest Expenses or any other financial definition shall be, at the election and determination of the Company at any time and from time to time:

(i)	the weighted average exchange rates for the Relevant Period;

(ii)	consistent with the exchange rate methodology applied in the financial statements delivered pursuant to Schedule 15 (Information Undertakings) ;

(iii)	such rate taking into account any cross currency derivatives entered into by the Group; and/or

(iv)	the spot rate of exchange on an Applicable Test Date (calculated and determined by the Company acting reasonably),

provided that such exchange rate shall be consistently applied across the relevant calculations being made.

(g)	In relation to the definitions set out in Clause 24.1 (Financial definitions) and Schedule 17 (Certain New York Law Defined Terms) and all other related provisions of the Finance Documents (including this Clause 24.3 (Financial testing and calculations):

(i)	all calculations (including in respect of cost synergies, cost savings, operating improvements, other improvements, operating expenses reductions, capacity increases, capacity utilisation increases, efficiency improvements, or other similar initiatives) will be as determined in good faith by the CEO or CFO; and

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(ii)	all calculations in respect of the run rate effect of any one or more actions taken, committed to be taken or with respect to which substantial steps have been taken and associated cost synergies, cost savings, operating improvements, other improvements, operating expenses reductions, capacity increases, capacity utilisation increases, efficiency improvements, or other similar initiatives (in each case actual or projected) may be made as though the full run-rate effect of such initiatives were realised on the first day of the Relevant Period.

(h)	In the event that Consolidated Total Net Cash Interest Expenses is to be calculated prior to the end of the third complete Financial Quarter after the Closing Date, Consolidated Total Net Cash Interest Expenses in respect of the period falling prior to Closing Date shall be calculated as follows:

A ⁄ B x 12

where:

A =	the aggregate Consolidated Total Net Cash Interest Expenses for each complete month commencing after the Closing Date to the end of the relevant testing period; and

B =	the number of complete months commencing after the Closing Date to the end of the relevant testing period.

(i)	In the event that:

(i)	any Accounting Reference Date is adjusted by the Company to avoid an Accounting Reference Date falling on a day which is not a Business Day and/or to ensure that an Accounting Reference Date falls on a particular day of the week; or

(ii)	there is any adjustment to a scheduled payment date to avoid payments becoming due on a day which is not a Business Day,

if that adjustment results in any amount being paid in a Relevant Period in which it would otherwise not have been paid, for the purpose of calculating any financial definition or ratio under the Finance Documents the Company may treat such amount as if it was paid in the Relevant Period in which it would have been paid save for any such adjustment.

(j)	Unless a contrary indication appears, a reference to Consolidated EBITDA is to be construed as a reference to the Consolidated EBITDA of the Company and its Subsidiaries on a consolidated basis.

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24.4	Equity Cure

(a)	In this Agreement:

(i)	“Cure Amount” means any New Shareholder Injections provided in accordance with paragraphs (b) and (c) below;

(ii)	“EBITDA Cure” has the meaning given to that term in paragraph (c)(i) below;

(iii)	“Equity Cure” means an EBITDA Cure or a Net Debt Cure; and

(iv)	“Net Debt Cure” has the meaning given to that term in paragraph (c)(ii) below.

(b)	It will be deemed that no breach of or failure to comply with a Financial Covenant shall have occurred, and no Default or Event of Default shall occur or be continuing under Clause 26.2 (Financial Covenant), if:

(i)	by no later than the date falling twenty (20) Business Days after the date on which the Compliance Certificate for the Relevant Period in which such failure to comply was required to be delivered pursuant to Clause 23.2 (Provision and contents of Compliance Certificate) (but after the last date of that Relevant Period) (the “Applicable Cure Period”) is required to be delivered the Group has received the proceeds of New Shareholder Injections in cash in an amount at least sufficient to ensure that the Financial Covenant would be complied with if tested again as at the last day of the same Relevant Period having applied the provisions of this Clause 24.2; or

(ii)	the Financial Covenant is complied with when tested on the next Test Date (the “Next Test Date”) and any prior breach of such Financial Covenant or any Default or Event of Default arising therefrom shall not (and shall not be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Finance Documents or a Default or an Event of Default and any prior Default or Event of Default arising pursuant to Clause 26.2 (Financial Covenant) shall no longer be continuing, unless a Declared Default is continuing before delivery of the Compliance Certificate in respect of the Next Test Date, provided that: (a) a deemed cure may only occur once over the life of the Notes and (b) shall constitute an exercise of an Equity Cure in accordance with this Clause 24.4.

(c)	At the election of the Company, any Cure Amount may be included for any Relevant Period as if provided immediately prior to the last date of such Relevant Period by:

(i)	increasing the amount of Consolidated EBITDA (an “EBITDA Cure”); or

(ii)	decreasing Secured Indebtedness (a “Net Debt Cure”).

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(d)	In relation to any Cure Amount:

(i)	the Company shall not be entitled to exercise:

(A)	an EBITDA Cure on more than 2 occasions from the Closing Date;

(B)	any Equity Cure on more than 4 occasions (in aggregate) from the Closing Date; and

(C)	any Equity Cure in consecutive Financial Quarters.

(ii)	there shall be no restriction on the amount of any Cure Amount exceeding the amount necessary to prevent or cure the relevant failure to comply with the Financial Covenant other than in respect of an EBITDA Cure, where the amount of any Cure Amount treated as an EBITDA Cure may exceed the amount required to ensure that the Financial Covenant would be complied with if tested as at the last day of the same Relevant Period on no more than one occasion;

(iii)	when calculating compliance with the Financial Covenant, any adjustments made to Consolidated EBITDA or Secured Indebtedness (as applicable) under this Clause 24.4 shall be taken into account for the Applicable Cure Period and (with respect to adjustments made to Consolidated EBITDA) each of the next three (3) successive Relevant Periods (such period being the “Cure Affected Period”);

(iv)	there shall be no requirement to apply any Cure Amount in redemption of the Notes or any other indebtedness;

(v)	(other than for the purpose of adjusting the calculation of any Financial Covenant in accordance with the provisions of this Clause 24.4) (A) during the Cure Affected Period, no adjustments made to Consolidated EBITDA or Secured Indebtedness under this Clause 24.4 shall count towards any other permission or usage under or in respect of the Finance Documents (including for the purpose of calculating the Margin) other than as a result of a decrease in Indebtedness if such amount is actually applied in redemption of the Notes and (B), no Cure Amount shall be treated as a New Shareholder Injection other than for the purposes contemplated in this Clause 24.4;

(vi)	in relation to any New Shareholder Injections provided in accordance with paragraph (b)(i) above on or prior to the date of delivery of the relevant Compliance Certificate for any Applicable Cure Period:

(A)	the Company shall have designated such New Shareholder Injections as being a Cure Amount during the Financial Quarter in which it was made;

(B)	the Compliance Certificate for that Applicable Cure Period shall set out the revised Financial Covenant for the Applicable Cure Period by giving effect to the adjustments to Consolidated EBITDA or Secured Indebtedness under this Clause 24.4;

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(C)	the unspent amount of such New Shareholder Injections will not be double counted with any cash proceeds of such New Shareholder Injections as at the end of that Relevant Period; and

(D)	to the extent such amounts are designated an EBITDA Cure, it shall count towards the limit set out in sub-paragraph (i)(A) above; and

(vii)	in relation to any such New Shareholder Injections provided following the date of delivery of the relevant Compliance Certificate for the Relevant Period, promptly following the proceeds of those New Shareholder Injections being provided to it, the Company shall provide a revised Compliance Certificate to the Agent (signed by the CEO or CFO (or, if not available, another authorised signatory of the Company)) setting out the revised calculations of the Financial Covenant by giving effect to the adjustments to Consolidated EBITDA or Secured Indebtedness under this Clause 24.4.

(e)	If, as at the Quarter Date falling at the end of any Relevant Period, the Company is in breach of a Financial Covenant, the Company may procure the contribution of any New Shareholder Injection at any time between such Quarter Date and the date of delivery of the Compliance Certificate with respect to the Relevant Period that ended on such Quarter Date (a “Pre Cure”). There shall be no restrictions on the number of Pre Cures exercised by the Company.

25.	General undertakings

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1	General Undertakings

Each Obligor shall comply with the covenants set out in Schedule 16 (General Undertakings).

25.2	Authorisations

Subject to the Legal Reservations and Perfection Requirements, Topco, the Original Company and each Obligor shall (and the Company shall procure that each Material Company will) promptly apply for, obtain and promptly renew from time to time and maintain in full force and effect all Authorisations and consents and comply with the terms of all such Authorisations and consents, and promptly make and renew from time to time all such filings, as may be required under any applicable law or regulation to enable it to enter into, and perform its material obligations under the Finance Documents to which it is party and to:

(a)	carry out the transactions contemplated by the Finance Documents to which it is a party and to ensure that, subject to the Legal Reservations and the Perfection Requirements, its obligations under the Finance Documents to which it is party are valid, legally binding and enforceable and each of the Transaction Security Documents to which it is party constitutes valid security ranking, subject to the Legal Reservations and the Perfection Requirements, in accordance with its terms;

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(b)	ensure that it has the right to conduct its business and will obtain and maintain all material consents and make all material filings necessary for the conduct of such business and take all steps necessary to ensure that the same are in full force and effect, save where non-compliance would not reasonably be expected to have a Material Adverse Effect; and

(c)	carry on its business save to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

25.3	Compliance with laws

Topco, the Original Company and each Obligor shall, (and the Company shall ensure that each member of the Group will), comply with all laws and regulation to which it is subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

25.4	Sanctions

(a)	Topco, the Original Company and each Obligor:

(i)	shall not directly or indirectly conduct its businesses in violation of applicable Anti-Corruption Laws and Sanctions in any respect in each case (A) in a manner or to an extent which is, or is reasonably likely to be, materially prejudicial to the interests of any Lender under the Finance Documents and (B) other than an action which is a Permitted Sanction Action;

(ii)	shall not directly or indirectly use, authorise or permit any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facilities:

(A)	to fund any trade, business or other activities involving or for the benefit of any Sanctioned Person or in any Sanctioned Country or in any other manner in each case as would result in it or any Lender being in breach of any Sanctions; or

(B)	in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws in any material respect, in each case (A) in a manner or to an extent which is, or is reasonably likely to be, materially prejudicial to the interests of any Lender under the Finance Documents and (B) other than an action which is a Permitted Sanction Action;

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(iii)	shall not directly or indirectly use any revenue or benefit derived from any activity or dealing with a Sanctioned Person or in a Sanctioned Country in discharging any obligation due or owing to the Lenders, to the extent that such use would result in a violation of Sanctions by it in any material respect or any Lender in any material respect (and in each case other than in relation to any Permitted Sanction Action); and

(iv)	shall, to the extent permitted by law, as soon as reasonably practicable after receiving written notice from any Sanctions Authority, supply to the Agent reasonable details of any material claim, action, suit, proceedings or investigation that is formally commenced against it with respect to Sanctions by such Sanctions Authority.

(b)	This Clause 25.4 shall only:

(i)	be given by a Restricted Member of the Group; or

(ii)	apply for the benefit of a Restricted Finance Party,

to the extent that this would not result in any violation by or expose of such person or any directors, officer or employee thereof to any liability under:

(A)	EU Regulation (EC) 2271/96;

(B)	§7 of the German Außenwirtschaftsverordnung (in connection with section 4 paragraph 1 no. 3 of the German Außenwirtschaftsgesetz); or

(C)	any similar applicable anti-boycott law, regulation or statute in force from time to time that is applicable to such person.

(c)	In connection with any amendment, waiver, determination or direction relating to any part of this Clause 25.4 in relation to which a Finance Party is a Restricted Finance Party accordance with paragraph (b) above:

(i)	the Commitments of such Lender that is a Restricted Finance Party; and

(ii)	the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement,

shall be excluded for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve such amendment, waiver, determination or direction request for the relevant part of this Clause 25.4 in relation to which the relevant Finance Party is a Restricted Finance Party and its status as a Finance Party shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Finance Parties has been obtained to approve such amendment, waiver, determination or direction.

25.5	Taxation

Each Obligor will, (and the Company shall ensure that each member of the Group will), pay and discharge all material Taxes imposed by any agency of any state upon it or its assets within the time period allowed therefor without imposing material penalties where failure to do so could reasonably be expected to have a Material Adverse Effect.

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25.6	Holding Companies

Neither Topco nor the Original Company nor (until the time of completion of the Permitted Holding Company Reorganisation) the Successor Company nor DMWSL 632 Limited, shall trade, carry on any business (other than as a holding company), own any assets or incur any liabilities except to the extent that any of the foregoing is a Permitted Holding Company Activity.

25.7	Preservation of assets

Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) its assets which are necessary or desirable in the conduct of its business where the failure to maintain such assets to such standard has or is reasonably likely to have a Material Adverse Effect.

25.8	Pari passu ranking

Each Obligor shall ensure that (except pursuant to a Notifiable Debt Purchase Transaction) at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

25.9	Pensions

The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or their employees are at all times maintained, operated and fully funded (as appropriate) in accordance with applicable law and regulation in each relevant jurisdiction, where failure to do so has, or could reasonably be expected to have, a Material Adverse Effect and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any active member of such pension scheme).

25.10	Access

Each Obligor will (and the Company will ensure that each other member of the Group will) while a Relevant Event of Default is continuing, permit the Agent or other professional advisers engaged by the Agent (after consultation with the Company as to the scope of the investigation and engagement), at the cost of the Finance Parties:

(a)	access (in the presence of a representative of the Company) at all reasonable times and on reasonable notice to the books, accounts and records of each member of the Group to the extent the Agent or such professional adviser (each acting reasonably) considers such books, accounts or records to be relevant to the Event of Default which has occurred and to inspect and take copies of and extracts from such books, accounts and records; and

(b)	during normal business hours and on reasonable notice to meet and discuss with senior management of the relevant Obligor or other member of the Group,

provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in this Agreement.

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25.11	Intellectual Property

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will):

(i)	observe and comply with all obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property which is required to conduct the business of the Group and where failure to do so would reasonably be expected to have a Material Adverse Effect;

(ii)	do all acts as are necessary to preserve, maintain, protect and safeguard such Intellectual Property as is required to conduct the business of the Group where failure to do so would reasonably be expected to have a Material Adverse Effect and not change, terminate or discontinue the use of any of such Intellectual Property nor, to the extent within its direct control, allow it to be infringed or used in such a way that it is put at risk by becoming generic or by being identified and generally regarded as disreputable if in each case to do so would reasonably be expected to have a Material Adverse Effect; and

(iii)	not grant any licence to any person to use the Intellectual Property required to conduct the business if to do so would have or could be reasonably expected to have a Material Adverse Effect.

(b)	Failure to comply with any part of paragraph (a) above shall not be a breach of this Clause 25.11 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is contemplated by the definition of Permitted Transaction.

25.12	Guarantors

(a)	The Company shall ensure that, subject to the Agreed Security Principles and the Guarantee Limitations, (by reference to the Original Financial Statements or such other financial statements or information which is available to the Company) on or before the date which is 120 days) after (and excluding) the Closing Date (or such later date as the Agent may agree) (the “Initial Test Date”):

(i)	each Material Company shall accede to this Agreement as an Additional Guarantor; and

(ii)	the Guarantor Coverage Test is satisfied,

((i) and (ii) together being the “Initial Guarantor Test”).

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(b)	Following the Initial Guarantor Test, compliance with the Guarantor Coverage Test shall be determined by reference to the latest Annual Financial Statements taken together with the relevant Compliance Certificate.

(c)	The Company shall ensure that, subject to the Agreed Security Principles, within 120 days after (and excluding) the last date on which the Compliance Certificate with respect to each set of Annual Financial Statements are required to be delivered for each Accounting Period following the Initial Test Date:

(i)	each Material Company; and

(ii)	each other member of the Group (if any) required to become an Additional Guarantor in order to ensure ongoing compliance with the Guarantor Coverage Test (calculated as if such Additional Guarantors had been Guarantors at such test date), accedes to this Agreement as an Additional Guarantor. If the Guarantor Coverage Test is satisfied within such time period, no Default, Event of Default or other breach of this Agreement or the other Finance Documents shall arise in respect thereof.

(d)	If, in accordance with the Agreed Security Principles, a person is not required to grant any guarantee or to grant security over an asset, the Company may, in its sole discretion, elect to (or to procure that such person will) grant such guarantee or security (“Voluntary Credit Support”) and each Secured Party shall be required to accept such Voluntary Credit Support and shall enter into any document requested by the Company to create, perfect, register or notify third parties of such Voluntary Credit Support on such terms as the Company shall, in its sole discretion, elect provided that such Voluntary Credit Support does not, in the reasonable opinion of the relevant Secured Party, expose it to liability which is inconsistent with its position under the other Finance Documents or is otherwise materially prejudicial to the interests of the Secured Parties under the Finance Documents.

25.13	Further assurance

(a)	Subject to the Agreed Security Principles, Topco and each Obligor shall (and the Company shall ensure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law and which are exercisable in accordance with their terms;

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(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	if a Declared Default is continuing, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles, Topco and each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, protection, perfection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	In relation to any provision of the Finance Documents which requires Topco or the Obligors or any member of the Group to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable any such agreed form document which is presented to it for execution.

25.14	Intercreditor Agreement

The Company shall, subject to and on terms consistent with the Agreed Security Principles, ensure that any member of the Group which is not party to the Intercreditor Agreement as an Intra-Group Lender (as defined in the Intercreditor Agreement) and which is or becomes a creditor in respect of any Financial Indebtedness of an Obligor (excluding any Indebtedness which is outstanding for a period of less than ninety (90) days) in an aggregate principal amount exceeding the greater of (x) £5,000,000 and (y) an amount equal to 8.50 per cent. of Consolidated EBITDA enters into or accedes to the Intercreditor Agreement as an “Intra-Group Lender” (as defined in the Intercreditor Agreement), in accordance with the Intercreditor Agreement provided that no member of the Group will be required to accede to the Intercreditor Agreement if it is incorporated or organised in an Excluded Jurisdiction.

25.15	Conditions subsequent

(a)	No later than the date falling 90 days after the Closing Date, the Company shall procure that the entire issued equity capital of Inspired Entertainment Lotteries LLC shall be transferred to a member of the Group such that Inspired Entertainment Lotteries LLC shall become a direct or indirect subsidiary of the Company.

(b)	To the extent that the Permitted Holding Company Reorganisation has not completed on or before the date falling 90 days after the Closing Date, the Company shall procure that each of the Original Company and DMWSL 632 Limited shall accede to this Agreement as an Additional Guarantor in accordance with Clause 29.3 no later than 30 days thereafter.

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25.16	Listing of Notes

(a)	Subject to the provisions of paragraph (b) below, the Company shall use its reasonable endeavours to obtain and maintain the admission to the official list of listed securities maintained by The International Stock Exchange (“TISE”) of:

(i)	the Series B Notes as soon as reasonably practicable following the Closing Date and in any event prior to the end of the first Interest Period applicable to the issuance of the Series B Notes (the “Listing Deadline Date”); and

(ii)	each issuance of Incremental Series Notes from time to time issued pursuant to this Agreement as soon as reasonably practicable following the date of such issuance,

such that each Note qualifies as a “quoted Eurobond” within the meaning of section 987 of the ITA (a “Quoted Eurobond”).

(b)	If:

(i)	the Series B Notes have not been Listed on or before the Listing Deadline Date; or

(ii)	due to a change in law or an order by HMRC occurring after the date of this Agreement, any Notes then in issue cannot be Listed, or have been Listed but do not qualify as Quoted Eurobonds or do not benefit from the exemption from withholding tax on payments of interest pursuant to section 882 of the ITA (the “Quoted Eurobond Exemption”), within 30 days of the Listing Deadline Date (in respect of paragraph (i) above) or such change of law or order by HMRC occurring (in respect of paragraph (ii) above) (the “Gross-up Date”):

(A)	the Company will use its reasonable endeavours to: (x) select an alternative “recognised stock exchange” within the meaning of section 1005 of the ITA and which is approved by all of the Noteholders (an “Alternative Exchange”) (or admit to trading on a multilateral trading facility operated by the Alternative Exchange) and (y) list the Notes on such Alternative Exchange within three Months of the Gross-up Date; or

(B)	the Company and the Noteholders will agree such changes to the Finance Documents as they may reasonably consider to be required (subject always to the terms of the Intercreditor Agreement) in order for the Notes then in issue to be listed on TISE within three Months of the Gross-up Date; or

(C)	the Company and the Noteholders shall, where applicable, agree (to the extent possible and acting reasonably and subject to the terms of the Intercreditor Agreement) such other changes to the Finance Documents so that the Notes qualify as Quoted Eurobonds or otherwise fall within the Quoted Eurobond Exemption, and to the extent that is not possible or otherwise reasonably achievable they shall (acting reasonably) explore the availability of other exemptions from UK withholding tax on interest payments under the Notes.

Each of the periods set out in this paragraph (b) may be extended by agreement between the Company and the Noteholders.

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26.	Events of Default

Each of the events or circumstances set out in this Clause 26 is an Event of Default (save for Clause 26.15 (Acceleration), Clause 26.16 (Super Senior Acceleration) and Clause 26.17 (Clean-Up Period)).

26.1	Non-payment

An Obligor does not pay on the due date any amount payable by it to a Finance Party under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	in the case of principal or interest, payment is made within 3 Business Days of its due date; or

(b)	in the case of other amounts not constituting principal or interest, payment is made within 5 Business Days of its due date.

26.2	Financial covenant

(a)	In relation only to Series B and each other Senior Series which is expressed to benefit from the Financial Covenant in the relevant Incremental Series Notice, the Company fails to comply with its obligation under Clause 24.2 (Financial condition) (subject to the terms of that Clause) and the Company has not:

(i)	exercised its right to cure, remedy and/or prevent such failure to comply on or before the expiry of the time period referred to in paragraph (b) of Clause 24.4 (Equity Cure); or

(ii)	such failure to comply is not otherwise cured, deemed cured or prevented (including under paragraph (b) of Clause 24.4 (Equity Cure)).

(b)	No Default or Event of Default shall occur under this Clause 26.2 until the Applicable Cure Period has expired.

26.3	Other obligations

(a)	Topco, the Original Company or an Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial covenant).

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(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of:

(i)	the Agent giving notice to Topco or the Company; and

(ii)	Topco, the Original Company or any Obligor becoming aware of the failure to comply.

26.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by Topco, the Original Company or an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made by reference to the facts and circumstances then existing.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within twenty (20) Business Days of the earlier of:

(i)	the Agent giving notice to Topco or the Company; and

(ii)	Topco, the Original Company or any Obligor becoming aware of such circumstances.

26.5	Cross default

(a)	Any payment in respect of any principal amount of Indebtedness of any member of the Group (other than the Notes) is not made when due at its stated maturity after the expiry of any originally applicable grace period and such non-payment has not been remedied or waived.

(b)	Any Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) and/or any other event or step analogous to those described in Clause 26.15 (Acceleration) and Clause 26.16 (Super Senior Acceleration).

(c)	No Event of Default will occur under this Clause 26.5:

(i)	if in relation to paragraph (a) above, the relevant failure to pay is

(A)	not related to non-payment of the principal amount of such Indebtedness (at its stated maturity);

(B)	arises in respect of Indebtedness of which the aggregate principal amount does not exceed the greater of £12,936,000 and 16.5% of Consolidated EBITDA at any time; and

(C)	has been outstanding for less than twenty (20) Business Days; or

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(ii)	in relation to paragraph (b) above, it arises in respect of Indebtedness the aggregate principal amount of which does not exceed the greater of £12,936,000 and 16.5% of Consolidated EBITDA at any time.

(d)	No Event of Default will occur under this Clause 26.5 if any event falling within paragraphs (a) to (b) above (or otherwise constituting an Event of Default under this Clause 26.5 notwithstanding paragraph (b) above) is in respect of Indebtedness:

(i)	the payment of which is prohibited under the terms of the Intercreditor Agreement;

(ii)	incurred under an Ancillary Facility where, if Indebtedness is outstanding under such Ancillary Facility, a loan under the Original Revolving Facility is available and can be borrowed to refinance such Indebtedness in accordance with the terms of the Facilities Agreement;

(iii)	which is guaranteed by a letter of credit issued under an Ancillary Facility;

(iv)	which is Subordinated Debt;

(v)	owed by one member of the Group to another member of the Group;

(vi)	of any member of the Group which has become a member of the Group after the date of this Agreement as a result of a Permitted Acquisition and such Indebtedness is permitted under the terms of this Agreement; or

(vii)	which has ceased to be due and payable or on demand (other than by a demand being made) or in respect of which the relevant creditor is no longer entitled to declare it due and payable.

26.6	Insolvency

(a)	A Material Company, the Original Company or Topco:

(i)	is unable or admits in writing inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law other than as a result of:

(A)	a legal proceeding which does not constitute an Event of Default under Clause 26.7 (Insolvency proceedings); or

(B)	as a result of the value of its assets being less than its liabilities;

(iii)	ceases or suspends making payments on any of its debts (as part of a general suspension of debts) or publicly announces an intention to do so; or

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(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party or any Hedge Counterparty in each case in its capacity as such) with a view to rescheduling any of its indebtedness in an amount of at least the greater of £12,936,000 and 16.5% of Consolidated EBITDA.

(b)	A moratorium is declared in respect of any indebtedness of any Material Company, the Original Company or Topco.

26.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal legal procedure or step is taken in relation to:

(i)	the suspension of payments generally, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company, the Original Company or Topco;

(ii)	a composition, compromise, assignment or similar arrangement with any creditor of any Material Company, the Original Company or Topco (other than any Finance Party) by reason of actual or anticipated financial difficulties;

(iii)	the appointment of a liquidator, receiver, judicial manager, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Company, the Original Company or Topco or any of its assets; or

(iv)	enforcement of any Security securing Indebtedness over any assets of a Material Company, the Original Company or Topco,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any legal proceeding or other formal procedure or step which is frivolous or vexatious or is discharged, stayed, withdrawn or dismissed within twenty (20) Business Days of commencement;

(ii)	(in the case of an application to appoint an administrator or commence proceedings) any proceedings which the Agent is satisfied (acting on the instructions of the Majority Noteholders) will be withdrawn before it is heard or will be unsuccessful; or

(iii)	any Permitted Reorganisation; or

(iv)	any assets subject to such proceedings not having an aggregate value in excess of the greater of £12,936,000 and 16.5% of Consolidated EBITDA.

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26.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects the assets of a Material Company having an aggregate value of in excess of the greater of £12,936,000 and 16.5% of Consolidated EBITDA unless such process is:

(a)	contested in good faith by appropriate proceedings; or

(b)	frivolous or vexatious or is discharged, stayed, withdrawn or dismissed within twenty (20) Business Days of commencement.

26.9	Unlawfulness and invalidity

(a)	Subject to the Legal Reservations and the Perfection Requirements:

(i)	it is or becomes unlawful for an Obligor or any other member of the Group that is a party to the Intercreditor Agreement to perform any of its material obligations under the Finance Documents; or

(ii)	any obligation or obligations of any Obligor under any Finance Documents or any other member of the Group under the Intercreditor Agreement are not or cease to be legal, valid, binding or enforceable, and in each case this could reasonably be expected to materially adversely affect the interests of the Finance Parties under the Finance Documents taken as a whole.

(b)	No Event of Default will occur under this Clause if the circumstances described in paragraph (a) are capable of remedy and are remedied within twenty (20) Business Days of the earlier of (i) the Agent giving notice to the Company or (ii) the Company becoming aware of such circumstances.

26.10	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Finance Party, a Hedge Counterparty or an Obligor) fails to comply with the material provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(b)	a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance, non-performance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within twenty (20) Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance, non-performance or misrepresentation.

26.11	Repudiation and rescission of agreements

(a)	Topco, the Original Company or an Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security in a manner which is likely to have a Material Adverse Effect.

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(b)	No Event of Default will occur under this Clause if the circumstances described in paragraph (a) are capable of remedy and are remedied within twenty (20) Business Days of the earlier of (i) the Agent giving notice to the Company or (ii) the Company becoming aware of such circumstances.

26.12	Litigation

(a)	Any litigation, arbitration, or administrative or regulatory proceeding, or action or labour dispute, governmental, other investigations, proceedings or disputes, or any judgement or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is commenced by or against a member of the Group or any of its assets which is reasonably likely to be adversely determined by a body of competent jurisdiction, and if adversely determined has or would reasonably be expected to have a Material Adverse Effect.

(b)	No Event of Default will occur under this Clause if the circumstances described in paragraph (a) above are capable of remedy and are remedied within twenty (20) Business Days of the earlier of (i) the Agent giving notice to the Company or (ii) the Company becoming aware of such circumstances.

26.13	Audit Qualification

The auditors of the Group qualify the audited annual financial statements of the Group in a manner which is materially adverse to the Noteholders (taken as a whole) under the Finance Documents in relation to the Group continuing as a going concern (other than (i) as result of redemption or refinancing of the Notes at the applicable Termination Date or any indebtedness of that Material Company needing to be repaid or refinanced at maturity or (ii) any present or future compliance with any Finance Document (including an actual or potential breach of the Financial Covenant or any other covenant or undertaking).

26.14	Expropriation

All or a part of the assets of any Material Company are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any agency of any state (or any analogous process by relevant authorities in any jurisdiction) and such event (after taking into account all compensation or other payment received or potentially receivable in respect thereof from any person) has a Material Adverse Effect.

26.15	Acceleration

Subject to Clause 4.5 (Notes during the Certain Funds Period), Clause 4.6 (Subscriptions for Incremental Series Notes during the Agreed Certain Funds Period) and Clause 26.17 (Clean-Up Period) and the terms of the Intercreditor Agreement, on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Noteholders by written notice to the Company:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

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(b)	declare that all or part of the Notes be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Noteholders;

(c)	declare that all or part of the Notes, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(d)	declare that all or part of the Notes be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Noteholders; and/or

(e)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Notwithstanding anything to the contrary in this Agreement or any Finance Document, upon the occurrence of any Specified Event of Default with respect to Topco or with respect to any Issuer incorporated or organized under the laws of the United States of America or any state thereof (collectively, the “Specified Obligors”), the Total Commitments shall automatically be cancelled and all outstanding Notes, together with accrued interest, and all other amounts accrued under the Finance Documents shall become immediately due and payable without the need for any notice, demand, presentment or other act by any Finance Party.

26.16	Super Senior Acceleration

Subject to Clause 4.5 (Notes during the Certain Funds Period), Clause 4.6 (Subscriptions for Incremental Series Notes during the Agreed Certain Funds Period) and Clause 26.17 (Clean-Up Period) and the terms of the Intercreditor Agreement, on and at any time after the occurrence of a Material Event of Default which is continuing, the Agent may, and shall, if so directed by the Majority Super Senior Series Noteholders:

(a)	deliver a Super Senior Enforcement Notice to the Security Agent in accordance with the terms of the Intercreditor Agreement (a copy of which the Agent shall also deliver to each Noteholder); and/or

(b)	by written notice to the Company:

(i)	cancel all or part of any Super Senior Series Commitments at which time they shall immediately be cancelled;

(ii)	declare that all or part of the Super Senior Notes (if any), together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents in respect of such Super Senior Series be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Super Senior Notes (if any) be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Super Senior Series Notes; and/or

(iv)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

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26.17	Clean-Up Period

(a)	Notwithstanding any other provision of any Finance Document, for the duration of the applicable Clean-Up Period, any breach of a representation or warranty, a breach of covenant or undertaking, or a potential or actual Default or Event of Default (as the case may be) will be deemed not to be a breach of representation or warranty, a breach of covenant or undertaking, or a potential or actual Default or Event of Default (as the case may be) and will not prevent an Issuer from making any Subscription Request (in each case until after the end of the relevant Clean-Up Period) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or undertaking, or a Default or Event of Default only by reason of circumstances relating to any member of the Group as at the Closing Date (or any obligation to procure or ensure in relation to a member of the Group as at the Closing Date); and

(ii)	in the case of any other Permitted Acquisition, it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or undertaking, or a Default or Event of Default only by reason of circumstances relating to any person (directly or indirectly) being the target of that Permitted Acquisition (or any obligation to procure or ensure in relation to such person), if and for so long as the circumstances giving rise to the relevant breach of representation or warranty, a breach of covenant or undertaking, or a Default or Event of Default:

(A)	are capable of remedy or cure and, if the Company is aware of the relevant circumstances at the time, reasonable efforts are being used to remedy or cure it;

(B)	have not been procured by or approved by the board of directors (or equivalent body) of the Company (provided that it had actual knowledge thereof and that knowledge thereof does not equate to procurement or approval); and

(C)	would not have a Material Adverse Effect during the relevant Clean-Up Period.

(b)	If the relevant circumstances are continuing on or after the last day of the Clean-Up Period, there shall be a breach of representation or warranty, a breach of covenant or undertaking, or a Default or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

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27.	Changes to the Noteholders

27.1	Assignments and transfers by the Noteholders

Subject to this Clause 27 and to Clause 28 (Debt Purchase Transactions), a Noteholder (the “Existing Noteholder”) may:

(a)	assign any of its rights;

(b)	transfer (including by way of novation) any of its rights and obligations; or

(c)	enter into a sub-participation in respect of any of its rights and obligations,

under any Finance Document to:

(i)	another bank or financial institution or to a trust, fund or other person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; or

(ii)	any other person approved in writing by the Company,

(each a “New Noteholder”).

27.2	Conditions of Assignment or Transfer

(a)	On or prior to the Closing Date, the prior written consent of the Company (which may be given or refused in its absolute discretion) is required for any assignment or transfer of any Notes unless such assignment or transfer is by an Original Noteholder to its Affiliate or Related Entity (provided that such Affiliate or Related Entity satisfies and comply with the requirements of Clause 27.3 (Overriding restrictions on assignments, transfers and sub-participations)).

(b)	Subject to paragraph (c) below, after the Closing Date, the prior written consent of the Company (in its sole discretion provided that consent will be deemed given if no response by the Company is given to the Existing Noteholder within 10 Business Days of receipt by the Company of the request for assignment or transfer from such Existing Noteholder) is required for any assignment or transfer of Series B and any Incremental Series by an Existing Noteholder unless such assignment or transfer is:

(i)	to any person identified on the Approved List; or

(ii)	to an Affiliate or Related Entity of that Existing Noteholder;

(iii)	to another Noteholder in that Series or an Affiliate or Related Entity of another Noteholder in that Series; or

(iv)	made at a time when a Relevant Event of Default is continuing,

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provided that:

(A)	the Company is notified at least 5 Business Days prior to the proposed date of such assignment or transfer;

(B)	such assignment or transfer complies with Clause 27.3 (Overriding restrictions on assignments, transfers and sub-participations); and

(C)	if the assignment or transfer is in respect of an Incremental Series, the restrictions (if any) specified in the relevant Incremental Series Notice establishing such Incremental Series Commitments are complied with provided that, an Incremental Series Notice may specify that some or all of the restrictions in this Clause 27.2 shall not apply to the relevant Incremental Senior Series.

(c)	The Agent shall promptly notify the Company of any assignment or transfer made under this Clause 27.2.

27.3	Overriding restrictions on assignments, transfers and sub-participations

Notwithstanding any other provision of the Finance Documents to the contrary, except with the prior written consent of the Company (in its sole discretion), no transfer, assignment or sub-participation (including, without limitation, to persons on the Approved List or to Affiliates or Related Entities of a Noteholder) in respect of any Notes shall be made to a Disqualified Noteholder provided that a transfer, assignment or sub-participation in respect of any Notes may be made to a Loan to Own/Distressed Investor if a Relevant Event of Default has occurred and has been continuing for a period of not less than 20 Business Days at the date of transfer or assignment.

27.4	Approved List

(a)	Subject to paragraph (b) below, the Approved List may be amended with the prior written consent of the Agent (acting on the instruction of the Majority Noteholders) and the Company.

(b)	The Company may, subject to giving 5 Business Days’ prior notice to the Agent, in its sole discretion:

(i)	add any new person to the Approved List at any time; and

(ii)	(in addition to persons removed automatically) remove up to five (5) persons (other than existing Noteholders or their Affiliates or Related Entities from the Approved List per Financial Year and the Noteholders shall be entitled to propose replacement names (through the Agent) which the Company agrees to consider in good faith (but shall be under no obligation to procure that such names are added to the Approved List), provided that the Approved List shall automatically be deemed to exclude each person listed therein which is a Disqualified Noteholder from time to time.

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(c)	Any person consented to by the Company as a permitted transferee or assignee under Clause 27.2 (Conditions of Assignment or Transfer) shall be automatically added to the Approved List.

(d)	Any amendment to the Approved List will be without prejudice to the effect of any assignment or transfer which is made in accordance with Clause 27 (Changes to the Noteholders) prior to the date of such amendment.

(e)	The Agent shall, within five (5) Business Days of a reasonable request by any Party, provide a copy of the Approved List to that Party.

27.5	Other conditions of assignment, transfer and sub-participation

(a)	An assignment or transfer of part of a Noteholder’s participation must be in an amount such that the Base Currency Amount of that Noteholder’s remaining participation (when aggregated with its Affiliates’ and Related Entities’ participation) in respect of Commitments or Notes issued under a Series (taken together) is in a minimum amount of £1,000,000 unless such assignment or transfer is to an Affiliate or Related Entity of that Noteholder.

(b)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Noteholder (in form and substance satisfactory to the Agent) that the New Noteholder will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Noteholder;

(ii)	surrender of the relevant Note Certificate to the relevant Issuer (and notified to the Agent);

(iii)	if not already party to the Intercreditor Agreement in the relevant capacity, the New Noteholder entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iv)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Noteholder, the completion of which the Agent shall promptly notify to the Existing Noteholder and the New Noteholder, provided that, where not all the Notes represented by the surrendered Note Certificate are the subject of the transfer, a new Note Certificate shall, upon written request to the Company, be issued to the Existing Noteholder.

(c)	A transfer will only be effective if the New Noteholder enters into the documentation required for it to accede as a party to the Intercreditor Agreement (if not already party to the Intercreditor Agreement in the relevant capacity) and if the procedure set out in Clause 27.10 (Procedure for transfer) is complied with.

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(d)	If:

(i)	a Noteholder assigns or transfers any of its rights or obligations under the Finance Documents or changes its Notes Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Noteholder or Noteholder acting through its new Notes Office under Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs), then the New Noteholder or Noteholder acting through its new Notes Office is only entitled to receive payment under those Clauses to the same extent as the Existing Noteholder or Noteholder acting through its previous Notes Office would have been if the assignment, transfer or change had not occurred.

(e)	Each New Noteholder, by executing the relevant Transfer Certificate or Assignment Agreement, confirms that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Noteholder or Noteholders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Noteholder would have been had it remained a Noteholder.

(f)	No Obligor shall bear any taxes, notarial and security registration or perfection fees, costs, fees, expenses, gross-up or increased costs (other than increased agency fees to the extent agreed by the Company in writing in advance) that result from an assignment, transfer or sub-participation or as a result of laws in force because of an assignment, transfer or sub-participation in respect of the relevant transferee, assignee, or sub-participant.

(g)	Each transferring Noteholder undertakes to enter into a Confidentiality Undertaking with any potential New Noteholder prior to providing it with any information about the Finance Documents or the Group and to provide a copy of such undertaking to the Company following a reasonable request from the Company to the Agent provided that, unless required by Clause 40 (Confidential Information), there shall be no requirement to enter into a Confidentiality Undertaking if such potential New Noteholder (x), is an Affiliate or a Related Entity of the transferring Noteholder and (y), has agreed to be bound by the requirements of Clause 40 (Confidential Information) as if it were a Noteholder.

(h)	If any assignment, transfer or sub-participation occurs in breach of the provisions of this Clause 27, that assignment, transfer or sub-participation (as applicable) shall be void, unenforceable and deemed to have not occurred.

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(i)	Notwithstanding the other terms of this Agreement, if an Original Noteholder transfers any or all of its Commitments to a New Noteholder (including an Affiliate) on or prior to the Closing Date (in each case, the “Pre-Closing Transferred Commitments”), provided the Noteholders are obliged to comply with Clause 5.6 (Noteholders’ Participation) pursuant to Clause 4.5 (Notes during the Certain Funds Period) or Clause 4.6 (Subscriptions for Incremental Series Notes during the Agreed Certain Funds Period) in relation to an issuance of Notes requested by the Company in a Subscription Request, that Original Noteholder:

(i)	shall remain obligated to fund and, subject to Clause 4.5 (Notes during the Certain Funds Period) or Clause 4.6 (Subscriptions for Incremental Series Notes during the Agreed Certain Funds Period), will fund the Pre-Closing Transferred Commitments in respect of that Series B Note by no later than 11.00 a.m. on the applicable Subscription Date if that New Noteholder (or any subsequent transferee) has failed to so fund (or has confirmed that it will not be able to fund) on the Closing Date during the Certain Funds Period in respect of the relevant Series in circumstances where such New Noteholder (or any subsequent transferee) is contractually obliged to do so under this Agreement; and

(ii)	shall retain exclusive control over all rights and obligations in relation to such Pre-Closing Transferred Commitments, including all rights in relation to waivers, consents, modifications and amendments and confirmations notwithstanding any transfer of such Pre-Closing Transferred Commitments including as to satisfaction of the requirement to receive all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent to Initial Subscription) (and free of any agreement or understanding pursuant to which it may be or is required to consult with or seek the consent of any other person in relation to the exercise of any such rights and/or obligations) until after the expiry of the Certain Funds Period.

27.6	Sub-participations

(a)	An Existing Noteholder may, subject to this Clause 27.6, enter into a sub-participation (whether funded or unfunded), sub-contract or similar arrangements (each a “Participation Agreement”) in respect of its rights and obligations under this Agreement provided that the Noteholder remains liable under this Agreement in relation to those rights and obligations and subject to the restrictions in Clause 27.3 (Overriding restrictions on assignments, transfers and sub-participations)) or, to the extent any voting rights are transferred or are capable of being transferred by the Noteholder, paragraph (b) below is complied with.

(b)	The prior written consent of the Company (in its sole discretion) is required to any Participation Agreement pursuant to the terms of which any voting rights of a Noteholder are transferred or are capable of being transferred to the respective counterparty of the Participation Agreement (a “voting sub-participation”) unless:

(i)	the counterparty to the Participation Agreement is:

(A)	any person identified on the Approved List;

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(B)	another Noteholder or an Affiliate of any Noteholder;

(C)	an Affiliate or any person which is a Related Entity of that Existing Noteholder; or

(ii)	the Participation Agreement is entered into at a time when a Relevant Event of Default is continuing;

(iii)	no Participation Agreement shall be permitted to be entered into with any person which is a Disqualified Noteholder without the prior written consent of the Company (in its sole discretion).

provided that:

(A)	any Participation Agreement entered into on or prior to the Closing Date shall in all circumstances require the prior written consent of the Company (which may be given or refused in its absolute discretion);

(B)	the Company is notified at least five (5) Business Days prior to the proposed date of the Participation Agreement in respect of that proposed voting sub-participation;

(C)	such voting sub-participation complies with Clause 27.3 (Overriding restrictions on assignments, transfers and sub-participations); and

(D)	the restrictions (if any) specified in the relevant Incremental Series Notice establishing such Incremental Series Commitments are complied with respect to that voting sub-participation provided further that, an Incremental Series Notice may specify that some or all of the restrictions in this Clause 27.6 shall not apply to the relevant Incremental Series.

(c)	The Existing Noteholder shall promptly notify the Company of any sub-participation made under paragraph (i) or (ii) above.

(d)	A Participation Agreement in relation to part of a Noteholder’s participation must be in an amount such that the Base Currency Amount of that Noteholder’s remaining participation not subject to any Participation Agreement (when aggregated with its Affiliates’ and Related Entities’ participation) in respect of Commitments or Notes made under a Series is in a minimum amount of £1,000,000.

(e)	If, an Obligor would be obliged to make payment to the Noteholder of any amount required to be paid by an Obligor under Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs) that Noteholder shall not be entitled to receive or claim any amount under those Clauses in excess of the amount that it would have been entitled to receive or claim if that sub-participation had not occurred. Each Obligor shall not be required to sustain or be responsible for any costs, expenses or charges (including by way of any Tax) incurred or arising in relation to or as a consequence of any sub-participation.

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(f)	Notwithstanding any other provision of this Agreement, the proposed sub-participant, and any sub-participant, will under no circumstances:

(i)	be subrogated to, or be substituted in respect of, the relevant Noteholder of record’s claims under this Agreement; or

(ii)	otherwise have any contractual relationship with, or rights against, any Obligor under or in relation to this Agreement (in respect of or relation to such sub-participation or other arrangement).

27.7	Transfer in breach of criteria – disenfranchisement

If a Noteholder transfers or assigns all or part of its Commitment (the “Transferred Commitment”) or enters into a Participation Agreement in respect of all or part of its Commitment (the “Sub-participated Commitment”) in breach of any requirement contained in Clause 27.2 (Conditions of Assignment or Transfer), Clause 27.3 (Overriding restrictions on assignments, transfers and sub-participations), Clause 27.5 (Other conditions of assignment, transfer and sub-participation) or Clause 27.6 (Sub-participations), as the case may be, then until and unless the subsequent written consent of the Company to the relevant transfer or assignment or Participation Agreement is obtained (which may be given or refused in its absolute discretion) or such Noteholder re-acquires the relevant Transferred Commitment or Sub-participated Commitment:

(a)	in ascertaining:

(i)	the Majority Noteholders, the Majority Series B Noteholders, the Incremental Series Majority Noteholders or the Super Majority Noteholders; or

(ii)	whether:

(A)	any given percentage (including unanimity) of the Total Commitments; or

(B)	the agreement of any specified group of Noteholders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents the Transferred Commitment or the Sub-participated Commitment shall be deemed to be zero; and

(b)	the person to whom the Noteholder transferred or assigned the Transferred Commitment or, in the case of a Sub-participated Commitment, the Noteholder of record (unless such person is a Noteholder by virtue otherwise than by beneficially owning the Sub-participated Commitment), shall, unless the Agent agrees otherwise:

(i)	in relation to any meeting or conference call to which all the Noteholders are invited to attend or participate, not attend or participate in the same or be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Noteholder, not be entitled to receive any report, financial information or other document delivered in accordance with this Agreement or prepared at the request of, or on the instructions of, the Agent or one or more of the Noteholders.

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27.8	Assignment or transfer fee

Unless the Agent otherwise agrees and save in respect of a transfer to an Affiliate or Related Entity the New Noteholder shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £3,500.

27.9	Limitation of responsibility of Existing Noteholders

(a)	Unless expressly agreed to the contrary, an Existing Noteholder makes no representation or warranty and assumes no responsibility to a New Noteholder for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Noteholder confirms to the Existing Noteholder, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Noteholder or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Each New Noteholder confirms to the Company that it has all Authorisations required for lending to the Issuers under the Series in which it is a Noteholder.

(d)	Nothing in any Finance Document obliges an Existing Noteholder to:

(i)	accept a re-transfer or re-assignment from a New Noteholder of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)	support any losses directly or indirectly incurred by the New Noteholder by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

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27.10	Procedure for transfer

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer) and Clause 27.5 (Other conditions of assignment, transfer and sub-participation), a transfer is effected in accordance with paragraph (d) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Noteholder and the New Noteholder. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and update the register.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Noteholder and the New Noteholder once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Noteholder.

(c)	Each Party (other than the Existing Noteholder and the New Noteholder) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	Subject to Clause 27.14 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Noteholder seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Noteholder shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Noteholder shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Noteholder have assumed and/or acquired the same in place of that Obligor and the Existing Noteholder;

(iii)	the Agent, the Security Agent, the New Noteholder and the other Noteholders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Noteholder been an Original Noteholder with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent and the Existing Noteholder shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Noteholder shall become a Party as a “Noteholder”.

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27.11	Procedure for assignment

(a)	Subject to the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer) and Clause 27.5 (Other conditions of assignment, transfer and sub-participation), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Noteholder and the New Noteholder. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Noteholder and the New Noteholder once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Noteholder.

(c)	Subject to Clause 27.14 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Noteholder will assign absolutely to the New Noteholder its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Noteholder will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Noteholder shall become a Party as a “Noteholder” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Noteholders may utilise procedures other than those set out in this Clause 27.11 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 27.10 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Noteholders nor the assumption of equivalent obligations by a New Noteholder) provided that they comply with the conditions set out in Clause 27.2 (Conditions of Assignment or Transfer) and Clause 27.5 (Other conditions of assignment, transfer and sub-participation).

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27.12	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

27.13	Security over Noteholders’ rights

In addition to the other rights provided to Noteholders under this Clause 27, each Noteholder may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Noteholder including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Noteholder which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Noteholder as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Noteholder from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Noteholder as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Noteholder under the Finance Documents.

27.14	Pro rata interest settlement

(a)	If the Agent has notified the Noteholders that it is able to distribute interest payments on a “pro rata basis” to Existing Noteholders and New Noteholders then (in respect of any transfer pursuant to Clause 27.10 (Procedure for transfer) or any assignment pursuant to Clause 27.11 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Noteholder up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Noteholder (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) Months, on the next of the dates which falls at six (6) Monthly intervals after the first day of that Interest Period); and

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(ii)	the rights assigned or transferred by the Existing Noteholder will not include the right to the Accrued Amounts so that:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Noteholder; and

(B)	the amount payable to the New Noteholder on that date will be the amount which would, but for the application of this Clause 27.14, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 27.14 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Noteholder which retains the right to the Accrued Amounts pursuant to this Clause 27.14 but which does not have a Commitment shall be deemed not to be a Noteholder for the purposes of ascertaining whether the agreement of any specified group of Noteholders has been obtained to approve any request for a consent, waiver, amendment or other vote of Noteholders under the Finance Documents.

27.15	Maintenance of Register

(a)	The Agent, acting solely for this purpose as a non-fiduciary agent of the Obligors, shall maintain at one of its offices a copy of each assignment or transfer agreement delivered to it and a register for the recordation of the names and addresses of the Noteholders, the date on which each person was registered as a Noteholder, and the Commitments of, and principal amounts (and stated interest) of the Notes held by, each Noteholder, the serial number of each Note Certificate issued and the date of its issue and the date on which a person ceased to be a Noteholder, in each case pursuant to the terms hereof from time to time. The entries in the register shall be conclusive absent manifest error, and the Company, each Issuer, the Agent and the Noteholders shall treat each person whose name is recorded in the register pursuant to the terms hereof as a Noteholder hereunder for all purposes of this Agreement. The register shall be available for inspection by the Company and each Issuer and any Noteholder, at any reasonable time and from time to time upon reasonable prior notice. The Agent shall enter in the Register each change to the information specified in this paragraph promptly upon becoming aware of each such change.

(b)	Each Noteholder that sells a sub-participation in a Note or other obligation under a Finance Document shall, acting solely for this purpose as a non-fiduciary agent of the Obligors, maintain a register on which it enters the name and address of each sub-participant and the principal amounts (and stated interest) of each sub-participant’s interest in such Notes or other obligations (for the purposes of this provision, the “Participant Register”) and the entries in the Participant Register shall be conclusive absent manifest error, and such Noteholder shall treat each person whose name is recorded in the Participant Register as the owner of such sub-participation for all purposes of the Finance Documents notwithstanding any notice to the contrary.

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27.16	Barclays

(a)	Notwithstanding anything to the contrary herein, Barclays Bank PLC may assign any of its rights or transfer any of its rights or obligations under the Finance Documents to Barclays Bank Ireland PLC at any time without the consent of, or the requirement to notify, the other parties to the Finance Documents and Barclays Bank Ireland PLC shall assume and acquire the same rights and obligations against the other parties to the Finance Documents as if Barclays Bank Ireland PLC was an original party to the Finance Documents and, where applicable, any other provisions of the Finance Documents obliging Barclays Bank PLC to retain control over any rights or obligations with respect to its commitments or remain responsible for the performance of the obligations of Barclays Bank Ireland PLC hereunder shall not apply in the context of such assignment or transfer.

(b)	Notwithstanding anything to the contrary herein, Barclays Bank PLC and Barclays Bank Ireland PLC (and their respective Affiliates) (together “Barclays”) shall not be restricted from entering into nor required to disclose the identity of any counterparties to the Company (or be required to give the Company prior notice of) and the Company hereby consents to:

(i)	any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) (each a “Derivative Arrangement”);

(ii)	any financial guarantee transaction, credit-linked note referencing a hypothetical financial guarantee, or any other form of credit hedge transaction (each a “Guarantee Transaction”);

(iii)	any other sub-participation, declaration of trust or similar pursuant to which Barclays retains or otherwise holds voting rights (each a “Non-Voting Sub-Participation”),

which Barclays enters into in relation to the Notes and/or Finance Documents, provided that in each case, it retains exclusive control over all rights and obligations in relation to the participations and commitments that are the subject of the applicable Derivative Arrangement, Guarantee Transaction or Non-Voting Sub-Participation, including (where applicable) all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations).

28.	Debt Purchase Transactions

28.1	Debt Purchase Transactions

(a)	No member of the Group shall (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 30 or (ii) be, or beneficially own all or any part of the share capital of a person that is, a Noteholder or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

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(b)	No Investor Affiliate may enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 28.

(c)	A member of the Group or Investor Affiliate may purchase by way of assignment, pursuant to Clause 27 (Changes to the Noteholders), a participation in any Note and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out in paragraph (d) and paragraph (e) below; and

(iii)	except in the case of a purchase by an Investor, the consideration for such purchase is funded from New Shareholder Injections and/or Retained Cash.

(d)	Any Debt Purchase Transaction referred to in paragraph (a) above entered into by a Investor Affiliate or a member of the Group (or the Obligors’ Agent on behalf of the relevant member of the Group) (a “Purchaser”) may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows:

(i)	Prior to 11:00 am on a given Business Day (the “Solicitation Day”), the relevant Purchaser or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Noteholder which participates in a Series to invite them to offer to sell to the relevant Purchaser, an amount of their participation in that Series.

(ii)	Any Noteholder wishing to make such an offer shall, by 11:00 am on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations, it is offering to sell and the price at which it is offering to sell such participations.

(iii)	Any such offer shall be irrevocable until 11:00 am on the third Business Day following such Solicitation Day and shall be capable of acceptance by the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Noteholders.

(iv)	The Purchase Agent (if someone other than the Purchaser) will communicate to the relevant Noteholders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day.

(v)	In any event by 11:00 am on the fourth Business Day following such Solicitation Day, the Purchaser shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the identity of such Noteholders to which they relate. The Agent shall disclose such information to any Noteholder that requests such disclosure.

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(vi)	If it chooses to accept any offers made pursuant to a Solicitation Process, the Purchaser shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Series it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Series it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(vii)	Any purchase of participations in any Series pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.

(viii)	In accepting any offers made pursuant to a Solicitation Process, the Purchaser shall be free to select which offers and in which amounts it accepts.

(e)	A Debt Purchase Transaction referred to in paragraph (a) above entered into by a Investor Affiliate or a member of the Group may be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows:

(i)	A Purchaser may, by itself or through the same or another Purchase Agent, place an open order (an “Open Order”) to purchase participations in one or more of the Series up to a set aggregate amount at a set price by notifying at the same time all the Noteholders participating in the relevant Series of the same. Any Noteholder wishing to sell pursuant to an Open Order will, by 11:00 am on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations, and in which Series, it is offering to sell. Any such offer to sell shall be irrevocable until 11:00 am on the Business Day following the date of such offer from the Noteholder and shall be capable of acceptance by the Obligors’ Agent on behalf of the relevant Issuer(s) on or before such time by it communicating such acceptance in writing to the relevant Noteholder.

(ii)	Any purchase of participations in the Series pursuant to an Open Order Process shall be completed and settled by the relevant Issuer(s) on or before the fourth Business Day after the date of the relevant offer by a Noteholder to sell under the relevant Open Order.

(iii)	If in respect of participations in a Series the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Series to which an Open Order relates would be exceeded, the Obligors’ Agent shall only accept such offers on a pro rata basis. Notwithstanding the foregoing, the Obligors’ Agent shall be entitled to disregard any offers which come with conditions or terms that are not satisfactory to it.

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(iv)	The Obligors’ Agent shall, by 11:00 am on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Series to which they relate. The Agent shall disclose such information to any Noteholder that requests the same.

(f)	There is no limit on the number of occasions a Solicitation Process or Open Order Process may be implemented.

(g)	In relation to any Debt Purchase Transaction referred to in paragraph (a) above, notwithstanding any other term of this Agreement or the other Finance Documents (in the case of a Noteholder that is a member of the Group):

(i)	on completion of the relevant assignment pursuant to this Clause, the portions of the Notes to which it relates shall, unless there would be a material adverse tax impact on the Group as a result of such cancellation, or (in any case) unless elected otherwise by the Obligors’ Agent, be extinguished if the purchaser is the relevant Issuer;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a redemption of the Notes under that Series;

(iii)	the member of the Group or Purchaser which is the assignee shall be deemed to be a person which fulfils the requirements of a New Noteholder;

(iv)	no member of the Group shall be deemed to be in breach of any provision of this Agreement of any other provision of the Finance Documents solely by reason of such Debt Purchase Transaction;

(v)	Clause 35 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and

(vi)	any extinguishment of any part of the Notes shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Noteholder or Noteholders in accordance with this Agreement.

28.2	Notifiable Debt Purchase Transactions

(a)	Each Noteholder shall promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group or an Investor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 (Form of Notice on entering into Notifiable Debt Purchase Transaction) of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice) or such other form as agreed between the Agent and the Obligors’ Agent (acting reasonably).

(b)	A Noteholder shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party is terminated or ceases to be with a member of the Group or an Investor Affiliate, such notification to be substantially in the form set out in Part 2 (Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction ceasing to be with Investor Affiliate) of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice) or such other form as agreed between the Agent and the Obligors’ Agent (acting reasonably).

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(c)	Unless otherwise agreed by the Majority Noteholders and subject to paragraph (d) below, each such Investor Affiliate or member of the Group agrees that (in its capacity as a Noteholder):

(i)	in relation to any meeting or conference call to which all the Noteholders are invited to attend or participate, unless the Agent otherwise agrees, it shall not attend or participate in the same or be entitled to receive the agenda or any minutes of the same;

(ii)	in its capacity as Noteholder, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Noteholders; and

(iii)	in ascertaining the Majority Noteholders, Majority Series B Noteholders, Majority Super Senior Series Noteholders, Super Majority Super Senior Series Noteholders, or Super Majority Noteholders or whether any given percentage (other than unanimity) of the Total Commitments or the agreement of any specified group of Noteholders has been obtained to give an instruction or approve any request for a consent, waiver, amendment, or other vote under the Finance Documents such Commitment owned by that Noteholder shall be deemed to be zero, provided that it shall have the right to vote on any amendment, modification, waiver, consent or other action described in Clause 42.3 (All Noteholder Matters) or otherwise requiring the consent of each Noteholder or of each Noteholder directly and adversely affected thereby.

(d)	Notwithstanding paragraph (c) above, no amendment, modification, waiver, consent or other action with respect to any of the terms of any Finance Document or any departure by any Finance Party therefrom may affect any Investor Affiliate or members of the Group in a manner that is disproportionate to the effect on or inconsistent with the treatment of any Noteholder of the same class or that would deprive such Investor Affiliate or member of the Group of its pro rata share of any payments to which it is entitled.

29.	Changes to the Obligors

29.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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29.2	Additional Issuers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.6 (“Know your customer” checks), the Company may request that any member of the Group becomes an Additional Issuer (other than in relation to Series B, in respect of which the Original Issuer may be the only Issuer), that Subsidiary shall become an Issuer if:

(i)	it is:

(A)	incorporated in or established (as applicable) under the laws of the same jurisdiction as an existing Issuer under that Series; or

(B)	in respect of an Incremental Series, incorporated in any jurisdiction approved by the relevant Incremental Series Noteholders (acting reasonably) participating in the applicable Incremental Series; and

(C)	otherwise approved by all of the Noteholders (each acting reasonably) with a Commitment under the applicable Series in respect of which it will become an Issuer;

(ii)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	the Subsidiary is (or becomes) a Guarantor on or prior to becoming an Issuer; and

(iv)	the Agent has received (or waived its right to receive) all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Issuer, each in form and substance satisfactory to the Agent (acting reasonably) (unless such document or other evidence is not required to be in form and substance satisfactory to the Agent) and only on the instructions of the applicable Majority Noteholders (acting reasonably)) or receipt of such documents and evidence has been waived by the Agent (acting reasonably and only on the instructions of the applicable Majority Noteholders participating in the relevant Series to which it will be an Issuer under, each, acting reasonably).

(b)	The Agent shall notify the Company and the Noteholders promptly upon being satisfied that it has received (in form and substance satisfactory to it) (or waived its right to receive) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent).

(c)	Other than to the extent that the Majority Noteholders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Noteholders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

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(d)	Upon the Agent’s confirmation to the Company that it has received all documents referred to in paragraph (a) above in respect of an Additional Issuer, such Additional Issuer, the Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such Additional Issuer been an original Party and the Intercreditor Agreement as a Debtor (as defined in the Intercreditor Agreement) and such Additional Issuer shall become a Party and thereto as an Issuer and as a Guarantor.

29.3	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.6 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes a Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received (or waived its right to receive) all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably) (unless such document or other evidence is not required to be in form and substance satisfactory to the Agent) and only on the instructions of the Majority Noteholders (acting reasonably)) or receipt of such documents and evidence has been waived by the Agent (acting reasonably and only on the instructions of the Majority Noteholders, each acting reasonably).

(c)	The Agent shall notify the Company and the Noteholders promptly upon being satisfied that it has received in form and substance satisfactory to it (or waived its right to receive) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent).

(d)	Other than to the extent that the Majority Noteholders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (c) above, the Noteholders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(e)	Upon the Agent’s confirmation to the Company that it has received all documents referred to in paragraph (b) above in respect of an Additional Guarantor, such Additional Guarantor, the other Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such Subsidiary been an original Party as a Guarantor and the Intercreditor Agreement as a Debtor and such Subsidiary shall become a Party as a Guarantor.

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29.4	Resignation of an Obligor

(a)	In this Clause 29.4, “Third Party Disposal” means the direct or indirect disposal permitted in accordance with this Agreement (a “Permitted Disposal”) of any member of the Group to a person which is not a member of the Group (and the Company having confirmed in writing both such points) or made with the approval of the Agent (acting on the instructions of the Majority Noteholders (each acting reasonably)).

(b)	The Company may request that an Obligor (other than the Company) ceases to be an Issuer and/or a Guarantor by delivering to a Resignation Letter to the Agent if:

(i)	that Obligor is the subject of a Third Party Disposal or other Permitted Disposal, or that Obligor is only a Guarantor (and not an Issuer), or that Obligor or any member of the Group which is its Holding Company is the subject of a transaction permitted by this Agreement (a “Permitted Activity”) pursuant to which that Obligor or its Holding Company will cease to be a member of the Group; or that Obligor is the subject of a Permitted Activity pursuant to which it is being liquidated, wound up, or dissolved (or pursuant to which it will otherwise cease to exist) or the resignation is required to give effect to the provisions of clause 2.6 (Additional and/or Refinancing Debt) and clause 16 (New Debt Financings) of the Intercreditor Agreement;

(ii)	the resignation is required to give effect to any step, reorganisation or action described in or pursuant to the provisions set out in paragraph (t) of Clause 1.2 (Construction);

(iii)	the Company confirms to the Agent that the Guarantor Coverage Test based on the most recent Annual Financial Statements (or, if prior to the delivery of the first set of Annual Financial Statements, the Original Financial Statements) delivered to the Agent (calculated on a pro forma basis taking into account such resignations and any members of the Group which have (or will) become Additional Guarantors on (or prior to) the date on which the resignation will become effective, and any resignation of any Obligor which has (or will) become effective on (or prior to) the date on which such resignation will become effective) will continue to be satisfied after such resignation; or

(iv)	the Super Majority Noteholders have consented to the resignation of that Obligor.

(c)	Subject to paragraph (a) of clause 19.20 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Company and the Noteholders of its acceptance if:

(i)	the Company has confirmed that no Event of Default is continuing on any Applicable Test Date or would result from the acceptance of the Resignation Letter on such Applicable Test Date and the relevant Issuer or Guarantor ceasing to be an Issuer or Guarantor;

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(ii)	in the case of (A) an Issuer, no Notes issued by it as an Issuer remain outstanding under this Agreement (or will be outstanding at the time of resignation) and it is under no actual or contingent obligations as an Issuer under any Finance Documents, and (B) a Guarantor, no payment is due from the Guarantor under Clause 21.1 (Guarantee and indemnity); and

(iii)	in the case of an Issuer which is also a Guarantor (unless it is simultaneously resigning as a Guarantor in accordance with this Clause 29.4) its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations and Perfection Requirements) or such release is contemplated under the Intercreditor Agreement whether or not requiring a consent thereunder; and

(d)	Upon notification by the Agent to the Company of its acceptance of the resignation of a Guarantor, that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

(e)	Notwithstanding anything else in this Clause 29 to the contrary, if an Obligor ceases to be a member of the Group pursuant to a transaction not prohibited by this Agreement, that Obligor shall automatically cease to be an Obligor for all purposes and shall have no further rights or obligations under the Finance Documents as an Obligor, except that where an Issuer or Guarantor is the subject of a Third Party Disposal or other transaction contemplated by paragraph (b) above, the resignation as an Issuer and/or Guarantor shall not take effect (and the Obligor will continue to have rights, obligations and liabilities under the Finance Documents as an Issuer and/or Guarantor) until the date on which the Third Party Disposal or other transactions contemplated by paragraph (b) above, takes effect

29.5	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (d) of Clause 22.26 (Times when representations made) are true in all material respects and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.6	Resignation and release of security on Third Party Disposal

If an Issuer or Guarantor is or is proposed to be the subject of a Third Party Disposal or is otherwise ceasing to be an Issuer under Clause 29.3 (Resignation of an Issuer) or a Guarantor under Clause 29.4 (Resignation of an Obligor) (as the case may be) then:

(a)	where that Issuer or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Issuer or Guarantor, the Security Agent shall, at the cost and request of the Company, release those assets, business or shares (or equivalent) and (where requested to do so by the Company) issue certificates of non-crystallisation; and

(b)	where the Issuer or Guarantor is or is proposed to be the subject of a Third Party Disposal, any resignation of that Issuer or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall become effective only on the making of that disposal.

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29.7	Release of security on a Permitted Disposal

If any Obligor disposes of any asset (including shares) to a person which is a Permitted Disposal, the Security Agent shall at the cost and request (on reasonable notice) of the Company release those assets from the Transaction Security or (where requested by the Company) issue certificates of non-crystallisation in respect of such asset immediately upon such disposal being made.

29.8	Debt Transfer

(a)	Notwithstanding anything to the contrary in any Finance Document, the Company may at any time require that all of the rights and obligations of any Issuer in respect of all or part of any Note issued by it shall be novated or otherwise transferred whether or not the Availability Period for the relevant Series has ended and whether or not Available Commitments exist under such Series (including by way of assignment and assumption) by that Issuer (a “Debt Transfer”), provided that:

(i)	such Debt Transfer would not cause or be implemented in a way which would cause it to be unlawful in any applicable jurisdiction for a Noteholder to perform any of its obligations as contemplated by this Agreement, provided that each Noteholder shall take all reasonable steps (including being party to any appropriate applicable fronting structures) to mitigate any circumstances which may result in such unlawfulness;

(ii)	the Company has delivered a notice to the Agent in the form set out at Part 6 (Form of Debt Transfer Notice) of Schedule 3 (Requests and Notices), or such other form as may be agreed between the Company and the Agent (each acting reasonably) (a “Debt Transfer Notice”);

(iii)	such Debt Transfer is by an Original Issuer to another Issuer (a “Debt Transfer Issuer”) incorporated in the same jurisdiction as the Issuer making such Debt Transfer;

(iv)	no Event of Default is continuing on the date the relevant member of the Group legally commits to such Debt Transfer or is expected (or projected) by the Company (acting in good faith) to have occurred prior to or on the completion date of such Debt Transfer;

(v)	the Debt Transfer Issuer is a wholly-owned member of the Group, and such Debt Transfer Issuer has become an Additional Issuer in respect of the applicable Series in accordance with Clause 29.2 (Additional Issuers);

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(vi)	the Finance Parties (or the Security Agent on their behalf) will continue to have the same or substantially equivalent security (subject to the Agreed Security Principles and ignoring, where relevant, for the purpose of assessing such equivalency any limitations pursuant to the Guarantee Limitations or required in accordance with the Agreed Security Principles or hardening periods but excluding always any hardening periods in respect of Transaction Security) over the same or substantially equivalent assets of the Obligors and the Agent has received such guarantee confirmations and (as applicable) Transaction Security Documents as the Security Agent (acting reasonably) may require in connection therewith in form and substance satisfactory to the Security Agent (acting reasonably) on or prior to the date of such Debt Transfer provided that any such Transaction Security Documents will be deemed to be satisfactory to the Security Agent if such Transaction Security Documents are (to the extent relevant), in form and substance, substantially similar to the relevant Transaction Security Document delivered pursuant to paragraph 2(g) of Part 1 (Conditions Precedent to Initial Subscription) of Schedule 2 (Conditions Precedent) or substantially similar to any relevant Transaction Security Document which has been delivered prior to that date pursuant to Part 2 (Conditions Precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent);

(b)	The Agent and the Security Agent are hereby irrevocably and unconditionally authorised and instructed by and on behalf of the Finance Parties to:

(i)	execute any Debt Transfer Notice; and

(ii)	execute any other document (including any amendments or variations to the Finance Documents) and take any further action as may reasonably be requested by the Company to give effect to any Debt Transfer.

(c)	Any Debt Transfer shall be effected on a cashless basis, by way of book entries by the Agent and not as physical cash movement to redeem and re-issue any applicable Note.

29.9	Additional Issuer Jurisdictions

Prior to, or simultaneously with, the accession of an Issuer incorporated or established or tax resident in a jurisdiction other than under the laws of England and Wales (an “Additional Borrowing Jurisdiction”), the Company and the Majority Noteholders shall negotiate in good faith and shall agree such amendments to the provisions of Clause 16 (Tax Gross-Up and Indemnities) as are necessary or desirable so as to ensure that the same risk allocation in respect of taxes set out in such Clause shall apply in respect of such Additional Borrowing Jurisdiction.

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30.	Role of the Agent and others

30.1	Appointment of the Agent

(a)	Each of the Noteholders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Noteholders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

30.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Noteholders if the relevant Finance Document stipulates the matter is an all Noteholder decision;

(B)	the Super Majority Noteholders if the relevant Finance Document stipulates the matter is a Super Majority Noteholder decision;

(C)	the Majority Series B Noteholders if the relevant Finance Document stipulates the matter is a Majority Series B Noteholder decision;

(D)	the Incremental Series Majority Noteholders if the relevant Finance Document stipulates the matter is an Incremental Series Majority Noteholder decision; and

(E)	in all other cases, the Majority Noteholders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Noteholders (or, if the relevant Finance Document stipulates the matter is a decision for any other Noteholder or group of Noteholders, from that Noteholder or group of Noteholders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

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(c)	Save in the case of decisions stipulated to be a matter for any other Noteholder or group of Noteholders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Noteholders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Noteholder or group of Noteholders until it has received any indemnification and/or security and/or pre-funding that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Noteholders.

(f)	The Agent is not authorised to act on behalf of a Noteholder (without first obtaining that Noteholder’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

30.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 27.12 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

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30.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall not be bound to account to any Noteholder for any sum or the profit element of any sum received by it for its own account.

30.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.6	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document (including any notice given by a Noteholder under Clause 28 (Debt Purchase Transactions)) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Noteholders, any Noteholders or any group of Noteholders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Noteholders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

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(ii)	any right, power, authority or discretion vested in any Party or any group of Noteholders has not been exercised;

(iii)	any notice or request made by the Company (other than a Subscription Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with an Investor Affiliate.

(c)	Subject to prior consultation with the Company, the Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Noteholders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable to any Party for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or loss was directly caused by the Agent’s gross negligence, fraud, willful default or willful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (f) above, the Agent:

(i)	may disclose; and

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(ii)	on the written request of the Company or the Majority Noteholders shall, as soon as reasonably practicable, disclose,

the identity of an Increased Costs Noteholder, a Non-Consenting Noteholder, Defaulting Noteholder and/or a non-funding Noteholder to the Company and to the other Finance Parties (in each case so long as it has itself been advised of, or is otherwise aware of, the identity of the relevant Noteholder).

(i)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

30.7	Responsibility for documentation

The Agent is not responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

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30.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence, fraud, willful default or willful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, unless directly caused by its gross negligence, fraud, willful default or willful misconduct;

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 30.9 subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

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(d)	Nothing in this Agreement shall oblige the Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Noteholder or for any Affiliate of any Noteholder,

on behalf of any Noteholder and each Noteholder confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

30.10	Noteholders’ indemnity to the Agent

(a)	Each Noteholder shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence, fraud, willful default or willful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 33.11 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Noteholder for any payment that Noteholder makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Noteholder claims reimbursement relates to a liability of the Agent to an Obligor.

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30.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the UK as successor by giving notice to the Noteholders and the Company.

(b)	Alternatively the Agent may resign by giving thirty (30) days’ notice to the Noteholders and the Company, in which case the Majority Noteholders (after consultation with the Company) may appoint a successor Agent (acting through an office in the UK).

(c)	If the Majority Noteholders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the UK).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a Party as Agent) agree with the proposed successor Agent amendments to this Clause 30 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 16.6 (FATCA Information) and the Company or a Noteholder reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 16.6 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Noteholders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Noteholder reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Noteholder, by notice to the Agent, requires it to resign.

30.12	Replacement of the Agent

(a)	After consultation with the Company, the Majority Noteholders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Noteholders) replace the Agent by appointing a successor Agent (acting through an office in the UK).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Noteholders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Noteholders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

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(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

30.14	Relationship with the Noteholders

(a)	Subject to Clause 27.14 (Pro rata interest settlement), the Agent may treat the person shown in its records as Noteholder at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Noteholder acting through its Notes Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Noteholder to the contrary in accordance with the terms of this Agreement.

(b)	Any Noteholder may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Noteholder under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 35.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Noteholder for the purposes of Clause 35.2 (Addresses) and paragraph 35.6(a)(i) of Clause 35.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Noteholder.

30.15	Credit appraisal by the Noteholders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Noteholder confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

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(c)	whether that Noteholder has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

30.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party on or after that amount becoming due and payable, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.17	Reliance and engagement letters

Each Finance Party and Secured Party confirms that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.18	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence, fraud, willful default or willful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 30.18 subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

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30.19	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 30.18 (Role of Reference Banks) and Clause 41 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

31.	Conduct of business by the Finance Parties

Except as otherwise provided in paragraph (g) of Clause 16.2 (Tax gross-up) or Clause 19 (Mitigation), nothing in this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	save as expressly provided by this Agreement in Clause 16 (Tax gross-up and indemnities), oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.	Sharing among the Finance Parties

32.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.6 (Partial payments).

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32.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 33.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor unless and to the extent such treatment would otherwise be prohibited by any Guarantee Limitations.

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor unless and to the extent such treatment would otherwise be prohibited by any Guarantee Limitations.

32.5	Exceptions

(a)	This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 32, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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33.	Payment mechanics

33.1	Payments to the Agent

(a)	On each date on which an Obligor or a Noteholder is required to make a payment under a Finance Document, that Obligor or Noteholder shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

33.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback and pre-funding) be made available by the Agent as soon as reasonably practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Noteholder, for the account of its Notes Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice, or in the case of an Issuer, such shorter period as is contemplated by Clause 5.1 (Delivery of a Subscription Request), with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party) or, in the case of an Issuer, to such account as it may notify to the Agent in accordance with Clause 5.1 (Delivery of a Subscription Request).

33.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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(c)	If the Agent has notified the Noteholders that it is willing to make available amounts for the account of an Issuer before receiving funds from the Noteholders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Noteholder in respect of a sum which it paid to an Issuer:

(i)	the Agent shall notify the Company of that Noteholder’s identity and the Issuer to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Noteholder by whom those funds should have been made available or, if that Noteholder fails to do so, the Issuer to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Noteholder.

33.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Noteholder which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 33.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (e) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Noteholder making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 33.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

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(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 30.12 (Replacement of the Agent), each Paying Party shall (other than to the extent that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 33.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

33.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid amount owing to the Agent or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Noteholders, vary the order set out in paragraphs 33.6(a)(ii) to 33.6(a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

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33.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment or redemption of an issuance of Notes or Unpaid Sum or a part of an issuance of Notes or Unpaid Sum shall be made in the currency in which that issuance of Notes or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

33.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

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33.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Notes as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.12	Amounts paid in error

(a)	If the Agent pays an amount to another Finance Party and the Agent notifies that Finance Party that such payment was an Erroneous Payment then the Finance Party to whom that amount was paid by the Agent shall, within 10 Business Days of receiving such notice, refund the same to the Agent.

(b)	Neither:

(i)	the obligations of any Finance Party to the Agent; nor

(ii)	the remedies of the Agent against any Finance Party,

(whether arising under this Clause 33.12 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Finance Party).

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(c)	All payments to be made by a Finance Party to the Agent (whether made pursuant to this Clause 33.12 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off, counterclaim or interest (including any interest pursuant to Clause 12.4 (Default interest)).

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent to another Finance Party which the Agent determines (acting reasonably) was made in error. For the avoidance of doubt, nothing in this Clause 33.12 shall apply to any payments made by or to, or to any remedies which a Finance Party may have against any Issuer or Obligor.

34.	Set-Off

(a)	At any time following the occurrence of a Declared Default which is continuing and if the relevant Finance Party has been instructed to do so by the Agent (acting on the instructions of the Majority Noteholders), a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation and that Finance Party shall promptly notify that Obligor of the same. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	Notices

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or letter.

35.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party (or, as applicable, other person in respect of whom a notice is required to be delivered under the provisions of the Finance Documents) for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of Topco, the Original Company or an Original Obligor, that identified with its name below;

(b)	in the case of each Noteholder or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, electronic mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

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35.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to Topco, the Original Company or an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 35.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

35.4	Notification of address

Promptly upon changing its address or electronic mail address, the Agent shall notify the other Parties.

35.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

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35.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 35.6.

(f)	Where any information required to be delivered to the Agent under the Finance Documents in copies sufficient for all of the Noteholders is delivered by electronic communication, a single copy of such information will suffice unless the Agent notifies the Company to the contrary.

35.7	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Noteholders (the “Website Noteholders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Noteholders) that it will accept communication of the information by this method;

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(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Noteholder (a “Paper Form Noteholder”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Noteholder) in paper form. In any event the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Noteholder with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Noteholder is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Noteholder may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten (10) Business Days.

35.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents (other than the constitutional documents of any Obligor) provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent (acting reasonably), accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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36.	Calculations and certificates

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of three-hundred and sixty (360) days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice (including a year of three hundred and sixty-five (365) days in the case of sterling denominated Notes); and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to two (2) decimal places.

37.	Partial invalidity

If, at any time, any provision or part of a provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

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39.	Amendments and waivers

39.1	Intercreditor Agreement

This Clause 39 is subject to the terms of the Intercreditor Agreement.

39.2	Required consents

(a)	Subject to the other provisions of this Clause 39, any term of the Finance Documents may (other than the Fee Letters which may be amended and waived in accordance with their terms) be amended or waived only with the consent of the Majority Noteholders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent (or, if applicable, the Security Agent) may effect, on behalf of any Finance Party, any amendment, waiver, consent or release permitted by this Clause 39 and any amendment, waiver, consent or release made or effected in accordance with the provisions of this Clause 39, or in accordance with any other term of this Agreement or any other Finance Documents shall, in each case, be binding on all Parties. In the event that any of the Finance Parties is not entitled to grant to the Agent (or, if applicable, the Security Agent) the authority referred to in this Clause 39 it shall be obliged to appear with and (if required) to execute at the same time as, the Agent (or, if applicable, the Security Agent) upon the request of the Agent (or, if applicable, the Security Agent), to formalise any actions or measures that are required. By virtue of this Agreement, each of the Finance Parties shall be obliged to cooperate with the Agent (or, if applicable, the Security Agent), including to participate in the negotiation and execution of the documents, either in public or private, that may be required for the execution and effectiveness of the provisions contained in this Agreement or any other Finance Document.

(c)	Each Finance Party irrevocably and unconditionally authorises and instructs the Agent without any further consent, sanction, authority or further confirmation from them (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Noteholder consent is received in accordance with this Clause 39 (or on such later date as may be agreed by the Agent (or, if applicable, the Security Agent) and Company) provided that if the requisite Noteholder consent has not been received but, following any action which a member of the Group is entitled to take or require any Finance Party to take under Clause 39.8 (Replacement of Noteholder), the requisite Noteholder consent would have been received, each Finance Party irrevocably and unconditionally authorises and instructs the Agent (or, if applicable, the Security Agent) to execute any documentation relating to a proposed amendment or waiver, so long as such amendment or waiver is conditional upon such action being taken by a member of the Group.

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(d)	Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Noteholders determined in accordance with this Clause 39 (or on such later date as may be agreed by the Agent and Company).

(e)	The Company may effect, as agent of the other Obligors, any amendment, waiver, consent or release permitted by this Clause 39 and each Obligor agrees to any such amendment or waiver permitted by this Clause 39 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (e), require the consent of all of the Obligors.

(f)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 39 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (f), require the consent of all or any of the Obligors.

(g)	In respect of any request for a consent, waiver, amendments or other vote under the Finance Documents, a Noteholder may not vote part (but may vote all) of its Commitments in favour of or against such request and a Noteholder may not abstain from voting part (but may abstain from voting all) of its Commitments in respect of such request, other than, in each case, with the prior written consent of the Obligors’Agent (in its sole discretion) and, in the event that any Noteholder purports to vote its Commitments in breach of this paragraph (g) in respect of any request made by a member of the Group, such Noteholder’s Commitments and participations will be deemed to be zero for the purposes of the numerator and the denominator of the relevant percentage.

39.3	All Noteholder matters

Subject to Clause 39.4 (Majority Super Senior Series Noteholders matters), Clause 39.10 (Implementation of Incremental Series and Permitted Structural Adjustment) and Clause 39.6 (Other Exceptions), and other than as expressly permitted by the provisions of this Agreement (including this Clause 39) or any other Finance Document, an amendment, waiver, consent or release of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Noteholders”, “Majority Series B Noteholders”, “Majority Super Senior Series Noteholders”, “Super Majority Super Senior Series Noteholders”, “Super Majority Noteholders”, “Structural Adjustment”, “Permitted Structural Adjustment” or “Incremental Series Majority Noteholders” in Clause 1.1 (Definitions);

(b)	the introduction of any additional tranche, commitment or facility under the Finance Documents ranking senior to the Super Senior Series;

(c)	an extension to the date of payment of any amount under the Finance Documents (other than pursuant to a Structural Adjustment or in relation to Clause 10.2 (Mandatory redemption of Excess Cash Flow) or Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings));

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(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)	an increase or waiver with respect to the Super Senior Debt Basket;

(f)	an increase in any Commitment or the Total Commitments (other than, in relation to the Series which rank pari passu with the Super Senior Series or the Senior Series, pursuant to a Structural Adjustment or pursuant to Clauses 2.2 (Incremental Series) or Clause 2.3 (Increase)), an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Noteholders rateably under the relevant Series or (other than pursuant to a Structural Adjustment) a redenomination of a Commitment or participation of any Finance Party into another currency, the re-tranching of any or all of the Series;

(g)	any provision which expressly requires the consent of all the Noteholders;

(h)	Clause 2.4 (Finance Parties’ rights and obligations);

(i)	Clause 9.1 (Illegality) and Clause 11.8 (Application of redemptions);

(j)	Clause 27 (Changes to the Noteholders) (to the extent further restricting the rights of the Noteholders to assign, transfer or enter into a sub-participation of their rights or obligations under the Finance Documents);

(k)	Clause 32 (Sharing among the Finance Parties);

(l)	this Clause 39;

(m)	Clause 44 (Governing law);

(n)	Clause 45.1 (Jurisdiction of English courts); or

(o)	any amendment to the order of priority or subordination under the Intercreditor Agreement, (save to the extent such amendment relates solely to the order of priority or subordination between liabilities which rank behind the liabilities owed to the Finance Parties or Hedge Counterparties), shall not be made, or given, without the prior consent of all the Noteholders and the Company (provided that any amendment to Clause 27 (Changes to the Noteholders) in accordance with paragraph (j) above shall only require the consent of each Noteholder who will be subject to any such additional restrictions); unless, in each case, such amendment, waiver, consent or release is required to implement or reflect any Permitted Structural Adjustment, an Incremental Series or any Indebtedness permitted in accordance with this Agreement.

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39.4	Majority Super Senior Series Noteholder matters

Subject to Clause 39.10 (Implementation of Incremental Series and Permitted Structural Adjustment) and Clause 39.6 (Other Exceptions), and other than as expressly permitted by the provisions of this Agreement (including this Clause 39) or any other Finance Document, an amendment, waiver, consent or release of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	a Material Event of Default, the definition of “Material Event of Default” or the definitions used or clauses referred to in that definition;

(b)	the definitions of “Significant Assets”, “Significant Company” and “Significant Disposal” in Clause 1.1 (Definitions);

(c)	the provisions of Clause 5 (Subscription - Notes), to the extent any such amendment or waiver relates to an Incremental Super Senior Series;

(d)	Clause 8.1 (Redemption of the Notes), and/or the definition of Termination Date to the extent that it would bring forward the redemption date of the Senior Series to a date which is equal to or shorter than six months after the Termination Date of the Original Revolving Facility;

(e)	the provisions of Schedule 15 (Information Undertakings) or Clause 23.2 (Provision and contents of Compliance Certificate) which has the effect of delaying the delivery of the financial statements or Compliance Certificate (as the case may be) referred to therein by more than ten (10) Business Days (beyond the time limits contemplated by those provisions in their original form);

(f)	the definitions of “Permitted Lien” in Schedule 17 (Certain New York Law Defined Terms), the provisions of Section 6 (Limitation on Liens) of Schedule 16 (General Undertakings) or Section 3 (Limitation on Indebtedness) of Schedule 16 (General Undertakings) and the definitions used in those provisions to the extent that the effect of such amendment or waiver is to permit the incurrence of Indebtedness that ranks pari passu or in priority to a Super Senior Series or is in respect of assets which are already secured in favour of the Super Senior Series creditors on a prior ranking or pari passu basis;

(g)	Clause 24.1 (Financial definitions) and Clause 26.2 (Financial Covenant) (or any definitions used therein) provided that in each case such amendment or waiver would change the scope of a Material Event of Default and adversely affect the rights of the Super Senior Series Noteholders;

(h)	an amendment or waiver of the conditions of subscription for an Incremental Super Senior Series Note (other than the requirements set out in Clause 4.1 (Initial conditions precedent)) or a waiver or amendment in relation to a proposed issuance of Super Senior Notes of the conditions in Clause 4.2 (Further conditions precedent) (and excluding in each case, any amendment to or waiver of an Event of Default other than a Material Event of Default);

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(i)	the provisions of Clause 9 (Illegality, Voluntary redemption and Cancellation) or Clause 10 (Mandatory redemption and Cancellation) in so far as it relates to a redemption of Incremental Super Senior Series;

(j)	the provisions of Clause 26.6 (Insolvency), Clause 26.7 (Insolvency proceedings) or Clause 26.8 (Creditors’ process) to the extent the relevant waiver or amendment relates to: (A) an Issuer which has any Notes outstanding under an Incremental Super Senior Series; (B) a Significant Company; or (C) Significant Assets;

(k)	the provisions of Clause 26.11 (Repudiation and rescission of agreements) or Clause 26.9 (Unlawfulness and invalidity), to the extent such an amendment or waiver would be materially adverse to the interests of the Super Senior Series Noteholders (taken as a whole) under the Finance Documents;

(l)	Section 4 (Limitation on Sales of Assets and Subsidiary Stock) of Schedule 16 (General Undertakings) and the definitions used in that clause to the extent that such amendment or waiver is to permit Significant Disposals which are not permitted by this Agreement as at the date of this Agreement;

(m)	Clause 26.16 (Super Senior Acceleration); or

(n)	the definitions of “Instructing Group”, “Priority Instructing Group”, “Majority Super Senior Creditors” and “Super Senior Creditors” as defined in the Intercreditor Agreement and Clause 3.5 (Restriction on Enforcement: Super Senior Creditors), Clause 3.7 (Permitted Enforcement: Super Senior Creditors), Clause 10 (Turnover Receipts), Clause 12 (Enforcement of Transaction Security), Clause 15 (Equalisation) and Clause 25 (Consents, Amendments and Override) of the Intercreditor Agreement,

shall not be made, or given, without the consent of the Company and the Majority Super Senior Series Noteholders.

A waiver of a Material Event of Default shall only require the consent of the Majority Super Senior Series Noteholders provided that, where the event or circumstance that caused such Material Event of Default has also resulted in a Default, such Default shall also require a waiver by the Majority Noteholders (but any waiver of such Default by the Majority Noteholders will not constitute a waiver of the corresponding Material Event of Default unless such Material Event of Default is also waived by the Majority Super Senior Series Noteholders).

39.5	Super Majority Noteholder Matters

(a)	An amendment or waiver that relates to or has the effect of changing or varying the provisions relating to:

(i)	a change to the Issuers or Guarantors other than in accordance with Clause 29 (Changes to the Obligors);

(ii)	Clause 10.1 (Exit) and the definition of “Change of Control” in Schedule 17 (Certain New York Law Defined Terms);

(iii)	any provision which expressly requires the consent of the Super Majority Noteholders,

shall not be made, or given, without the prior consent of the Super Majority Noteholders.

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(b)	Subject to Clause 39.4 (Majority Super Senior Series Noteholder Matters), Clause 39.6 (Other exceptions) and Clause 39.10 (Implementation of Incremental Series and Permitted Structural Adjustment), and other than as expressly permitted by the provisions of this Agreement (including this Clause 39) or any other Finance Document, an amendment, waiver, consent or release of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(i)	the nature or scope of:

(A)	the guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity);

(B)	the Charged Property; or

(ii)	the release of all or substantially all of:

(A)	any guarantee and indemnity granted under Clause 21 (Guarantee and Indemnity); or

(B)	any Transaction Security,

shall not be made without the prior consent of the Super Majority Noteholders, the Super Majority Super Senior Series Noteholders and the Company in each case unless:

(1)	that release is conditional upon or shall become effective on or following redemption and cancellation in full of all amounts due and owing under the Notes (together with any applicable premium);

(2)	save in the case of security over the shares of, or receivables owed from, the Company, it relates to (i) a reorganisation or the sale or disposal of Charged Property where that reorganisation, sale or disposal is expressly permitted under this Agreement or (ii) the Company certifies (with not less than three (3) Business Days’ notice prior to the required date of release) that such release is required to effect or, implement a Permitted Disposal, the incurrence of any Indebtedness permitted to be incurred in accordance with this Agreement (and grant of any Security in connection therewith), a Permitted Reorganisation, a Permitted Transaction or such other action, in each case, permitted under and in accordance with the terms of this Agreement (including, in the case of such a Permitted Disposal of shares in an Obligor, the release of not only any Transaction Security over those shares but also any guarantee or such Transaction Security granted by that Obligor or any of its Subsidiaries), provided that save to the extent that the release of that Transaction Security and guarantee in connection with such Permitted Disposal, Permitted Reorganisation or a Permitted Transaction is required in accordance with the relevant “Non-Distressed Disposals” provisions of the Intercreditor Agreement, a new guarantee and (if applicable) new Transaction Security in respect of the obligations of a member of the Group under any of the Finance Documents on the same terms as those released is immediately granted over the assets which were released from such Transaction Security (unless, in the case of a Permitted Reorganisation, such Transaction Security already exists);

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(3)	such release is pursuant to a resignation of an Obligor which resigns as a Guarantor in accordance with the terms of this Agreement;

(4)	that release is required to effect or implement an Incremental Series or Permitted Structural Adjustment (or is otherwise expressly permitted by or not prohibited (or otherwise approved) by this Agreement; or

(5)	such action is otherwise expressly permitted by or not prohibited (or otherwise approved) under the provisions of clause 2.5 (Additional and/or Refinancing Debt), clause 13.1 (Non-Distressed Disposals) or clause 16 (New Debt Financings) of the Intercreditor Agreement,

and, in each case, the Company confirms that such release (x) is permitted under the terms of this Agreement and (y) has been or will be simultaneously given and as a result no consent, sanction, authority or further confirmation from any Secured Party for that release shall be required and the Security Agent is irrevocably authorised and instructed to take such action provided for in this Clause 39.5 and pursuant to and in accordance with the other provisions of this Agreement, the Intercreditor Agreement and the other Finance Documents.

39.6	Other exceptions

(a)	An amendment or waiver which adversely affects the rights or obligations of the Agent, the Security Agent or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or that Reference Bank, as the case may be. This paragraph (a) shall not entitle any Party to refuse its consent to any release of a guarantee or Transaction Security which would otherwise be permitted under Clause 39.5 (Super Majority Noteholder Matters) or another provision of the Finance Documents.

(b)	Subject to the other provisions of this Clause 39 (Amendments and waivers), the Transaction Security Documents may be amended, varied, waived or modified with the agreement of the Company or the relevant Obligor and the Security Agent acting in accordance with the Intercreditor Agreement.

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(c)	A Structural Adjustment shall only require the prior consent of the Company and each Noteholder that is participating in that Structural Adjustment and shall not require the consent of any other Noteholder unless such Structural Adjustment is to:

(i)	increase the Total Commitments; and

(ii)	subject to paragraph (b) of Clause 2.2 (Incremental Series) to reduce the tenor of any of the Notes,

in which case, such Structural Adjustment shall also require the consent of:

(A)	the Majority Noteholders (including those Noteholders participating in the Structural Adjustment); and

(B)	(only to the extent that such Structural Adjustment is a matter specified in Clause 39.4 (Majority Super Senior Series Noteholder Matters)), the Majority Super Senior Series Noteholders.

(d)	Any Permitted Structural Adjustment may be effected pursuant to an amendment to this Agreement (a “Structural Adjustment Amendment Agreement”) executed and delivered by the Company and each consenting Noteholder in respect of the Permitted Structural Adjustment (the “Consenting Noteholders”). The Company shall promptly notify the Agent and the Agent shall promptly notify each Noteholder as to the effectiveness of any Structural Adjustment Amendment Agreement. Each Structural Adjustment Amendment Agreement may without the consent of any Noteholder other than the applicable Consenting Noteholders, effect such amendments to this Agreement and the other Finance Documents as may be necessary or appropriate, in the opinion of the Consenting Noteholders and the Company, to give effect to the provisions of this paragraph (d) including any amendments necessary to treat the applicable Notes and/or Commitments of the Consenting Noteholders as a new “class” of loans and/or commitments hereunder.

(e)	With the prior written consent of the Company, each individual Noteholder may waive in writing its right to a redemption (including by way of amendment or waiver to any of the provisions) under Clause 10.1 (Exit) or any other amounts which have become due and payable to it under this Agreement or any other Finance Documents.

(f)	Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally, in writing, waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document with the consent of the Company.

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(g)	No amendment or waiver of a term of any Fee Letter or other side letter shall require the consent of any Finance Party other than any such person which is party to such letter.

(h)	Any term of the Finance Documents (other than any Fee Letter) may be amended or waived by the Company and the Agent without the consent, sanction, authority or further confirmation of any other Party if that amendment or waiver is:

(i)	to cure defects or omissions, resolve ambiguities or inconsistencies (including a manifest inconsistency between a term of a Transaction Security Document which is executed after the first date on which any of the Series are issued and a provision of the Agreed Security Principles regarding the times and frequency for the delivery of notices, the extent of perfection and/or any other administrative matters not requiring the release of security or a change to the scope of the Charged Property) or reflect changes of a minor, technical or administrative nature;

(ii)	consequential on, incidental to, or required to implement an approved amendment, waiver, consent or release provided that such waiver or amendment does not adversely affect the interests of the other Noteholders whose consent is not required for the applicable amendment or waiver; or

(iii)	otherwise for the benefit of all the Noteholders as a class.

(i)	Any Declared Default, Default, Event of Default, Major Event of Default, Margin Event of Default, Material Event of Default or Relevant Event of Default or any notice, demand, declaration and/or other step or action taken under or pursuant to Clause 26.15 (Acceleration) or Clause 26.16 (Super Senior Acceleration) applicable to all Noteholders may be revoked or, as the case may be, waived with the consent of the Majority Noteholders (and, if applicable, the Majority Super Senior Series Noteholders) and any other Noteholder whose consent would have been required to waive the relevant provision breach of which has given rise to the relevant Declared Default, Default, Event of Default, Margin Event of Default, Major Event of Default, Material Event of Default or Relevant Event of Default.

(j)	If the Company or the Agent (at the request of the Company) has requested the Finance Parties (or any of them) to give a consent in relation to, or to agree a release, waiver or amendment of, any provision of the Finance Documents or other vote of Noteholders under the terms of this Agreement, then in the case of:

(i)	any Finance Party who has delivered a consent or agreement to such request, on and from the date of notification thereof to the Agent; and

(ii)	any other Replaced Finance Party and its applicable participation, (without prejudice to paragraph (i) above), on and from the date such Replaced Finance Party is replaced in accordance with the provisions of Clause 39.8 (Replacement of Noteholder),

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a consent or agreement to such request shall be treated and deemed as having been made by such Finance Party and Replaced Finance Party and received by the Agent and (unless otherwise agreed by the Company or stipulated by the relevant Noteholder), subject to paragraph (k) below, such consent or agreement shall from such time be irrevocable and binding on such Finance Party and Replaced Finance Party (as applicable) and any permitted assignee, transferee or counterparty to a sub-participation.

(k)	If and only to the extent the Company agrees or stipulates to this effect in connection with any consent, release, waiver, amendment or vote under this Agreement, any Finance Party or its permitted assignee or transferee that has expressly not consented or not agreed to a request for an amendment, waiver, consent or release shall, unless it is (and only until it becomes) a Non-Consenting Noteholder, always have the right to change or revoke their decision and subsequently deliver to the Agent a consent or agreement, or rejection of, to such request at any time during the period for which the vote and request process is open for consents and acceptances as determined by the Company and notified by the Agent to such Noteholder (and subject to any extension of such period as agreed between the Company and the Agent). Unless the Company stipulates or agrees otherwise, the period for any such process shall end as soon as the requisite Noteholder consent is received as provided in paragraph (j) above.

(l)	Any amendment, agreement, replacement or waiver which relates to the rights or obligations applicable to a particular Note, Series or class of Noteholders and which does not materially and adversely affect the rights or interests of Noteholders in respect of other Notes, Series or another class of Noteholder shall only require the consent of the Majority Noteholders, Super Majority Noteholders, all Noteholders or all Noteholders forming part of that affected class (as applicable) as if references in this paragraph (l) to “Majority Noteholders”, “Majority Series B Noteholders”, “Majority Super Senior Series Noteholders”, “Super Majority Noteholders” or “Noteholders” were only to Noteholders participating in that Note, Series or forming part of that affected class; and, if so elected, any amendment, agreement, replacement or waiver relating to a Benchmark Rate Change; or any document, supplement, proposal or request in connection with a Super Majority Noteholder Objection; or a Reference Rate Supplement shall be deemed only to relate to rights and obligations applicable to the specific Note and Series being amended, replaced or waived and shall not be deemed to materially and adversely affect the rights or interests of Noteholders in respect of other Notes or Series by virtue of such amendments, replacements or waivers. This paragraph (l) is without prejudice to the ability to effect, make or grant any amendment, waiver, consent or release pursuant to or in accordance with paragraph (a) above.

(m)	For the avoidance of doubt, any amendment, waiver, consent or release shall require the prior written consent of the Company.

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39.7	Excluded Commitments

If:

(a)	a Noteholder does not expressly and conclusively accept or reject a request from a member of the Group (or the Agent on behalf of that member of the Group) for any consent or agreement in relation to a release, waiver or amendment of any provisions of the Finance Documents or other vote of Noteholders under the terms of the Finance Documents within ten (10) Business Days (or if such Noteholder is a Defaulting Noteholder, five (5) Business Days) or any other period of time specified by that member of the Group but if shorter than ten (10) Business Days, agreed by the Agent) of the date of such request being made (the last day of such period; or

(b)	any Non-Consenting Noteholder fails to assist with any step required to implement the Company’s right to redeem that Non-Consenting Noteholder or to replace that Non-Consenting Noteholder pursuant to and as contemplated by Clause 39.8 (Replacement of Noteholder) within three (3) Business Days of a request to do so by the Company (a “Non-Consenting Defaulting Noteholder”),

then, in each case:

(i)	that Noteholder (an “Excluded Noteholder”) shall be automatically and, irrevocably excluded from participating in that vote, and its participations, Commitments and vote (as the case may be) shall not be included (or, as applicable, required) with the Total Commitments or otherwise when ascertaining whether the approval of Majority Noteholders, the Super Majority Noteholders, all Noteholders, or any other class of Noteholders (as applicable) has been obtained with respect to that request for a consent or agreement; and

(ii)	for the purposes of paragraph (a) above only, its status as a Noteholder shall be disregarded for the purpose of ascertaining whether the agreement or any specified group of Noteholders has been obtained to approve the request.

39.8	Replacement of Noteholder

(a)	If at any time any Finance Party becomes,

(i)	a Defaulting Noteholder;

(ii)	an Increased Costs Noteholder;

(iii)	a Sanctioned Person;

(iv)	a Non-Consenting Noteholder; or

(v)	a Market Disruption Noteholder,

then the Company may, on five (5) Business Days’ prior written notice (a “Replacement Notice”) to the Agent and such Finance Party (a “Replaced Finance Party”),

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(A)	replace such Noteholder by requiring such Replaced Finance Party to (and, to the extent permitted by law, such Replaced Finance Party shall) transfer pursuant to Clause 27 (Changes to the Noteholders) all (and not part only) of its rights and obligations under this Agreement to a Noteholder or other bank, financial institution, trust, fund or other person (a “Replacement Noteholder”) selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Replaced Finance Party in accordance with Clause 27 (Changes to the Noteholders) on such dates as specified in the Replacement Notice for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Replaced Finance Party’s participation in the outstanding Notes and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.14 (Pro rata interest settlement)), Break Costs (if any) and other amounts payable in relation thereto under the Finance Documents;

(B)	redeem (or procure that another member of the Group redeems), on such dates as specified in the Replacement Notice, all or any part of such Noteholder’s participation in the outstanding Note and all related accrued interest Break Costs (if any) and other amounts payable in relation thereto under the Finance Documents in respect of such participation; and/or

(C)	cancel all or part of the undrawn Commitments of that Replaced Finance Party on such dates as specified in the Replacement Notice,

provided that, in each case, the Company or any other member of the Group shall not be required to pay any redemption fees or penalties (however described) payable under this Agreement or any other Finance Document.

(b)	The replacement of a Replaced Finance Party pursuant to this Clause 39.8 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Noteholder shall have any obligation to the Company to find a Replacement Noteholder;

(iii)	in the event of a replacement of a Non-Consenting Noteholder such replacement must take place no later than sixty (60) Business Days after the date on which that Replaced Finance Party is deemed a Non-Consenting Noteholder, a Defaulting Noteholder, a Market Disruption Noteholder, an Increased Costs Noteholder, or a Sanctioned Person, as the case may be) on each occasion such Noteholder is a Non-Consenting Noteholder, a Defaulting Noteholder, a Market Disruption Noteholder, an Increased Costs Noteholder or a Sanctioned Person;

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(iv)	in no event shall the Replaced Finance Party be required to pay or surrender to such Replacement Noteholder any of the fees received by such Noteholder pursuant to the Finance Documents; and

(v)	the Replaced Finance Party shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Noteholder shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

39.9	Disenfranchisement of Defaulting Noteholders

(a)	For so long as a Defaulting Noteholder has any Available Commitment, in ascertaining:

(i)	the Majority Noteholders, the Incremental Series Majority Noteholders or the Super Majority Noteholders; or

(ii)	whether:

(A)	any given percentage (including unanimity) of the Total Commitments under the relevant Series; or

(B)	the agreement of any specified group of Noteholders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Noteholders under the Finance Documents,

that Defaulting Noteholder’s Commitments under the relevant Series will be reduced by the amount of its Available Commitments under the relevant Series and, to the extent that reduction results in that Defaulting Noteholder’s Total Commitments being zero, that Defaulting Noteholder shall be deemed not to be a Noteholder for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 39.9, the Agent may assume that the following Noteholders are Defaulting Noteholders:

(i)	any Noteholder which has notified the Agent that it has become a Defaulting Noteholder;

(ii)	any Noteholder in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Noteholder” has occurred,

unless it has received notice to the contrary from the Noteholder concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Noteholder has ceased to be a Defaulting Noteholder.

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39.10	Disenfranchisement of Conflicted Noteholders

(a)	In ascertaining the Majority Super Senior Series Noteholders or the Super Majority Super Senior Series Noteholders or whether any given percentage (including unanimity) of the Total Super Senior Series Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents requiring the consent of the Majority Super Senior Series Noteholders or the Super Majority Super Senior Series Noteholders at a time when the aggregate principal amount of all Relevant Commitments (as defined below) exceeds thirty three and a third (33⅓) per cent. of the Total Super Senior Series Commitments, a Conflicted Noteholder’s Super Senior Series Commitments and participations will be deemed to be zero (0) for the purposes of the relevant percentage, provided that, in each case, such consent, waiver, amendment or other vote does not result in the Conflicted Noteholder being treated (solely in its capacity as a Super Senior Series Noteholder) in any manner which is objectively less favourable to it (in its capacity as a Super Senior Series Noteholder) than the treatment proposed to be applied to any other Commitment under the Super Senior Series.

(b)	For the purposes of this Clause 39.10, the Agent may assume that the following Noteholders are Conflicted Noteholders:

(i)	any Noteholder which has notified the Agent that it has become a Conflicted Noteholder; and

(ii)	any Noteholder in relation to which it is aware that any of the events or circumstances referred to in paragraph (d) below has occurred,

unless it has received notice to the contrary from the Noteholder concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Conflicted Noteholder.

(c)	Any Noteholder which is or becomes a Conflicted Noteholder shall, by 5.00 pm on the fifth (5th) Business Day following the date on which it became a Conflicted Noteholder, notify the Agent that it is a Conflicted Noteholder and the Agent shall promptly disclose such information to the Noteholders.

(d)	In this Agreement:

“Conflicted Noteholder ” means any Super Senior Series Noteholder which:

(i)	is also a Senior Series Noteholder; or

(ii)	has an Affiliate or a Related Entity which is a Senior Series Noteholder.

“Relevant Commitments” means the Super Senior Series Commitments held by a Conflicted Noteholder.

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39.11	Implementation of Incremental Series and Permitted Structural Adjustment

(a)	The Agent and/or the Security Agent, as the case may be, shall, on behalf of the Secured Parties (unless a Secured Party is required under applicable law to do so in its own name, in which case the relevant Secured Party shall) and is hereby authorised to enter into such agreement or agreements with the Obligors and/or the holders of the liabilities pursuant to any Incremental Series, other New Debt Financing or Permitted Structural Adjustment and/or their agents and trustees to enter into any confirmation, amendment, replacement of or supplement to the Finance Documents (including any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document, provided that any such release is coupled with a substantially simultaneous re-granting on substantially the same terms or as otherwise contemplated or permitted by this Clause 39.10 or Clause 39.4 (Super Majority Noteholder Matters) or clause 16 (New Debt Financings) of the Intercreditor Agreement) and/or take any other action (subject to the Agreed Security Principles) as is necessary or appropriate in order to:

(i)	give effect to the terms of any Incremental Series or other New Debt Financing or Permitted Structural Adjustment; or

(ii)	facilitate the establishment of any Incremental Series or other New Debt Financing or Permitted Structural Adjustment entered into in compliance with this Agreement,

in each case subject to the provisions of this Clause 39 (other than paragraph 39.11(b) below) and provided that such New Debt Financing or Incremental Series, Permitted Structural Adjustment or confirmation, amendment, replacement of or supplement to the Finance Documents (including any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document) is permitted by and entered into in compliance with this Agreement and the Intercreditor Agreement (and the Company confirms that is the case).

(b)	Subject to paragraph 39.11(a) above, the Agent and the Security Agent are irrevocably authorised and instructed by each other Secured Party (without the requirement for any further authorisation or consent from any other Secured Party) to enter into such documentation and take any such action contemplated or permitted by this Clause 39.10 provided it is permitted by Clause 39.3 (All Noteholder matters) and Clause 39.5 (Super Majority Noteholder Matters) above and shall do so promptly on request and at the expense of the Company. Except where otherwise required by applicable law, any such amendment shall not require any additional consent (in addition to consents otherwise requested by this Agreement) of any Secured Party and shall be effective and binding on all Parties upon the execution thereof by the Obligors, each Agent and the Security Agent.

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(c)	Each Obligor confirms:

(i)	the authority of the Company to:

(A)	give effect to the terms of any Incremental Series or any New Debt Financing or Permitted Structural Adjustment; and

(B)	agree, implement and establish any Incremental Series or any New Debt Financing or Permitted Structural Adjustment in accordance with this Agreement; and

(ii)	that its guarantee and indemnity set out in this Agreement (or any applicable Accession Deed or other Finance Document), and all Security granted by it will (to the extent provided pursuant to the terms of the relevant Incremental Series or any New Debt Financing or Permitted Structural Adjustment) entitle the Noteholders under any Incremental Series and the persons providing the New Debt Financing or Permitted Structural Adjustment to benefit from such guarantee and indemnity and such Security (subject only to any applicable limitations on such guarantee and indemnity set out in Clause 21 (Guarantee and Indemnity) or any Accession Deed or other document pursuant to which it became an Obligor) and extend to include all obligations arising under or in respect of any Incremental Series, any New Debt Financing or Permitted Structural Adjustment as applicable.

(d)	Notwithstanding the foregoing, nothing in this Clause 39.10 shall oblige the Security Agent, the Agent or any other Secured Party to execute any document if it would impose personal liabilities or obligations on, or adversely affect the rights, duties or immunities of the Security Agent, the Agent or such Secured Party (provided that the incurrence of such Incremental Series, New Debt Financing or Permitted Structural Adjustment shall not be deemed to adversely affect the rights of any Secured Party) and nothing in this Clause 39.10 shall be construed as a commitment to advance or arrange any such Incremental Series, New Debt Financing or Permitted Structural Adjustment. The Agent and the Security Agent are authorised and instructed by the Secured Parties to execute any document or take any other action set out in this Clause 39.

39.12	Replacement of Screen Rate

(a)	Subject to paragraph (d) below, any amendment, replacement or waiver proposed by the Company and delivered in writing to the Agent which relates to a change to (i) the benchmark rate, base rate or reference rate (the “Benchmark Rate”) to apply in relation to a currency in place of the existing Benchmark Rate for such currency under an applicable Series or (ii) the method of calculation of any Benchmark Rate, (in each case including any amendment, replacement or waiver to the definitions of “Term SOFR” or “Screen Rate”, including an alternative or additional page, service or method for the determination thereof, or which relates to aligning any provision of a Finance Document (including amending, replacing or supplementing Schedule 18 (Reference Rate Terms) or Schedule 19 (Daily Non-Cumulative Compounded RFR Rate) to the use of that Benchmark Rate, including making appropriate adjustments to this Agreement for basis, duration, time and periodicity for determination of that Benchmark Rate for any Interest Period and making other consequential and/or incidental changes) (a “Benchmark Rate Change”) and notified by the Company to the Agent) may and shall be made provided that (unless otherwise agreed between the Company and the Majority Noteholders) either the Agent has made a Prevailing Market Determination or no Super Majority Noteholder Objection has occurred and is continuing in respect thereof.

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(b)	If no Benchmark Rate Change for such currency has been made or implemented pursuant to paragraph (a) above and the Company or the Agent (acting on the instructions of the Majority Noteholders) requests the making of a Benchmark Rate Change and notifies the Agent or the Company (as applicable) thereof, then the Company and the Agent (acting on the instructions of the Majority Noteholders) shall enter into consultations in respect of a Benchmark Rate Change; provided that if such Benchmark Rate Change cannot be agreed upon by the earlier of (x) the end of a consecutive period of thirty days and (y) the date which is five (5) Business Days before the end of the current Interest Period, (or in the case of a new issuance of Notes, the date which is five (5) Business Days before the date upon which the Subscription Request will be served, as notified by the Company to the Agent), the Benchmark Rate applicable to any Noteholder’s share of an issuance of Notes for each Interest Period which (I) in respect of any issuance of Term Rate Notes commences after the Trigger Date for the currency of such issuance of Notes and prior to (or during) the date on which a Benchmark Rate Change for that currency has been agreed, and (II) in respect of any issuance of Compounded Rate Notes, would end after the Trigger Date for the currency of such issuance of Notes shall, in each case, (unless otherwise agreed by the Company and the Agent (acting on the instructions of the Majority Noteholders participating in the applicable Series)) be replaced by the rate certified to the Agent by that Noteholder as soon as practicable (and in any event by the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the relevant Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Noteholder of funding its participation in that issuance of Notes in the relevant interbank market.

(c)	Notwithstanding the definitions of “Term SOFR” or “Screen Rate” in Clause 1.1 (Definitions), the Reference Rate Terms or any other term of any Finance Document, the Agent may from time to time (with the prior written consent of the Company) specify a Benchmark Rate Change for any currency for the purposes of the Finance Documents, and each Noteholder authorises the Agent to make such specification.

(d)	Notwithstanding the other provisions of this Clause 39.12, no Benchmark Rate Change or other amendments or waivers in connection therewith shall be made without the prior written consent of the Company (in its sole discretion) which:

(i)	would result in an increase in the weighted average cost of the applicable Series (whether by an increase in the Margin, fees or otherwise but taking into account, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of any Benchmark Rate Change to such applicable Series (including any spread adjustment to reflect the differential between the weighted average Benchmark Rate before and after such Benchmark Rate Change)) to the Obligors;

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(ii)	are a change to the date of an interest payment date;

(iii)	would result in any Obligor being subject to more onerous obligations under the Finance Documents; or

(iv)	would result in any rights or benefits of any Obligor under the Finance Documents being lost or reduced.

(e)	For the purposes of this Clause 39.12:

“Trigger Date” in respect of the Screen Rate or other rate used to calculate any Benchmark Rate means the earliest of:

(i)	the date upon which the administrator of that Screen Rate or other rate publicly announces that it has ceased to provide that Screen Rate or other rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate or other rate;

(ii)	the date upon which the supervisor of the administrator of that Screen Rate or other rate publicly announces that such Screen Rate or other rate has been permanently or indefinitely discontinued; or

(iii)	the date upon which the administrator of that Screen Rate or other rate publicly announces such rate (or a component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication of such administrator and even if any tenor of such rate continues to be provided on such date.

40.	Confidential Information

40.1	Confidentiality

(a)	Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

(b)	Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

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40.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Entities, limited partners, managed accounts, or any finance providers or regulated investment advisors in respect of any Finance Parties, Affiliates, or Related Entities or any of its or their investors or co-investors or potential co-investors and any of its or their officers, directors, employees, professional advisers, auditors, financing sources, bankers, Noteholders, current or prospective partners, business partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if each person to whom the Confidential Information is to be given pursuant to this paragraph 40.2(a):

(i)	is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information; and

(ii)	is not a Disqualified Noteholder;

(b)	to any person (which is not a Disqualified Noteholder):

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Entities, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Entities, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under paragraph (b) of Clause 30.14 (Relationship with the Noteholders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

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(vi)	pursuant to or as required by law, regulation, formal legal process, subpoena, civil investigative demand, order, statute, rule, request or other legal requirement made, promogulated or imposed by a court, or by any applicable governmental or other regulatory authority or by applicable stock exchange or legislative body, organisation, commission, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions or interrogatories) or to any auditors of that person or any of its Affiliates or Related Entities;

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	to a tax authority to the extent reasonably required for the purposes of the tax affairs and/or tax returns of a Finance Party or its direct or indirect owners;

(ix)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.13 (Security over Noteholders’ rights);

(x)	who is a Party; or

(xi)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (i), (ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information and provided that, only in relation to paragraphs (i) or (ii) above and if a Confidentiality Undertaking is required in accordance with this sub-paragraph (A), the Finance Party disclosing the Confidential Information provides the Company with an executed copy of such Confidentiality Undertaking promptly following disclosure of the Confidential Information;

(B)	in relation to paragraph (b)(ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(iv) to (b)(ix) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

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(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

40.3	Entire agreement

This Clause 40 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(iv) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40.

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40.6	Continuing obligations

The obligations in this Clause 40 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.7	Personal data

(a)	If an Obligor provides any Finance Party with personal data of any individual as required by, pursuant to, or in connection with, the Finance Documents, that Obligor represents and warrants to that Finance Party that it has, to the extent required by law:

(i)	notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and

(ii)	obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the applicable Finance Party, in each case, in accordance with or for the purposes of the Finance Documents.

(b)	Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

40.8	Publicity/Announcements

No announcements, press releases or other public disclosures regarding the Notes, the Finance Documents or any of the transactions contemplated herein shall be made without the prior written consent of the Company and each Finance Party.

41.	Confidentiality of Funding Rates and Reference Bank Quotations

41.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not any Reference Bank Quotation) to the relevant Issuer pursuant to Clause 12.5 (Notification); and

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(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Noteholder or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Noteholder or Reference Bank, as the case may be.

(d)	The Agent’s obligations in this Clause 41 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 12.5 (Notification) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

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41.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Noteholder or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 41.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 41.

41.3	No Event of Default

No Event of Default will occur under Clause 26.3 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 41.

42.	Disclosure of Noteholder details by Agent

42.1	Supply of Noteholder details to Company

The Agent shall provide to the Company within two (2) Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Noteholders as at the date of that request, their respective Commitments and the address (and the department or officer, if any, for whose attention any communication is to be made) of each Noteholder for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Noteholder to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Noteholder for any payment to be distributed by the Agent to that Noteholder under the Finance Documents.

42.2	Supply of Noteholder details at Company’s direction

(a)	The Agent shall, at the request of the Company, disclose the identity of the Noteholders and the details of the Noteholders’ Commitments to any:

(i)	other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(ii)	member of the Group.

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(b)	Subject to paragraph (c) below, the Company shall use its reasonable endeavours to procure that the recipient of information disclosed pursuant to paragraph (a) above shall (subject to paragraph (c) below) keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient’s own confidential information.

(c)	The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

42.3	Supply of Noteholder details to other Noteholders

(a)	If a Noteholder (a “Disclosing Noteholder”) indicates to the Agent that the Agent may do so, the Agent shall disclose that Noteholder’s name and Commitment to any other Noteholder that is, or becomes, a Disclosing Noteholder.

(b)	The Agent shall, if so directed by the Requisite Noteholders, request each Noteholder to indicate to it whether it is a Disclosing Noteholder.

42.4	Noteholder enquiry

If any Noteholder believes that any person is, or may be, a Noteholder and:

(a)	that person ceases to have an Investment Grade Rating; or

(b)	an Insolvency Event occurs in relation to that person,

the Agent shall, at the request of that Noteholder, indicate to that Noteholder the extent to which that person has a Commitment.

42.5	Noteholder details definitions

In this Clause 42:

“Investment Grade Rating” means, in relation to a person, a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

“Requisite Noteholders” means a Noteholder or Noteholders whose Commitments aggregate fifteen (15) per cent. (or more) of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated fifteen (15) per cent. (or more) of the Total Commitments immediately prior to that reduction).

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43.	Counterparts

Each Finance Document may be executed in any number of counterparts, in “wet ink” or electronically, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

44.	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law provided that Schedule 15 (Information Undertakings), Schedule 16 (General Undertakings) and Schedule 17 (Certain New York Law Defined Terms) of this Agreement shall be interpreted in accordance with the laws of the State of New York (without prejudice to the fact that this Agreement is governed by English law).

45.	Enforcement

45.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”), including in relation to Schedule 15 (Information Undertakings), Schedule 16 (General Undertakings) and Schedule 17 (Certain New York Law Defined Terms) of this Agreement and any non-contractual obligations arising out of or in connection with those Schedules.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

45.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints the Successor Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Successor Company (on behalf of all the Obligors) must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

The Original Parties

Part 1

The Original Issuer

Name of Original Issuer	Registered number (or equivalent)	Original Jurisdiction
Inspired Entertainment (Financing) PLC	13302880	England and Wales

Part 2

The Original Guarantors

Name of Original Guarantor	Registered number (or equivalent)	Original Jurisdiction
DMWSL 631 Limited	07176707	England and Wales
Inspired Entertainment (Financing) PLC	13302880	England and Wales
Inspired Entertainment Lotteries LLC	3767158	Delaware
Inspired Gaming (USA) Inc.	6071182	Delaware
Gaming Acquisitions Limited	07120910	England and Wales

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Part 3

The Original Noteholders

Name of Original Noteholder	Series B Commitment (£)
Barclays Bank PLC	202,500,000
HG Vora Special Opportunities Master Fund, Ltd.	6,250,000
BSE Investments, Ltd.	27,500,000
HG Vora Opportunistic Capital Master Fund III A LP	33,750,000
Total	270,000,000

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SCHEDULE 2

Conditions precedent

Part 1

Conditions precedent to initial subscription

1	Corporate documents

(a)	Constitutional documents: a copy of the constitutional documents of Topco, the Original Company and each Original Obligor.

(b)	Corporate approvals:

(i)	a copy of a resolution signed by all the members of the board of directors of each of Topco, the Original Company and each Original Obligor approving the transaction and the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party and appointing authorised signatories to execute the Finance Documents to which it is a party on its behalf; and

(ii)	if required by law, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

(c)	Specimen signatures: specimen signatures for certain person(s) authorised in the resolutions referred to above (to the extent such person will execute a Finance Document).

(d)	Formalities certificates: certificates from each of Topco, the Original Company and each Original Obligor (signed by an authorised signatory) certifying that:

(i)	each copy document referred in paragraphs (a) to (c) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded; and

(ii)	subject to the Guarantee Limitations and the Agreed Security Principles, borrowing, guaranteeing or securing (as applicable) the Total Commitments would not cause any borrowing, guaranteeing or securing or similar limit binding on it (as applicable) to be exceeded.

2	Finance Documents

A copy of the counterparts of each of the following Finance Documents signed by Topco, the Original Company and each Original Obligor (in each case to the extent they are a party to such document):

(a)	this Agreement;

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(b)	Note Certificates in respect of the Series B Notes;

(c)	the Facilities Agreement;

(d)	the Intercreditor Agreement;

(e)	the Upfront Fee Letter;

(f)	a Fee Letter in respect of fees payable to the Agent and Security Agent; and

(g)	subject to the Agreed Security Principles, the following Transaction Security Documents:

Name of Grantor(s)	Security Document	Governing law
Topco	Limited recourse security in respect of Topco’s shares in the capital of the Original Company and any material structural intra-group receivables due to Topco from the Original Company	English
Successor Company Inspired Entertainment (Financing) PLC Gaming Acquisitions Limited	Debenture	English

Inspired Gaming (USA) Inc. Inspired Entertainment Lotteries LLC	Security Agreement	New York

3	Legal Opinions

(a)	An English law legal opinion of Paul Hastings (Europe) LLP, legal advisers to the Original Noteholders as to English law, addressed to the Agent, the Security Agent and the relevant Original Noteholders; and

(b)	A New York law legal opinion of Davis Polk & Wardwell LLP, legal advisers to the Company as to New York law, addressed to the Agent, the Security Agent and the relevant Original Noteholders.

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4	Miscellaneous

(a)	Approved List: a copy of the Approved List provided that this condition precedent will be satisfactory to the Agent if provided in the form received by the Original Noteholders prior to the date of the Commitment Letter.

(b)	Base Case Model: a copy of the base case model substantially in the form received by the Original Noteholders on or prior to the date of the Commitment Letter provided that this condition precedent will be satisfactory to the Agent if provided in the form received by the Original Noteholders prior to the date of the Commitment Letter save for any amendments or waivers which are not materially prejudicial to the interests of the Original Noteholders under the Finance Documents or any other changes or additions approved by the Majority Noteholders (in each case, the Majority Noteholders acting in good faith and such approval not to be unreasonably withheld, made subject to any condition or delayed).

(c)	Original Financial Statements: the Original Financial Statements (provided that the Original Financial Statements shall not require the approval of, or be required to be in form and substance satisfactory to, the Agent or any of the Finance Parties).

(d)	Group Structure Chart: a copy of the group structure chart (provided that, for the purposes of this condition precedent, the group structure chart shall not require the approval of, or be required to be in form and substance satisfactory to, the Agent or any of the Finance Parties).

(e)	Funds Flow Statement: the Funds Flow Statement, (which shall be for information purposes only and shall not require the approval of, or be required to be in form and substance satisfactory to, the Agent or any of the Finance Parties).

(f)	Fees: evidence that the fees which are then due and payable by the Company to the Finance Parties (excluding legal fees) under the Upfront Fee Letter on the Closing Date have been paid or will be paid on or prior to the Closing Date, or as otherwise agreed between the Company and the applicable Original Noteholders (such condition shall be deemed in form and substance satisfied by the inclusion of such payments in the Funds Flow Statement or the applicable Subscription Request).

(g)	KYC: all documentation and information as is reasonably requested in writing by the Agent at least five (5) Business Days prior to the Closing Date in respect of any Original Obligor (to be coordinated by the Agent) under applicable “know your customer” regulations provided that this condition precedent will be satisfactory to the Agent if provided in the form received by the Original Noteholders prior to the date of the Commitment Letter.

(h)	Reorg: evidence that a pre-closing reorganisation has occurred such that Topco owns the entire issued share capital in the Original Company.

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Part 2

Conditions precedent required to be delivered by an Additional Obligor

1	An Accession Deed executed by the Additional Obligor and the Company.

2	A copy of the constitutional documents of the Additional Obligor.

3	If applicable, a copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor (or other body):

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents to which it is a party on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices (including, in relation to an Additional Issuer, any Subscription Request or Selection Notice) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.

4	If applicable, a copy of a resolution of the Board of Directors of the Additional Obligor, establishing the committee referred to in paragraph 3 above.

5	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above or otherwise authorised to execute Finance Documents and related documents in behalf of the relevant Additional Obligor and who is proposing to sign such documents and notices.

6	If required by or customary under local law or the applicable constitutional documents, a copy of a resolution signed by the member(s) of the Group which hold(s) or will hold the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7	If required by or customary under local law or the applicable constitutional documents, a copy of a resolution of the Board of Directors of each corporate shareholder of each Additional Guarantor referred to in paragraph 6 above approving the terms of the resolution referred to in paragraph 6 above.

8	If required by or customary under local law or the applicable constitutional documents, a copy of a resolution of the supervisory board of the Additional Guarantor approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

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9	If applicable, an unconditional or otherwise acceptable positive or neutral advice from each relevant works’ council, including the request for advice.

10	A certificate of the Additional Obligor (signed by a director or other authorised signatory) confirming that, subject to the Guarantee Limitations and the Agreed Security Principles, borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

11	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed

12	The following legal opinions, each addressed to the Agent, the Security Agent and the Noteholders:

(a)	a legal opinion of the legal advisers to the Noteholders or the Agent in England, as to English law in the form distributed to the Noteholders prior to signing the Accession Deed; and

(b)	if the Additional Obligor is incorporated in or has its Centre of Main Interests in a jurisdiction other than England and Wales, a legal opinion (limited to capacity/authority and enforceability, as applicable) of the legal advisers to the Noteholders or the Agent and/or the Company (as applicable and customarily provided in that relevant jurisdiction) in the jurisdiction of its incorporation or “centre of main interests” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Noteholders prior to signing the Accession Deed provided that in respect of any Additional Obligor incorporated or organised under the laws of any state of the United States of America, such opinion is to be provided by the legal advisers to such Additional Obligor.

13	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 45.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

14	Any security documents which, subject to the Agreed Security Principles, are required by the Agent (acting reasonably) to be executed by the proposed Additional Obligor.

15

(a)	If the Additional Obligor is a public limited company incorporated in England and Wales, Scotland or Northern Ireland, evidence that the Additional Obligor has done all that is necessary (including by re-registering as a private company) to comply with sections 677 to 683 of the Companies Act 2006 in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

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(b)	If the Additional Obligor is not incorporated in England and Wales, Scotland or Northern Ireland, such documentary evidence as legal counsel to the Agent may require, that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

(c)	In respect of each Additional Obligor incorporated in the UK whose shares are the subject of the Transaction Security (a “Charged Company”), either:

(i)	a certificate of an authorised signatory of the Company certifying that:

(A)	each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and

(B)	no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares,

together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of the Company to be correct, complete and not amended or superseded as at a date no earlier than the date of the relevant Accession Deed; or

(ii)	a certificate of an authorised signatory of the Company certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

259

SCHEDULE 3

Requests and Notices

Part 1

Subscription Request – Notes

From:	[Issuer]/[Company]*

To:	[Agent]

Dated: [●]

To whom it may concern

[●] – Senior Notes Purchase Agreement
dated [●] (as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement. This is a Subscription Request. Terms defined in the Notes Purchase Agreement have the same meaning in this Subscription Request unless given a different meaning in this Subscription Request.

2	We wish to issue a [Note] on the following terms:

(a)	Issuer:[●]
(b)	Proposed Subscription Date: [●] (or, if that is not a Business Day, the next Business Day)
(c)	Series: [Series B]/[Incremental Series] **
(d)	Currency: [●]
(e)	Amount: [●] or, if less, the Available Series
(f)	Interest Period: [●]
(g)	Type of Note: [Compounded Rate Note]/[Term Rate Note]

3	We confirm that each condition specified in [Clause 4.2 (Further conditions precedent)/Clause 4.5 (Notes during the Certain Funds Period) / Clause 4.6 (Subscriptions for Incremental Notes during the Agreed Certain Funds Period)]* is satisfied on the date of this Subscription Request or will be satisfied on the proposed Subscription Date.

260

4	[The proceeds of this Note should be credited to:

[Bank name: [●]

Account name: [●]

Swift: [●]

IBAN: [●]]

5	This Subscription Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[Issuer/Obligors’ Agent]***

NOTES:

*	Amend as appropriate. The Subscription Request can be given by any Issuer or by the Company

**	Select the Series to be issued and delete references to the other Series.

***	Delete as applicable.

261

Part 2

Selection Notice

From:	[Issuer]/[Company]*

To:	[Agent]

Dated: [●]

To whom it may concern

[●] – Senior Notes Purchase Agreement

dated [●] (as amended and/or restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement. This is a Selection Notice. Terms defined in the Notes Purchase Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We refer to the following [Series B]/[Incremental Series] Note[s] with an Interest Period ending on [●]**.

3	[We request that the above Note[s] be divided into [●] Incremental Series Notes with the following Base Currency Amounts and Interest Periods:]***

or

[We request that the next Interest Period for the above [Series B]/[Incremental Series] Note[s] is [●]].****

4	This Selection Notice is revocable.

Yours faithfully

__________________

authorised signatory for

[the Company on behalf of] [insert name of relevant Issuer] *****

NOTES:

*	Amend as appropriate. The Selection Notice can be given by an Issuer or the Company.

**	Insert details of all Notes for the relevant Series which have an Interest Period ending on the same date.

***	Use this option if division of Incremental Series Notes is requested.

****	Use this option if sub-division is not required.

*****	Amend as appropriate. The Selection Notice can be given by an Issuer or the Company.

262

Part 3

Agreed Certain Funds Period Notice

From:	[Company]

To:	[Agent]

Dated:

To whom it may concern

[●] – Senior Notes Purchase Agreement
dated [●] (as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement. This is an Agreed Certain Funds Period Notice. Terms defined in the Notes Purchase Agreement have the same meaning in this Agreed Certain Funds Period Notice unless given a different meaning in this Agreed Certain Funds Period Notice.

2	We refer to a proposed Note to be issued under the Incremental Series by the [Company] / [applicable Incremental Series Issuer] for [an Agreed Certain Funds Purpose] / [a purpose we hereby designate as an “agreed certain funds purpose” as agreed with the Incremental Series Majority Noteholders] (acting reasonably).

3	We designate the [Topco]/[Company] / [applicable Incremental Series Issuer] as an Agreed Certain Funds Obligor.

4	We designate the period from (and excluding) the date of this Agreed Certain Funds Period Notice to (and including) [Insert date][1] as the Agreed Certain Funds Period.

Yours faithfully

__________________

authorised signatory for

[the Company on behalf of] [insert name of relevant Issuer]

1 The Agreed Certain Funds Period may not, without the prior written consent of the Incremental Series Majority Noteholders (acting reasonably and in good faith), be longer than 6 months from the date of the Agreed Certain Funds Period Notice.

263

Part 4

Form of Debt Transfer Notice

From: [Company]

To: [Agent and Security Agent]

Dated: [●]

To whom it may concern

[●] – Senior Notes Purchase Agreement
dated [●] (as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement. This is a Debt Transfer Notice. Terms defined in the Notes Purchase Agreement have the same meaning in this Debt Transfer Notice unless given a different meaning in this Debt Transfer Notice.

2	We give this Debt Transfer Notice in respect of the following Note:

Current Issuer:	[●]

New Issuer:	[●]

Jurisdiction of incorporation of New Issuer:	[●]

Series:	[●]

Subscription Date:	[●] (or, if that is not a Business Day, the next Business Day)

Currency:	[●]

Amount:	[●]

Debt Transfer Amount:	[●]

3	[Pursuant to Clause 29.8 (Debt Transfer), we hereby notify you that with effect from the date of this Debt Transfer Notice, all of the Current Issuer’s rights and obligations as Issuer in respect of the Note described above will be transferred and novated to [●] (the “New Issuer”) and the Current Issuer will be released from all further liabilities and obligations as Issuer in respect of such Note].[2]

4	With effect from the date of this Debt Transfer Notice the New Issuer agrees to become party as an Additional Issuer in respect of the Note referred to above and as an Additional Guarantor and shall be bound by the Notes Purchase Agreement and other Finance Documents and obligations equivalent to those from which the Current Issuer is released in respect of the Note under this Debt Transfer Notice.

2 Include where Note is transferred in full.

264

5	We confirm that no Event of Default is continuing on the date the relevant member of the Group legally commits to the Third Party Disposal to which this Debt Transfer Notice relates or is expected (or projected) by the Company (acting in good faith) to have occurred on or prior to the completion date of such Third Party Disposal.

Yours faithfully

____________________

authorised signatory for

[Company]

This notice is accepted as a Debt Transfer Notice for the purposes of the Notes Purchase Agreement by the Agent and the Security Agent.

[Agent]

By:_________________________________

[Security Agent]

By:_________________________________

265

SCHEDULE 4

Form of Transfer Certificate

To: [●] as Agent and [●] as Security Agent

From: [The Existing Noteholder] (the “Existing Noteholder”) and [The New Noteholder] (the “New Noteholder”)

Dated:

[●] – Senior Notes Purchase Agreement
dated [●](as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement and to the Intercreditor Agreement (as defined in the Notes Purchase Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Notes Purchase Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Notes Purchase Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 27.10 (Procedure for transfer) of the Notes Purchase Agreement:

(a)	The Existing Noteholder and the New Noteholder agree to the Existing Noteholder transferring to the New Noteholder by novation and in accordance with Clause 27.10 (Procedure for transfer) all of the Existing Noteholder’s rights and obligations under the Notes Purchase Agreement, the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Noteholder’s Commitment(s) and participations in Notes under the Notes Purchase Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [●].

(c)	The Notes Office and address and attention details for notices of the New Noteholder for the purposes of Clause 35.2 (Addresses) of the Notes Purchase Agreement are set out in the Schedule.

3	The New Noteholder expressly acknowledges the limitations on the Existing Noteholder’s obligations set out in paragraph (c) of Clause 27.9 (Limitation of responsibility of Existing Noteholders) of the Notes Purchase Agreement.

4	The New Noteholder confirms that it [is]/[is not]*** an Investor Affiliate or a member of the Group.

5	To the extent that the New Noteholder is not listed on the Approved List, the New Noteholder confirms that it:

(a)	[is]/[is not]*** a Defaulting Noteholder;

*** Delete as applicable.

*** Delete as applicable.

266

(b)	[is]/[is not]*** a Non-Consenting Noteholder;

(c)	[is]/[is not]*** a Loan to Own/Distressed Investor;

(d)	[is]/[is not]*** a Sanctioned Person; and

(e)	[is]/[is not]*** a Competitor.]

6	We refer to clause [19.2] (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the New Noteholder being accepted as a [Senior Lender]/[Super Senior Lender] for the purposes of the Intercreditor Agreement (and as defined therein), the New Noteholder confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a [Senior Lender]/[Super Senior Lender], and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [Senior Lender]/[Super Senior Lender] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

7	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Noteholder’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Noteholder to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Noteholder’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

*** Delete as applicable.

*** Delete as applicable.

*** Delete as applicable.

*** Delete as applicable.

267

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Notes Office address and attention details for notices and account details for payments,]

[Existing Noteholder]	[New Noteholder]
By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Notes Purchase Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●].

[Agent]

By:

[Security Agent]

By:

268

SCHEDULE 5

Form of Assignment Agreement

To: [●] as Agent and [●], [●] as Security Agent, [●] as Company, for and on behalf of each Obligor

From: [the Existing Noteholder] (the “Existing Noteholder”) and [the New Noteholder] (the “New Noteholder”)

Dated:

[●] – Senior Notes Purchase Agreement
dated [●] (as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement and to the Intercreditor Agreement (as defined in the Notes Purchase Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Notes Purchase Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Notes Purchase Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 27.11 (Procedure for assignment) of the Notes Purchase Agreement:

(a)	The Existing Noteholder assigns absolutely to the New Noteholder all the rights of the Existing Noteholder under the Notes Purchase Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Noteholder’s Commitment(s) and participations in Notes under the Notes Purchase Agreement as specified in the Schedule.

(b)	The Existing Noteholder is released from all the obligations of the Existing Noteholder which correspond to that portion of the Existing Noteholder’s Commitment(s) and participations in Notes under the Notes Purchase Agreement specified in the Schedule.

(c)	The New Noteholder becomes a Party as a Noteholder and is bound by obligations equivalent to those from which the Existing Noteholder is released under paragraph (b) above.

3	The proposed Transfer Date is [●].

4	On the Transfer Date the New Noteholder becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Noteholder; and

(b)	Party to the Intercreditor Agreement as a [Senior Lender]/[Super Senior Lender] (as defined in the Intercreditor Agreement).

269

5	The Notes Office and address and attention details for notices of the New Noteholder for the purposes of Clause 35.2 (Addresses) of the Notes Purchase Agreement are set out in the Schedule.

6	The New Noteholder expressly acknowledges the limitations on the Existing Noteholder’s obligations set out in paragraph 27.9(c) of Clause 27.9 (Limitation of responsibility of Existing Noteholders) of the Notes Purchase Agreement.

7	The New Noteholder confirms that it [is]/[is not]*** an Investor Affiliate or a member of the Group.

8	To the extent that the New Noteholder is not listed on the Approved List, the New Noteholder confirms that it:

(a)	[is]/[is not]*** a Defaulting Noteholder;

(b)	[is]/[is not]*** a Non-Consenting Noteholder;

(c)	[is]/[is not]*** a Loan to Own/Distressed Investor;

(d)	[is]/[is not]*** a Sanctioned Person; and

(e)	[is]/[is not]*** a Competitor.]

9	We refer to clause [19.2] (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the New Noteholder being accepted as a [Senior Lender]/[Super Senior Lender] for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Noteholder confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a [Senior Lender]/[Super Senior Lender], and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [Senior Lender]/[Super Senior Lender] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

10	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 27.12 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.

11	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

13	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Noteholder’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Noteholder to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Noteholder’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

*** Delete as applicable.

*** Delete as applicable.

*** Delete as applicable.

*** Delete as applicable.

*** Delete as applicable.

*** Delete as applicable.

270

THE SCHEDULE

Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Notes Office address and attention details for notices and account details for payments]

[Existing Noteholder]	[New Noteholder]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Notes Purchase Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

271

SCHEDULE 6

Form of Accession Deed

To:	[●] as Agent and [●] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] and [Company]

Dated:

To whom it may concern

[●] – Senior Notes Purchase Agreement

dated [●] (as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Notes Purchase Agreement and as a Debtor/Third Party Security Provider Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Notes Purchase Agreement have the same meaning in paragraphs 1-[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2	[Subsidiary] agrees to become an Additional [Issuer]/[Guarantor] and to be bound by the terms of the Notes Purchase Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Issuer]/[Guarantor] pursuant to Clause [29.2 (Additional Issuers)]/[Clause 29.4 (Additional Guarantors)] of the Notes Purchase Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a [limited liability company] with registered number [●].

3	[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Issuer].[3]

4	[Subsidiary’s] administrative details for the purposes of the Notes Purchase Agreement and the Intercreditor Agreement are as follows:

Address:

Attention:

5	[Subsidiary] (for the purposes of this paragraph [5], the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

3 Include in the case of an Additional Issuer.

272

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph [5].

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and][4]

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)	[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].[5]

6	[ADD APPLICABLE GUARANTEE LIMITATION LANGUAGE TO THE EXTENT SUCH GUARANTEE LIMITATION LANGUAGE IN CLAUSE 21 (GUARANTEES AND INDEMNITY) IS INSUFFICIENT FOR THE RELEVANT ADDITIONAL OBLIGOR]

7	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

4 Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties.

5 Include this paragraph in this Accession Deed if the Subsidiary is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

273

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph [5]/[6] above only), signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED AS A DEED]

By: [Subsidiary])

_____________________________________       Director

_____________________________________       Director/Secretary

OR

[EXECUTED AS A DEED By: [Subsidiary]
Signature of Director
in the presence of	Name of Director
Signature of witness
Name of witness
Address of witness

Occupation of witness]

The Company
[Company]

By:

The Security Agent
[Full Name of Current Security Agent]

By:

Date:

274

SCHEDULE 7

Form of Resignation Letter

To:	[●] as Agent

From:	[resigning Obligor] and [Company]

Dated:

To whom it may concern

[●] – Senior Notes Purchase Agreement
dated [●] (as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement. This is a Resignation Letter. Terms defined in the Notes Purchase Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2	Pursuant to [Clause 29.3 (Resignation of an Issuer)]/[Clause 29.4 (Resignation of an Obligor)] of the Notes Purchase Agreement, we request that [resigning Obligor] be released from its obligations as a [Issuer]/[Guarantor] under the Notes Purchase Agreement and the Finance Documents.

3	We confirm that:

(a)	no Event of Default is continuing or would result from the acceptance of this request; and

(b)	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor]; and

(c)	[the [resigning Obligor]:

(i)	is not a Material Company; and

(ii)	if it had not been a Guarantor as of the date at which the Compliance Certificate most recently delivered to the Agent under Clause 23.2 (Provision and contents of Compliance Certificate) of the Notes Purchase Agreement was prepared the Guarantor Coverage Test would nevertheless have been complied with.

4	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	[resigning Obligor]

By:	By:

NOTES:

* Insert where resignation only permitted in case of a Third Party Disposal

275

SCHEDULE 8

Form of Compliance Certificate

To:	[●] as Agent

From:	[Company]

Dated:

To whom it may concern

[●] – Senior Notes Purchase Agreement
dated [●](as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement. This is a Compliance Certificate. Terms defined in the Notes Purchase Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that on the last day of the Accounting Period ending on [●], the Consolidated Senior Secured Net Leverage Ratio was [●] and the Financial Covenant [has/has not] been complied with and that therefore the [Series B]/[Incremental Series] Margin should be [●] per cent. per annum].

3	[We confirm that the following companies constitute Material Companies for the purposes of the Notes Purchase Agreement: [●].]*

[INSERT DETAILS OF ANY MEMBER OF THE GROUP WHICH IS A MATERIAL COMPANY].

4	[As at the Relevant Period ended on the Test Date, the aggregate contribution of the Guarantors was equal to [●] per cent. of Consolidated EBITDA, and therefore the Guarantor Coverage Test set out in Clause 25.12 (Guarantors) of the Notes Purchase Agreement [has/has not] been met.]*

5	[the following companies will accede as Additional Guarantors in accordance with the provisions of Clause 25.12 (Guarantors) of the Notes Purchase Agreement to ensure compliance with the Guarantor Coverage Test within the applicable time periods:

[INSERT DETAILS OF ANY MEMBER OF THE GROUP WHICH WILL BECOME AN ADDITIONAL GUARANTOR].]*

6	Calculations showing: (i) a reconciliation between the consolidated earnings before interest, tax, depreciation and amortisation of the Group and the Consolidated EBITDA of the Group and (ii) a breakdown of the Indebtedness reflected in Secured Indebtedness, in each case for the Relevant Period ended on the Test Date and as applied in testing the Financial Covenant, are appended hereto.

Signed	________________________
[__________]
of
[Company]

NOTES:

* Only applicable if the Compliance Certificate accompanies the Annual Financial Statements.

276

SCHEDULE 9

Timetables

	Notes in GBP	Notes in other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	U-2
Delivery of a duly completed Subscription Request (Clause 5.1 (Delivery of a Subscription Request))	U-2 at 09:00 a.m., unless otherwise specified in the relevant Incremental Series Notice	U-2 at 09:00 a.m., unless otherwise specified in the relevant Incremental Series Notice
Delivery of a duly completed Selection Notice (Clause 13.1 (Selection of Interest Periods and Terms))	U-2 at 09.00 a.m.	U-2 at 09.00 a.m.
Agent determines (in relation to a Note) the Base Currency Amount of an issuance of Notes, if required under Clause 5.6 (Noteholders’ participation) and notifies the Noteholders in accordance with Clause 5.6 (Noteholders’ participation)	U-2 at 12:00 p.m.	U-2 at 12:00 p.m.
Agent receives a notification from a Noteholder under Clause 7.2 (Unavailability of a currency)	-	9.30 a.m. on the day which is two (2) Business Days before the first day of the Interest Period for the relevant Note.
Agent gives notice in accordance with Clause 7.2 (Unavailability of a currency)	-	5.30 p.m. on the day which is two (2) Business Days before the first day of the Interest Period for the relevant Note.
Screen Rate is fixed	Quotation Day 11.00 a.m. for Term Rate Notes	Quotation Day 11.00 a.m. for Term Rate Notes
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 14.2 (Calculation of Reference Bank Rate) (if applicable)	Noon on the Quotation Day for Term Rate Notes	Noon on the Quotation Day for Term Rate Notes

“U” = the Subscription Date or, if applicable, in the case of an issuance of Notes that has already been issued, the first day of the relevant Interest Period for that issuance of Notes

“U-X” = X Business Days prior to the Subscription Date

277

SCHEDULE 10

Agreed Security Principles

1	AGREED SECURITY PRINCIPLES

(a)	The guarantees and security to be provided under the Finance Documents will be given in accordance with the security principles set out in this Schedule 10 (the “Agreed Security Principles”). This Schedule 10 identifies the Agreed Security Principles and determines the extent and terms of the guarantees and security proposed to be provided under any Finance Document.

(b)	In this Schedule, any reference to “Agent”, “Acquired Indebtedness” “Closing Date” “Declared Default”, “Finance Document”, “Group”, “Obligor”, “Security Agent”, “Secured Parties” or “Secured Obligations” is a reference to that term as defined in this Agreement. Other capitalised terms shall have the meaning given to that term in this Agreement, or (as the context requires) in any other applicable Finance Document.

(c)	In the Finance Documents:

(i)	“Declared Default” has the meaning given to it in this Agreement; and

(ii)	“Secured Obligations” means all the liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by any member of the Group and by each Obligor to any Secured Party under the Finance Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

2	GUARANTEES

Subject to the guarantee limitations (including the Guarantee Limitations) set out in the Finance Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees).

3	SECURED LIABILITIES

Security documents will secure:

(a)	in the case of an Obligor, the borrowing and guarantee obligations of that Obligor in respect of the applicable Secured Obligations; or

(b)	in the case of a third party security provider, all liabilities of the Debtors in respect of the applicable Secured Obligations,

in each case, in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

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4	OVERRIDING PRINCIPLE

(a)	The Parties agree that the overriding intention is for security in respect of the Finance Documents only to be granted by:

(i)	Topco over:

(A)	prior to completion of the Permitted Holding Company Reorganisation, its shares in the Original Company and any material structural intra-group receivables due to it from the Original Company; and

(B)	on and following completion of the Permitted Holding Company Reorganisation, its shares in the Successor Company and any material structural intra-group receivables due to it from the Successor Company;

(ii)	the Successor Company over: (1) its shares in any of its Subsidiaries which is not incorporated in an Excluded Jurisdiction and which is a Material Company; (2) its material bank accounts located in England and Wales (without control over use and freely operational until a Declared Default); and (3) a floating charge over substantially all of its assets located in its jurisdiction of incorporation (subject to these Agreed Security Principles and customary “excluded assets” including all real estate); and

(iii)	each other Obligor will grant security (subject to these Agreed Security Principles and customary excluded assets (and, in the case of any US Obligor, Excluded Assets)) limited to (x) shares in Material Companies not incorporated in an Excluded Jurisdiction, (y) material bank accounts located in their jurisdiction of incorporation (without control over use and freely operational until a Declared Default) and (z) any documented material structural intra-group receivables due to that Obligor from another member of the Group, provided that an Obligor incorporated in England & Wales or any other jurisdiction where floating (or equivalent) security is customarily granted (as determined by the Company (acting in good faith)) shall grant floating security over substantially all of its assets located in its jurisdiction of incorporation (subject to these Agreed Security Principles and customary “excluded assets” including all real estate (and, in the case of any US Obligor, Excluded Assets)) pursuant to a security agreement governed by the jurisdiction of incorporation of such Obligor, in each case, subject to customary exceptions, materiality thresholds and these Agreed Security Principles and in each case only to the extent to do so would not have a material adverse effect on the ability of the relevant Obligor to conduct their business and operations (as determined by such Obligor in its sole and absolute discretion), and that no other security shall be required to be given by any other person or in relation to any other asset. No security shall be given over or in respect of the shares in Topco and no security will be provided from (or over the shares of) members of the Group incorporated in an Excluded Jurisdiction (the “Overriding Principle”).

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(b)	Without prejudice to paragraph 3 above, no guarantees shall be required to be granted by and no security shall be required to be granted by (or over shares, ownership interests or investments in) any (i) joint venture or similar arrangement, any minority interest or (ii) any member of the Group that is not wholly-owned by one or more members of the Group provided that the exclusion in this sub-paragraph (ii) shall (x) not apply to any member of the Group which becomes an Additional Issuer under a Series in accordance with this Agreement and (y), not be taken to authorise the release of security where a member of the Group ceases to be wholly-owned by other members of the Group after it has granted Transaction Security or Transaction Security is granted over the shares of such member of the Group in accordance with these Agreed Security Principles.

5	GOVERNING LAW AND JURISDICTION OF SECURITY

(a)	All security (other than share security) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security provided that where required in accordance with these Agreed Security Principles to be granted, security over the equity interests in members of the Group incorporated in the US shall be governed by the laws of the State of New York.

(b)	Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary provided that where required in accordance with these Agreed Security Principles to be granted, security over the equity interests in members of the Group incorporated in the US shall be governed by the laws of the State of New York.

(c)	No action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated or organised (as applicable).

6	EXCLUDED JURISDICTIONS

(a)	The guarantees and security to be provided in respect of the Notes in accordance with the Agreed Security Principles are only to be given by members of the Group which are not incorporated in Africa, South America, Central America, China, India, the Middle East, Pakistan, Romania, Russia, Serbia, Ukraine, Malta, Croatia, Greece, Thailand, Portugal, Turkey, any jurisdiction in which an entity is not required to accede by virtue of the application of these Agreed Security Principles (in respect of that entity only) and any other jurisdiction agreed between the Company and the Majority Noteholders (each acting reasonably) (the “Excluded Jurisdictions”).

(b)	No guarantees shall be required to be given by and no security shall be required to be given by (or over shares, ownership interests or investments in) any person incorporated in an Excluded Jurisdiction.

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7	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security taken in connection with the Finance Documents:

(a)	security will not be enforceable or crystallise (or be capable of being crystallised) until the occurrence of a Declared Default which is continuing;

(b)	the beneficiaries of the security or any Agent will only be able to exercise a power of attorney following the occurrence of a Declared Default which is continuing;

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Finance Documents and accordingly:

(i)	they should not contain additional representations (or any repeating representation), undertakings or indemnities (including in respect of insurance, information, maintenance or protection of assets or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in this Agreement and are required for the creation or perfection of security; and

(ii)	notwithstanding anything to the contrary in any security document, the terms of a security document shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the security agreement if not prohibited by the Finance Documents or where required threshold of consent has been obtained from the Secured Parties and the Security Agent shall promptly enter into such documentation and/or take such other action as is required by a chargor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, or returning any physical collateral, provided that any costs and expenses incurred by the Security Agent entering into such documentation and/or taking such other action at the request of such chargor pursuant to this paragraph shall be for the account of such chargor, in accordance with the costs and expenses provisions set out in the Intercreditor Agreement and such provision shall be included in each security document. Each security document must contain a clause which expressly records this principle;

(d)	in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Finance Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

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(e)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices will be provided only upon request of the Security Agent and at intervals no more frequent than annually; and

(f)	each security document must contain a clause which records that if there is a conflict between the security document and the Finance Documents or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of the Finance Documents or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document.

8	INTERCOMPANY RECEIVABLES

(a)	Until a Declared Default has occurred and is continuing, no lists of or other information in respect of intercompany receivables will be required to be provided.

(b)	If required under local law, security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

9	SHARES

(a)	Until a Declared Default has occurred and is continuing, the legal title of the shares subject to any security will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction).

(b)	Until a Declared Default has occurred and is continuing, any grantor of share security will be permitted to retain and to exercise all voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition.

(c)	Where customary and applicable as a matter of law and following a request by the Security Agent, as soon as reasonably practicable (taking into account any stamping or other transfer requirements) following the granting of any share security over certificated shares, the following documents will be provided to the Security Agent:

(i)	the applicable share certificate(s) (or other documents evidencing title to the relevant shares); and

(ii)	a stock transfer form executed in blank (or applicable law equivalent).

(d)	No security shall be required to be granted over any shares or ownership interests in any person which are not directly owned by its immediate Holding Company.

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(e)	If required under local law, security over shares will be registered subject to the general principles set out in these Agreed Security Principles.

10	BANK ACCOUNTS

(a)	Until a Declared Default has occurred and is continuing, unless the Finance Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use, any person will be free to deal, operate and transact business in relation to any bank accounts over which it grants security (including opening and closing accounts) until the occurrence of a Declared Default which is continuing.

(b)	Until a Declared Default has occurred and is continuing, unless the Finance Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use, there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold, pay or sweep cash or receivables into a particular account.

(c)	Where “fixed” security is required, if required by local law to perfect the security and if possible without disrupting operation of the account, notice of the security will be served on the account bank in relation to applicable accounts within ten (10) Business Days of the creation of the security over such account and the applicable grantor of the security will use its reasonable endeavours to obtain an acknowledgement of that notice within twenty (20) Business Days of service. If the grantor of the security has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance, its obligation to obtain acknowledgement will cease on the expiry of that twenty (20) Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent any member of the Group from using a bank account in the course of its business, no notice of security will be served until the occurrence of a Declared Default which is continuing.

(d)	Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank, whether created or arising before or after the security in favour of the Secured Parties has been given. No grantor of security will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(e)	No security will be required to be granted over any account:

(i)	in which securities or other non-cash assets are or become held or are to be held;

(ii)	which is or becomes subject to any cash pooling or similar arrangement;

(iii)	which is designated at any time or to be designated as a collections or similar account in respect of any factoring or receivables financing arrangement;

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(iv)	which is designated at any time as a cash collateral or similar account in respect of any indebtedness; or

(v)	over which a Permitted Lien is or becomes granted or is to be granted, in connection with any indebtedness (other than Indebtedness under the Finance Documents),

and if such security has been granted, such security will be released if such account later becomes subject to any of paragraphs (i) to (v) directly above.

(f)	Unless the Finance Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use, no control agreements (or perfection by control or similar arrangements) shall be required with respect to any account.

(g)	If any bank account is required to be opened as a matter of local law in order to perfect any share security required to be granted in accordance with these Agreed Security Principles (i) such bank account shall not be required to be opened prior to the date falling one hundred and eighty (180) days after such share security is granted and (ii) the Secured Parties authorise, instruct and direct the Security Agent to, and the Security Agent shall, promptly enter into any documentation requested by the applicable account bank in connection with such security.

(h)	If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

(i)	If the consent of an account bank is required to grant security over a bank account, the Obligor shall use its reasonable endeavours to obtain the consent of the relevant account bank. If the account bank is not willing to give such consent, the Obligor shall not be required to change its banking arrangements or to replace its account bank.

11	REAL ESTATE

(a)	Subject to the Overriding Principle, no fixed security shall be granted over real property provided that this shall not restrict any real property being secured under a floating charge (or other similar security) under a security document which charges all of the assets of an Obligor but excluding (i) any unregistered real property which, if subject to any such security would be required to be registered under the relevant land registry laws (provided that such real property shall only be excluded for so long as it remains unregistered), and (ii) any leasehold real property that has twenty-five (25) years or less to run on the lease or has a rack rent payable.

(b)	There will be no obligation to investigate title, provide surveys or carry out any other insurance or environmental due diligence.

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12	INTELLECTUAL PROPERTY

(a)	No security will be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement.

(b)	Without prejudice to the Overriding Principle, if security is granted over the relevant material intellectual property, the grantor shall be free to deal with, use, licence and otherwise commercialise those assets in the course of its business, as otherwise permitted by the Finance Documents, (including allowing its intellectual property to lapse if no longer material to its business) until a Declared Default which is continuing.

(c)	Notice of any security interest over intellectual property will only be served on a third party from whom intellectual property is licensed after the occurrence of a Declared Default which is continuing. No intellectual property security will be required to be registered under the law of that security document, the law where the grantor is regulated, or at any relevant supra-national registry, in each case, subject to the Agreed Security Principles (including paragraph 14 below)). Security over intellectual property rights will be taken on an “as is, where is” basis and the Group will not be required to procure any changes to, or corrections of filings on, external registers.

13	CONTROLLED FOREIGN CORPORATIONS

Notwithstanding any term of any Finance Document (including, for the avoidance of doubt, any other paragraph of these Agreed Security Principles), no loan or other obligation of any member of the Group that is a U.S. Person, as amended under any Finance Document may be, directly or indirectly:

(a)	guaranteed by a “controlled foreign corporation” (as defined in Section 957(a) of the Code) that is owned (within the meaning of Section 958(a) of the Code) by Inspired Entertainment, Inc., Topco or any direct or indirect subsidiary of Inspired Entertainment, Inc. or Topco that is “United States shareholder” (as defined in Section 951(b) of the Code) (a “CFC”) or by a person substantially all the assets of which consist of direct or indirect equity interests (or equity interests and indebtedness) of one or more CFCs (a “FSHCO”), or guaranteed by a subsidiary of a CFC or FSHCO;

(b)	secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO);

(c)	secured by a pledge or other security interest in excess of sixty-five (65) per cent. of the voting equity interests (and one hundred (100) per cent. of the non-voting equity interests) of a CFC or FSHCO; or

(d)	guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, if it would result in material adverse US tax consequences to Topco or any direct or indirect subsidiary of Topco as reasonably determined by the Issuers and the Company and the Agent.

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14	ADDITIONAL PRINCIPLES

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Group in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(a)	general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Security Agent before signing any applicable security or accession document, the relevant member of the Group shall use reasonable endeavours (for a period of not more than twenty (20) Business Days but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(b)	a key factor in determining whether or not a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration taxes, notarial costs guarantee fees payable to any person that is not a member of the Group and all applicable legal fees, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of the guarantee or security or any of its direct or indirect owners, subsidiaries or affiliates) which will not be disproportionate to the benefit accruing to the Secured Parties of obtaining such guarantee or security. In particular, no guarantee or security shall be granted if it would interfere unreasonably with the ordinary course of operations of the grantor of the guarantee or security or result in costs (including tax cost, loss of any interest deductability, registration taxes payable on the creation or enforcement or for the continuance of any guarantees or security, stamp duties, notarisation fees, legal fees, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of the guarantee or security or any of its direct or indirect owners, subsidiaries or affiliates) that are unreasonable in the circumstances or disproportionate to the benefit obtained by the beneficiaries of that guarantee or security;

(c)	members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Group or if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Group, provided that, to the extent requested by the Security Agent before signing any applicable security document or accession document, the relevant member of the Group shall, in relation to a contractual prohibition or restriction only, use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

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(d)	guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed in advance between the Company and the Security Agent;

(e)	where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(f)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(g)	any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document, provided that reasonable endeavours (for a period of not more than twenty (20) Business Days but without incurring material cost) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the Group if the Security Agent specifies prior to the date of the security or accession document that the asset is material and the Company is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(h)	the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to a Declared Default which is continuing) and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (h);

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(i)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(j)	no guarantee or security will be required to be given by or over any person or asset acquired by the Group (and no consent shall be required to be sought with respect thereto) which are required to support acquired indebtedness to the extent such acquired indebtedness is permitted by the Finance Documents to remain outstanding after an acquisition. No member of a target group or other person acquired pursuant to an acquisition not prohibited by the Finance Documents shall be required to become a guarantor or grant security with respect to any Finance Document if prevented by the terms of the documentation governing that acquired indebtedness (including Acquired Indebtedness or any Refinancing Debt in respect of such Acquired Indebtedness) or if becoming a guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto; no security will be granted over any asset secured for the benefit of any Indebtedness and/or to the extent constituting a Permitted Lien unless specifically required by a Finance Document to the contrary;

(k)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(l)	security will not be required over any assets subject to security in favour of a third party (other than in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Transaction Security over such accounts) or any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document);

(m)	to the extent legally effective, all security will be given in favour of the Security Agent and not the Secured Parties individually (with the Security Agent to hold one set of security documents for all the Secured Parties); “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents);

(n)	no member of the Group will be required to take any action in relation to any guarantees or security as a result of any assignment, sub-participation or transfer by a Secured Party (and unless explicitly agreed to the contrary in the Finance Documents no member of the Group shall bear or otherwise be liable for any taxes, any notarial registration or perfection fees or any other costs, fees or expenses that result from any assignment, sub-participation or transfer by a Secured Party);

(o)	each security document shall be deemed not to restrict or condition any transaction not prohibited under the Finance Documents or the Intercreditor Agreement and the security granted under each security document entered into at any time shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

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(p)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;

(q)	the Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set-off granted to them under the terms of the Finance Documents prior to the occurrence of a Declared Default which is continuing;

(r)	no guarantee or security shall guarantee or secure any “excluded swap obligations” (howsoever defined) as referred to in this Agreement;

(s)	other than a general security agreement and related filing, no perfection, filing or other action will be required with respect to assets of a type not owned by members of the Group;

(t)	no security will be required to be granted over real estate, letter of credit rights, tort claims, motor vehicles, governmental contracts or governmental or regulatory licences (or the equivalent in any jurisdiction), insurance policies, aircraft, ships and vessels; and

(u)	no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties (or any agent or similar representative appointed by them at the relevant time) unless (i) required for such documents to become effective or admissible in evidence, and (ii) a Declared Default is continuing.

15	VOLUNTARY CREDIT SUPPORT

(a)	If, in accordance with these Agreed Security Principles, a person is not required to grant any guarantee or to grant security over an asset, the Company may, in its sole discretion, elect to (or to procure that such person will) grant such guarantee or security (“Voluntary Credit Support”).

(b)	Each Secured Party shall be required to accept such Voluntary Credit Support and shall enter into any document requested by the Company to create, perfect, register or notify third parties of such Voluntary Credit Support on such terms as the Obligors’ Agent shall, in its sole discretion, elect.

16	AMENDMENT

In the event of any conflict or inconsistency between any term of these Agreed Security Principles and any term of a security document, the Secured Parties authorise, instruct and direct the Security Agent to, and the Security Agent shall promptly (at the option and upon request of the Obligors’ Agent) (i) enter into such amendments to such security document or (ii) release and terminate such transaction security document and enter into a replacement Transaction Security Document on such amended terms, in each case as shall be necessary or desirable to cure such conflict or inconsistency.

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17	US PERFECTION

Notwithstanding anything to the contrary herein or in any other Finance Document, with respect to any U.S. Obligor, (i) the Agent may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any guarantee by any Subsidiary, and each Noteholder hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to this Agreement shall be subject to the exceptions and limitations set forth in the Security Documents, the Legal Reservations, and the Guarantee Limitations, (iv) perfection by control shall not be required with respect to any asset requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock that constitutes Collateral) and no blocked account agreement, account control agreement or similar agreement shall be required, (v) no U.S. Obligor shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (vi) no U.S. Obligor will be required to (1) take any action outside of the United States to grant or perfect any security interest in any asset located outside of the U.S. or conduct any non-U.S. lien search (it being understood that U.S. Obligors will enter into local law share pledges in non-U.S. jurisdictions other than Excluded Jurisdictions), (2) execute any non-U.S. law guarantee, security agreement, pledge agreement, mortgage, deed or charge or (3) make any non-U.S. intellectual property filing, conduct any non-U.S. intellectual property search or prepare any non-US intellectual property schedule with respect to any assets of any U.S. Obligor or enter into any source code escrow arrangement or register any intellectual property, (vii) in no event will the Collateral include any Excluded Assets, (viii) no action shall be required to perfect any Lien with respect to (x) any vehicle or other asset subject to a certificate of title, or any retention of title, extended retention of title rights, or similar rights and/or (y) Letter-of-Credit Rights, in each case to the extent that a security interest therein cannot be perfected by filing a Form UCC-1 (or similar) “all assets” financing statement without the requirement to list any VIN, serial or other number and (ix) the Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant U.S. Obligor to conduct its operations and business in the ordinary course of business) of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs, or is excessive in light of, the benefit to the Lenders of the security afforded thereby as reasonably determined by the Company and the Agent. Additionally, (i) no action shall be required to create or perfect a Lien in any asset in respect of which the creation or perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement, (2) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law or (3) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (other than Excluded Assets) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law notwithstanding the relevant prohibition, violation or termination right, (ii) any joinder, supplement or accession to any guarantee, any Security Document and/or any other Finance Document executed by any Subsidiary that is required to become an Obligor pursuant to Clause 25.3 may, with the consent of the Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Finance Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Finance Document; and (iii) (A) no U.S. Obligor will be required to take any action required under the Federal Assignment of Claims Act or any similar law and (B) no Secured Party will be permitted to exercise any right of setoff in respect of any account maintained solely for the purpose of receiving and holding government receivables.

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SCHEDULE 11

Form of Increase Confirmation

To: [●] as Agent, [●] as Security Agent and [●] as Company, for and on behalf of each Obligor

From: [the Increase Noteholder] (the “Increase Noteholder”)

Dated:

[●] – Senior Notes Purchase Agreement
dated [●] (as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement and to the Intercreditor Agreement (as defined in the Notes Purchase Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Notes Purchase Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Notes Purchase Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2	We refer to Clause 2.3 (Increase) of the Notes Purchase Agreement.

3	The Increase Noteholder agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Noteholder under the Notes Purchase Agreement.

4	The proposed date on which the increase in relation to the Increase Noteholder and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5	On the Increase Date, the Increase Noteholder becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Noteholder; and

(b)	party to the Intercreditor Agreement as a [Senior Lender]/[Super Senior Lender] (as defined in the Intercreditor Agreement).

6	The Notes Office and address and attention details for notices to the Increase Noteholder for the purposes of Clause 35.2 (Addresses) of the Notes Purchase Agreement are set out in the Schedule.

7	The Increase Noteholder expressly acknowledges the limitations on the Noteholders’ obligations referred to in paragraph (g) of Clause 2.3 (Increase) of the Notes Purchase Agreement.

8	The Increase Noteholder confirms that it is not an Investor Affiliate or a member of the Group.

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9	We refer to clause [19.9] (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement. In consideration of the Increase Noteholder being accepted as a [Senior Lender]/[Super Senior Lender] for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Noteholder confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a [Senior Lender]/[Super Senior Lender], and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [Senior Lender]/[Super Senior Lender] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

10	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Noteholder to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Noteholder to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Noteholder

[insert relevant details]

[Notes Office address and attention details for notices and account details for payments]

[Increase Noteholder]
By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Notes Purchase Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [●].

Agent

By:

Security Agent

By:

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SCHEDULE 12

Forms of Notifiable Debt Purchase Transaction Notice

Part 1

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	[●] as Agent

From:	[The Noteholder]

Dated:

[●] – Senior Notes Purchase Agreement

dated [●] (as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to paragraph 28.2 (Notifiable Debt Purchase Transactions) of the Notes Purchase Agreement. Terms defined in the Notes Purchase Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	We have entered into a Notifiable Debt Purchase Transaction.

3	The Notifiable Debt Purchase Transaction referred to in paragraph 1 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[Series B Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
[Incremental Series Commitment]]*	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Noteholder]

By:

* Delete as applicable

294

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction /

Notifiable Debt Purchase Transaction ceasing to be with an Investor Affiliate

To:	[●] as Agent

From:	[The Noteholder]

Dated:

[●] – Senior Notes Purchase Agreement

dated [●] (as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to paragraph 28.2 (Notifiable Debt Purchase Transactions) of the Notes Purchase Agreement. Terms defined in the Notes Purchase Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/[ceased to be with an Investor Affiliate].*

3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[Series B Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
[Incremental Series Commitment]]**	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Noteholder]

By:

*Delete as applicable

**Delete as applicable

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SCHEDULE 13

Form of Incremental Series Notice

To:	[●] as Agent and [●] as Security Agent

From:	[***] as the Company and the entities listed in the Schedule as Incremental Series Noteholders (the “Incremental Series Noteholders”)

Dated:

[●] – Senior Notes Purchase Agreement
dated [●] (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement and to the Intercreditor Agreement (as defined in the Notes Purchase Agreement). This is an Incremental Series Notice. This Incremental Series Notice shall take effect as an Incremental Series Notice for the purpose of the Notes Purchase Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement).

2	Terms defined in the Notes Purchase Agreement have the same meaning in this Incremental Series Notice unless given a different meaning in this Incremental Series Notice.

3	We refer to Clause 2.2 (Incremental Series) of the Notes Purchase Agreement.

4	We have agreed with the institutions listed in the schedule hereto (the “Incremental Series Noteholders”) in respect of the Incremental Series Commitments detailed in this Incremental Series Notice that they will provide Incremental Series Commitments as follows:

Issuer(s):	[●]

Guarantor(s):	[●]

Incremental Senior Series	[Yes / No]

Incremental Super Senior Series	[Yes / No]

Incremental Series Noteholders (and allocated commitments):	[●]

Aggregate amount of the commitments of the Incremental Series / Incremental Series Commitment:	[●]

Base Currency:	[●]

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Other available/Optional Currencies (if any, as applicable):	[●]

Interest rate and basis (if applicable) including Margin or margin ratchet:	[●]

Incremental Series Commencement Date:	[●]

Availability Period:	The period from (and including) the Incremental Series Commencement Date to (and including) the earliest to occur of [●].
Termination Date:	[●]

Mandatory redemption provisions / redemption fees (if any):	[●]

Ranking:	Pari passu with the [Series B]/[the Original Revolving Facility]

Assignments/transfers:	[●]

Summary of security:	[●]

Financial covenant (if applicable):	[The Incremental Series Noteholders shall have the benefit of the Financial Covenant which shall be applicable to the Incremental Series.]

Additional conditions to drawdown (including any Agreed Certain Funds Period and related conditions if any):

[The Incremental Series will be provided on a certain funds basis in accordance with the provisions set out in Clause 4.6 (Subscriptions for Incremental Series Notes during the Agreed Certain Funds Period) of the Notes Purchase Agreement on the basis that:

(a) the “Agreed Certain Funds Obligor” will be [●];

(b) the “Agreed Certain Funds Period” will be the Availability Period for the [●] described in this Incremental Series Notice below; and

(c) an “Agreed Certain Funds Subscription” will be a reference to a subscription for notes made or to be made under the Incremental Series.

[The Incremental Series Noteholders will only be obliged to comply with Clause 5.6 (Noteholders’ Participation) of the Notes Purchase Agreement in relation to an issuance of Incremental Series Notes if on or before the Subscription Date for that issuance of Notes the Agent has received all of the documents and other evidence listed in Schedule to this Incremental Series Notice[6] in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Noteholders participating in the Incremental Series. The Agent shall notify the Company and the Incremental Series Noteholders upon being so satisfied.]

Other

[●]][7]

[The Incremental Series will [be a standalone Series]/[increase the existing [●] Commitments] so that the Incremental Series is fungible with [●] and, on the Incremental Series Commencement Date, such Incremental Series shall be designated as “[●]” for the purposes of the Intercreditor Agreement.

6 Note: Include schedule of any such requirements.

7 Include any other applicable information requests or directions applicable to the Incremental Series.

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5	We confirm that the each of the applicable conditions in paragraph (b) of Clause 2.2 (Incremental Series) of the Notes Purchase Agreement are met at the date of this Incremental Series Notice.

6	Each Incremental Series Noteholder agrees to assume and will assume all of the obligations corresponding to the Incremental Series Commitment set opposite its name in the Schedule as if it was an Original Noteholder in respect of that Incremental Series Commitment under the Notes Purchase Agreement.

7	On the Establishment Date each Incremental Series Noteholder becomes:

8	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Noteholder; and

9	party to the Intercreditor Agreement as a [Senior Lender]/[Super Senior Lender] (as defined in the Intercreditor Agreement).

10	Each Incremental Series Noteholder expressly acknowledges the limitations on the Noteholders’ obligations referred to in paragraph (m) of Clause 2.2 (Incremental Series) of the Notes Purchase Agreement.

11	[Each Incremental Series Noteholder confirms that it is not an Investor Affiliate or a member of the Group.]

12	We refer to clause [19.9] (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement. In consideration of each Incremental Series Noteholder being accepted as a [Senior Lender]/[Super Senior Lender] for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), each Incremental Series Noteholder confirms that, as from the Establishment Date, it intends to be party to the Intercreditor Agreement as a [Senior Lender]/[Super Senior Lender], and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [Senior Lender]/[Super Senior Lender] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

13	This Incremental Series Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Incremental Series Notice.

14	This Incremental Series Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

15	This Incremental Series Notice has been entered into on the date stated at the beginning of this Incremental Series Notice.

Note:	The execution of this Incremental Series Notice may not be sufficient for each Incremental Series Noteholder to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of each Incremental Series Noteholder to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

* Delete as appropriate.

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THE SCHEDULE

Name of Incremental Series Noteholder	Existing Noteholder	Incremental Series Commitment ([EUR])
[●]	[Yes / No]	[●]
[●]	[Yes / No]	[●]
[●]	[Yes / No]	[●]
TOTAL		[●]

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The Company

By: _____________________________

The Incremental Series Noteholders

[●]

This document is accepted as an Incremental Series Notice for the purposes of the Notes Purchase Agreement by the Agent and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Establishment Date is confirmed as [●].

The Agent

By:_____________________________

The Security Agent

By:_____________________________]

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SCHEDULE 14

Form of Incremental Series Noteholder Certificate

To:	[●] as Agent and [●] as Company

From:	[The Incremental Series Noteholder]

Dated:

[●] – Senior Notes Purchase Agreement
dated [●] (as amended and/or amended and restated from time to time) (the “Notes Purchase Agreement”)

1	We refer to the Notes Purchase Agreement and to the Incremental Series Notice dated [●]. This is an Incremental Series Noteholder Certificate. Terms defined in the Notes Purchase Agreement have the same meaning in this Incremental Series Noteholder Certificate unless given a different meaning in this Incremental Series Noteholder Certificate.

2	[Name of Incremental Series Noteholder] (the “New Incremental Series Noteholder”) of [address/registered office] agrees to become an Incremental Series Noteholder and to be bound by the terms of the Notes Purchase Agreement as a Noteholder under [insert details of relevant Incremental Series].

3	On the date the Incremental Series referred to above becomes effective in accordance with Clause 2.2 (Incremental Series) of the Notes Purchase Agreement (the “Effective Date”), the New Incremental Series Noteholder shall become:

(a)	party to the Notes Purchase Agreement as a Noteholder; and

(b)	party to the Intercreditor Agreement as a [Senior Lender]/[Super Senior Lender] as defined therein).

4	In consideration of the New Incremental Series Noteholder being accepted as a [Senior Lender]/[Super Senior Lender] for the purposes of the Intercreditor Agreement (and as defined therein), the New Incremental Series Noteholder confirms that, as from the Effective Date, it intends to be party to the Intercreditor Agreement as a [Senior Lender]/[Super Senior Lender], and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [Senior Lender]/[Super Senior Lender] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

5	The New Incremental Series Noteholder assumes all the rights and obligations of a Noteholder in relation to the Commitments under the Notes Purchase Agreement specified in the schedule to this Incremental Series Noteholder Accession Notice (the “Schedule”) in accordance with the terms of the Notes Purchase Agreement.

6	To the extent that the New Incremental Series Noteholder is not listed on the Approved List, the New Noteholder confirms that it:

(a)	[is]/[is not]*** a Defaulting Noteholder;

(b)	[is]/[is not]*** a Non-Consenting Noteholder;

(c)	[is]/[is not]*** a Loan to Own/Distressed Investor;

(d)	[is]/[is not]*** a Sanctioned Person; and

(e)	[is]/[is not]*** a Competitor.]

7	The Notes Office and address and attention details for notices of the New Incremental Series Noteholder for the purposes of Clause 35.2 (Addresses) of the Notes Purchase Agreement are:

[●].

8	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

9	This Incremental Series Noteholder Certificate has been executed and delivered as a deed on the date stated at the beginning of this Incremental Series Noteholder Certificate and is governed by English law.

***        Delete as applicable.

***        Delete as applicable.

***        Delete as applicable.

***        Delete as applicable.

***        Delete as applicable.

301

THE SCHEDULE TO THE ADDITIONAL SERIES NOTEHOLDER ACCESSION NOTICE

COMMITMENT TO BE ASSUMED

[insert relevant details]

[Notes Office address, electronic mail address and attention details for notices and account details for payments]

[New Incremental Series Noteholder]

By:_________________________________

This Incremental Series Noteholder Certificate is accepted by the Agent and the Security Agent and the accession Effective Date is confirmed by the Agent as [●].

[Agent]

By:_________________________________

[Security Agent]

By:_________________________________

302

SCHEDULE 15- INFORMATION UNDERTAKINGS

The capitalized words and expressions in this Schedule [15] shall have the meaning ascribed to them in Schedule [17] (Certain New York Law Defined Terms) save that if a capitalized word or expression is not given a meaning in Schedule [17] (Certain New York Law Defined Terms) it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals to this Agreement.

a)	The Company will provide to the Agent the following reports:

1)	within 120 days after the end of each Financial Year, beginning with the first Financial Year ending after the Closing Date, annual reports (the “Annual Financial Statements”) containing, to the extent applicable, the following information: (a) audited consolidated balance sheets of a Reporting Entity elected by the Company in its sole discretion (the “Applicable Reporting Entity”) as of the end of the two most recent fiscal years and audited consolidated statements of income and cash flow of the Applicable Reporting Entity for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) unaudited pro forma income statement information and balance sheet information of the Applicable Reporting Entity (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year; (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, EBITDA, and liquidity and capital resources of the Applicable Reporting Entity, and a discussion of material commitments and contingencies and critical accounting policies; (d) a summary description of the business and material affiliate transactions; and (e) a summary description of material recent developments (including any Board of Director changes at the Applicable Reporting Entity);

2)	within 60 days following the end of the first, second and third Financial Quarter in each Financial Year (starting with the first full Financial Quarter beginning after the Closing Date), all quarterly reports (the “Quarterly Financial Statements”) of the Applicable Reporting Entity containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods, together with condensed footnote disclosure; (b) unaudited pro forma income statement information and balance sheet information (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the relevant quarter; (c) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, EBITDA and material changes in liquidity and capital resources, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report; and (d) material recent developments (including any Board of Director changes at the Applicable Reporting Entity); and

303

3)	promptly after the occurrence of any material acquisition, disposition, restructuring, or similar transaction or any senior executive officer changes at the Applicable Reporting Entity or change in auditors of the Applicable Reporting Entity or any other material event that the Company or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event.

Furthermore, within ten Business Days subsequent to the date of the publication of the reports described in paragraphs (1) and (2) above, the Applicable Reporting Entity shall hold a conference call for the Noteholders in which at least one member of the senior management of the Applicable Reporting Entity shall participate. Any such conference call may be the same call as with the Applicable Reporting Entity’s other lenders or equity or other investors. Notice of such conference calls shall be deemed a report required by paragraph (3) above and will state the date, time and dial-in number and shall be published at least one Business Day in advance of such conference call.

b)	All financial statements and pro forma financial information shall be prepared in accordance with the Applicable Accounting Principles provided, however, that the reports set forth in paragraphs (a)(1), (a)(2) and (a)(3) above may, in the event of a change in Applicable Accounting Principles, present earlier periods on a basis that applied to such periods. Except as provided for in this Schedule 15, no report need include separate financial statements for any Subsidiaries of the Applicable Reporting Entity. The filing by the Applicable Reporting Entity of an Annual Report on Form 10-K within the time period specified in (a)(1) will satisfy such provision, and the filing by the Company of a Quarterly Report on Form 10-Q within the time periods specified in Section (a)(2) will satisfy such provision.

c)	If the Applicable Reporting Entity with respect to any Annual Financial Statements or Quarterly Financial Statements is not the Company, the Company shall also provide, on or prior to the due date for delivery of the relevant reports, an unaudited summary of the material differences between the financial information disclosed in the Annual Financial Statements or Quarterly Financial Statements (as applicable) relating to the Applicable Reporting Entity and its Subsidiaries and the financial information relating to the Group for the same Relevant Period.

SCHEDULE 16 - GENERAL UNDERTAKINGS

The capitalized words and expressions in this Schedule 16 shall have the meaning ascribed to them in Schedule 17 (Certain New York Law Defined Terms) save that if a capitalized word or expression is not given a meaning in Schedule 17 (Certain New York Law Defined Terms) it shall be given the meaning ascribed to it in Clause 1.1 (Definitions) or otherwise pursuant to the recitals to this Agreement.

1.	Limitation on Restricted Payments

a)	The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

1)	declare or pay any dividend or make any other payment or distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

A.	dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company or in Deeply Subordinated Debt; and

B.	dividends or distributions by a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary so such holders receive no more than their pro rata share of such dividend or distribution);

2)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect shareholder of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

3)	make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to paragraph b)3) of Section 3 (Limitation on Indebtedness));

4)	make any payment (other than by capitalization of interest or payment in the form of additional Deeply Subordinated Debt) on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Deeply Subordinated Debt; or

304

5)	make any Restricted Investment in any Person;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (5) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

A.	an Event of Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

B.	the Consolidated Net Leverage Ratio will exceed 3.30:1 after giving effect, on a pro forma basis, to such Restricted Payment; or

C.	the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Closing Date (and not returned or rescinded) (including Permitted Payments permitted by paragraph b)5) (without duplication of amounts paid pursuant to any other clause of paragraph b)), b)6), b)9), b)11) and b)17), but excluding all other Restricted Payments permitted by paragraph b)) would exceed the sum of (without duplication):

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Company are available (provided that such number shall not be less than zero);

(ii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or Deeply Subordinated Debt subsequent to the Closing Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock) of the Company subsequent to the Closing Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on paragraph b)6) and (z) Net Cash Proceeds from Excluded Contributions);

(iii)	100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Closing Date of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Deeply Subordinated Debt (plus the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange) but excluding (x) Net Cash Proceeds to the extent that any Restricted Payment has been made from such proceeds in reliance on paragraph b)6) and (y) Excluded Contributions; and

305

(iv)	an amount equal to 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary in connection with any repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company or any Restricted Subsidiary.

b)	The provisions of paragraph (a) above will not prohibit any of the following (collectively, “Permitted Payments”):

1)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Deeply Subordinated Debt or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock), Deeply Subordinated Debt or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from paragraph a)C(ii) above and will not be considered Excluded Contributions;

2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made in exchange for, or out of the proceeds of the substantially concurrent Incurrence of (other than to a Subsidiary), Refinancing Indebtedness or other Subordinated Indebtedness permitted to be Incurred pursuant to Section 3 (Limitation on Indebtedness);

3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made in exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3 (Limitation on Indebtedness), and that in each case, constitutes Refinancing Indebtedness;

4)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

A.	(i) from Net Available Cash to the extent permitted under Section 4 (Limitation on Sales of Assets and Subsidiary Stock), but only if the Company shall have first complied with the terms of Section 4 (Limitation on Sales of Assets and Subsidiary Stock) and prepaid or redeemed all Indebtedness tendered pursuant to any offer to prepay or redeem such Indebtedness required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest;

306

B.	to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (i) if the Company shall have first complied with Clause 10 (Mandatory redemption and cancellation) and prepaid or redeemed all Indebtedness tendered pursuant to the offer to prepay or redeem such Indebtedness required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

C.	(i) consisting of Acquired Indebtedness (other than Indebtedness Incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (y) otherwise in connection with or contemplation of such acquisition) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

5)	any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 1;

6)	the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of the Company (including any options, warrants or other rights in respect thereof) and loans, advances, payments, dividends or distributions by the Company, or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company (including any options, warrants or other rights in respect thereof) to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to (x) £2,000,000 plus (y) £1,000,000 per calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar year) plus (z) the Net Cash Proceeds received by the Company or its Restricted Subsidiaries since the Closing Date (including through receipt of proceeds from the issuance or sale of its Capital Stock) from, or as a contribution to the equity (in each case under this clause (6), other than through the issuance of Disqualified Stock) of the Company from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds have not otherwise been designated as Excluded Contributions and are not included in any calculation under paragraph a)C(ii) above;

307

7)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 3 (Limitation on Indebtedness);

8)	purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents all or a portion of the exercise price thereof;

9)	other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication): amounts constituting or to be used for purposes of making payments (i) of fees and expenses Incurred in connection with the Refinancing or disclosed in the Funds Flow Statement or (ii) to the extent specified in paragraphs b)2), b)3), b)5), b)7) and b)11) of Section 5 (Limitation on Affiliate Transactions)b) ;

10)	(i) the repurchase or redemption of warrants to purchase common stock of the Company outstanding on the Closing Date at a price no greater than $0.01 per warrant; and (ii) the purchase, redemption, acquisition cancellation or other retirement for nominal value per right of common stock or Preferred Stock purchase rights in any stockholder rights purchase plan that may be adopted by the Company;

11)	so long as no Event of Default has occurred and is continuing (or would result from), (i) Restricted Payments in an aggregate amount outstanding at any time not to exceed the greater of (x) £11,760,000 and (y) 15.0% of Consolidated EBITDA, and (ii) any Restricted Payment if the Consolidated Net Leverage Ratio would not exceed 2.30:1 on a pro forma basis after giving effect to any such Restricted Payment;

12)	payments by the Company to holders of Capital Stock of the Company in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 1 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

13)	Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments to the extent made in exchange for or using as consideration Investments previously made under this sub-paragraph 13);

14)	dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts required for any Parent Entity to pay any Parent Entity Expenses or any related taxes;

15)	payment of any Receivables Fees and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

16)	(i) any payment by a Restricted Subsidiary to a member of its affiliated or consolidated or similar Tax Group that pays Tax on behalf of such Restricted Subsidiary, to the extent not exceeding the Tax that would have been payable by such Restricted Subsidiary on a standalone basis, or (ii) any payment by a Restricted Subsidiary that is fiscally transparent for any income tax purposes or is disregarded as separate from its owner for U.S. federal income tax purposes, in either case to the extent necessary for its direct or indirect owner to pay income tax due with respect to such Restricted Subsidiary’s income;

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17)	Restricted Payments in an aggregate amount not to exceed £3,000,000 in any Financial Year to fund (directly or indirectly) the repurchase of equity interests in Topco or any other Holding Company of the Group (the “Share Repurchases Basket”); or

18)	the non-cash distribution (whether by dividend or otherwise and directly or indirectly) by Inspired Gaming (UK) Limited to Inspired Entertainment, Inc. of receivables due to Inspired Gaming (UK) Limited from Inspired Entertainment, Inc., in settlement and discharge of intercompany balances owed by Inspired Entertainment, Inc. to Inspired Gaming (UK) Limited as at the date of this Agreement.

c)	For purposes of determining compliance with this Section 1, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in paragraphs b)1) through 18) above, or is permitted pursuant to paragraph a) of Section 3 (Limitation on Indebtedness) or constitutes a Permitted Investment, the Company will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this covenant, including as a Permitted Investment and into one or more clauses or provisions.

d)	The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith.

2.	Limitation on Restrictions on Distributions from Restricted Subsidiaries

a)	The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

1)	pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

2)	make any loans or advances to the Company or any Restricted Subsidiary; or

3)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

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b)	The provisions of paragraph (a) above will not prohibit:

1)	any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on the Closing Date;

2)	any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (2), if another Person is the Successor Person, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Person;

3)	any encumbrance or restriction:

A.	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

B.	contained in mortgages, pledges, charges or other security agreements permitted under this Agreement or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

C.	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

4)	any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;

5)	any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

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6)	customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

7)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority, including pursuant to the terms of any license, concession, authorization, franchise, permit or similar arrangement;

8)	any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

9)	any encumbrance or restriction pursuant to Currency Agreements or Interest Rate Agreements;

10)	any encumbrance or restriction arising pursuant to an agreement or instrument (x) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of Section 3 (Limitation on Indebtedness) (other than any refinancing Indebtedness which is subject to sub-paragraph 13) below) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Noteholders than (i) the encumbrances and restrictions contained in this Agreement and the Intercreditor Agreement, together with the Security Documents associated therewith as in effect on the Closing Date or (ii) is customary in comparable financings (as determined in good faith by the Company) or where the Company determines when such Indebtedness is Incurred that such encumbrances or restrictions will not adversely affect, in any material respect, the ability of the Issuers to make principal or interest payments on the Notes (as determined in good faith by a responsible financial or chief accounting officer of the Company), or (y) constituting an Additional Intercreditor Agreement;

11)	any encumbrance or restriction existing by reason of any lien permitted under Section 6 (Limitation on Liens) and the Intercreditor Agreement or any Additional Intercreditor Agreement;

12)	restrictions effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect such Qualified Receivables Financing; or

13)	any agreement, encumbrance or restriction that extends, renews, refinances or replaces any encumbrance or restriction referred to in paragraphs b)1) through b)12) above or this paragraph b)13) or contained in any amendment, supplement or other modification to an agreement referred to in paragraphs b)1) through b)12) above or this paragraph b)13), provided, however, that such encumbrances and restrictions contained in any such agreement, encumbrance or restriction are no less favorable in any material respect to the Noteholders taken as a whole than the encumbrances and restrictions so extended, refinanced, replaced, amended, supplemented or modified, or will not adversely affect, in any material respect, the ability of the Issuers to make principal or interest payments on the Notes (as determined in good faith by a responsible financial or chief accounting officer of the Company).

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3.	Limitation on Indebtedness

a)	The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds therefrom):

1)	the Consolidated Net Leverage Ratio for the Company and its Restricted Subsidiaries would have been no greater than 3.3:1; or

2)	solely to the extent the relevant Indebtedness is Secured Indebtedness, the Consolidated Senior Secured Net Leverage Ratio for the Company and its Restricted Subsidiaries would have been no greater than 3.1:1.

b)	Paragraph (a) above will not prohibit the Incurrence of the following Indebtedness:

1)	Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) £270,000,000, plus (ii) the greater of £31,360,000 and 40% of Consolidated EBITDA (measured at the time of incurrence) (the “Super Senior Debt Basket”), plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

2)	(A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary, in each case, so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement (other than pursuant to this sub-paragraph 2)); provided that, if the Indebtedness being guaranteed is subordinated in right of payment to the Notes, then the guarantee must be subordinated in right of payment to the same extent as the Indebtedness guaranteed; or (B) without limiting Section 6 (Limitation on Liens), Indebtedness arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement (other than pursuant to this sub-paragraph 2));

3)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary, provided, however, that:

A.	(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary; and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this sub-paragraph 3) by the Company or such Restricted Subsidiary, as the case may be; and

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B.	if an Issuer or a Guarantor is the obligor on such Indebtedness and the payee is not an Issuer or a Guarantor, such Indebtedness must be unsecured and (i) except in respect of the intercompany current liabilities Incurred in the ordinary course of business in connection with cash management positions of the Company and its Restricted Subsidiaries, (ii) only to the extent legally permitted, and (iii) except as otherwise permitted under the Intercreditor Agreement or any Additional Intercreditor Agreement, expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

4)	Indebtedness represented by (A) any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Indebtedness described in paragraphs b)1) and b)3)) outstanding on the Closing Date after completion of the Refinancing, (B) Refinancing Indebtedness Incurred in respect of any Indebtedness described in paragraph b)4)(A) or Incurred pursuant to paragraph (a) above, and (C) Management Advances;

5)	Indebtedness outstanding on the date on which any Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary incurred under arrangements in existence at the date of acquisition, but not incurred or increased (other than by reason of the accrual of interest or the capitalisation or addition of fees) or its maturity date extended in contemplation of, or since, that acquisition, and is outstanding for a period of no more than 6 months following the date of acquisition;

6)	Indebtedness under Hedging Agreements entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by a responsible financial or chief accounting officer of the Company);

7)	Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plan or equipment used in the business of the Company or a Restricted Subsidiary or Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in the business of the Company or a Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (7) and then outstanding, does not exceed at any time outstanding the greater of £13,328,000 and 17% of Consolidated EBITDA (measured at the time of incurrence);

8)	Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or in respect of any governmental requirement, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or in respect of any governmental requirement; provided, however, that upon the drawing of such letters of credit or similar instruments, the obligations are reimbursed within 30 days following such drawing, (c) the financing of insurance premiums in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

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9)	Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that in the case of a disposition, the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

10)	(A) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (B) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; (C) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries; and (D) Indebtedness incurred by the Company or a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

11)	Indebtedness in an aggregate outstanding principal amount that, when taken together with the aggregate principal amount of all other Indebtedness Incurred pursuant to this sub-paragraph 11) and then outstanding, will not exceed the greater of £7,840,000 and 10% Consolidated EBITDA (measured at the time of incurrence);

12)	Indebtedness in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this sub-paragraph 12) (including any Refinancing Indebtedness in respect thereof) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Deeply Subordinated Debt or its Capital Stock (other than Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Closing Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Sections paragraphs a), b)1) and b)6) of Section 1 (Limitation on Restricted Payments) to the extent the Company and the Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this sub-paragraph 12) to the extent the Company or any of its Restricted Subsidiaries makes a Restricted Payment under paragraphs a), b)1) and b)6)(z) of Section 1 (Limitation on Restricted Payments) in reliance thereon; and

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13)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing or any other receivables financing or similar arrangement entered into by a member of the Group (other than on a recourse basis to any member of the Group other than a Receivables Subsidiary) not in aggregate in excess of the greater of £7,840,000 and 10% of Consolidated EBITDA at any time outstanding;

c)	Notwithstanding the foregoing, the aggregate principal amount of any Priority Indebtedness at any time outstanding will not exceed the greater of £13,328,000 and 17% of Consolidated EBITDA (measured at the time of incurrence).

d)	Neither any Issuer nor any Guarantor will incur any Indebtedness (including pursuant to paragraph (b)) that is contractually subordinated in right of payment to any other Indebtedness of an Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of an Issuer or any Guarantor solely by virtue of being unsecured or by virtue of being secured with different collateral or by virtue of being secured on a junior priority basis or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.

e)	For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3:

1)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b), the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness;

2)	any Indebtedness Incurred under the: (i) Series B Notes on the Closing Date shall be deemed incurred under paragraph b)1)(i); and (ii) Original Revolving Facility shall be deemed incurred under paragraph b)1)(ii), and (in each case) may not be reclassified;

3)	except as provided in sub-paragraph (4) below, Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

4)	if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to paragraphs b)1), b)7), b)11) or b)12) or paragraph (a) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

5)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

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6)	Indebtedness permitted by this Section 3 need not be permitted solely by reference to one provision permitting such Indebtedness but may be divided and permitted in part by one such provision and in part by one or more other provisions of this Section 3 permitting such Indebtedness.

f)	Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock, the obligation to pay a premium in connection with a notice of redemption or the making of a mandatory offer or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.

4.	Limitation on Sales of Assets and Subsidiary Stock

a)	The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

2)	in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

A.	to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness of the Company or a Restricted Subsidiary), (i) to prepay, repay, redeem or purchase any Indebtedness of a non-Guarantor member of the Group or Indebtedness that is secured by assets that do not constitute Collateral (in each case, other than Subordinated Indebtedness of an Issuer or a Guarantor or Indebtedness owed to the Company or any Restricted Subsidiary) or Indebtedness that is secured by a Lien on the Collateral, which Lien ranks pari passu with or senior to the Liens securing the Notes, under paragraph(b)(1) of Section 3 (or any Refinancing Indebtedness in respect thereof); provided, however, that in connection with any prepayment, repayment, redemption or purchase of Indebtedness pursuant to this clause (a)(i), the Company or such Restricted Subsidiary will retire such Indebtedness; or (ii) unless included in (a)(i), to prepay, repay, redeem or purchase any Senior Notes (any such purchase may be conducted in any manner not prohibited by this Agreement) or Pari Passu Indebtedness that is secured in whole or in part by a Lien on the Collateral which Lien ranks pari passu with the Liens securing the Senior Notes, in each case of (i) and (ii), within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; or

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B.	to the extent the Company or such Restricted Subsidiary elects to make a capital expenditure or invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by the Company or a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such capital expenditure or reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day,

(or any combination of the foregoing); provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

b)	Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in paragraph (a) above will be deemed to constitute “Excess Proceeds” under this Agreement. On the 366th day after an Asset Disposition, or at such earlier date that the Company elects, if the aggregate amount of Excess Proceeds under this Agreement exceeds £5,000,000, the Company will be required within 30 days thereof to make an offer (“Asset Disposition Offer”) to all holders of Senior Notes and, to the extent the Company elects, to any lenders of loans under the Facilities Agreement ranking pari passu with the Senior Notes (“Relevant Senior Loans”), to purchase, prepay or redeem the maximum aggregate principal amount of Senior Notes and any such Relevant Senior Loans to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Senior Notes in an amount equal to (and, in the case of any such Relevant Senior Loans, an offer price of no more than) 100% of the principal amount of the Senior Notes and 100% of the principal amount of such Relevant Senior Loans, as applicable (or, if issued with original issue discount, the accreted value of the Senior Notes or such Relevant Senior Loans, as applicable), plus, in each case, accrued and unpaid interest, if any, to, but not including, the date of purchase, and any prepayment or redemption premium (if applicable), in accordance with the procedures set forth in this Agreement or the Facilities Agreement, as applicable, and in the case of the Senior Notes, in minimum denominations of £100,000 and in integral multiples of £1,000 in excess thereof.

c)	To the extent that the aggregate amount of the Senior Notes and any such Relevant Senior Loans so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of the Senior Notes surrendered in any Asset Disposition Offer by the relevant Noteholders and such other Relevant Senior Loans surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Senior Notes and Relevant Senior Loans to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Senior Notes and such Relevant Senior Loans. For the purposes of calculating the aggregate principal amount of any such Indebtedness not denominated in pounds sterling, such Indebtedness shall be calculated by converting any such aggregate principal amounts into their Sterling Equivalent determined as of a date selected by the Company that is within the Asset Disposition Offer Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

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d)	To the extent that any portion of Net Available Cash payable in respect of the Senior Notes is denominated in a currency other than pounds sterling, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by the Group upon converting such portion into such currency.

e)	The Asset Disposition Offer, in so far as it relates to the Senior Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company (or relevant Issuer) will purchase the aggregate principal amount of Senior Notes and, to the extent it elects, Relevant Senior Loans required to be purchased pursuant to this Section 4 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Senior Notes and Relevant Senior Loans validly tendered in response to the Asset Disposition Offer.

f)	On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Senior Notes and Relevant Senior Loans or portions of Senior Notes and such Relevant Senior Loans so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Senior Notes and Relevant Senior Loans so validly tendered and not properly withdrawn and, in the case of the Senior Notes, in minimum denominations of £100,000 and in integral multiples of £1,000 in excess thereof.

g)	The Company will deliver to the Agent an Officer’s Certificate stating that such Senior Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4. The Company or the Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Noteholder an amount equal to the purchase price of the Senior Notes so validly tendered and not properly withdrawn by such Noteholder, and accepted by the Company for purchase.

h)	For the purposes of paragraph (a)(2) above, the following will be deemed to be cash:

1)	the assumption by the transferee of Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Restricted Subsidiary) and the release of the Company or such Restricted Subsidiary from, or its indemnification against, all liability on such Indebtedness in connection with such Asset Disposition;

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2)	securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

3)	Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from, or indemnified against any liability under, any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

4)	consideration consisting of Indebtedness of the Company or any Restricted Subsidiary (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Company or any Restricted Subsidiary; and

5)	any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4 that is at that time outstanding, not to exceed £10,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

i)	Any proceeds of a disposal shall, pending repurchase to the extent required under the provisions of this Agreement (and without prejudice to any potential future redemption or prepayment obligation) be available for use by the Group for any purpose not prohibited by this Agreement.

5.	Limitation on Affiliate Transactions

a)	The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service by the Company or any Restricted Subsidiary) with any Affiliate of the Company (any such transaction or series of transactions being an “Affiliate Transaction”) involving aggregate value in excess of £1,000,000 unless:

1)	the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate;

2)	in the event such Affiliate Transaction involves an aggregate value in excess of £5,000,000, the terms of such transaction or series of transactions have been approved by the Board of Directors, resolving that such transaction complies with sub-paragraph (1) above; and

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3)	in the event such Affiliate Transaction involves an aggregate consideration in excess of £15,000,000, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial standpoint, to the Company and the Restricted Subsidiaries or that the terms are not materially less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

b)	The provisions of paragraph (a) above will not apply to:

1)	any Restricted Payment permitted to be made pursuant to Section 1 (Limitation on Restricted Payments), any Permitted Payments (other than pursuant to paragraph b)9)(ii) of Section 1 (Limitation on Restricted Payments)) or any Permitted Investment (other than Permitted Investments as defined in clauses 1)(b), 2), 11) 14), and 24) of the definition thereof);

2)	any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, amendment to (including amendments, extensions or reductions in exercise price and exercise period), or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company or any Restricted Subsidiary, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;

3)	any Management Advances and any waiver or transaction with respect thereto;

4)	any transaction between or among the Company and any Restricted Subsidiary, or between or among Restricted Subsidiaries;

5)	the payment of: (i) reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees) and (ii) fees for corporate advisory services (including in connection with acquisitions or investments) incurred on arm’s length terms.

6)	the Refinancing and the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 5 or to the extent not more disadvantageous to the Noteholders in any material respect and the entry into and performance of any registration rights or other listing agreement in connection with any Public Offering; provided that such performance does not involve the payment of fees or commissions to Affiliates and does not involve the payment of underwriting fees, commissions or discounts on behalf of shares sold by Affiliates;

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7)	execution, delivery and performance of any Tax Sharing Agreement, any arrangement pursuant to which the Company or any of the Restricted Subsidiaries is required or permitted to file a consolidated tax return, or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

8)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the Senior Management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

9)	any transaction in the ordinary course of business between or among the Company or any Restricted Subsidiary and any Affiliate of the Company that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate;

10)	issuances or sales of Capital Stock (other than Disqualified Stock) of the Company or options, warrants or other rights to acquire such Capital Stock or Deeply Subordinated Debt; provided that (a) the interest rate and other financial terms of such Deeply Subordinated Debt are approved by a majority of the members of the Board of Directors of the Company in their reasonable determination and (b) any amendment, waiver or other transaction with respect to any Deeply Subordinated Debt is in compliance with the other provisions of this Agreement, the Intercreditor Agreement and any Additional Intercreditor Agreement;

11)	any transaction effected as part of a Qualified Receivables Financing;

12)	any agreement between any Person and any Affiliate of the Company existing at the time such Person is acquired by or merged into the Company or any Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger (other than to effect such acquisition or merger) and any amendment thereto, so long as any such amendment is not disadvantageous to the Noteholders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

13)	any agreement that provides customary registration rights to the holders of Capital Stock of the Company and the performance of such agreements;

14)	any agreement, instrument or arrangement as in effect as of the Closing Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not materially adverse to the Noteholders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Board of Directors of the Company in good faith);

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15)	transactions with Affiliates solely in their capacity as holders of Indebtedness, Capital Stock of the Company or any Restricted Subsidiary or Deeply Subordinated Debt, or as an underwriter, placement agent, initial purchaser, arranger or other potential provider or arranger of Indebtedness, so long as such transaction is with all holders or Persons of such class (and there are one or more significant non-Affiliates in such class) and such Affiliates are treated no more favorably than non-Affiliates of such class; and

16)	payments by the Company or any of its Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, acquisitions, divestitures or investments, which payments are approved by the Board of Directors of the Company in good faith.

6.	Limitation on Liens

a)	The Company will not, and will not permit any Restricted Subsidiary or Topco to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary) (or, in the case of Topco, its Charged Property only), whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (1) in the case of any property or asset that does not constitute Collateral, (A) Permitted Liens or (B) Liens on property or assets that are not Permitted Liens if the Notes are secured equally and ratably with, or prior to, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured, and (2) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

b)	Any such Lien created pursuant to Section paragraph (a)(1)(B) above will be released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, and (ii) otherwise in accordance with the terms of this Agreement.

7.	Limitation on Lines of Business

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

8.	Future Guarantees

a)	The Company will not cause or permit any of its Restricted Subsidiaries that are not an Issuer or a Guarantor, directly or indirectly, to borrow or Guarantee any Indebtedness under the Notes or to Guarantee the payment of any other Indebtedness of an Issuer or a Guarantor Incurred under a Credit Facility unless such Restricted Subsidiary becomes a Guarantor on the date on which such other Guarantee is Incurred and, if applicable, executes and delivers to the Agent an Accession Deed in accordance with the terms of this Agreement, which Guarantee will be senior to or rank pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness.

b)	Each additional Guarantee will be limited as consistent with the Agreed Security Principles as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

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9.	Intercreditor Agreement and Additional Intercreditor Agreements

a)	At the request of the Company, at the time of, or prior to, any Incurrence of indebtedness that is permitted to share the Collateral, the Company, any relevant Guarantor, the Agent and the Security Agent may (without the consent of the Noteholders) amend the Intercreditor Agreement to reflect such additional indebtedness or enter into a new intercreditor agreement with the holders of such indebtedness (or their duly authorized representatives) (an “Additional Intercreditor Agreement”) on substantially the same terms as the Intercreditor Agreement, including with respect to enforcement instructions, distributions and releases of any Guarantees and Collateral; provided that any amendment to the Intercreditor Agreement or any Additional Intercreditor Agreement will not impose any personal obligations on the Agent or the Security Agent or adversely affect the rights, duties, liabilities, indemnification or immunities of the Agent or the Security Agent under this Agreement or the Intercreditor Agreement as in effect on the Closing Date.

b)	At the written direction of the Company and without the consent of the Noteholders, the Agent and the Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement; (2) increase the amount or types of indebtedness covered by the Intercreditor Agreement or any such Additional Intercreditor Agreement that may be Incurred by the Company or its Restricted Subsidiaries that is subject to the Intercreditor Agreement or any such Additional Intercreditor Agreement, respectively; provided that such indebtedness is Incurred in compliance with this Agreement; (3) add Guarantors or other Restricted Subsidiaries to the Intercreditor Agreement or any Additional Intercreditor Agreement; (4) further secure the Notes; (5) make provision for equal and ratable pledges of the Collateral to secure Incremental Series or to implement any Permitted Collateral Liens; or (6) make any other change that does not adversely affect the Noteholders in any material respect. The Company shall not otherwise direct the Agent or Security Agent to enter into any amendment to the Intercreditor Agreement or any Additional Intercreditor Agreement without the consent of the Majority Noteholders, except as otherwise permitted by the terms of the Intercreditor Agreement or such Additional Intercreditor Agreement, as applicable, and the Company may only direct the Agent or Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Agent or Security Agent or, in the opinion of the Agent or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Agreement, the Intercreditor Agreement or any Additional Intercreditor Agreement.

c)	Each Noteholder will be deemed to have:

1)	appointed and authorized the Agent and the Security Agent to give effect to provisions in the Intercreditor Agreement and any Additional Intercreditor Agreement;

2)	authorized the Agent and the Security Agent to become a party to any Additional Intercreditor Agreement;

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3)	agreed be bound by the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement; and

4)	irrevocably appointed the Agent and the Security Agent to act on its behalf to enter into and comply with the provisions of the Intercreditor Agreement and any Additional Intercreditor Agreement.

Neither the Agent nor the Security Agent shall be required to seek the consent of any Noteholders to perform its obligations under and in accordance with this covenant.

10.	Merger and Consolidation – Topco, Company and the Original Issuer

a)	Neither Topco, the Company nor the Original Issuer will consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets in one transaction or a series of related transactions to, any Person, unless:

1)	the resulting, surviving or transferee Person (the “Successor Person”) will be a Person organized and existing under the laws of the same jurisdiction as Topco (in the case of Topco) or otherwise the same jurisdiction of the Original Issuer or any other jurisdiction permitted for an Additional Issuer under Series B (or any other jurisdiction approved by all of the Noteholders), and the Successor Person (if not Topco, the Company or the Original Issuer, as applicable) expressly assumes, in form reasonably satisfactory to the Agent, all the obligations of Topco, the Company or the Original Issuer, as applicable, under this Agreement and all the obligations of Topco, the Company or the Original Issuer, as applicable, under the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement and the other Finance Documents, as the case may be;

2)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Person or any Subsidiary of the Successor Person as a result of such transaction as having been Incurred by the Successor Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

3)	in the case such transaction involves the Company, immediately after giving effect to such transaction, the Successor Person would be able to Incur at least an additional £1.00 of Indebtedness pursuant to the paragraph (a)(1) of Section 3 (Limitation on Indebtedness); and

4)	Topco, the Company, the Original Issuer or the Successor Person, as the case may be, shall have delivered to the Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and assumption of liabilities (if any) comply with this Agreement and an Opinion of Counsel to the effect that such assumption of liabilities (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Person (in each case, in form and substance reasonably satisfactory to the Agent); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of paragraphs (a)(1), (a)(2) and (a)(3) above.

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b)	For purposes of this Section 10, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

c)	The Successor Person will succeed to, and be substituted for, and may exercise every right and power of, Topco, the Company or the Original Issuer, as applicable, under this Agreement and the predecessor company will be released from its obligations under this Agreement, if applicable, but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Agreement.

d)	Notwithstanding paragraphs (a)(2), (a)(3), (a)(4) and Section 11 (which do not apply to transactions referred to in this sentence) (1) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Original Issuer or the Company and (2) any Restricted Subsidiary that is not an Issuer or a Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or any other Restricted Subsidiary.

11.	Merger and Consolidation - Guarantors

a)	No Guarantor (other than the Company or the Original Issuer) may:

1)	consolidate with or merge with or into any Person (whether or not such Guarantor is the surviving corporation);

2)	sell, convey, transfer, lease or otherwise dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

3)	permit any Person to merge with or into such Guarantor,

unless (A) the other Person is a Guarantor (or becomes a Guarantor concurrently with the transaction); or (B) (i) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under this Agreement, the Security Documents and, to the extent required by the Intercreditor Agreement and any Additional Intercreditor Agreement, such Intercreditor Agreement and Additional Intercreditor Agreement; and (ii) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; or (C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of such Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Agreement and that results in the release of such Guarantor’ Guarantee in accordance with this Agreement.

b)	Notwithstanding paragraph (a)(3)(B)(ii) above (which does not apply to transactions referred to in this sentence), (a) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor and (b) any Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Original Issuer, the Company or any other Guarantor.

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SCHEDULE 17 - CERTAIN NEW YORK LAW DEFINED TERMS

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets by such Person, (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition. Subject to Clause 1.3 (Applicable Metrics), Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

1)	any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

2)	the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

1)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

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2)	a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

3)	a disposition of inventory or other assets (including gaming terminals and amusement machines) in the ordinary course of business;

4)	a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

5)	transactions permitted under Section 10 (Merger and Consolidation – Company and the Original Issuer) or a transaction that constitutes a Change of Control;

6)	an issuance or sale of Capital Stock (including treasury shares) by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

7)	any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by a responsible financial or chief accounting officer of the Company) of less than the greater of £3,920,000 and 5% Consolidated EBITDA (measured at the time of commitment to such disposition);

8)	any Restricted Payment that is permitted to be made, and is made, under Section 1 (Limitation on Restricted Payments) and the making of any Permitted Payment or Permitted Investment;

9)	dispositions in connection with Permitted Liens;

10)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

11)	the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sublicenses, leases or subleases of other property, in each case, in the ordinary course of business;

12)	foreclosure, condemnation or any similar action with respect to any property or other assets;

13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable in the ordinary course of business;

14)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

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15)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

16)	any disposition with respect to property built, owned or otherwise acquired by the Company or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Agreement;

17)	sales or dispositions of receivables in connection with any Qualified Receivables Financing or any factoring transaction or in the ordinary course of business;

18)	any disposition of cash and Cash Equivalents and investments and merchandise in connection with prize, jackpot, deposit, payment processing and player account management operations, in each case, in the ordinary course of business;

19)	the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under Section 3 (Limitation on Indebtedness);

20)	any disposition pursuant to a contractual arrangement existing at the Closing Date; and

21)	any disposition forming part of the Permitted Holding Company Reorganisation.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture engaged in a Similar Business entered into by the Company or any Restricted Subsidiary.

“Bankruptcy Law” means (a) the UK Insolvency Act 1986, as amended, or any other bankruptcy, insolvency, liquidation or similar laws of general application in the United Kingdom, (b) Title 11 of the United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law for the relief of debtors (this sub-paragraph (b), “U.S. Bankruptcy Law”), or (c) any other relevant law in any jurisdiction or organization or similar foreign law or any amendment to, succession to or change in any such law.

“Board of Directors” means (1) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). For the purposes of Section 5 (Limitation on Affiliate Transactions), the audit committee of the Company’s Board of Directors may constitute the Board of Directors for such covenant.

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“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP provided, however, that no obligation will be deemed a ‘Capitalized Lease Obligation’ if it meets the definition of an ‘Operating Lease’ as defined within ASC 842, and is capitalized as such in accordance with ASC 842. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a Permissible Jurisdiction, Switzerland or Norway or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

2)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof (a “Deposit”) held by any lender party to any Credit Facility which is also a party to the Intercreditor Agreement or any Additional Intercreditor Agreement or by any bank or trust company whose commercial paper is rated at least “A-3” or the equivalent thereof by S&P or at least “P-3” or the equivalent thereof by Moody’s or at least “F-3” or the equivalent thereof by Fitch (or if at the time none of such agencies are issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (c) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of £250,000,000;

3)	deposits in connection with the gaming business of the Company or its Subsidiaries in the ordinary course of business and consistent with past practice held by a bank or a trust company organized, or authorized to operate as a bank or trust company, under the laws of a Permissible Jurisdiction, the United States, Canada, Switzerland, Norway or the British Channel Islands;

4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

5)	commercial paper rated at the time of acquisition thereof at least “A-3” or the equivalent thereof by S&P or at least “P-3” or the equivalent thereof by Moody’s or at least “F-3” or the equivalent thereof by Fitch or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

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6)	readily marketable direct obligations issued by any state of the United States of America, any province of Canada or Switzerland, any Permissible Jurisdiction, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from Moody’s or S&P or Fitch (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

7)	Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s or “BBB-” or higher from Fitch (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

8)	bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, Switzerland or Norway eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

9)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (8) above.

“Change of Control” means:

1)	Inspired Entertainment, Inc. becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Topco;

2)	the adoption of a plan relating to the liquidation or dissolution of Inspired Entertainment, Inc.;

3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary; or

4)	to the extent that:

a.	the Permitted Holding Company Reorganisation has not completed, Topco ceases to own the entire issued share capital of the Original Company; or
b.	the Permitted Holding Company Reorganisation has completed, Topco ceases to own the entire issued share capital of the Successor Company.

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“Collateral” means the property and assets of any Person over which a Lien has been granted to secure the obligations of any Issuer or any Guarantor under the Notes and this Agreement pursuant to the Security Documents provided that in no event shall “Collateral” include any Excluded Asset.

“Conditional Gaming Payments” means any payment obligations owed by the Company or any Restricted Subsidiary pursuant to any law, regulation or agreement under which a percentage of the income of any gaming machine must be paid out to a third party.

“Consolidated EBITDA” for any period means with respect to the Company, without duplication, the Consolidated Net Income of the Company for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

1)	Consolidated Interest Expense and Receivables Fees;

2)	Consolidated Income Taxes;

3)	consolidated depreciation expense;

4)	consolidated amortization and impairment expense (including goodwill and contingencies for bad debt) including any adjustments arising under ASC Topic 805 (Business Combinations) relating to changes in accounting for earn-out obligations;

5)	any expenses, charges or other costs related to any offering of Capital Stock, Investment, acquisition (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization, plant or business relocation, corporate reorganization, integration, cost savings plan or program, transition, business optimization, inventory optimization program, software development costs, retention, expansion, system design, implementation or establishment costs or the Incurrence of any Indebtedness permitted by this Agreement (in each case whether or not successful) (including any such fees or charges related to the Refinancing) in each case, as determined in good faith by a responsible financial or chief accounting officer of the Company;

6)	any minority interest expense consisting of income attributable to minority equity interests of third parties in a Subsidiary of the Company in such period (excluding the amount of profits (if any) actually paid in cash to such minority equityholders in such period);

7)	fines, penalties or similar amounts charged to the income statement for such period relating to a Relevant Regulator, other regulators or authorities or pursuant to court orders, judgments or decisions (excluding, for the avoidance of doubt, any taxes paid to a Relevant Regulator or similar authorities in the ordinary course of business and any gains or losses on litigation settlements, indemnification provisions or similar agreements, or insurance);

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8)	the amount of any realized net loss (and less the amount of any realized net gain) resulting from Hedging Obligations and the application of ASC Topic 805 (Business Combinations);

9)	current cash service costs attributable to a post-employment benefit scheme and any expenses related to pensions including service costs and pension interest costs; and

10)	other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash outlays in any future period) or other non-cash items classified by the Company as extraordinary, exceptional, unusual or nonrecurring items less other non-cash items of income increasing Consolidated Net Income (other than non-cash items increasing Consolidated Net Income pursuant to clauses (1) through (11) of the definition of Consolidated Net Income and excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that the net income (loss) of such Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.

For the purposes of this definition and the definitions of Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income and Consolidated Net Leverage Ratio, calculations will be as determined in good faith by a responsible financial or chief accounting officer of the Company and, in addition to the other adjustments, may, without duplication, include the full run rate effect of anticipated expense and cost reduction and other synergies, including, without limitation, as a result of, or that would result from, any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company or any Restricted Subsidiary, including, without limitation, in connection with any cost reduction and other synergies or cost savings plan or program or in connection with any transaction, Investment, acquisition, disposition, restructuring, corporate reorganization, plant or business relocation or otherwise; provided that the amount of such anticipated expense and cost reduction and other synergies shall be limited to those reasonably expected to be achieved within 12 months of the Calculation Date and shall not exceed in the aggregate 20.0% of Consolidated EBITDA (calculated prior to giving effect to such anticipated expense and cost reduction and other synergies), as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, unless otherwise specified, Consolidated EBITDA shall be determined on a pro forma basis for the adjustments set forth in clauses (1), (2) and (3) under the definition of “Consolidated Net Leverage Ratio”, including the pro forma application of proceeds of Indebtedness being incurred in connection with such determination, as per the most recent four fiscal quarters for which financial statements are available immediately preceding such determination.

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To the extent that: (i) the anticipated expense and cost reduction and other synergies aggregate more than 10% of Consolidated EBITDA in a Relevant Period, the CFO or other authorised signatory of the Company shall certify to the Agent that such adjustments are reasonably anticipated to be achieved and (ii) in connection with any one transaction or series of connected transactions, the anticipated expense and cost reduction and other synergies aggregate more than 15% of Consolidated EBITDA in a Relevant Period, such adjustments shall be commented on as not being unreasonable by (x) one of the “Big 4” accountancy firms (y) other reputable independent accountancy firm or industry specialist or (z) such other firm approved by the Agent (acting reasonably and acting on the instructions of the Majority Noteholders (each acting reasonably)) (which, in each case, such commentary may be provided in any accompanying accountants’ or industry specialist due diligence report) provided that if the accountancy firm or industry specialist as a matter of practice in respect of such confirmation require Finance Parties to sign an engagement, hold harmless, non-reliance or other similar letter with them, the Finance Parties have agreed and entered into any such letters (in such manner and on such conditions as the accountancy firm or industry specialist specify) with the accountancy firm or industry specialist.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including withholding taxes) of any of the Company and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of GAAP), the consolidated net interest income/expense of the Company and its Restricted Subsidiaries, whether paid or accrued, including any pension liability interest cost, plus or including (without duplication) any interest, costs and charges consisting of:

1)	interest expense attributable to Capitalized Lease Obligations;

2)	amortization of debt discount and premium (for the avoidance of doubt, debt issuance costs, commissions, fees and expenses are not included);

3)	(i) the net payments (if any on Interest Rate Agreements and Currency Agreements in respect of Indebtedness) and (ii) non-cash interest expense (excluding any non-cash interest expense attributable under GAAP to foreign exchange translations or movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments and any deemed finance charge under GAAP in respect of any pension liabilities and other provisions);

4)	dividends on other distributions in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary (other than dividend and other distributions payable solely in Capital Stock of the Company (other than Disqualified Stock)), to the extent held by Persons other than the Company or a Subsidiary of the Company;

5)	the consolidated interest expense that was capitalized during such period; and

6)	interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person,

but excluding any non-cash interest or other expense associated with Deeply Subordinated Debt.

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For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis excluding Hedging Obligations.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

1)	subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

2)	solely for the purpose of determining the amount available for Restricted Payments under paragraph a)C(i) of Section 1 (Limitation on Restricted Payments), any net income (loss) of any Restricted Subsidiary (other than the Issuers or the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to an Issuer or a Guarantor that holds the equity interests of such Restricted Subsidiary by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to this Agreement, and (c) restrictions not prohibited by Section 2 (Limitation on Restrictions on Distributions from Restricted Subsidiaries)), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

3)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, income or expense or any expenses or accruals in respect of any restructuring, redundancy or severance expense or any costs related to the Refinancing, in each case, as determined in good faith by the Company;

4)	the cumulative effect of a change in accounting principles;

5)	any non-cash compensation charge or expense arising from any grant of Capital Stock or other equity based awards or profit sharing schemes or compensation or payments to departing management and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

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6)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

7)	any unrealized gains or losses in respect of Hedging Obligations and the application of ASC Topic 815 (Derivatives and Hedging) or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

8)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

9)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

10)	any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenues in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

11)	any goodwill and other intangible asset impairment charge, amortization and write-off thereof (including any charges resulting from the application of ASC Topics 350 (Intangibles – Goodwill and Other), 360 (Property, Plant and Equipment) or 480 (Distinguishing Liabilities from Equity) or any successor thereto);

12)	accruals and reserves that are established within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP; and

13)	the impact of capitalized, accrued or accreting or pay–in–kind interest or principal on Deeply Subordinated Debt.

“Consolidated Net Leverage” means Consolidated Leverage less the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries on a consolidated basis as of such date.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Net Leverage as of such date to (y) the Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

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1)	since the beginning of such period the Company or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

2)	since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person that thereby becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary), or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

3)	since the beginning of such period, any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period;

4)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness);
5)	interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

6)	in making such computation, the Consolidated Interest Expense of such Person attributable to interest or any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period.

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For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income, in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness (other than any revolving credit facility except to the extent the facility in respect of such revolving credit facility has been repaid and the related commitment terminated and not replaced) and the use of the proceeds therefrom as if such transaction had occurred on the first day of the relevant period; provided, however, that the pro forma calculation pursuant to this paragraph shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to paragraph (b) of Section 3 (Limitation on Indebtedness) (other than for the purposes of the calculation of the Consolidated Net Leverage Ratio under clause (11) of the definition of Permitted Payments or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to paragraph (b) of Section 3 (Limitation on Indebtedness).

“Consolidated Senior Secured Net Leverage Ratio” means the Consolidated Net Leverage Ratio, but calculated by excluding all Indebtedness other than Secured Indebtedness; provided, however, that the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (i) any Secured Indebtedness incurred on the date of determination pursuant to paragraph (b) of Section 3 (Limitation on Indebtedness) or (ii) the discharge on the date of determination of any Secured Indebtedness to the extent that such discharge results from the proceeds of Secured Indebtedness incurred pursuant to paragraph (b) of Section 3 (Limitation on Indebtedness) other than, in each case, Secured Indebtedness incurred, or discharged with the proceeds of Secured Indebtedness incurred, pursuant to Section paragraph (b)5) of Section 3 (Limitation on Indebtedness).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

2)	to advance or supply funds:

a)	for the purchase or payment of any such primary obligation; or

b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

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“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures or other arrangements (including commercial paper facilities and overdraft facilities) with banks, lenders, financial institutions or investors providing for revolving credit loans, term loans, notes, bonds, debentures, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, bank guarantees or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Deeply Subordinated Debt” means any funds provided to the Company pursuant to an agreement, note, security or other instrument, other than Capital Stock, that is designated as “Subordinated Liabilities” under the Intercreditor Agreement and pursuant to its terms (a) is subordinated in right of payment to all Indebtedness of the Company or any Restricted Subsidiary and subject to payment blockage and enforcement standstill periods, (b) (i) does not mature or require any amortization, redemption or other repayment of principal, (ii) does not require payment of any cash interest or any similar cash amounts, (iii) contains no change of control or similar provisions and (iv) does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (other than as a result of insolvency proceedings of the Company), in each case, prior to the 91st day following the earlier of (A) the latest Termination Date and (B) the date on which there are no Commitments outstanding, (c) does not provide for or require any security interest or encumbrance over any asset of the Company or any Restricted Subsidiary and (d) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by an Issuer with its obligations under this Agreement.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4 (Limitation on Sales of Assets and Subsidiary Stock) hereof.

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“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

3)	is or may become (in accordance with its terms) redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock,

in each case on or prior to 91 days after the earlier of (a) the latest Termination Date and (b) the date on which there are no Commitments outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock, (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 1 (Limitation on Restricted Payments), (iii) any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective Affiliates) of such Person under any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person and such repurchase is subject to compliance with Section 1 (Limitation on Restricted Payments) and (iv) warrants outstanding on the Closing Date to purchase common stock of the Company will not constitute Disqualified Stock.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

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“European Union” means all members and member states of the European Union as of the Closing Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock) of the Company after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“fair market value”, wherever such term is used in this Agreement (except in relation to an enforcement action or distressed disposals pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement and except as otherwise specifically provided in this Agreement), means, with respect to any asset or property, the sale value that would be obtained in an arm’s length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined, unless otherwise specified, in good faith by a responsible financial or chief accounting officer of the Company.

“Finance Subsidiary” means any Restricted Subsidiary, the primary purpose of which is to finance the business operations of the Company or Guarantors.

“Fitch” means Fitch Ratings Ltd or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time (other than where specifically provided for in this Agreement). Except as otherwise set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

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2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Agreement.

“Incur” means, subject to Clause 1.3 (Applicable Metrics), issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

1)	the principal of indebtedness of such Person for borrowed money;

2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

3)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would constitute Indebtedness;

4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto, unless such arrangements are entered into customarily by customers of the Company or its Subsidiaries;

5)	Capitalized Lease Obligations of such Person;

6)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

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7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include Deeply Subordinated Debt, warrants outstanding on the Closing Date to purchase common stock of the Company, any current or future lease, concession or license of property, including any gaming machines or amusement machines (or Guarantee thereof) which would be considered an operating lease under GAAP, any asset retirement obligations, any deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business. For the avoidance of doubt and notwithstanding the above, the term “Indebtedness” excludes any accrued expenses, trade payables or any liability in respect of any credit for goods and services raised in the ordinary course of business outstanding no more than 120 days after its customary date of payment and any financial liability to a financial institution in respect of the provision of supply chain financing outstanding no more than 120 days after the customary date of payment for the goods and services in respect of which such supply chain financing has been provided.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees, Indebtedness specified in clause (7) or (8) above or as otherwise set forth in this Agreement) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

i.	Contingent Obligations Incurred in the ordinary course of business, daylight exposures and accrued liabilities Incurred in the ordinary course of business that are not more than 120 days past due;

ii.	in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that if, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days of such payment becoming contractually due and payable;

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iii.	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension-related or post-employment liabilities or contributions or similar claims, obligations or contributions or social security or wage Taxes;

iv.	deferred payments or similar amounts owed in respect of gaming taxes or concessions or other similar arrangements (or Guarantees thereof by either the Company or a Restricted Subsidiary, or arranged or provided by a third party on behalf of the Company or a Restricted Subsidiary) and any Conditional Gaming Payments;

v.	Guarantees of the Company or a Restricted Subsidiary in respect of rent or leases of premises incurred or undertaken in the ordinary course of business; or

vi.	any obligations attributable to the exercise of appraisal rights and settlement of any claims or actions (whether actual, contingent or potential) with respect thereto.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

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The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

2)	securities issued or directly and fully Guaranteed or insured by a Permissible Jurisdiction or Switzerland, Norway or any agency or instrumentality thereof (other than Cash Equivalents);

3)	debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or “A-” or higher from Fitch or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

4)	investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of the Company or any Restricted Subsidiary:

1)	(a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company or any of its Subsidiaries with (in the case of this sub-clause (b)) the approval of the Board of Directors;

2)	in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

3)	not exceeding the greater of £7,840,000 and 10% of Consolidated EBITDA in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of or consultants to the Company or any of its Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Restricted Subsidiary.

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“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of 3(a)(62) under the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any Tax Sharing Agreements), as a consequence of such Asset Disposition;

2)	all payments made on any Indebtedness secured by any assets subject to such Asset Disposition, or in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent for such Asset Disposition, which by applicable law are required to be repaid out of the proceeds from such Asset Disposition;

3)	all distributions and other payments required to be made to minority interest holders (other than the Company or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

4)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Deeply Subordinated Debt, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions, tax sharing arrangements and any Tax Sharing Agreements).

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, any director, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary, or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.

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“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Agent. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent Entity” means any direct or indirect parent of the Company.

“Parent Entity Expenses” means:

1)	costs (including all legal, accounting, auditing and other professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange (including any costs incurred in connection with a redomiciling and/or relisting (direct or indirect) or dual listing or cross-listing of any such Parent Entity), any agreement or instrument relating to any Indebtedness of the Company or any Restricted Subsidiary (including under the Facilities Agreement or the this Agreement), including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

2)	customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such person to the extent relating to the Company and its Subsidiaries;

3)	obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

4)	any (i) general corporate overhead expenses, including all legal, accounting, auditing and other professional fees and expenses and (ii) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of its Subsidiaries, (iii) costs and expenses with respect to the ownership, directly or indirectly, by any Parent Entity, (iv) costs and expenses with respect to the issuance or maintenance of any equity incentive or compensation plan, (v) any Taxes and other fees and expenses required to maintain such Parent Entity’s corporate existence and to provide for other ordinary course operating costs, including customary salary, service fees, bonus and other benefits payable to, and indemnities provided on behalf of, directors (including non-executive directors), officers and employees of such Parent Entity, (vi) costs and expenses to reimburse reasonable out-of-pocket expenses of the Board of Directors (including non-executive directors) of such Parent Entity and (vii) rental costs and expenses in relation the office in New York used for the business of the Group; and

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5)	expenses Incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Subordinated Debt, Capital Stock or Indebtedness, (ii) any acquisition or investment to be made by the Group; and (iii) any related compensation paid to officers, directors and employees of such Parent Entity.

“Pari Passu Indebtedness” means any Indebtedness of any Issuer or any Guarantor that ranks equally in right of payment to the Notes (without giving effect to collateral arrangements).

“Permissible Jurisdiction” means any member state of the European Union or the United Kingdom.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4 (Limitation on Sales of Assets and Subsidiary Stock).

“Permitted Business” means (1) any businesses in activities engaged in by the Company or any of its Subsidiaries on the Closing Date or (2) any businesses that are related, complementary, incidental, ancillary or similar to the foregoing or are reasonable extensions or developments of any thereof.

“Permitted Collateral Liens” means:

1)	Liens on the Collateral that are described in one or more of clauses 2) through 6), 8) through 14), 16) through 22) and 25) through 27) of the definition of “Permitted Liens”;

2)	Liens on the Collateral to secure Indebtedness of an Issuer or a Guarantor that is permitted to be Incurred under paragraphs (a) (solely to the extent that the relevant Indebtedness is incurred as an Incremental Series or Additional Notes), (b)1), (b)2) (solely to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), (b)4)(a), (b)6), (b)11) or (b)12) of Section 3 (Limitation on Indebtedness) or (in each of the foregoing cases) any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that (i) each of the parties thereto will have entered into the Intercreditor Agreement or any Additional Intercreditor Agreement and (ii) all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secure the Notes on a senior basis (in the case of any Super Senior Series) or pari passu basis (in the case of any Senior Series); provided with respect to Indebtedness incurred under paragraphs (b)1)(ii) and (b)6) (in the case of paragraph (b)6) subject to the Super Senior Hedging Cap (as defined in the Intercreditor Agreement)), such Lien may rank pari passu to the Liens securing the Super Senior Series with respect to distributions of proceeds of any enforcement of Collateral or distressed disposals; and

3)	Liens on the Collateral that secure Indebtedness on a basis junior to the Notes, as applicable; provided that, in the case of this paragraph 3), such property and assets (including the Collateral), also secures the Notes on a senior basis; provided further that the holders of such Indebtedness (or their representative) accede to the Intercreditor Agreement or an Additional Intercreditor Agreement that ranks such Liens junior to the Liens securing the Notes regardless of the time such Liens are granted.

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“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) and such Person will, upon the making of such Investment, become a Restricted Subsidiary (a “Permitted Acquisition”);

2)	Investments in another Person if as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

3)	Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

4)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

5)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

6)	Management Advances;

7)	Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition (but excluding a Permitted Asset Swap), in each case that such sale or other disposition was an Asset Disposition, such transaction was made in compliance with Section 4 (Limitation on Sales of Assets and Subsidiary Stock);

9)	Investments in existence on, or made pursuant to legally binding commitments in existence on, the Closing Date;

10)	Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3 (Limitation on Indebtedness);

11)	Investments, taken together with all other Investments made pursuant to this clause (11) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed the greater of £15,680,000 and 20% of Consolidated EBITDA (measured at the time of making such Investment); provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

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12)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 6 (Limitation on Liens);

13)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Deeply Subordinated Debt as consideration;

14)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of paragraph (b) of Section 5 (Limitation on Affiliate Transactions) (except those described in clauses (1), (3), (6), (8), (9) and (11) thereof);

15)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

16)	Guarantees of Indebtedness of the Company or its Restricted Subsidiaries permitted to be incurred by the Company and the relevant Restricted Subsidiary (as applicable) under Section 4.06 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements not prohibited by Section 3 (Limitation on Indebtedness);

17)	loans or advances to gaming machine site owners or gaming machine sub-operators in the ordinary course of business;

18)	Investments in respect of prize, jackpot, deposit, payment processing and player account management operations, including as may be placed in trust accounts;

19)	Investments made in connection with funding contributions to post-employment benefit schemes or pension schemes, including contingent funding;

20)	Investments in a Receivables Subsidiary or otherwise in connection with a Qualified Receivables Financing;

21)	cash held as operational floats in gaming or amusement machines;

22)	Investments in licenses, concessions, authorizations, franchises, permits or similar arrangements that are related to the Company’s or any Restricted Subsidiary’s business; and

23)	Investments in the facilities under the Facilities Agreement, the Notes or other Indebtedness of an Issuer or a Guarantor that is not subordinated to the facilities under the Facilities Agreement or the Notes;

24)	Investments in joint ventures and similar entities and Similar Businesses having an aggregate fair market value, when taken together with all other Investments made pursuant to this paragraph (24) that are at the time outstanding, not to exceed the greater of: (i) £11,760,000 and 15% of Consolidated EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus (ii) the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; plus (iii) the amount of any Investment made funded with New Shareholder Injections, provided that if any Investment pursuant to this definition is made in any person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraphs (a) or (b) of this definition and shall cease to have been made pursuant to this paragraph for so long as such person continues to be the Company or a Restricted Subsidiary;

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“Permitted Liens” means, with respect to any Person:

1)	Liens on assets or property of a Restricted Subsidiary that is not an Issuer or a Guarantor securing Indebtedness of any Restricted Subsidiary that is not an Issuer or a Guarantor;

2)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, trade obligations or to secure surety, indemnity, judgment, appeal or performance bonds or guarantees, guarantees of government or regulatory contracts or obligations (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business (including, in each case, to secure letters of credit or similar instruments to assure payment of such obligation);

3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

4)	Liens for taxes, assessments or other governmental charges not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

5)	Liens in favor of the issuer of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business;

6)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and its Restricted Subsidiaries or to the ownership of its properties that do not materially impair their use in the operation of the business of the Company and the Restricted Subsidiaries;

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7)	Liens on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations permitted under this Agreement;

8)	licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

9)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

10)	Liens on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and (b) any such Lien may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

11)	Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

12)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

13)	Liens existing on the Closing Date;

14)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

15)	Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other obligations of the Company or such Restricted Subsidiary owing to the Company or any Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

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16)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

17)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

18)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

19)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

20)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness or to consummate a transaction or other purpose for which such Indebtedness was Incurred and are held in an escrow account or similar arrangement pending application for such purpose;

21)	Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or liens over cash accounts securing cash management services (including overdrafts), to implement cash pooling arrangements or to cash–collateralize letters of credit;

22)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

23)	Liens Incurred with respect to Indebtedness which does not exceed at any one time outstanding the greater of £7,840,000 and 10% of Consolidated EBITDA (measured at the time of incurrence);

24)	Permitted Collateral Liens;

25)	Liens on Receivables Assets Incurred in connection with a Qualified Receivables Financing;

26)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

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27)	Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by the Company or a Restricted Subsidiary on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 25% of the net proceeds of such disposal;

28)	Liens on cash held as operational floats in gaming or amusement machines;

29)	Liens created for the benefit of (or to secure) the facilities under the Facilities Agreement or the Notes;

30)	Liens on any proceeds loan made by any Finance Subsidiary to the Company or a Restricted Subsidiary in connection with any future incurrence of Indebtedness permitted under this Agreement securing that Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Priority Indebtedness” means Indebtedness (other than Indebtedness Incurred pursuant to paragraphs (b)1), (b)2) (but only with respect to any of the other clauses identified in this definition), (b)4), (b)5), (b)6), (b)7), (b)8), (b)9), (b)10) and (b)13) and without double counting) (a) directly issued by or that has the benefit of a Guarantee of any Restricted Subsidiary of the Company that is not an Issuer, a Guarantor or a Finance Subsidiary outstanding at any time or (b) incurred by the Company or any Restricted Subsidiary (other than a Restricted Subsidiary, the primary purpose of which is to finance the business operations of the Company and the Guarantors) and secured by a Lien on property or assets that do not secure the Notes on an equal and ratable or priority basis.

“Public Offering” means any offering of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A or Regulation S under the Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Company), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

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The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility or Indebtedness in respect of the Notes shall not be deemed a Qualified Receivables Financing.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

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“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitized or sold receivables by the Company or any Restricted Subsidiary, (iii) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iv) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

2)	with which neither the Company nor any Restricted Subsidiary has any contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

3)	to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Agent by filing with the Agent a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, amend, extend, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

1)	the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Notes;

2)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness (including reasonable tender premiums or consent fees, as determined in good faith by a responsible financial or chief accounting officer of the Company), defeasance costs, accrued interest and costs, expenses and fees Incurred in connection therewith); and

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3)	if the Indebtedness being refinanced is expressly subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Noteholders as those contained in the documentation governing the Indebtedness being refinanced, provided, however, that Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not an Issuer or a Guarantor that refinances Indebtedness of an Issuer, the Company or a Guarantor.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Relevant Regulator” means (i) the Gambling Commission of Great Britain, or such other governmental authority having supervisory authority in the United Kingdom with respect to the Company and its Restricted Subsidiaries; (ii) L’Agenzia delle dogane e dei Monopoli, or such other governmental authority having supervisory authority in Italy with respect to the Company and its Restricted Subsidiaries; (iii) the Hellenic Gaming Commission, or such other governmental authority having supervisory authority in Greece with respect to the Company and its Restricted Subsidiaries; and (iv) with respect to the operations of the Company and its Restricted Subsidiaries in a jurisdiction other than the United Kingdom, Italy and Greece, such other governmental authority having supervisory authority in such other jurisdiction of gaming machines and remote gaming with respect to the Company or such relevant Restricted Subsidiary.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means (without double counting) any Indebtedness of the Company or a Restricted Subsidiary secured by a Lien on any portion of the Collateral on a basis pari passu with or senior to the security in favor of the Notes other than (x) Indebtedness Incurred under paragraphs (b)2), (b)3), (b)4)(C),v(b)6), (b)7), (b)8), (b)9), (b)10) and (b)13) and (y) Liens granted in accordance with clause (a) of the definition of “Permitted Collateral Liens”.

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“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Security Documents” means any security documents and other instruments and documents executed and delivered pursuant to this Agreement or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or for the ratable benefit of the Noteholders and the Agent or notice of such pledge, assignment or grant is given.

“Senior Management” means the officers, directors, and other members of senior management of the Company or any of its Subsidiaries.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Closing Date, and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Sterling Equivalent” means, with respect to any monetary amount in a currency other than sterling, at any time of determination thereof, the amount of sterling obtained by converting such currency other than sterling involved in such computation into sterling at the spot rate for the purchase of sterling with the applicable currency other than sterling as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by a responsible financial or chief accounting officer of the Company) on the date of such determination.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

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“Subsidiary” means, with respect to any Person:

1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

2)	any partnership, joint venture, limited liability company or similar entity of which:

a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) payment system is open for the settlement of payments.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest and penalties applicable thereto) that are imposed or levied by any government or other taxing authority and “Tax” shall be construed accordingly.

“Temporary Cash Investments” means any of the following:

1)	any investment in:

a)	direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) any Permissible Jurisdiction, (iii) Switzerland or Norway, (iv) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country with such funds or (v) any agency or instrumentality of any such country or member state; or
b)	direct obligations of any country recognized by the United States of America rated at least “A” by S&P or at least “A2” by Moody’s or at least “A” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

2)	overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

a)	any lender under any Credit Facility which is also a party to the Intercreditor Agreement or any Additional Intercreditor Agreement;

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b)	any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (1)(a) above; or

c)	any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof, in each case, having capital and surplus aggregating in excess of £250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or at least “A2” by Moody’s or at least “A” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;

4)	Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P or “F-2” (or higher) according to Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

5)	Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, any Permissible Jurisdiction or Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB-” by S&P or at least “Baa3” by Moody’s or at least “BBB-” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

6)	bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

7)	any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of £250,000,000 (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or at least “A2” by Moody’s or at least “A” by Fitch (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s or Fitch then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

8)	investment funds investing 95% of their assets in securities of the type described in clauses (1) through (7) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and

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9)	investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“UK Government Obligations” means direct obligations of, or obligations Guaranteed by, the United Kingdom, and the payment for which the United Kingdom pledges its full faith and credit.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Voting Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Company or another Wholly Owned Subsidiary) is owned by the Company or another Wholly Owned Subsidiary.

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SCHEDULE 18

Reference Rate Terms

Part 1

Term Rate Notes - USD

CURRENCY:	USD.

Cost of funds as a fallback	Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	Any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Break Costs:	None specified.

Business Day Conventions (definition of “Month” and Clause 13.2 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

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(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The percentage rate per annum which is the aggregate of:

(a)

the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or, if that target is not a single figure, the arithmetic mean of (i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York, and (ii) the lower bound of that target range; and

	(b)	the applicable Central Bank Rate Adjustment.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding US Government Securities Business days for which Term SOFR is available.

Central Bank Rate Spread	in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of (i) Term SOFR for that Business Day; and (ii) the Central Bank Rate prevailing at close of business on that US Government Securities Business Day.

Market Disruption Rate:	Term Reference Rate.

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Primary Term Rate:	The term SOFR reference rate (“Term SOFR”) administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) that is two (2) US Government Securities Business Days prior to the first day of such Interest Period for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) and if such page or service is replaced or ceases to be available, the Agent may specify another page or service displaying the relevant rate in accordance with Clause 39.12 (Replacement of Screen Rate).

Quotation Day:	Two (2) US Government Securities Business Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 a.m.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Quotation Day.

Interest Periods

Length of Interest Period in absence of selection (paragraph (d) of Clause 13.1 (Selection of Interest Periods and Terms)):	Three (3) Months.

Periods capable of selection as Interest Periods (paragraph (e) of Clause 13.1 (Selection of Interest Periods and Terms)):	1, 3 or 6 Months or any other period agreed between the Company, the Agent and all the Noteholders in relation to the relevant Note.

Reporting Times

Deadline for Noteholders to report market disruption in accordance with Clause 14.4 (Market disruption):	Close of business in London on the Reporting Day for the relevant Note.

Deadline for Noteholders to report their cost of funds in accordance with Clause 14.5 (Cost of funds):	Close of business on the date falling close of business on the date falling two (2) Business Days after the Quotation Day for the relevant issuance of Notes (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Note.

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Part 2

Term Rate Notes - Euro

CURRENCY:		Euro.

Compounded Reference Rate as a fallback

Compounded Reference Rate will not apply as a fallback.

Cost of funds as a fallback

Cost of funds will apply as a fallback.

Definitions

Additional Business Days:		A TARGET Day.

Break Costs:		The amount (if any) by which:

	(a)	the interest (excluding the Margin) which a Noteholder should have received for the period from the date of receipt of all or any part of its participation in an issuance of Notes or Unpaid Sum to the last day of the current Interest Period in respect of that issuance of Notes or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

	(b)	the amount which that Noteholder would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of “Month” and Clause 13.2 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

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	(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

	(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

	(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The fixed rate for the main refinancing operations of the European Central Bank, or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank, each as published by the European Central Bank from time to time.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at the close of business on any TARGET Day, the mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding TARGET Days for which the Primary Term Rate for a tenor equal in length to the relevant Interest Period was available, excluding the days with the highest spread (and, if there is more than one highest spread, only one of those highest spreads) and lowest spread (or, if there is more than one lowest spread, only one of those lowest spreads) to the Central Bank Rate.

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Central Bank Rate Spread	In relation to any TARGET Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or any other Finance Party which agrees to do so in place of the Agent) between:

(a)	the Primary Term Rate for a tenor equal in length to the applicable Interest Period; and

(b)	the Central Bank Rate prevailing at close of business on that TARGET Day.

Market Disruption Rate:	Term Reference Rate.

Primary Term Rate / Screen Rate:	The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration and/or calculation of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on the relevant Bloomberg screen (or any replacement Bloomberg page which displays that rate) or, on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg. If such page or service is replaced or ceases to be available, the Agent may specify another page or service displaying the relevant rate in accordance with Clause 39.12 (Replacement of Screen Rate).

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Quotation Day:

Two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

If the Term Reference Rate is, or is based on, the Central Bank Rate, two TARGET Days before the first day of the relevant Interest Period.

Quotation Time:	Quotation Day 11:00 a.m.

Relevant Market:	The European interbank market.

Reporting Day:	The Quotation Day.

Interest Periods

Length of Interest Period in absence of selection (paragraph (d) of Clause 13.1 (Selection of Interest Periods and Terms)):	Three (3) Months.

Periods capable of selection as Interest Periods (paragraph (e) of Clause 13.1 (Selection of Interest Periods and Terms)):	1, 3 or 6 Months or any other period agreed between the Company, the Agent and all the Noteholders in relation to the relevant Note.

Reporting Times

Deadline for Noteholders to report market disruption in accordance with Clause 14.4 (Market disruption):	Close of business in London on the Reporting Day for the relevant Note.

Deadline for Noteholders to report their cost of funds in accordance with Clause 14.5 (Cost of funds):	Close of business on the date falling close of business on the date falling two (2) Business Days after the Quotation Day for the relevant issuance of Notes (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Note.

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Part 3

Compounded Rate Notes - GBP

CURRENCY:	Sterling.

Cost of funds as a fallback	Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Business Day Conventions (definition of “Month” and Clause 13.2 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

		(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

		(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

		(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

	(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The Bank of England’s Bank Rate as published by the Bank of England from time to time.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent (or any other Finance Party which agrees with the Company to do so in place of the Agent)) of the Central Bank Rate Spreads for the five (5) most immediately preceding RFR Banking Days for which the RFR is available.

Daily Non-Cumulative Compounded RFR Rate:	Determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 19 (Daily Non-Cumulative Compounded RFR Rate).

369

Central Bank Rate Spread

In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees with the Company to do so in place of the Agent) of:

	(a)	the RFR for that RFR Banking Day; and

	(b)	the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:

	(a)	the RFR for that RFR Banking Day; or

	(b)	if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

	(c)	if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and (in respect of the Series B Notes) if, in either case, that rate is less than three per cent. per annum, the Daily Rate shall be deemed to be three per cent. per annum.

Lookback Period:	Five (5) RFR Banking Days.

Relevant Market:	The sterling wholesale market.

Reporting Day:	Not applicable.

RFR:	The SONIA (sterling overnight index average) reference rate published on the Bank of England’s website (currently at http://www.bankofengland.co.uk), or any successor sources for the sterling overnight index average identified as such by the Bank of England from time to time.

RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.

Interest Periods
Length of Interest Period in absence of selection (paragraph (d) of Clause 13.1 (Selection of Interest Periods and Terms)):	Three (3) Months.

Periods capable of selection as Interest Periods (paragraph (e) of Clause 13.1 (Selection of Interest Periods and Terms)):	1, 3, 6 Months or any other period agreed between the Company, the Agent and all the Noteholders in relation to the relevant Note.

Reporting Times
Deadline for Noteholders to report market disruption in accordance with Clause 14.4 (Market disruption):	N/A

Deadline for Noteholders to report their cost of funds in accordance with Clause 14.5 (Cost of funds):	N/A

370

SCHEDULE 19

Daily Non-Cumulative Compounded RFR Rate

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Compounded Rate Note is the percentage rate per annum (without rounding, to the extent reasonably practicable) calculated as set out below:

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the percentage rate per annum (without rounding, to the extent reasonably practicable) calculated as set out below:

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the first RFR Banking Day of that Interest Period to, and including, the Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places) calculated as set out below:

371

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” during the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” during the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

372

SCHEDULE 20 - FORM OF NOTE CERTIFICATE

Note Certificate No. [** ] Amount[currency] [amount]

Series: [Series [●]]

[●] (the Issuer)

(Incorporated in [●])

[currency][amount] Notes due 20[** ]

Guaranteed by

[** ] (the Guarantor[s])

This is to certify that [●] is the registered holder of £[●] in principal amount of the £[●] guaranteed floating rate notes due 20[** ] (the “Notes”) issued with the benefit of and subject to the provisions contained in the note purchase agreement relating to the Notes dated [●] and made between, amongst others, the Issuer, the Guarantors acting as guarantors and the noteholder named in such agreement (the “Note Purchase Agreement”). Words and expressions defined in the Note Purchase Agreement shall, unless the context otherwise requires, have the same meanings in this Note Certificate.

Interest is payable on the Notes in accordance with Clauses [●] and [●] of the Note Purchase Agreement, subject to and in accordance with the remaining provisions of the Note Purchase Agreement. The Notes are redeemable in accordance with Clause [●] of the Note Purchase Agreement, subject to and in accordance with the remaining provisions of the Note Purchase Agreement.

Subject to the requirements of Clause [●] of the Note Purchase Agreement, the Notes are transferable in denominations of £[●]. This Note Certificate must be surrendered together with an [Assignment Agreement]/[Transfer Certificate] [and, where the transferee is not already a [Senior Lender]/[Super Senior Lender] (as defined in the Intercreditor Agreement), a [Creditor/Agent Accession Undertaking] [(as defined in the Intercreditor Agreement) each duly completed and duly executed before any transfer is registered or any new Note Certificate is issued in exchange.

The Notes are guaranteed (both as to principal and interest) by the Guarantors, subject to and in accordance with the Note Purchase Agreement.

[THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, RESOLD, DELIVERED OR DISTRIBUTED (DIRECTLY OR INDIRECTLY) IN OR INTO THE UNITED STATES (EXCEPT IN TRANSACTIONS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER SECURITIES LAW) UNLESS THE NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

This Note Certificate is evidence of entitlement only and is not a document of title. Entitlements are determined by the Register and only the Noteholder is entitled to payment in respect of this Note Certificate.

This Note Certificate is a security and is issued by the Issuer for the purposes of documenting a debt, and interest accrued thereon, due from the Issuer to the Noteholder.

The Notes and any non-contractual obligations arising out of or in connection with the Notes are governed by English law.

[INSERT APPROPRIATE EXECUTION BLOCK]

Issued on [** ] 20[** ]

373

SIGNATURES TO THE SENIOR NOTES PURCHASE AGREEMENT

Topco

INSPIRED ENTERTAINMENT HOLDINGS LLC

By:

Name:	Brooks Pierce

Title:	Authorised Signatory

Address:	250 West 57th Street, Suite 415, New York, NY 10107

Email:	legal@inseinc.com

Attention:	Simone Camilleri

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

The Original Company

DMWSL 633 LIMITED

By:

Name:	Simone Camilleri

Title:	Director

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Email:	legal@inseinc.com

Attention:	Simone Camilleri

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

The Successor Company

DMWSL 631 LIMITED

By:

Name:	Simone Camilleri

Title:	Director

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Email:	legal@inseinc.com

Attention:	Simone Camilleri

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

The Original Issuer

INSPIRED ENTERTAINMENT (FINANCING) PLC

By:

Name:	Simone Camilleri

Title:	Director

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Email:	legal@inseinc.com

Attention:	Simone Camilleri

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

The Original Guarantors

DMWSL 631 LIMITED

By:

Name:	Simone Camilleri

Title:	Director

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Email:	legal@inseinc.com

Attention:	Simone Camilleri

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

The Original Guarantors

INSPIRED ENTERTAINMENT (FINANCING) PLC

By:

Name:	Simone Camilleri

Title:	Director

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Email:	legal@inseinc.com

Attention:	Simone Camilleri

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

The Original Guarantors

INSPIRED ENTERTAINMENT LOTTERIES LLC

By:

Name:	Brooks Pierce

Title:	Authorised Signatory

Address:	250 West 57th Street, Suite 415, New York, NY 10107

Email:	legal@inseinc.com

Attention:	Simone Camilleri

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

The Original Guarantors

INSPIRED GAMING (USA) INC.

By:

Name:	Brooks Pierce

Title:	Authorised Signatory

Address:	250 West 57th Street, Suite 415, New York, NY 10107

Email:	legal@inseinc.com

Attention:	Simone Camilleri

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

The Original Guarantors

GAMING ACQUISITIONS LIMITED

By:

Name:	Simone Camilleri

Title:	Director

Address:	First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, England, DE14 1SZ

Email:	legal@inseinc.com

Attention:	Simone Camilleri

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

The Original Noteholders

BARCLAYS BANK PLC

By:

Name:	Hemant Dabke

Title:	Director

Address:	1 Churchill Place, Canary Wharf, London E14 5HP

Email:	442033201066@tls.ldsprod.com, emeaparticipationloans@barclays.com, BOT@barclays.com, cc: John.Adams@barclays.com

Attention:	Edwin Lau

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

SIGNED

HG Vora Special Opportunities Master Fund, Ltd.

By: HG Vora Capital Management, LLC, as its investment adviser as Original Noteholder:

By:

Name:	Mandy Lam

Title:	Authorized Signatory

Address:	330 Madison Avenue, 21st Fl., New York, NY 10017

Email:	mlam@hgvora.com, khennigan@hgvora.com

For the attention of: Mandy Lam, Kieran Hennigan

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

SIGNED

BSE Investments, Ltd.

By: HG Vora Capital Management, LLC, as its investment adviser as Original Noteholder:

By:

Name:	Mandy Lam

Title:	Authorized Signatory

Address:	330 Madison Avenue, 21st Fl., New York, NY 10017

Email:	mlam@hgvora.com, khennigan@hgvora.com

For the attention of: Mandy Lam, Kieran Hennigan

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

SIGNED

HG Vora Opportunistic Capital Master Fund III A LP

By: HG Vora Capital Management, LLC, as its investment adviser as Original Noteholder:

By:

Name:	Mandy Lam

Title:	Authorized Signatory

Address:	330 Madison Avenue, 21st Fl., New York, NY 10017

Email:	mlam@hgvora.com, khennigan@hgvora.com

For the attention of: Mandy Lam, Kieran Hennigan

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

The Agent

GLOBAL LOAN AGENCY SERVICES LIMITED

By:

Name:

Title:

Address:	55 Ludgate Hill Level 1 West London EC4M 7JW

Email:	tmg@glas.agency

Attention:	TRN00005952 Inspired Entertainment (Financing) PLC

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]

The Security Agent

GLAS TRUST CORPORATION LIMITED

By:

Name:

Title:

Address:	55 Ludgate Hill Level 1 West London EC4M 7JW

Email:	tmg@glas.agency

Attention:	TRN00005952 Inspired Entertainment (Financing) PLC

[Project Infinity – Senior Notes Purchase Agreement - Signature Page]